Form 10-K405, Exhibit 13
period 1996-12-31
DEAN WITTER DISCOVER & CO
filed 1997-03-31
CIK 895421

                                                                      EXHIBIT 13

                       [LOGO] DEAN WITTER, DISCOVER & CO.

                              1996 ANNUAL REPORT



                                    [GRAPHIC]

An Illustration of people walking up stairs to a new level

Winning at a New Level


DEAN WITTER, DISCOVER & CO. 1996 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

(dollars in millions, except per shares data)
                                             1996           1995          1994
------------------------------------------------------------------------------

NET OPERATING REVENUES

     Credit Services                    $ 2,851.5      $ 2,617.7     $ 2,240.1
     Securities                           3,378.6        3,058.2       2,765.6
------------------------------------------------------------------------------
       Consolidated                     $ 6,230.1      $ 5,675.9     $ 5,005.7
------------------------------------------------------------------------------
NET INCOME

     Credit Services                    $   449.5      $   446.9      $  414.7
     Securities                             501.9          409.5         326.2
------------------------------------------------------------------------------
       Consolidated                     $   951.4      $   856.4      $  740.9
------------------------------------------------------------------------------
Earnings per common share(1)

     Primary                            $    2.79      $    2.44      $   2.14
     Fully diluted                           2.77           2.44          2.14
------------------------------------------------------------------------------
Total assets                            $42,413.6      $38,208.2     $31,859.4
Shareholder's equity                    $ 5,164.4      $ 4,833.7       4,108.0
------------------------------------------------------------------------------
Return on average shareholders' equity       19.0%          19.2%         19.5%
------------------------------------------------------------------------------
(1) Per share data has been restated to reflect the Company's two-for-one stock split.

  See accompanying consolidated financial statements and footnotes beginning on page 31.

                [GRAPH -- SEGMENT NET INCOME AS A % OF CONSOLIDATED]

1996 NET INCOME
                                         $ millions        % of total
                                         ----------        ----------

     Credit Services                     $  449.5              47%
     Securities                             501.9              53
                                          -------             ---
        Consolidated                     $  951.4             100%
                                          =======             ===

1996 NET OPERATING REVENUES

     Credit Services                     $2,851.5              46%
     Securities                           3,378.6              54%
                                          -------             ---
        Consolidated                     $6,230.1             100%
                                          =======             ===

CONTENTS
--------------------------
Letter to Shareholders 1

Financial Review 16

Shareholder Information 47

Directors and Officers 48

To Our Shareholders

                                                                      March 1997
SOMETHING BIG and very exciting happened to this annual report on its way to the printer. We had prepared a full and interesting account of 1996, which was an excellent year for our company.
        Then, about one month after we had closed the books on the year, we announced a merger with Morgan Stanley with the stated objective of creating the world's preeminent financial services company. An event of this magnitude, with its great promise for shareholders, clients and employees, inevitably tends to overshadow our very significant achievements for 1996. Perhaps that's because, in this era of instant communication, the latter falls into the category of old news. Markets and the media care more about the future.
        We obviously welcome all the attention the merger announcement has received. It has been widely and accurately reported that our combined company will have a leading market position in three primary businesses -- securities, asset management and credit services -- and will have opportunities for high profitability and accelerated growth. And the market has reacted favorably to the merger announcement.
        Dean Witter Discover and our colleagues at Morgan Stanley believe the combination of our two highly successful firms may be as close to an ideal merger as there is. It is a combination based on powerful franchises and complementary strengths. In the securities business, it combines Morgan Stanley's strengths in product origination, investment banking and institutional sales and trading with Dean Witter's strengths in providing investment and asset management services to individual investors. In asset

Dean Witter Discover and

our colleagues at Morgan Stanley

believe the combination of our

two highly successful firms may

be as close to an ideal merger as

there is. It is a combination

based on powerful franchises

and complementary strengths.
----------------------------------

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

[PHOTO]
Philip J. Purcell
Chairman and Chief Executive Officer

[GRAPH]

management, the combination will result in a business that will manage more than $270 billion -- the largest of any securities firm. In credit services, the combined companies' financial resources and Morgan Stanley's global presence create significant opportunities for expansion.
        The draft that was on its way to the printer before the merger announcement has been left almost entirely intact. It happens to be an excellent prologue to what happened in early February 1997 as well as a prologue to the future.
        The theme in that draft, "Winning at a New Level," has now become even more appropriate than it was before. In Morgan Stanley we have a partner that is well-accustomed to winning. In 1996, it was number one in global mergers and acquisitions, and a leader in underwriting initial public offerings and U.S. equity and equity-related products. Merging with Morgan Stanley is like merging with the Chicago Bulls.
        In addition to the concept of winning, there are other themes in our 1996 report that now resonate more strongly as a result of the proposed merger--themes such as the great value of brands and franchises, the need to expand globally, the importance of a wide range of products for our account executives, and the importance of size. In each of these areas, I believe it is clear the merger puts us at an entirely new level.
        We are excited about the future, and starting a year from now, I look forward to reporting to shareholders on how the combined company is doing. In the meantime, I am proud to give this report on the achievements of Dean Witter Discover in 1996. These achievements helped pave the way for the merger announcement.

Dean Witter, Discover & Co. 1996
--------------------------------

                                                                    January 1997

        1996 was another very good year for Dean Witter Discover and our shareholders, with record earnings, record revenues, and a 41 percent gain in our share price.
        We began the year with a To Do List that I described in our last annual report. This list gave us focus, and brought some significant results. We've included a progress report on the To Do List in this year's report. As we look ahead to this next year, our company-wide theme is "Winning at a New Level."
        During the course of the year, we also encountered some new challenges, particularly the phenomenon of rising credit card write-offs. Quite frankly, the extent and timing of the write-off problem surprised us (as it did everyone else in the industry). But I believe we have responded well. I will discuss the challenge posed by write-offs at greater length below.
        In 1996, we did more than just proceed on our agenda and capitalize on the market. We also gave a great deal of thought to the future, and to our position in the marketplace where competitive pressures are bringing rapid consolidation.
        We focused on two overriding long-term objectives -- building our brands and gaining technological leadership in the financial services industry. We already have considerable strength in each area, and if we can build on these strengths, we believe we can gain significant competitive advantage. So we will focus even more intently on these two priorities in 1997, and beyond. Both are essential to winning at a new level.


[GRAPHIC]

We are playing from strength,

with growing businesses and

a large national customer base on

both the asset and credit side of

the balance sheet. Continued

growth, market leadership and

global expansion have become

strategic imperatives.
---------------------------------

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

CONSISTENT RESULTS
FOR SHAREHOLDERS
----------------
        Let me begin with the financial results for the past year. You can only win if you keep score, and one way of keeping score in business is through consistent earnings growth. By this measure, there are few companies that can match our record.

 . We earned $951 million in 1996. It was our eighth straight year of earnings growth -- $95 million higher than 1995 and an increase of 14 percent. We are now close to $1 billion in annual earnings, an amount which seemed a distant dream just four years ago at the time of our initial public offering.

 . Earnings per share increased to $2.77 in 1996, 14 percent higher than $2.44 in 1995.

 . Our company-wide return on equity was 19 percent, consistent with the goal we set for ourselves four years ago. We have met that goal every year.

        The result was a great year for Dean Witter Discover shareholders. At the end of 1996, our stock price was $33 when adjusted for the January stock split. The market value of each share was more than twice what it was when we went public.
        From the outset, the Dean Witter Discover Board of Directors has focused on the interests of shareholders and rewarded their commitment. We declared our first dividend, $.05 a share (adjusted for the stock split) in June of 1993 after our first quarter as a public company. Since then, we have paid a dividend every quarter, and have increased the amount every year. In the first quarter of 1997, the dividend increased to $.14 a share. That's an increase of 180 percent in less than four years.

THE CHANGING PLAYING FIELD
--------------------------
        On another front, 1996 was also a good year for us in Washington. We made significant progress on the legislative/regulatory front, progress that should benefit our company, our industry and our customers.
        Two events were particularly noteworthy. The first was the lifting of the Competitive Equality Banking Act of 1987 (CEBA) growth cap. For Discover/(R)/ Card and our other NOVUS/(R)/ cards, this means we'll

[GRAPH]


Dean Witter, Discover & Co. 1996
--------------------------------
be able to compete and grow like most other companies, without the legislativly-imposed red tape of having to move assets from one legal entity to another. The second was the passage of securities litigation reform. This will enable the people in our securities business to concentrate even more on serving customers, putting their interests first (as we always have), without the distraction of so many frivolous Federal lawsuits.
        The slow but steady dismantling of the Depression-era regulatory structure for financial services continued apace in 1996. The Federal Reserve's decision to expand the Section 20 securities powers of bank holding companies is likely to have a major impact. It will encourage commercial banks to expand their securities business and perhaps undertake new acquisitions. This is a trend that will continue, and the implications are plain: more intense competition and further consolidation in financial services.
        In November, there were reports of merger talks between Citicorp and American Express. We clearly must be ready for dramatic changes in the competitive landscape. This gives particular urgency to our goal of winning at a new level. As competition intensifies, I believe we are playing from strength, with growing businesses and a large national customer base on both the asset and credit side of the customer's balance sheet. Continued growth and market leadership have become strategic imperatives.

[GRAPHIC]

In our securities business, the first

global priority is to provide an

expanded array of investment

opportunities for our clients. This

will not only benefit clients, but

it will also make our account

executives even more productive.
-------------------------------------
                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

ESTABLISHED STRENGTHS
IN TWO MAJOR BUSINESSES
-----------------------
        1996 was another successful year for our securities customers and for our securities business. Total client assets entrusted to us rose from $221 billion to $251 billion. Strong financial markets helped make it another solid year for investors. When investors do well, it's good for us. In 1996, our earnings for this part of the company reached a record $502 million.
        We had a record-breaking year in our securities business pretty much across the board. We added more than 500 new account executives to reach 9,080. We increased the number of client accounts by a record-breaking 160,000 to give us 3.25 million. And client assets under management reached an all-time high of over $90 billion. Individual investors have become more important than ever before, and the reach and quality of our distribution network, and our ability to gather assets, are key competitive advantages.
        Overall, we also had a good year in our credit services business, although the results were more mixed than in our securities business. Revenues continued to grow at a very strong pace, but earnings were only fair, mainly because of credit card write-offs. Even so, we earned $450 million in credit services, slightly ahead of 1995. When you take into account the effect of a $540 million increase in write-off rates, our 1996


[PHOTO]
Richard M. Demartini, President and Chief Operating Officer, Dean Witter Capital; James F. Higgins, President and Chief Operating Officer, Dean Witter Financial; Thomas R. Butler, President and Chief Operating Officer, NOVUS Services.


[GRAPH]


Dean Witter, Discover & Co. 1996
--------------------------------
credit services earnings represent a significant accomplishment. This is a business we understand very well, and we believe it should continue to provide strong, steady income.
        We took a number of steps in response to the write-off problem, including increased fees for late payments, over-limit fees and other repricing actions. These moves had a positive impact on revenues, especially in the fourth quarter, and we expect the impact to continue in 1997.
        The major vital signs in our credit services business are healthy. This past year we increased receivables from $27.8 billion to $32.6 billion. The number of accounts increased to 39 million. And we enrolled 425,000 merchant locations in 1996.

To Do List:

PROGRESS REPORT
---------------
        In addition to record revenues and earnings, there were a number of more specific achievements in 1996. The most important of these concerned the progress we made on our To Do List. As I said in last year's report, some of these items are more long-term than others. But we began to focus and proceed on all of them in 1996 and we made some significant strides:
        In two instances--international markets and electronic delivery of products--we did more than just proceed. We took dramatic action with the Morgan Stanley merger announcement and the purchase of Lombard Brokerage, Inc.

EXPAND INTO INTERNATIONAL
MARKETS A year ago I described participation in global markets as one of our long-term goals. (Obviously, with the Morgan Stanley merger announcement we have met this "long-term goal" virtually overnight.)


[GRAPHIC]

We had a good year in our

credit services business . . .

This is a business we understand

very well, and we believe it

should continue to provide

strong, steady income.
---------------------------------
                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

[GRAPHIC]

The next frontier in financial

services is electronic distribution --

straight to customers via personal

computers, TVs or video phones.

This past year we have staked out a

strong presence on the new frontier,

with the Mondex USA initiative,

our new Website and

the Lombard acquisition.
--------------------------------------

        We have also been actively exploring other opportunities abroad, particularly in our credit card business, and we are now one year closer to our goal. We achieved an important regulatory victory in Europe when, along with American Express, we were able to block a restrictive Visa bylaw that would have kept Visa issuers from joining other credit card networks. The door is open to us in Europe as well as other markets.
        In our securities business, the first global priority is to provide an expanded array of investment opportunities for our clients. This will not only benefit clients, but it will also make our account executives even more productive.

DELIVER PRODUCTS
ELECTRONICALLY Just before year end, we announced the acquisition of Lombard Brokerage, Inc., one of the leading providers of electronic securities transactions via its site on the Internet and a toll-free number. Lombard has been named "the best on-line broker" by Barron's. This acquisition gives us a significant stake in the emerging marketplace for electronic commerce. Lombard is a pioneer in providing on-line trading and research information.
        We also proceeded on several other fronts in electronic commerce. We announced in early December that we had become an owner of Mondex USA along with six other major financial organizations. Mondex is an advanced electronic payment and smart card system that will be deployable both on cards and over the Internet. We also developed an attractive and user-friendly company-wide Website. In addition, our Private Issue(R) Card's Website provides account information to cardmembers in a secure environment, and our other cards will soon do the same. We also continued to refine our advanced network of account executive workstations.

Dean Witter, Discover & Co. 1996
--------------------------------

        Once again, the key is to leverage our established franchises with new technology and new delivery systems.

DEEPEN OUR COMMITMENT TO THE 401(K) BUSINESS We began 1996 with a very careful and extensive study on just what it would take to become a major player in this huge market. We set up a new group within our organization to build the 401(k) business, and we committed substantial resources. We don't expect the effort to be profitable overnight. We are prepared to stay with our commitment as long as it takes to make this business a winner. It is a natural -- and vital -- extension of our commitment to individual investors.


[GRAPH]


EXPAND LOANS TO SECURITIES CLIENTS This past year first mortgage and home equity loans made by our securities account executives increased by 20 percent. But our goal is to grow this business much more rapidly, and in 1996 and early 1997 we took some significant steps to do so. We've also begun to look at other types of loans that we might offer to our securities customers. At a time when the lines separating historic distribution channels are blurring, we want to make sure that we offer a full range of financial products to our customers.

LEVERAGE 36 MILLION CUSTOMER BASE Loans to securities clients is one way we are leveraging our customer base. The acquisition of Lombard is an important step forward in achieving this long-term goal. At year end we announced the creation of a new business named DWD Electronic Financial Services, which consolidates all of our investments in PC-based financial services products and focuses on the growing market for customers who want to do banking and securities transactions on the Internet.
        As we move forward, the name of the game is to capitalize on the extensive and valuable customer franchise that we have already built.

CREATE CO-BRANDED/AFFINITY NOVUS CARDS We're off to a very good start in creating new co-branded and affinity cards. In September, in a joint program with the American Zoo and Aquarium Association, we launched the National Alliance For Species Survival(SM) Card. We call it the "zoo card" for short. We also entered an agreement with Universal Studios (announced in March 1997) to launch a new co-branded card and to make Discover Card and other NOVUS brands the preferred cards of Universal Studios.

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

And we have also entered an agreement with the Smithsonian Institution to issue the first affinity card for their members and supporters.

SERVE MORE SEGMENTS IN THE SECURITIES MARKETPLACE It's been full speed ahead in our expansion into new securities channels. First, there was the Banc One agreement, signed in February 1996, that I mentioned in last year's annual report. We had earlier entered a similar agreement with NationsBank. We will soon be launching new joint efforts to provide investment products and services in the bank channel.

EMPHASIZE CLOSED-LOOP ADVANTAGE Our relationships with both cardmembers and merchants give us an information advantage in our credit card business. It has enabled us to target our marketing efforts more effectively. The "closed loop" has now become even more important in our efforts to reach new market segments while preserving credit quality.

GOING FORWARD:
BRANDS AND TECHNOLOGY
---------------------
        Our To Do List has proven to be a valuable exercise. It has focused our attention and brought results. We'll continue to proceed in each of the specific areas on the list. It has also been valuable because it has forced us to go beyond the list and think long and hard about the future.
        We've asked ourselves, "What are the one or two fundamental issues that cut across the list and capture everything we have to do?" We've identified two such issues. The first is making our Discover, Dean Witter and NOVUS brands preeminent in the marketplace. The second is


[GRAPHIC]

We're fortunate to have two great

established brands in Discover and

Dean Witter. Our number one priority

is to build and extend their magic in

the marketplace.
-------------------------------------

[GRAPH]

Dean Witter, Discover & Co. 1996
--------------------------------
achieving unquestioned technological leadership in the financial services industry.

        Every Marketing 101 student knows there is something magic about brands. For customers, brands come to represent promise, value and expectations. For a business, a good brand becomes a non-depreciating asset, even more important than products because it is the brand that establishes a standard over time. In fact, in our Dean Witter securities business, where we "measure success one investor at a time," you could say that we have more than three million customized products (one for each customer), but one brand.
        We're fortunate to have two great established brands in Discover and Dean Witter. Our number one priority is to build and extend their magic in the marketplace. That is the surest way to grow, to provide value, to gain market leadership, and to achieve increased profitability in an environment that has become intensely competitive.
        Discover Card was the first "value card". In a marketplace now cluttered with many new cards, it still stands for value, dependability and quality -- promises that have been kept for over ten years. Discover is the largest single issuer of bank cards. It represents a huge investment on our part and on the part of customers. We must do more to leverage this investment.
        The investment in the Dean Witter name goes back even longer, starting with the founding of Dean Witter & Co. in San Francisco more than 70 years ago. As the firm grew, and expanded through acquisition, it came to stand for integrity, service and sound advice for individual investors. In his last memo to the firm in 1967, Dean Witter said, "The most valuable asset of an investment firm is its good name." We will certainly continue to build on this good name. It's part of the brand, and a vital link to our customers. If you look at the securities industry today, it's no accident that the best firms, the surviving firms, the firms that will be dominant players in the future, are those with good names.

[GRAPH]

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

        Our third major brand, the NOVUS Network, is much newer. We are still in the process of establishing the NOVUS name in the marketplace. In some ways we are still an upstart, a new and innovative network challenging the network "duopoly" of Visa and MasterCard in the credit card market. We believe that consumers as well as issuers will benefit if the two large credit card associations no longer dominate the marketplace. So we will keep pushing for more competition and more choice for consumers through our NOVUS Network.
        Our second fundamental priority is technology. There is nothing new about the importance of technology. Communication and information have always been basic to financial services -- it goes back to the first ticker tape. Early this century, Dean Witter & Co. began as a "wire house" that used communications technology to create a national market for stocks and bonds. Today, Dean Witter Discover has more than three million securities customers and 39 million credit card customers throughout the country, and we serve them by using the latest network computer technology.
        The next frontier in financial services is electronic distribution -- straight to customers via personal computers, TVs, video phones, or other devices. No one can predict the exact shape of this market. It proceeds by fits and starts. Home banking was supposed to arrive five years ago, but has still not fulfilled its promise. On-line investing faced great skepticism just a year ago, but now there are already nearly two million on-line investors.
        This past year we have staked out a strong presence on this new frontier, with the Mondex USA initiative, our new Website and the Lombard acquisition. We also put into place an advanced client/server operations system for our credit card business that is the largest and most flexible in the industry. It will enable us to grow and respond quickly to new opportunities.
        There is much more to do, and we also recognize that the world is changing so fast that you cannot always spell out an exact agenda. But we do know that technology matters in our businesses, as never before. So we are investing in technology, as never before.
        You don't win in technology, or business, unless you are willing to take risks -- not foolish risks, but the sort that come from playing at the top level where you must fully commit yourself in order to win. When you play at that level, you may lose some of the time, but in the end you will prevail.


[GRAPH]

Dean Witter, Discover & Co. 1996
--------------------------------

EXTENDING OUR STRATEGY
----------------------
        Dean Witter Discover is a company that embraces change, but we also believe in consistency, and we are not about to embark on a strategy du jour. When you have eight straight years of record earnings there are some things you don't want to change.
        In our securities business, the strategy we developed in the mid-80s has proven to be very sound.

 . Focus on individual investors. The demand for financial services continues to expand, and this gives us a rapidly growing customer base.

 . Serve individual investors through professional account executives. Even with the rise of the discounters, and now on-line trading, the need for advice and service has remained a constant in the marketplace. In fact, "advice" has recently been resurrected as one of the industry buzz words. That's not surprising. In the long run, the only sure formula for success in the financial services business is to make sure your customers are winners. This means attending to their particular needs and goals, providing good service and advice.

 .Emphasize assets under management because mutual funds are a growth industry and provide steady, fee-based income.

        With this strategy, based on what we have built over the last ten years, we expect consistent, continued growth in our traditional securities business. We've had strong results for the past several years in investment banking. In 1996, our revenues from investment banking grew by 36 percent. We have also built a strong equity research department. Last year we were once again a leader among firms serving individual investors in surveys ranking the top analysts.

[PHOTO]

Mitchell M. Merin, Chief Administrative Officer;
Thomas C. Schneider, Chief Financial Officer;
Christine A. Edwards, General Counsel and Secretary.
Each is an Executive Vice President of Dean Witter, Discover & Co.

        But we have also been adding some new things in order to spur further growth. The most recent and most dramatic is our willingness to use capital to make acquisitions. The addition of Lombard is an investment in technology, new channels and future growth.
        We're also adding new products and services. Our nationwide network of account executives gives us a key competitive advantage. We must continue to provide them with a full array of financial products for their clients. Our initiative into insurance, with variable annuities offered through

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------
alliances with Allstate and Hartford, has been extremely successful. This year we'll be offering more no-load and low-load mutual funds. We'll also expand our personal trust products and services to meet the needs of older customers (including the oldest of the baby boomers). Last year we acquired Union Federal Bank, which gives us trust powers in all 50 states. And as I mentioned, we've now made a major commitment to the 401(k) market, and we're actively pursuing ways to provide more international investment opportunities for our clients.
        Our strategy in credit services has also proven to be very sound. In just ten years, we have established a major nationwide brand, with a customer base of 39 million accounts, steady income from receivables, and profits of close to a half a billion dollars last year. The fundamentals of this business are still strong (revenue growth this past year was the highest in our history). But we face three significant challenges.
        The first is dealing with write-offs, or the problem of credit quality. There are indications that the higher level of write-offs is not simply a short-term, cyclical phase, but a new industry-wide plateau that will be with us for the foreseeable future. If that is true, then the competitive advantage will go to the companies that deal with the new, higher levels most effectively.
        We have been helped over the short term by our ability to respond quickly with new fees and repricing actions. But over the longer term, credit quality is fundamentally a technology challenge. The winning companies will be those that are able to put into place pricing based on the customer's credit worthiness and available technology that is fair, fast and consistent. We are determined to be second to none when it comes to credit quality decisions.
        Our second challenge is merchant parity with Visa and MasterCard. Right now, Discover and other NOVUS cards are accepted at outlets that account for about 90 percent of total U.S. bankcard transactions.

[GRAPH]

Dean Witter, Discover & Co. 1996
--------------------------------

That's not bad for a relative newcomer competing against two powerful, established associations. We've been expanding our merchant network every year, but we won't be satisfied until we get close to 100 percent. That sort of parity is essential in order for Discover Card, Private Issue, BRAVO/(R)/ and future NOVUS cards to reach their full potential.
        The third challenge is a global presence. As we get closer to merchant parity in the U.S., the next and most promising opportunity is expansion abroad. A top item on our 1997 agenda is to explore a number of possible alliances with non-U.S. companies or with U.S. companies with global operations.


WINNING AT A NEW LEVEL
----------------------
        As we look to the future, there is clearly no shortage of challenges or opportunities. I can also report to shareholders that there is no shortage of ability, imagination and commitment among the 33,000 employees of Dean Witter Discover.
        The most important task of management is, always, to pick the right people. More important than strategy, more important than products, and more important than markets, having good people is the surest way to win. Our people are a diverse lot, from many different backgrounds and with many different talents and skills, and they share the same high level of commitment to the continued success of this enterprise. I am confident about our future.

                                                Sincerely,

                                                Philip J. Purcell

[GRAPHIC]


As we look to the future,

there is clearly no shortage of

challenges or opportunities. I can

also report to shareholders that

there is no shortage of ability,

commitment and imagination

among the 33,000 employees of

Dean Witter Discover.
----------------------------------
                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

Financial Review

         CONTENTS

         Five Year Summary of Financial Information      17

         Management's Discussion and Analysis            18

         Management's Statement of
                 Financial Reporting Responsibility      30

         Independent Auditors' Report                    30

         Consolidated Statements of Income               31

         Consolidated Balance Sheets                     32

         Consolidated Statements of
                 Changes in Shareholders' Equity         33

         Consolidated Statements of Cash Flows           34

         Notes to Consolidated Financial Statements      35

         Quarterly Information                           46




Dean Witter, Discover & Co. 1996
--------------------------------

FIVE-YEAR SUMMARY OF FINANCIAL INFORMATION
(dollars in millions, except per share data)

                                                 1996          1995          1994          1993           1992
-----------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Non-interest revenues                         $ 5,441.3     $ 4,615.4     $ 4,095.4     $ 3,912.4      $ 3,208.4
Interest revenue                                3,587.3       3,319.0       2,507.2       1,909.2        1,975.1
Interest expense                                1,566.2       1,514.8       1,048.5         815.3          965.8
Provision for losses on receivables             1,232.3         743.7         548.4         457.6          484.1
Net credit income                                 788.8       1,060.5         910.3         636.3          525.2
Net operating revenues                          6,230.1       5,675.9       5,005.7       4,548.7        3,733.6
Non-interest expenses                           4,685.0       4,280.0       3,791.1       3,552.5        3,062.8
Income before income taxes and cumulative
  effect of accounting change                   1,545.1       1,395.9       1,214.6         996.2          702.9
Income tax expense                                593.7         539.5         473.7         392.6          263.8
Cumulative effect of accounting change,
  net of income taxes                              --            --            --            --             28.6
Net income                                        951.4         856.4         740.9         603.6          410.5
-----------------------------------------------------------------------------------------------------------------

PER SHARE DATA(1)
Earnings per common share
  Primary                                     $     2.79    $     2.44    $     2.14    $     1.81          --
  Fully diluted                                     2.77          2.44          2.14          1.81          --
Book value per common share                        16.16         14.31         12.16         10.19          --
Dividends per common share                          0.44          0.32          0.25          0.15          --
-----------------------------------------------------------------------------------------------------------------

BALANCE SHEET AND OTHER OPERATING DATA
Consumer loans                                $23,188.2     $21,556.4     $16,174.1     $12,148.2      $ 9,794.5
Total assets                                   42,413.6      38,208.2      31,859.4      27,662.3       23,821.5
Short-term borrowings                           5,865.0       6,325.5       4,049.6       3,260.7        5,665.1
Deposits                                        7,212.6       6,191.1       5,208.7       4,888.1        4,857.1
Long-term borrowings                            8,144.2       6,732.4       5,292.6       3,140.3           --
Shareholders' equity                            5,164.4       4,833.7       4,108.0       3,477.1        2,673.3
Return on average shareholders' equity(2)          19.0%         19.2%         19.5%         19.6%          17.6%
Supplemental information (in billions)
  Managed consumer loans                      $    36.6     $    31.8     $    26.1     $    21.2      $    18.5
  Assets under management and administration       90.0          79.5          66.9          71.2           59.0
-----------------------------------------------------------------------------------------------------------------

See accompanying consolidated financial statements and notes beginning on page
31.
(1) Per share data has been restated to reflect the Company's two-for-one stock split.
(2) Return on average shareholders' equity for 1992 excludes the effects of a $28.6 million charge for the cumulative effect of a change in the method of accounting for postretirement benefits other than pensions, a non-recurring gain of $32.1 million from the initial public offering of SPS Transaction Services, Inc. common stock and a $133.0 million capital contribution from Sears, Roebuck and Co. on December 31, 1992.


                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION

Dean Witter, Discover & Co. and subsidiaries (collectively referred to as the "Company") is a diversified financial services organization that provides a broad range of nationally-marketed credit and investment products, with a principal focus on individual customers. The Company has two lines of business:
Credit Services -- providing general purpose credit cards, transaction processing services, private-label credit card services and real estate-secured loans -- and Securities -- providing a variety of financial products, services and investment advice.

    The Company's business activities are affected by changes in economic variables that directly impact the markets in which the Company operates and by competitive factors. Changes in economic variables affect consumer loan growth, credit quality and activity in securities markets, including the flow of investment dollars into mutual funds. Competition in the credit services industry centers on merchant acceptance of credit cards, credit card account acquisition and customer utilization of credit cards. Merchant acceptance is based on both competitive transaction pricing and the volume of credit cards in circulation. Credit card account acquisition and customer utilization are driven by the offering of credit cards with competitive and appealing features such as no annual fees, low introductory interest rates and other customized features targeting specific consumer groups. Competition in the securities industry, which includes traditional securities firms as well as mutual fund groups, banks and insurance companies, centers on the attraction and retention of clients and their assets. Success in attracting and retaining clients and assets revolves around the ability to meet investors' saving and investment needs through consistency of investment performance and accessibility to financial products and investment advice.

    Changes in economic and competitive factors may cause earnings to vary from year to year. The Company focuses on reducing the impact these changes have on earnings by managing interest rate risk, emphasizing fee-based assets that are designed to generate a continuing stream of revenues, evaluating credit product pricing and controlling costs.

SUBSEQUENT EVENT

On February 5, 1997, the Company and Morgan Stanley Group Inc. ("Morgan Stanley") announced a definitive agreement to merge. The combined company would be a preeminent global financial services firm with a market capitalization of approximately $21.0 billion (as of the merger announcement). The merger would combine the Company's strengths in retail distribution, asset gathering and credit services with Morgan Stanley's strengths in investment banking and institutional sales and trading. The new company will be named Morgan Stanley, Dean Witter, Discover & Co.

    Under the terms of the merger agreement unanimously approved by the Boards of Directors of both companies, each of Morgan Stanley's common shares will be exchanged for 1.65 common shares of the Company. Morgan Stanley preferred shares outstanding at the date of the merger will be exchanged for preferred shares of the Company having substantially identical terms. The transaction, which is expected to be completed in mid-1997, is intended to be a tax free exchange and accounted for as a pooling of interests and is subject to customary closing conditions, including certain regulatory approvals and the approval of shareholders of both companies. Prior to the time of closing each company will formally rescind its remaining stock repurchase authorizations. For certain selected pro forma financial data giving effect to the merger, see Note 2 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

The Company achieved record net income of $951.4 million in 1996, an 11% increase from 1995. In 1995, net income increased 16% to $856.4 million. Primary earnings per common share increased 14% to $2.79 in 1996 and 14% to $2.44 in 1995. Fully diluted earnings per common share increased 14% to $2.77 in 1996 and 14% to $2.44 in 1995.

    In 1996, consumer demand and retail sales continued to increase, favorably impacting credit card transaction volume and consumer loan growth. In 1996, the Company continued to invest in growth through the expansion of its NOVUS(SM) Network and by increasing its marketing and solicitation activities. The NOVUS Network is the third largest credit card network in the United States and consists of merchant and cash access locations that accept the Discover(R) Card and other cards that carry the NOVUS logo. In 1996, the Company launched its first NOVUS affinity credit card -- the National Alliance for Species Survival(SM) Card. Credit Services ended the year with record levels of NOVUS Network merchant locations, general purpose credit card accounts and transaction volume, and consumer loans.

    In 1996, securities equity market volumes and price indices increased to record levels favorably affecting Securities revenues and the level of assets under management and administration. Securities continued to focus on customer account and asset growth, increasing the number of its account executives, building assets


Dean Witter, Discover & Co. 1996
--------------------------------
18
under management and administration, and controlling costs. Securities ended the year with record levels of account executives, customer accounts and assets, and assets under management and administration.

    Net operating revenues increased 10% to a record $6.2 billion in 1996 and 13% in 1995. The growth in both years reflected higher credit card transaction volume and consumer loan balances and favorable securities market conditions partially offset by higher credit losses. In 1996, consumer debt and personal bankruptcies continued to increase, contributing to an industry-wide decline in consumer credit quality which caused an increase in the rate of consumer loans charged off.

    Non-interest expenses increased 9% to $4.7 billion in 1996 and 13% in 1995. The increases in both years reflected higher variable compensation expenses related to increased Securities revenue and higher costs associated with increases in the general purpose credit card portfolio and the NOVUS Network. Non-interest expenses as a percentage of net operating revenues was 75.2% in 1996, 75.4% in 1995 and 75.7% in 1994.

    The Company's return on average shareholders' equity was 19.0% in 1996, 19.2% in 1995 and 19.5% in 1994.

    The remainder of Management's Discussion and Analysis is presented on a business segment basis. Substantially all of the operating revenues and operating expenses of the Company can be directly attributed to its two business segments. Certain reclassifications have been made to prior period amounts to conform to the current presentation.

CREDIT SERVICES

Credit Services focuses on the delivery of financial products to consumers through its four business units: NOVUS Services, Prime Option Services, SPS and NOVUS Financial.

    Credit Services is the largest single issuer of general purpose credit cards in the United States as measured by number of accounts and cardmembers. Consumers use general purpose credit cards to purchase goods and services and obtain cash advances. Credit Services proprietary general purpose credit cards are issued by NOVUS Services, which operates the NOVUS Network. These include the Discover Card, the Private Issue(R) Card, the BRAVO(SM) Card and an affinity program card. The Prime Option(SM) MasterCard(R) is a co-branded general purpose credit card issued by NationsBank of Delaware, N.A., and serviced by Prime Option Services. SPS is a 74% owned, publicly held subsidiary. SPS services include electronic transaction processing, consumer private label credit card program administration, commercial accounts receivable processing and call center teleservices. NOVUS Financial is a consumer finance business which emphasizes real estate-secured lending. NOVUS Financial originates loans through the Dean Witter Reynolds Inc. account executive sales organization, Allstate insurance agents, other third-party sales forces and direct response marketing.

CREDIT SERVICES STATEMENTS OF INCOME                                                                        (in millions)

YEAR ENDED DECEMBER 31,                                            1996        1995        1994        1993        1992
-------------------------------------------------------------------------------------------------------------------------
Merchant and cardmember fees                                   $1,506.2    $1,135.3    $  940.0    $  770.4    $  641.1
Servicing fees                                                    819.0       696.9       586.4       533.2       412.8
Other                                                               8.8         2.6         0.8         2.3        11.1
-------------------------------------------------------------------------------------------------------------------------
  Total non-interest revenues                                   2,334.0     1,834.8     1,527.2     1,305.9     1,065.0
-------------------------------------------------------------------------------------------------------------------------
Interest revenue                                                2,827.8     2,498.9     1,933.0     1,473.6     1,566.0
Interest expense                                                1,089.7       985.5       683.1       540.7       699.5
-------------------------------------------------------------------------------------------------------------------------
  Net interest income                                           1,738.1     1,513.4     1,249.9       932.9       866.5
Provision for loan losses                                       1,220.6       730.5       537.0       443.0       472.1
-------------------------------------------------------------------------------------------------------------------------
  Net credit income                                               517.5       782.9       712.9       489.9       394.4
-------------------------------------------------------------------------------------------------------------------------
  Net operating revenues                                        2,851.5     2,617.7     2,240.1     1,795.8     1,459.4
-------------------------------------------------------------------------------------------------------------------------
Employee compensation and benefits                                505.4       438.6       374.0       326.5       295.3
Marketing and business development                                736.5       645.3       514.5       377.8       317.9
Information processing and communications                         487.2       419.0       340.6       303.9       257.5
Facilities and equipment                                           63.9        51.1        47.3        38.4        39.3
Other                                                             344.1       342.8       292.0       238.9       219.7
-------------------------------------------------------------------------------------------------------------------------
  Total non-interest expenses                                   2,137.1     1,896.8     1,568.4     1,285.5     1,129.7
-------------------------------------------------------------------------------------------------------------------------
Gain on sale of subsidiary stock                                   --          --          --          --          32.1
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of accounting change                                     714.4       720.9       671.7       510.3       361.8
Income tax expense                                                264.9       274.0       257.0       190.6       122.4
-------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change              449.5       446.9       414.7       319.7       239.4
Cumulative effect of accounting change, net of income taxes        --          --          --          --           7.2
-------------------------------------------------------------------------------------------------------------------------
Net income                                                     $  449.5    $  446.9    $  414.7    $  319.7    $  232.2
-------------------------------------------------------------------------------------------------------------------------

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

In 1996, Credit Services net income of $449.5 million remained level compared to 1995. Credit Services net income increased 8% in 1995 to $446.9 million. In 1996, the effects of higher levels of general purpose credit card accounts, transaction volume and loans, and increased credit card fee revenues were offset by a higher rate of credit losses. The increase in 1995 was primarily due to higher levels of general purpose credit card accounts, transaction volume and loans, partially offset by increased investments in growth and a higher rate of credit losses.

Merchant and Cardmember Fees

Merchant and cardmember fees include revenues from fees charged to merchants on credit card sales, late payment fees, credit insurance fees, overlimit fees, cash advance fees, transaction processing services and the administration of credit card programs.


OWNED AND MANAGED
CONSUMER LOANS
(at December 31)
($ billions)

         Owned    Managed
"92"     $ 9.8    $18.5
"93"      12.1     21.2
"94"      16.2     26.1
"95"      21.6     31.8
"96"      23.2     36.6

    Merchant and cardmember fees increased 33% in 1996 and 21% in 1995. The increase in 1996 was due to higher revenues from overlimit fees, merchant fees, late payment fees and credit insurance fees. The increase in 1995 was due to higher revenues from merchant fees, credit insurance fees and late payment fees, partially offset by the absence of fees from Income Tax Refund Anticipation Loans. Overlimit fees were implemented in March 1996 and the amount of the fee was increased in the fourth quarter of 1996. In both years, the increases in merchant fee revenues were due to continued growth in general purpose credit card transaction volume. The increase in late payment fee revenues in 1996 was due to an increase in the amount of the late payment fee charged, an increase in the incidence of late payments and a tightening, in the fourth quarter of 1996, of late payment fee terms. The increased incidence of late payments was attributable to a higher level of delinquent accounts and an increase in active credit card accounts. The increase in late payment fee revenues in 1995 was due to an increase in the incidence of late payments due to an increased number of active credit card accounts and a higher incidence of delinquent accounts. In both years, the increases in credit insurance fees were due to higher enrollments and favorable loss experience rebates.


GENERAL PURPOSE
CREDIT CARD
TRANSACTION VOLUME
($ billions)

"92"    $27.5
"93"     32.8
"94"     40.1
"95"     47.5
"96"     53.6

Servicing Fees

Servicing fees are revenues derived from consumer loans which have been sold through asset securitizations. Cash flows from the interest yield and cardmember fees generated by securitized loans are used to pay investors in these loans a predetermined fixed or floating rate of return on their investment, to reimburse the investors for losses of principal through charged off loans and to pay the Company a fee for servicing the loans. Any excess cash flows remaining are paid to the Company. The servicing fees and excess net cash flows paid to the Company are reported as servicing fees in the consolidated statements of income. The sale of consumer loans through asset securitizations therefore has the effect of converting portions of net credit income and fee income to servicing fees.

    The table below presents the components of servicing fees.

COMPONENTS OF SERVICING FEES                                                    (in millions)


YEAR ENDED DECEMBER 31,             1996         1995         1994         1993         1992
-----------------------------------------------------------------------------------------------
Merchant and cardmember fees    $    307.4   $    137.3   $    109.6   $     97.5   $     68.8
Interest revenue                   2,054.8      1,695.2      1,385.3      1,457.1      1,232.5
Interest expense                    (809.1)      (708.6)      (573.2)      (641.2)      (570.9)
Provision for loan losses           (734.1)      (427.0)      (335.3)      (380.2)      (317.6)
-----------------------------------------------------------------------------------------------
Servicing fees                  $    819.0   $    696.9   $    586.4   $    533.2   $    412.8
-----------------------------------------------------------------------------------------------


Dean Witter, Discover & Co. 1996
--------------------------------
20

Servicing fees are affected by the level of securitized loans, the spread between the interest yield on the securitized loans and the yield paid to the investors, the rate of credit losses on securitized loans and the level of cardmember fees earned from securitized loans. Servicing fees also include the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. Servicing fees increased 18% in 1996 and 19% in 1995. The increases in both years were due to higher net interest cash flows and cardmember fees from securitized loans partially offset by increased credit losses from securitized loans. The increased net interest cash flows were due to higher average levels of securitized loans. As discussed under merchant and cardmember fees, the higher cardmember fees were due to increased late payment fees and in 1996, overlimit fees. The increases in credit losses were due to a higher rate of credit losses on securitized loans and an increase in the average level of securitized loans. The higher rate of credit losses was consistent with the industry-wide trend of increasing credit loss rates as discussed under provision for loan losses.

Net Interest Income

Net interest income is equal to the difference between interest revenue derived from Credit Services consumer loan and short-term investment assets and interest expense incurred to finance those assets. Credit Services assets, primarily consumer loans, earn interest revenue at both fixed rates and market indexed variable rates. The Company incurs interest expense at fixed and floating rates to finance Credit Services assets. Interest expense also includes the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. This program is designed to reduce the volatility of earnings resulting from changes in interest rates and is accomplished primarily through matched financing which entails matching the repricing schedules of consumer loans and the related financing.

    The following tables present analyses of Credit Services average balance sheets and interest rates in 1996, 1995 and 1994, and changes in net interest income during those years.

CREDIT SERVICES AVERAGE BALANCE SHEET ANALYSIS                                                        (dollars in millions)


YEAR ENDED DECEMBER 31,                    1996                           1995                             1994
---------------------------------------------------------------------------------------------------------------------------
                                  AVERAGE                          AVERAGE                       AVERAGE
                                  BALANCE      RATE    INTEREST    BALANCE    RATE   INTEREST    BALANCE   RATE   INTEREST
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
General purpose
  credit card loans              $17,083.2    13.99%   $2,390.6  $14,691.5    14.75% $2,167.2  $11,913.9   14.81% $1,764.0
Other consumer loans               2,834.1    12.72       360.4    2,318.6    12.08     280.1    1,131.2   11.71     132.5
Investment securities                234.0     5.38        12.6      194.8     5.85      11.4      196.2    4.56       8.9
Other                              1,149.0     5.59        64.2      667.5     6.02      40.2      577.6    4.78      27.6
-------------------------------------------------------------------------------------------------------------------------
  Total interest earning assets   21,300.3    13.28     2,827.8   17,872.4    13.98   2,498.9   13,818.9   13.99   1,933.0
Allowance for loan losses           (682.2)                         (609.5)                       (471.6)
Non-interest earning assets        1,379.6                         1,249.3                         993.7
---------------------------------------------------------------------------------------------------------------------------
  Total assets                   $21,997.7                       $18,512.2                     $14,341.0
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES & SHAREHOLDER'S EQUITY
Interest bearing liabilities:
Interest bearing deposits
  Savings                        $ 1,021.0     4.58%   $   46.8  $ 1,050.0     4.71% $   49.5  $ 1,182.2    3.92% $   46.4
  Brokered                         3,418.1     6.93       236.9    3,221.6     7.21     232.2    3,067.3    7.30     223.8
  Other time                       1,921.4     6.05       116.2    1,278.1     6.41      82.0      769.0    5.46      42.0
---------------------------------------------------------------------------------------------------------------------------
    Total interest
      bearing deposits             6,360.5     6.29       399.9    5,549.7     6.55     363.7    5,018.5    6.22     312.2
Other borrowings                  11,281.5     6.11       689.8    9,262.1     6.71     621.8    6,377.4    5.82     370.9
---------------------------------------------------------------------------------------------------------------------------
  Total interest bearing
    liabilities                   17,642.0     6.18     1,089.7   14,811.8     6.65     985.5   11,395.9    5.99     683.1
Shareholder's equity/
  other liabilities                4,355.7                         3,700.4                       2,945.1
---------------------------------------------------------------------------------------------------------------------------
  Total liabilities &
    shareholder's equity         $21,997.7                       $18,512.2                     $14,341.0
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                    $1,738.1                      $1,513.4                     $1,249.9
---------------------------------------------------------------------------------------------------------------------------
Net interest margin(1)                                     8.16%                         8.47%                        9.05%
---------------------------------------------------------------------------------------------------------------------------
Interest rate spread(2)                        7.10%                           7.33%                        8.00%
---------------------------------------------------------------------------------------------------------------------------

(1) Net interest margin represents net interest income as a percentage of total interest earning assets.

(2) Interest rate spread represents the difference between the rate on total interest earning assets and the rate on total interest bearing liabilities.


                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

CREDIT SERVICES RATE/VOLUME ANALYSIS                                                         (in millions)

YEAR ENDED DECEMBER 31,                             1996 VS 1995                    1995 VS 1994
----------------------------------------------------------------------------------------------------------
INCREASE/(DECREASE) DUE TO CHANGES IN:      VOLUME      RATE      TOTAL      VOLUME     RATE       TOTAL
----------------------------------------------------------------------------------------------------------
INTEREST REVENUE
General purpose credit card loans          $  353.1   $ (129.7)  $  223.4   $  412.0   $  (8.8)  $  403.2
Other consumer loans                           62.2       18.1       80.3      139.0       8.6      147.6
Investment securities                           2.3       (1.1)       1.2       (0.1)      2.6        2.5
Other                                          29.0       (5.0)      24.0        4.3       8.3       12.6
----------------------------------------------------------------------------------------------------------
  Total interest revenue                      478.3     (149.4)     328.9      567.7      (1.8)     565.9
----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest bearing deposits
  Savings                                      (1.4)      (1.3)      (2.7)      (5.2)      8.3        3.1
  Brokered                                     14.3       (9.6)       4.7       11.3      (2.9)       8.4
  Other time                                   41.3       (7.1)      34.2       27.7      12.3       40.0
----------------------------------------------------------------------------------------------------------
    Total interest bearing deposits            52.8      (16.6)      36.2       33.1      18.4       51.5
Other borrowings                              135.3      (67.3)      68.0      171.7      79.2      250.9
----------------------------------------------------------------------------------------------------------
  Total interest expense                      187.4      (83.2)     104.2      204.6      97.8      302.4
----------------------------------------------------------------------------------------------------------
Net interest income                        $  290.9   $  (66.2)  $  224.7   $  363.1   $ (99.6)  $  263.5
----------------------------------------------------------------------------------------------------------

Net interest income increased 15% in 1996 and 21% in 1995. The increases in both years were due to higher average levels of consumer loans outstanding partially offset by a shift in the mix of general purpose credit card loans from fixed rate loans to lower yielding variable rate loans and the effect of higher charge-offs on interest revenue. In both years, the effects of changes in market interest rates on the Company's variable rate consumer loans were substantially offset by comparable changes in the Company's cost of funds for the related financing. Variable rate consumer loans were approximately 57%, 46% and 41% of the Company's consumer loan portfolio at December 31, 1996, 1995 and 1994. The Company believes that the effect of changes in market interest rates on net interest income were mitigated due to its liquidity and interest rate risk policies.

    The supplemental table below provides average managed loan balance and rate information which takes into account both owned and securitized loans.

SUPPLEMENTAL CREDIT SERVICES AVERAGE MANAGED LOAN INFORMATION                                     (dollars in millions)

-----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                           1996                         1995                         1994
-----------------------------------------------------------------------------------------------------------------------
                                          AVERAGE                     AVERAGE                    AVERAGE
                                          BALANCE         RATE        BALANCE        RATE        BALANCE        RATE
-----------------------------------------------------------------------------------------------------------------------
Consumer loans                          $  32,777.2       14.66%   $  27,304.9       15.17%   $  21,780.7       15.07%
General purpose credit card loans          29,020.6       14.81       23,969.7       15.41       19,554.8       15.30
Total interest earning assets              34,160.2       14.29       28,167.1       14.89       22,554.5       14.71
Total interest bearing liabilities         30,501.9        6.22       25,106.5        6.75       20,131.6        6.24
-----------------------------------------------------------------------------------------------------------------------
Consumer loan interest rate spread                         8.44%                      8.42%                      8.83%
Interest rate spread                                       8.07                       8.14                       8.47
Net interest margin                                        8.73                       8.88                       9.14
-----------------------------------------------------------------------------------------------------------------------


Dean Witter, Discover & Co. 1996
--------------------------------
22

Provision for Loan Losses

The provision for loan losses is the amount necessary to establish the allowance for loan losses at a level that the Company believes is adequate to absorb estimated losses in its consumer loan portfolio at the balance sheet date. The Company's allowance for loan losses is regularly evaluated by management for adequacy on a portfolio by portfolio basis and was $815.3 million, $721.8 million and $565.7 million at December 31, 1996, 1995 and 1994. The provision for loan losses is affected by net charge-offs, loan volume and changes in the amount of consumer loans estimated to be uncollectable. The provision for loan losses increased 67% in 1996 and 36% in 1995. The increase in 1996 was primarily due to higher net charge-offs which resulted from an increase in the percentage of consumer loans charged off and a higher level of consumer loans outstanding. The effect of an increase in the Company's estimate of the allowance for loan losses, primarily in the fourth quarter of 1996, was partially offset by a lower provision for losses for consumer loans intended to be securitized. (See Note 3 to the Consolidated Financial Statements, "Significant Accounting Policies.") The increase in 1995 was due to a higher level of consumer loans outstanding and an increase in net charge-off rates partially offset by a reduction in the allowance for loan losses for one of the Company's owned loan portfolios in the fourth quarter of 1995. The increases in both years in the Company's net charge-off rate were consistent with the industry-wide trend of increasing credit loss rates that the Company believes is related, in part, to increased consumer debt levels and bankruptcy rates. The Company believes this trend may continue and the Company may experience a higher net charge-off rate in 1997. In 1996, the Company took steps to reduce the impact of this trend, including raising credit quality standards for new accounts, selectively reducing credit limits and increasing collection activity. The Company believes these credit quality improvements had a minimal impact in 1996, but believes they may have an increased effect in 1997. The Company's expectations about future charge-off rates and credit quality improvements are subject to uncertainties that could cause actual results to differ materially from what has been projected above. Factors that influence the level and direction of consumer loan delinquencies and charge-offs include changes in consumer loan payment patterns, bankruptcy trends, the seasoning of the Company's loan portfolio, interest rate movements and their impact on consumer behavior, and the rate and magnitude of changes in the Company's consumer loan portfolio, including the overall mix of accounts, products and loan balances within the portfolio.

    Consumer loans are considered delinquent when interest or principal payments become 30 days past due. Consumer loans are charged off when they become 180 days past due, except in the case of bankruptcies and fraudulent transactions which are charged off earlier. Loan delinquencies and charge-offs are primarily affected by changes in economic conditions and may vary throughout the year due to seasonal consumer spending and payment behaviors. The Company believes the increases in consumer loan delinquency rates in 1996 and 1995 were related to the industry-wide credit conditions discussed previously. The following table presents delinquency and net charge-off rates with supplemental managed loan information.

CREDIT SERVICES ASSET QUALITY                                                                     (dollars in millions)


                                              1996                       1995                         1994
--------------------------------------------------------------------------------------------------------------------
                                      OWNED         MANAGED       OWNED        MANAGED        OWNED        MANAGED
--------------------------------------------------------------------------------------------------------------------
Consumer loans at period end        $23,188.2     $36,572.8     $21,556.4     $31,775.9     $16,174.1     $26,050.5
Consumer loans contractually past
  due as a percentage of period
  end consumer loans
    30 to 89 days                        4.25%         4.29%         4.03%         4.05%         3.21%         3.26%
    90 to 179 days                       2.81          2.77          2.10          2.09          1.44          1.47
Net charge-offs as a percentage of
  average consumer loans                 5.19          5.40          3.50          3.75          2.92          3.30
--------------------------------------------------------------------------------------------------------------------

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

Non-Interest Expenses

Total non-interest expenses increased 13% to $2.1 billion in 1996 and 21% to $1.9 billion in 1995.

    Employee compensation and benefits expense increased 15% in 1996 and 17% in 1995. The increases in both years were due to costs associated with processing increased credit card transaction volume and servicing additional NOVUS Network merchants and active credit card accounts.

    Marketing and business development expense increased 14% in 1996 and 25% in 1995. The increase in 1996 was due to higher cardmember rewards expense and increased costs associated with the growth of new and existing credit card brands. The increase in 1995 was due to higher mailing and promotional costs associated with the launch of new credit card brands, higher cardmember rewards expense and continued investment in the growth of existing credit card products. In both years cardmember rewards expense, which includes the Cashback Bonus(R) award, increased due to continued growth in credit card transaction volume and increased cardmember qualification for higher award levels.

    Information processing and communications expense increased 16% in 1996 and 23% in 1995. The increases in both years were due to higher costs associated with processing increased transaction volume, servicing additional NOVUS Network merchants and active credit card accounts and the development of the systems supporting the multi-card strategy.

    Facilities and equipment expense increased 25% in 1996 and 8% in 1995. In 1996, the Company opened several new facilities to accommodate the growth of its NOVUS Network and its multi-card strategy.

    Other non-interest expenses remained level in 1996 and increased 17% in 1995. These expenses include fraud losses, professional fees, credit inquiry fees and other administrative costs. The increase in 1995 was due to higher credit card fraud losses. In 1995, the Company began implementing several measures designed to reduce fraud losses. Since the Company began implementing these measures, fraud losses as a percentage of transaction volume has declined.

Seasonal Factors

The credit card lending activities of Credit Services are affected by seasonal patterns of retail purchasing. A substantial percentage of credit card loan growth occurs in the fourth quarter, followed by a flattening or decline of consumer loans in the subsequent first quarter. Merchant fees increase in the fourth quarter, reflecting higher sales activity. Additionally, higher cardmember rewards expense is accrued in the fourth quarter, reflecting seasonal growth in retail sales volume.


Dean Witter, Discover & Co. 1996
--------------------------------
24

SECURITIES

SECURITIES STATEMENTS OF INCOME                                                                              (in millions)

YEAR ENDED DECEMBER 31,                                            1996        1995        1994        1993        1992
--------------------------------------------------------------------------------------------------------------------------
Commissions                                                    $  1,163.1  $  1,022.5  $    874.3  $    904.0  $    721.9
Asset management and administration fees                          1,149.8     1,006.8       973.0       838.0       679.2
Principal transactions                                              449.3       478.9       421.9       405.1       433.4
Investment banking                                                  246.1       181.5       197.9       394.9       254.6
Other                                                                99.0        90.9       101.1        64.5        54.3
--------------------------------------------------------------------------------------------------------------------------
  Total non-interest revenues                                     3,107.3     2,780.6     2,568.2     2,606.5     2,143.4
--------------------------------------------------------------------------------------------------------------------------
Interest revenue                                                    759.5       820.1       574.2       435.6       409.1
Interest expense                                                    476.5       529.3       365.4       274.6       266.3
--------------------------------------------------------------------------------------------------------------------------
  Net interest income                                               283.0       290.8       208.8       161.0       142.8
--------------------------------------------------------------------------------------------------------------------------
Provision for losses on receivables                                  11.7        13.2        11.4        14.6        12.0
--------------------------------------------------------------------------------------------------------------------------
  Net credit income                                                 271.3       277.6       197.4       146.4       130.8
--------------------------------------------------------------------------------------------------------------------------
  Net operating revenues                                          3,378.6     3,058.2     2,765.6     2,752.9     2,274.2
--------------------------------------------------------------------------------------------------------------------------
Employee compensation and benefits                                1,702.8     1,543.0     1,390.2     1,377.4     1,168.8
Marketing and business development                                  120.3        89.8        92.7        92.6        79.3
Information processing and communications                           280.5       268.5       256.1       242.0       215.4
Facilities and equipment                                            192.2       184.4       180.8       179.4       174.5
Other                                                               252.1       297.5       302.9       375.6       295.1
--------------------------------------------------------------------------------------------------------------------------
  Total non-interest expenses                                     2,547.9     2,383.2     2,222.7     2,267.0     1,933.1
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of accounting change                                       830.7       675.0       542.9       485.9       341.1
Income tax expense                                                  328.8       265.5       216.7       202.0       141.4
--------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                501.9       409.5       326.2       283.9       199.7
Cumulative effect of accounting change, net of income taxes          --          --          --          --          21.4
--------------------------------------------------------------------------------------------------------------------------
Net income                                                     $    501.9  $    409.5  $    326.2  $    283.9  $    178.3
--------------------------------------------------------------------------------------------------------------------------

Securities provides a wide range of financial products, services and investment advice, primarily to individual investors. Securities has the third largest sales organization in the domestic securities industry with 9,080 account executives in 371 branch offices, serving the investment needs of over three million individual and institutional clients with assets of $251.2 billion at December 31, 1996. Dean Witter Reynolds Inc. ("DWR"), the Company's primary broker-dealer, is among the largest members of the NYSE and is a member of other major securities, futures and options exchanges. Securities, through Dean Witter InterCapital Inc., has one of the largest asset management operations with total assets under management and administration of $90.0 billion at December 31, 1996.

    Securities achieved record net income of $501.9 million in 1996, a 23% increase from 1995. Securities net income increased 26% to $409.5 million in 1995. While the growth in net income in both years occurred in favorable business environments, enhancing and supporting earnings growth was the Company's focus on accumulating client assets, building fee-based assets under management and administration and controlling costs.

Commissions

Commission revenues arise from agency transactions in listed and over-the-counter ("OTC") equity securities, and sales of mutual funds, futures, insurance products and options. Commission revenues increased 14% in 1996 and 17% in 1995. The increase in 1996 was due to higher revenues from OTC and listed agency equity transactions, mutual fund sales and insurance products. The increase in 1995 was due to higher revenues from listed agency and OTC equity transactions. The increases in both years resulted from increased trading volume in the equity markets.

Asset Management and Administration Fees

Asset management and administration fees include fund management fees, distribution-related fees and other administrative fees. Asset management and administration fees increased 14% in 1996 and 3% in 1995. The increase in 1996 was due to higher revenues from fund management, 12b-1 distribution and Investment Consulting Services ("ICS") fees. The increase in 1995 was due to higher revenues from fund management and ICS fees. Period-end assets under management increased 13% to a record $90.0 billion in 1996 and


                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

19% to $79.5 in 1995. Average assets under management and administration increased 16% in 1996 and 3% in 1995. Components of assets under management and administration were as follows.



ASSETS UNDER MANAGEMENT                         (in billions)
AND ADMINISTRATION(1)

DECEMBER 31,                         1996     1995     1994
--------------------------------------------------------------
Equity funds                         $38.1    $29.9    $23.0
Fixed income funds                    24.1     25.4     24.1
Money market funds                    24.7     21.6     17.8
Investment management services         3.1      2.6      2.0
--------------------------------------------------------------
Total assets under management
  and administration                 $90.0    $79.5    $66.9
--------------------------------------------------------------

(1) Excludes ICS assets of $10.4, $8.9 and $6.5 billion.

Fund management fees arise from investment management services the Company provides to registered investment companies (the "funds") pursuant to various contractual arrangements. The Company receives management fees based upon each fund's average daily net assets. Fund management fees increased 19% in 1996 and 4% in 1995. Components of fund management fees were as follows.

FUND MANAGEMENT FEES                            (in millions)

YEAR ENDED DECEMBER 31,             1996     1995     1994
--------------------------------------------------------------
Equity funds                        $197.0   $147.5   $128.5
Fixed income funds                   113.5    110.9    126.0
Money market funds                    76.1     65.6     57.8
--------------------------------------------------------------
Total fund management fees          $386.6   $324.0   $312.3
--------------------------------------------------------------

The Company receives 12b-1 distribution fees for services it provides in promoting and distributing certain open-ended Dean Witter Funds. These fees are based on the lesser of average daily fund asset balances or average daily aggregate net fund sales and are affected by changes in the overall level and mix of assets under management and administration. 12b-1 distribution fees increased 14% in 1996 and remained level in 1995.

    ICS fees are derived from private portfolio management services arranged by the Company for individual investors and are affected by changes in the level of ICS assets. ICS fees increased 21% in 1996 and 6% in 1995.

Principal Transactions

Principal transactions include revenues from customers' purchases and sales of securities in which the Company acts as a principal, and gains and losses on securities held for resale. The Company holds securities for resale primarily to facilitate customer trading requirements. Principal transaction revenues decreased 6% in 1996 and increased 14% in 1995. The decrease in 1996 was due to a decline in revenues primarily from fixed income securities transactions. Increased customer interest in equity markets resulted in a decline in fixed income activity. The increase in 1995 was due to higher revenues from OTC and corporate securities which resulted from increased securities market trading volumes.

Investment Banking

Investment banking revenues are derived from the underwriting of public offerings of securities and fees from advisory services. Investment banking revenues increased 36% in 1996 and declined 8% in 1995. The increase in 1996 was attributable to higher advisory fees and increased underwriting activity. The decrease in 1995 was the result of declines in both the number and size of closed-end mutual fund underwritings.

Net Credit Income

Net credit income consists primarily of interest revenue from customer margin loans less the cost of financing these loans and credit losses. Net credit income is affected by the levels of margin loans, borrowings that finance these loans and market interest rates. Net credit income remained level in 1996 and increased 41% in 1995. The increase in 1995 was due to higher net interest income from margin lending, clearing organization deposits and real estate-related transactions. Average aggregate customer margin balances were $2.5 billion, $2.3 billion and $2.4 billion in 1996, 1995 and 1994.

Non-Interest Expenses

Total non-interest expenses increased 7% in both 1996 and 1995. As a percentage of net operating revenues, total non-interest expenses were 75.4% in 1996, 77.9% in 1995, and 80.4% in 1994. Employee compensation and benefits expense increased 10% in 1996 and 11% in 1995. The increases in both years were due to higher variable employee compensation expense resulting from increased revenues and higher costs related to training new account executives. Employee compensation and benefits expense as a percentage of net operating revenues was 50.4% in 1996, 50.5% in 1995 and 50.3% in 1994. Marketing and business development expense increased 34% in 1996 and remained level in 1995. The increase in 1996 was due to higher promotional expenses associated with the Company's investments in new business activities. Other non-interest expenses decreased 15% in 1996 and remained level in 1995. Other non-interest expenses include legal expenses and other professional fees and other administrative costs. The decrease in 1996 was due to a reduction in legal expenses and other professional fees.


Dean Witter, Discover & Co. 1996
--------------------------------
26

LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW

Financing activities are managed centrally. Funding and capital plans are developed and implemented for each business unit, consistent with its financial objectives and in coordination with business unit management. The Company pursues conservative liquidity, interest rate risk and capital policies for its businesses.

    The Company's liquidity policies are designed to provide funding for the Company's current and future business requirements and to ensure access to cost-effective funding in all business environments. This is accomplished through the diversification of funding sources, extension of funding terms and staggering of maturities. The Company's interest rate risk policies are designed to reduce the volatility of earnings resulting from changes in market interest rates. This is accomplished primarily through matched financing which entails matching the repricing schedules of consumer loans and the related financing. The Company's capital policies seek to maintain balance sheet ratios that the Company believes are conservative relative to the risks of each business unit's activities as well as regulatory and rating agency requirements.

    The Company expects that its future funding and refinancing requirements will be met through the traditional sources of funds available to the Company. The Company believes its current sources of funding are sufficient to meet its future growth plans and financing requirements.

CORPORATE FUNDING POLICIES AND ACTIVITIES

Liquidity

Diversification of funding sources is an important element of the Company's liquidity policies. The Company accesses funding at the corporate level through the issuance of commercial paper, short-term bank borrowings and senior long-term notes, which include medium-term and underwritten notes. The Company's debt securities are sold globally and are denominated in multiple currencies. In 1996, the Company filed a shelf registration for $2.0 billion of debt securities with the Securities and Exchange Commission and increased its capacity to issue debt securities under its Euro Medium-term Note Program by $2.0 billion. The proceeds from the issuance of corporate level borrowings are loaned to Credit Services and Securities at terms which substantially match the terms of the public debt. The proceeds from the issuance of commercial paper and senior long-term notes are loaned predominantly to Credit Services.

    The Company's segments access financing sources which are specific to their businesses. Credit Services obtains funding from the sale of consumer loans through asset securitizations to both domestic and foreign investors, deposit taking, the issuance of asset-backed commercial paper, the purchase of federal funds and short-term bank notes. Securities funds its operations primarily through the use of repurchase and securities lending agreements. Both Credit Services and Securities utilize cash provided by operations to meet liquidity needs.

    The Company's credit ratings at December 31, 1996 and 1995 were as follows.

CORPORATE LEVEL DEBT RATINGS

DECEMBER 31,           1996                   1995
----------------------------------------------------------
                             SENIOR                 SENIOR
             COMMERCIAL   LONG-TERM  COMMERCIAL  LONG-TERM
                  PAPER       NOTES       PAPER      NOTES
----------------------------------------------------------
Moody's              P1          A2          P1         A2
S&P                  A1           A          A1          A
Fitch               F-1+         AA-        F-1+        AA-
Duff & Phelps        D1           A+         D1          A+
----------------------------------------------------------

Subsequent to the announcement of the Company's definitive merger agreement with Morgan Stanley, Moody's placed the Company's long-term borrowings on review for possible upgrade. S&P placed the Company's long-term and short-term borrowings on CreditWatch with positive implications.

    At December 31, 1996 and 1995, $3,511.6 million and $3,444.9 million of unsecured commercial paper issued at the corporate level was outstanding.

    The Company maintains a senior bank credit facility to support general liquidity needs, including the issuance of commercial paper at the corporate level. In 1996, the Company renewed this facility and increased its amount to $4.0 billion from $3.25 billion. The facility expires in April 1997 and contains certain extension provisions. The Company currently plans to renew or replace this facility prior to its expiration. This facility contains covenants that require the Company to maintain minimum net worth requirements and specified financial ratios. The Company believes that the covenant restrictions will not impair its ability to pay its current level of dividends. As of December 31, 1996, the Company had never borrowed from its senior bank credit facility.

    The Company issues senior long-term notes through underwritten public offerings and continuous offerings of medium-term notes. Proceeds received from the issuance of senior long-term notes were $2,687.5 million in 1996 and $1,833.5 million in 1995.


                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

    At December 31, 1996, the maturity profiles of the Company's deposits, senior long-term notes and asset securitizations were as follows.


                                                     (in millions)
------------------------------------------------------------------
                                         SENIOR              ASSET
                      DEPOSITS            NOTES    SECURITIZATIONS
------------------------------------------------------------------
Under 1 year          $3,126.8         $1,073.1           $1,274.7
1-2 years              1,720.7          1,705.2            3,482.1
2-3 years                878.9            819.6            2,132.6
3-5 years              1,112.7          2,087.9            2,248.6
5-10 years               373.5          2,032.6            3,193.9
Over 10 years               --            440.0            1,052.7
------------------------------------------------------------------

Senior long-term notes totaling $1,267.4 million matured in 1996 and were replaced with new borrowings.

CAPITAL

The Company's shareholders' equity increased to $5,164.4 million at December 31, 1996 from $4,833.7 million at December 31, 1995. At December 31, 1996 and 1995, $3,766.4 million and $3,129.8 million of the Company's shareholders' equity was invested in the equity of its subsidiaries. The remainder of the Company's shareholders' equity was advanced to its subsidiaries to finance their operations. Certain of the Company's subsidiaries have regulatory and other restrictions on the amount of net assets available for transfer to the Company in the form of dividends or loans. The aggregate amount of these restrictions was $1.7 billion at December 31, 1996. The Company believes that these restrictions will not have a material effect on its ability to meet future dividend or funding requirements.

    For purposes of evaluating the financial performance of its segments, the Company's shareholders' equity is allocated to its segments based on amounts the Company believes the segments would require if they were stand-alone companies. At December 31, 1996 and 1995, the Company's shareholders' equity was allocated as follows: Credit Services, $2,938.6 million and $2,574.2 million; Securities, $1,372.5 million and $1,366.4 million.

    On December 16, 1996, the Company's Board of Directors declared a two-for-one stock split, in the form of a dividend, payable to shareholders of record on December 26, 1996 and distributable on January 14, 1997. The Company paid quarterly dividends of $0.11 per common share for 1996. The Company raised its quarterly dividend per common share to $0.14 effective for first quarter 1997 dividends.

    The Company purchases shares of its common stock under a general repurchase plan and for issuance in equity-based compensation plans. In 1996, the Company purchased 23.1 million shares of common stock. Through January 31, 1997, the Company had purchased an additional 0.6 million shares of its common stock at an average price of $34.21 per share.

CREDIT SERVICES

LIQUIDITY

The Company seeks to reduce refinancing risk at Credit Services through the application of liquidity policies that emphasize the diversification of funding sources, extension of funding terms and staggering of funding maturities. Credit Services relies upon asset securitizations, the issuance of asset-backed commercial paper, corporate borrowings, deposit taking, the purchase of federal funds, short-term bank notes, and cash generated by operations to fund its business activities.

Asset Securitizations

The Company sells consumer loans through asset securitizations using several transaction structures. At December 31, 1996 and 1995, outstanding asset securitizations totaled $13,384.6 million and $10,219.5 million. The Company received proceeds from asset securitizations of $4,527.5 million in 1996 and $1,827.3 million in 1995.

Asset-Backed Commercial Paper

Credit Services, through Riverwoods Funding Corporation ("RFC"), an entity included in the consolidated financial statements of the Company, issues asset-backed commercial paper. At December 31, 1996 and 1995, $1,225.2 million and $1,243.6 million of asset-backed commercial paper was outstanding.

    RFC maintains a senior bank credit facility to support the issuance of asset-backed commercial paper. In 1996, RFC renewed this facility and increased its amount to $2.1 billion from $1.75 billion. RFC currently plans to renew or replace this facility prior to its expiration in October 1997. Under the terms of its asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of $2.2 billion at December 31, 1996. RFC has never borrowed from its senior bank credit facility.

Corporate Borrowings

Credit Services businesses borrow from the Company on terms that generally match the terms of the underlying corporate borrowings issued by the Company. (See "Corporate Funding Policies and Activities.")

Deposits and Federal Funds

The Company's bank subsidiaries solicit deposits from consumers and purchase federal funds. Interest bearing


Dean Witter, Discover & Co. 1996
--------------------------------
28
deposits are classified by type as savings, brokered and other time. Savings deposits consist primarily of money market deposit and certificate of deposit accounts sold directly to cardmembers and savings deposits solicited from DWR clients. Brokered deposits consist primarily of certificates of deposit issued by the Company's bank subsidiaries, which are sold through the DWR account executive sales organization and a syndicate of firms managed by DWR. Other time deposits include institutional certificates of deposit.

Bank Notes

Credit Services, through Greenwood Trust Company, an indirect subsidiary of the Company, sells notes under a short-term bank note program. These notes have maturities of up to 270 days.

INTEREST RATE RISK

The Company's interest rate risk policies are designed to reduce the volatility of earnings resulting from changes in interest rates. This is accomplished primarily through matched financing. The Company is exposed to the risk that changes in market interest rates will result in declines in net interest income and servicing fees. Matched financing reduces this risk by matching the repricing schedules of consumer loans and the related financing. When necessary, the Company utilizes interest rate contracts to achieve its matched financing objectives. Interest rate contracts include interest rate exchange agreements and interest rate caps. Under interest rate exchange agreements, which include interest rate swap and cost of funds agreements, the Company effectively exchanges the interest payments on its financing with those of a counterparty. Interest rate cap agreements effectively establish a maximum interest rate on certain of the Company's floating rate financings. Interest rate swap and cap agreements are entered into with institutions that are established dealers in these instruments and that maintain certain minimum credit criteria established by the Company. Cost of funds agreements are entered into as part of agreements pursuant to which the Company provides private label credit card processing services to certain of its merchant clients.

    At December 31, 1996 and 1995, notional amounts of interest rate exchange agreements outstanding were as follows.

                                              (in millions)

DECEMBER 31,                              1996        1995
------------------------------------------------------------
Agreements that converted the
  interest rate on financing:
  From fixed to floating                $5,021.3    $4,164.8
  From floating to fixed                 1,182.8     1,469.0
  From floating to floating                275.0       425.0
------------------------------------------------------------
    Total                               $6,479.1    $6,058.8
------------------------------------------------------------

In addition to the interest rate exchange agreements described above, the Company has entered into foreign currency exchange agreements on its foreign denominated borrowings. These agreements hedge the Company's exposure to currency fluctuations and primarily converted the repricing characteristics of the related foreign denominated borrowings to floating US indexed rates. At December 31, 1996 and 1995, $492.2 million and $59.1 million of these agreements were outstanding.

    At December 31, 1996 and 1995, the Company had $40.0 million and $415.0 million of interest rate cap agreements outstanding, of which $40.0 million were in effect in both years.

CAPITAL

The Company endeavors to maintain, for all Credit Services businesses, conservative capital positions based on regulatory and rating agency guidelines. The Company's capital policies require the maintenance of capital at its regulated banking subsidiaries at levels considered, for regulatory purposes, "significantly" in excess of applicable minimum capital requirements. (See Note 11 to the Consolidated Financial Statements, "Regulatory Capital Requirements".)

SECURITIES

LIQUIDITY

The Company's liquidity goal for its Securities operations is to maintain access to cost-effective financing in all market conditions. Historically, the Company's broker-dealer operations have been self-funding. The Company believes that these operations will continue to have the capacity to be self-funding.

    Consistent with its historical practices, the principal sources relied upon by the Company to fund its broker-dealer operations include repurchase and securities lending agreements and bank borrowings. In 1996, the Company had sufficient collateral to secure bank borrowings if the availability of unsecured funds had required such action.

CAPITAL

The Company maintains a conservative capital position for Securities based on regulatory and rating agency guidelines. (See Note 11 to the Consolidated Financial Statements, "Regulatory Capital Requirements".)


                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

MANAGEMENT'S STATEMENT OF FINANCIAL
REPORTING RESPONSIBILITY

The management of Dean Witter, Discover & Co. and its subsidiaries prepared the accompanying consolidated financial statements and related footnotes and is responsible for their integrity and objectivity. The consolidated financial statements, which include amounts that are based on management's estimates and judgments, were prepared in accordance with generally accepted accounting principles. Management also prepared the other information in this annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

    Management maintains a system of internal controls over the preparation of its consolidated financial statements. In management's opinion, these internal controls provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Judgments are required to assess and balance the relative cost and expected benefits of these internal controls. To assure the effectiveness of the system of internal controls, the organizational structure provides for defined lines of responsibility and delegation of authority. Further, the Company maintains an internal audit function that independently assesses the effectiveness of internal controls and the Company's compliance with established policies and procedures.

    The Company's consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors, and their report follows. They have advised the Company that their audits were conducted in accordance with generally accepted auditing standards and considered the Company's internal accounting controls in determining the auditing procedures they deem necessary to express an opinion on the consolidated financial statements.

    The Audit Committee of the Board of Directors, composed solely of outside directors, meets with the internal auditors, management and the independent auditors to review their work and discuss the Company's financial controls and audit and reporting practices. The independent auditors and the internal auditors independently have full and free access to the Audit Committee, without the presence of management, to discuss any matters that they feel require attention.


/s/ Philip J. Purcell
Philip J. Purcell
Chairman and Chief Executive Officer

/s/ Thomas C. Schneider
Thomas C. Schneider
Executive Vice President and Chief Financial Officer

/s/ Robert P. Seass
Robert P. Seass
Senior Vice President and Controller


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Dean Witter, Discover & Co.:

We have audited the accompanying consolidated balance sheets of Dean Witter, Discover & Co. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1996. These financial statements, appearing on pages 31 through 45, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Dean Witter, Discover & Co. and subsidiaries at December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP

New York, New York
February 21, 1997


Dean Witter, Discover & Co. 1996
30

CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)


Year ended December 31,                              1996          1995          1994
-------------------------------------------------------------------------------------

Merchant and cardmember fees                    $ 1,506.2     $ 1,135.3     $   940.0
Commissions                                       1,163.1       1,022.5         874.3
Asset management and administration fees          1,149.8       1,006.8         973.0
Servicing fees                                      819.0         696.9         586.4
Principal transactions                              449.3         478.9         421.9
Investment banking                                  246.1         181.5         197.9
Other                                               107.8          93.5         101.9
                                                -------------------------------------
    Total non-interest revenues                   5,441.3       4,615.4       4,095.4
                                                -------------------------------------
Interest revenue                                  3,587.3       3,319.0       2,507.2
Interest expense                                  1,566.2       1,514.8       1,048.5
                                                -------------------------------------
    Net interest income                           2,021.1       1,804.2       1,458.7
Provision for losses on receivables               1,232.3         743.7         548.4
                                                -------------------------------------
    Net credit income                               788.8       1,060.5         910.3
                                                -------------------------------------
    Net operating revenues                        6,230.1       5,675.9       5,005.7
                                                -------------------------------------
Employee compensation and benefits                2,208.2       1,981.6       1,764.2
Marketing and business development                  856.8         735.1         607.2
Information processing and communications           767.7         687.5         596.7
Facilities and equipment                            256.1         235.5         228.1
Other                                               596.2         640.3         594.9
                                                -------------------------------------
    Total non-interest expenses                   4,685.0       4,280.0       3,791.1
                                                -------------------------------------
Income before income taxes                        1,545.1       1,395.9       1,214.6
Income tax expense                                  593.7         539.5         473.7
                                                -------------------------------------
Net income                                      $   951.4     $   856.4     $   740.9
=====================================================================================
Earnings per common share(1)
    Primary                                     $    2.79     $    2.44     $    2.14
    Fully diluted                                    2.77          2.44          2.14
-------------------------------------------------------------------------------------
Average common shares outstanding(1)
    Primary                                         341.2         350.7         346.7
    Fully diluted                                   343.3         350.9         346.7
=====================================================================================

(1) Per share and share data have been restated to reflect the Company's two-for-one stock split.

See notes to the consolidated financial statements.


                                                Dean Witter, Discover & Co. 1996

CONSOLIDATED BALANCE SHEETS
(in millions)

December 31,                                                                                   1996             1995
--------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                                                                 $ 1,999.2        $ 1,464.5
Cash and securities segregated under federal and other regulations                          2,044.5          1,926.4
Receivables
    Consumer loans (net of allowances of $815.3  in 1996 and $721.8 in 1995)               22,372.9         20,834.6
    Securities clients (net of allowances of $15.3 in 1996 and $16.2 in 1995)               2,839.1          2,588.8
    Other                                                                                     804.5            732.4
Amounts due from asset securitizations                                                        869.2            653.4
Securities borrowed                                                                         3,866.3          2,358.2
Securities purchased under agreements to resell                                             3,563.6          3,571.9
Securities owned, at market value                                                           1,913.6          1,848.8
Deferred income taxes                                                                         820.3            736.9
Office facilities, at cost (less accumulated depreciation
    and amortization of $446.0 in 1996 and $380.5 in 1995)                                    379.7            341.0
Other assets                                                                                  940.7          1,151.3
--------------------------------------------------------------------------------------------------------------------
    Total assets                                                                          $42,413.6        $38,208.2
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Commercial paper                                                                      $ 4,736.8        $ 4,688.5
    Other short-term borrowings                                                             1,128.2          1,637.0
    Deposits                                                                                7,212.6          6,191.1
    Payables
        Securities clients                                                                  3,433.3          3,183.0
        Drafts                                                                                616.1            485.5
        Income taxes                                                                          156.8             99.3
    Securities loaned                                                                       3,932.1          2,535.0
    Securities sold under agreements to repurchase                                          3,566.6          3,813.4
    Securities sold but not yet purchased, at market value                                  1,274.1          1,125.2
    Other liabilities and accrued expenses                                                  3,048.4          2,884.1
    Long-term borrowings                                                                    8,144.2          6,732.4
--------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                      37,249.2         33,374.5
--------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
    Preferred stock ($0.01 par value, 10.0 shares authorized, none issued)                       --               --
    Common stock(1) ($0.01 par value, 500.0 shares authorized, 342.0 shares issued, 319.7 and 337.7 shares outstanding at
        December 31, 1996 and 1995)                                                             3.4              3.4
    Paid-in capital(1)                                                                      2,702.5          2,716.6
    Retained earnings                                                                       2,972.7          2,165.7
                                                                                           -------------------------
                                                                                            5,678.6          4,885.7
    Common stock held in treasury, at cost(1) ($0.01 par value, 22.3 and 4.3 shares
        at December 31, 1996 and 1995)                                                       (598.3)          (106.8)
    Stock compensation plans                                                                  141.8             85.1
    Employee stock benefit trust                                                              (46.3)           (21.5)
    Unearned stock compensation                                                               (11.4)            (8.8)
                                                                                           -------------------------
    Total shareholders' equity                                                              5,164.4          4,833.7
--------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                            $42,413.6        $38,208.2
====================================================================================================================

(1) Amounts have been restated to reflect the Company's two-for-one stock split.

See notes to the consolidated financial statements.

Dean Witter, Discover & Co. 1996
32

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY

                                           COMMON STOCK(1)                               TREASURY STOCK
                                           ---------------                               --------------
                                           NUMBER                PAID-IN      RETAINED     NUMBER
(in millions)                            OF SHARES    AMOUNT    CAPITAL(1)    EARNINGS   OF SHARES(1)    AMOUNT
----------------------------------------------------------------------------------------------------------------

BALANCE, JANUARY 1, 1994                   341.2      $  3.4    $ 2,713.6    $   762.6        --        $   --
Net income                                                                       740.9
Dividends to common shareholders                                                 (85.2)
Purchase of treasury stock, at cost                                                         (4.6)        (82.0)
Issuance of common stock
    Employee stock purchase plan                                     (0.8)                   0.2           4.3
    Stock option exercises                   0.8                     11.0                    0.2           3.1
    Restricted stock grants                                           0.5
Unearned stock compensation,
   net of amortization
Stock compensation plans
Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1994                 342.0         3.4      2,724.3      1,418.3      (4.2)        (74.6)
Net income                                                                       856.4
Dividends to common shareholders                                                (109.0)
Purchase of treasury stock, at cost                                                         (5.0)       (121.2)
Issuance of common stock
    Employee stock purchase plan                                     (0.6)                   0.8          15.3
    Employee benefit plans                                            0.1                    2.3          41.4
    Stock option exercises                                           (7.5)                   1.8          33.2
    Restricted stock grants                                           0.2
Unearned stock compensation,
   net of amortization
Stock compensation plans                                              0.1                                 (0.9)
Employee stock benefit trust
----------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995                 342.0         3.4      2,716.6      2,165.7      (4.3)       (106.8)
Net income                                                                       951.4
Dividends to common shareholders                                                (144.4)
Purchase of treasury stock, at cost                                                        (23.1)       (625.5)
Issuance of common stock
    Employee stock purchase plan                                     (2.4)                   0.7          19.8
    Employee benefit plans                                                                   2.4          59.0
    Stock option exercises                                          (14.7)                   2.0          52.9
    Restricted stock grants                                           2.6
Unearned stock compensation,
   net of amortization                                                0.3                                  0.1
Stock compensation plans                                              0.1                                  2.2
Employee stock benefit trust
----------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                 342.0        $3.4     $2,702.5     $2,972.7     (22.3)      $(598.3)
================================================================================================================



                                                         TOTAL
                                                      SHAREHOLDERS'
(in millions)                                OTHER       EQUITY
-------------------------------------------------------------------

BALANCE, JANUARY 1, 1994                   $  (2.5)    $ 3,477.1
Net income                                                 740.9
Dividends to common shareholders                           (85.2)
Purchase of treasury stock, at cost                        (82.0)
Issuance of common stock
    Employee stock purchase plan                             3.5
    Stock option exercises                                  14.1
    Restricted stock grants                                  0.5
Unearned stock compensation,
   net of amortization                        (4.4)         (4.4)
Stock compensation plans                      42.2          42.2
Minimum pension liability adjustment           1.3           1.3
-------------------------------------------------------------------

BALANCE, DECEMBER 31, 1994                    36.6       4,108.0
Net income                                                 856.4
Dividends to common shareholders                          (109.0)
Purchase of treasury stock, at cost                       (121.2)
Issuance of common stock
    Employee stock purchase plan                            14.7
    Employee benefit plans                                  41.5
    Stock option exercises                                  25.7
    Restricted stock grants                                  0.2
Unearned stock compensation,
   net of amortization                        (3.2)         (3.2)
Stock compensation plans                      42.9          42.1
Employee stock benefit trust                 (21.5)        (21.5)
-------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995                    54.8       4,833.7
Net income                                                 951.4
Dividends to common shareholders                          (144.4)
Purchase of treasury stock, at cost                       (625.5)
Issuance of common stock
    Employee stock purchase plan                            17.4
    Employee benefit plans                                  59.0
    Stock option exercises                                  38.2
    Restricted stock grants                                  2.6
Unearned stock compensation,
   net of amortization                        (2.6)         (2.2)
Stock compensation plans                      56.7          59.0
Employee stock benefit trust                 (24.8)        (24.8)
-------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                 $  84.1      $5,164.4
===================================================================

(1) Amounts have been restated to reflect the Company's two-for-one stock split.

See notes to the consolidated financial statements.


                                                Dean Witter, Discover & Co. 1996

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)


Year ended December 31,                                                            1996            1995            1994
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income                                                                   $    951.4      $    856.4      $    740.9
Adjustments to reconcile net income to net cash flows from
  operating activities
    Depreciation and amortization                                                  83.3            70.0            58.8
    Provision for losses on receivables                                         1,232.3           743.7           548.4
    Employee compensation settled through the issuance of
      common stock                                                                 87.1            57.2            37.0
    Deferred income taxes                                                         (83.4)          (93.4)         (155.6)
Decrease (increase) in operating assets
    Cash and securities segregated under federal and other regulations           (118.1)         (432.0)          227.9
    Receivables
        Securities clients                                                       (262.0)          (22.2)           70.9
        Other                                                                     (72.1)          (74.1)         (111.4)
    Securities borrowed                                                        (1,508.1)           (6.6)         (250.8)
    Amounts due from asset securitizations                                       (215.8)         (231.4)          269.6
    Matched securities purchased under agreements to resell, net                 (223.8)          (27.1)            4.0
    Securities owned and securities sold but not yet purchased, at
      market value, net                                                            84.1          (299.4)        1,023.3
    Other assets                                                                  128.3           106.2           (32.4)
Increase (decrease) in operating liabilities
    Payables
        Securities clients                                                        250.3           447.0           (40.9)
        Drafts                                                                    130.6            10.5             2.9
        Income taxes                                                               57.5           (26.2)          (89.5)
    Securities loaned                                                           1,397.1           (23.3)          165.0
    Other liabilities and accrued expenses                                        289.7           421.5           408.3
                                                                             ------------------------------------------
    Cash provided by operating activities                                       2,208.4         1,476.8         2,876.4
                                                                             ------------------------------------------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Net principal disbursed on consumer loans                                      (7,531.7)       (7,429.2)       (6,166.3)
Purchases of consumer loans                                                       (51.3)         (306.9)          (85.8)
Sales of consumer loans                                                         4,824.1         1,827.3         1,970.1
Other                                                                             (39.8)         (116.2)         (118.7)
                                                                             ------------------------------------------
    Cash used in investing activities                                          (2,798.7)       (6,025.0)       (4,400.7)
                                                                             ------------------------------------------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of commercial paper, net                                   (77.6)        2,061.9           194.0
Net increase (decrease) in other short-term borrowings                           (508.8)           36.4           343.1
Deposits, net                                                                   1,021.5           982.4           320.6
Proceeds from issuance of long-term borrowings, net                             1,420.1         1,433.5         2,142.1
Securities sold under agreements to repurchase, net                               (14.8)          347.3          (826.3)
Dividends paid                                                                   (134.0)         (102.3)          (81.1)
Proceeds from issuance of common stock                                             44.1            40.6            17.7
Purchase of treasury stock                                                       (625.5)         (121.2)          (82.0)
                                                                             ------------------------------------------
    Cash provided by financing activities                                       1,125.0         4,678.6         2,028.1
                                                                             ------------------------------------------
Increase in cash and cash equivalents                                             534.7           130.4           503.8
Cash and cash equivalents, beginning of period                                  1,464.5         1,334.1           830.3
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                       $1,999.2        $1,464.5        $1,334.1
=======================================================================================================================

See notes to the consolidated financial statements.



Dean Witter, Discover & Co. 1996
34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  INTRODUCTION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Dean Witter, Discover & Co. and subsidiaries (the "Company"). The Company is a financial services organization that provides a broad range of credit and investment products, with a primary focus on individual customers. Through its wholly-owned subsidiary NOVUS Credit Services Inc. ("NCSI"), the Company conducts its credit services business, including the operation of the NOVUS(sm) Network, a proprietary network of merchant and cash access locations, and the issuance of proprietary general purpose credit cards. The Company's securities business is conducted primarily through its wholly-owned subsidiaries Dean Witter Reynolds Inc. ("DWR") and Dean Witter InterCapital Inc. All material intercompany balances and transactions have been eliminated.

    The preparation of the consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from these estimates.

    Certain reclassifications have been made to prior year amounts to conform to the current presentation.

2.  SUBSEQUENT EVENT

On February 5, 1997, the Company and Morgan Stanley Group Inc. ("Morgan Stanley") announced a definitive agreement to merge. Under the terms of the merger agreement unanimously approved by the Boards of Directors of both companies, each of Morgan Stanley's common shares will be exchanged for 1.65 common shares of the Company. Morgan Stanley preferred shares outstanding at the date of the merger will be exchanged for preferred shares of the Company having substantially identical terms. The transaction, which is expected to be completed in mid-1997, is intended to be a tax free exchange and accounted for as a pooling of interests and is subject to customary closing conditions, including certain regulatory approvals and the approval of shareholders of both companies. Prior to the time of closing each company will formally rescind its remaining stock repurchase authorizations.

    The following table sets forth certain unaudited pro forma combined selected financial data giving effect to the merger under the pooling of interests method of accounting. The amounts presented have been prepared by combining the Company's financial data for the years ended 1996, 1995 and 1994 with Morgan Stanley's financial data for the fiscal year ended 1996 and the twelve months ended November 30, 1995 and 1994. The pro forma combined primary and fully diluted earnings per common share for the respective periods presented are based on the combined weighted average number of common shares and share equivalents of the Company and Morgan Stanley. The number of common shares and share equivalents of Morgan Stanley is based on the exchange ratio of 1.65 shares of the Company's common shares for each issued and outstanding share and share equivalent of Morgan Stanley.

(Unaudited, in millions,
except per share amounts)                       1996         1995         1994
--------------------------------------------------------------------------------
Income Statement Data(1)
   Net revenues                               $ 12,006     $  9,798     $  8,612
   Income before income taxes                    3,117        2,292        1,962
   Net income                                    1,980        1,465        1,257
   Primary earnings per share                     3.22         2.30         1.96
   Fully diluted earnings per share               3.14         2.25         1.93
--------------------------------------------------------------------------------
Balance Sheet Data (at end of period)(2)
   Total assets                               $238,860
   Total liabilities                           227,158
   Total equity                                 11,702
================================================================================

(1) The income statement data presented in this table exclude the effect of (i) the positive effects of potential increased revenues or operating synergies which may be achieved upon combining the resources of the companies (ii) investment banking, legal and miscellaneous transaction costs of the merger, which will be reflected as an expense in the period the merger is consummated, and (iii) costs associated with the integration and consolidation of the companies which are not presently estimable.

(2) Pro forma balances for 1996 represent the Company's balance sheet amounts at December 31, 1996 combined with Morgan Stanley's balance sheet amounts at November 30, 1996.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less.

CONSUMER LOANS

Consumer loans, which consist primarily of credit card, real estate-secured and other consumer installment loans, are reported at their principal amounts outstanding, less applicable allowances and unearned finance charges. Interest on consumer loans is credited to income as earned.


                                                Dean Witter, Discover & Co. 1996

    Interest is accrued on credit card loans until the date of charge-off, which generally occurs at the end of the month during which an account becomes 180 days past due, except in the case of bankruptcies and fraudulent transactions, which are charged off earlier. The interest portion of charged off credit card loans is written off against interest revenue. Origination costs related to the issuance of credit cards are charged to earnings over periods not exceeding twelve months.

    Interest generally is not accrued on real estate-secured loans which are delinquent by six monthly payments and other consumer installment loans which are delinquent by four or more monthly payments. Origination fees, net of certain direct loan origination costs, are deferred and amortized over the estimated life of the loans using the interest method. Any unamortized net origination fees and costs on real estate-secured and other consumer installment loans fully repaid are recognized as income in the period such loans are repaid.

ALLOWANCE FOR CONSUMER LOAN LOSSES

The allowance for consumer loan losses is a significant estimate that is regularly evaluated by management for adequacy on a portfolio by portfolio basis and is established through a charge to the provision for loan losses. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

    The Company uses the results of these evaluations to provide an allowance for loan losses. The exposure for credit losses for owned loans is influenced by the performance of the portfolio and other factors discussed above, with the Company absorbing all related losses. The exposure for credit losses for securitized loans is represented by the Company retaining a contingent risk based on the amount of credit enhancement provided.

    Management believes that its estimates have been historically prudent in light of the need to allow the market for asset securitizations, in particular those backed by credit card receivables, to mature, and in light of the uncertainty of accounting standards for asset securitizations. In 1996, the Company revised its estimate of the allowance for losses for loans intended to be securitized. This revision was based on the Company's experience with credit losses related to securitized loans in a mature asset securitization market and the recent issuance of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", by the Financial Accounting Standards Board ("FASB"), which eliminated the uncertainty surrounding the appropriate accounting treatment for asset securitization transactions. The Company intends to maintain existing loan loss allowances for securitizations outstanding until the related loans are liquidated.

SECURITIZATION OF CONSUMER LOANS

The Company periodically sells consumer loans through asset securitizations and continues to service these loans. The revenues derived from servicing these loans are recorded in the consolidated statements of income as servicing fees over the term of the securitized loans rather than at the time the loans are sold. The effects of recording these revenues over the term of the securitized loans rather than at the time the loans were sold have not been material.

    Amounts due from asset securitizations in the consolidated balance sheets represent cash and receivables from third parties. These receivables include the Company's share of cash collections on certain securitized credit card loans which are held by third parties and paid to the Company during the month subsequent to collection, credit enhancement reserve funds maintained with third parties and advances made by the Company as the servicer of the securitized loans.

SECURITIES TRANSACTIONS

Clients' securities transactions are recorded on a settlement date basis with related commission revenues and expenses recorded on trade date. Principal transactions are recorded on trade date. Securities are recorded at market, with gains and losses reflected in income.

    Securities transactions under agreements to resell and repurchase are collateralized financing transactions and are carried at the contract amounts at which the securities will be resold or reacquired, including accrued interest.

    Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Company to deposit cash, or other collateral with the lender. With respect to securities loaned the Company receives collateral in the form of cash or other collateral in an amount generally in excess of the market value of securities loaned.

OFFICE FACILITIES

Office facilities are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of buildings and improvements are provided principally by the straight-line method, while depreciation and amortization of furniture, fixtures and equipment is provided principally by accelerated methods. Property and equipment are depreciated over the esti-


Dean Witter, Discover & Co. 1996
36
mated useful lives of the related assets, while leasehold improvements are amortized over the lesser of the economic useful life of the asset or the term of the lease.

GOODWILL

Goodwill, which is included in other assets, is amortized on a straight-line basis over periods not exceeding 40 years.

INCOME TAXES

Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using currently enacted tax rates.

EARNINGS PER SHARE

The calculations of earnings per common share are based on the weighted average number of common shares outstanding during the period, adjusted for the dilutive effects of stock options and unissued stock awards under deferred compensation plans.

STOCK SPLIT

Effective December 26, 1996, the Company declared a two-for-one stock split, which was effected in the form of a dividend, distributable on January 14, 1997. All prior period per share, share outstanding and shareholders' equity data has been restated to reflect this split.

CARDMEMBER REWARDS

The liability for cardmember rewards expense, included in other liabilities and accrued expenses, is accrued at the time that qualified cardmember transactions occur and is calculated on an individual cardmember basis.

INTEREST RATE CONTRACTS

The Company has entered into various interest rate contracts as hedges against specific assets, liabilities or anticipated transactions. These contracts include interest rate swap, foreign currency exchange, cost of funds and interest rate cap agreements. For contracts that are designated as hedges of the Company's assets and liabilities, gains and losses are deferred and recognized as adjustments to interest income or expense over the remaining life of the underlying assets or liabilities. For contracts that are hedges of asset securitizations, gains and losses are recognized as adjustments to servicing fees.

EMPLOYEE STOCK PLANS

Employee stock plans are accounted for under the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). In accordance with the provisions of APB No. 25, no charge to earnings is recorded for those stock-based benefits issued to employees which are deemed "non-compensatory".

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective January 1, 1996 and requires the determination of the fair value, as defined, of stock options granted. The Company has elected, as permitted, to provide only the pro forma disclosure of the effect of SFAS No. 123 on earnings in Note 9 to the consolidated financial statements.

OTHER ACCOUNTING PRONOUNCEMENTS

Effective January 1, 1996, the Company adopted SFAS Nos. 121 and 122. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", generally requires that long-lived assets be reported at the lower of their carrying cost or net realizable value. SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of SFAS No. 65", requires that rights to service mortgage loans for others, however acquired, be recorded as separate assets when the mortgage loans are sold and the servicing rights are retained. This statement also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. The adoption of these statements was not material to the Company's financial position or results of operations.

    The FASB has issued SFAS No. 125, effective for transfers of financial assets made after December 31, 1996, except for transfers of certain financial assets for which the effective date has been delayed for one year. SFAS No. 125 provides financial reporting standards for the derecognition and recognition of financial assets, including the distinction between transfers of financial assets which should be recorded as sales and those which should be recorded as secured borrowings. SFAS No. 125 supersedes and incorporates the essential provisions of SFAS No. 122. The Company believes that the effect of the adoption of SFAS No. 125 will not be material to its financial position or results of operations.


                                                Dean Witter, Discover & Co. 1996

4. CONSUMER LOANS

Consumer loans were as follows.

DECEMBER 31,                              1996        1995
------------------------------------------------------------
Credit card                            $22,062.0   $20,440.4
Real estate-secured and
  other consumer installment             1,203.8     1,233.1
------------------------------------------------------------
                                        23,265.8    21,673.5
Less
  Unearned finance charges and
    unamortized discounts and fees          77.6       117.1
  Allowance for loan losses                815.3       721.8
------------------------------------------------------------
Consumer loans, net                    $22,372.9   $20,834.6
============================================================

Activity in the allowance for consumer loan losses was as follows.

                                    1996     1995     1994
------------------------------------------------------------
Balance, January 1                $  721.8   $565.7   $436.8
Additions
  Provision for loan losses        1,220.6    730.5    537.0
  Purchase of loan portfolios          4.0     30.6      4.3
------------------------------------------------------------
    Total additions                1,224.6    761.1    541.3
------------------------------------------------------------
Deductions
  Charge-offs                      1,189.2    716.8    470.6
  Recoveries                        (156.2)  (121.3)   (89.1)
------------------------------------------------------------
    Net charge-offs                1,033.0    595.5    381.5
------------------------------------------------------------
Other(1)                             (98.1)    (9.5)   (30.9)
------------------------------------------------------------
Balance, December 31              $  815.3   $721.8   $565.7
------------------------------------------------------------

(1) Primarily reflects net transfers related to asset securitizations.

Interest accrued on loans subsequently charged off, recorded as a reduction of interest revenue, was $180.9 million, $114.8 million and $69.8 million in 1996, 1995 and 1994.

    At December 31, 1996 and 1995, $5,788.6 million and $7,000.2 million of the Company's consumer loans had minimum contractual maturities of less than one year. Because of the uncertainty regarding consumer loan repayment patterns, which historically have been higher than contractually required minimum payments, and variable rate loan pricing utilized by the Company, this amount may not necessarily be indicative of the Company's consumer loan repricing schedule.

    At December 31, 1996 and 1995, the Company had commitments to extend credit in the amounts of $156.6 billion and $133.3 billion. Commitments to extend credit arise from agreements to extend to customers unused lines of credit on certain credit cards and home equity lines of credit issued by the Company, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.

    The Company received proceeds from asset securitizations of $4,527.5 million, $1,827.3 million, and $1,970.1 million in 1996, 1995 and 1994. The uncollected balances of consumer loans sold through asset securitizations were $13,384.6 million and $10,219.5 million at December 31, 1996 and 1995. The allowance for loan losses related to securitized loans, included in other liabilities and accrued expenses, was $447.3 million and $341.7 million at December 31, 1996 and 1995.

    The Company's consumer loan portfolio, including securitized loans, is geographically diverse, with a distribution approximating that of the population of the United States.

5. SECURITIES -- AT MARKET VALUE

Securities owned and securities sold but not yet purchased, at market value, were as follows.

DECEMBER 31,                                   1996     1995
--------------------------------------------------------------
Owned
  U.S. government and agency obligations      $ 950.4 $1,023.2
  Corporate bonds                               551.3    615.7
  Municipal bonds                               148.3    159.9
  Other                                         263.6     50.0
--------------------------------------------------------------
Total                                        $1,913.6 $1,848.8
==============================================================
Sold but not yet purchased
  U.S. government and agency obligations     $1,198.8 $  994.2
  Corporate bonds                                61.6    116.0
  Other                                          13.7     15.0
--------------------------------------------------------------
Total                                        $1,274.1 $1,125.2
==============================================================

Securities sold but not yet purchased represent obligations of the Company to deliver specified securities at contracted prices, thereby creating a liability to purchase the securities at prevailing market prices.

Dean Witter, Discover & Co. 1996
--------------------------------
38

6. BORROWINGS

SHORT-TERM BORROWINGS

Short-term borrowings and related interest rates were as follows.

DECEMBER 31,                              1996                        1995
------------------------------------------------------------------------------------
                                  AMOUNT        INTEREST       AMOUNT       INTEREST
                             OUTSTANDING          RATE(1) OUTSTANDING         RATE(1)
--------------------------------------------------------------------------------------
Commercial paper                $4,736.8          5.52%      $4,688.5          5.84%
Other
  Federal funds
    purchased                      458.8          5.51          720.0          5.79
  Bank borrowings                  410.3          5.45          385.3          6.75
  Bank notes                       259.1          5.45          529.6          5.85
  Note payable
    to Tandy                          --            --            2.1          6.49
--------------------------------------------------------------------------------------
Total                           $5,865.0          5.51%      $6,325.5          5.89%
======================================================================================

(1) Interest rates are presented on a weighted average basis and exclude the effects of interest rate contracts.

At December 31, 1996 and 1995, short-term borrowings were subject to interest rate exchange agreements of $778.8 million and $1,002.3 million, and interest rate cap agreements of $30.0 million and $405.0 million. The interest rate exchange agreements, which consist of interest rate swap and cost of funds agreements, primarily converted the related borrowings to fixed rates.At December 31, 1996 and 1995, the weighted average interest rates on short-term borrowings, including the effects of interest rate contracts, were 5.55% and 5.97%.

    The Company maintains a senior bank credit facility to support general liquidity needs, including the issuance of commercial paper at the corporate level. In 1996, the Company renewed this facility and increased its amount to $4.0 billion from $3.25 billion. The facility expires in April 1997 and contains certain extension provisions. The Company currently plans to renew or replace this facility prior to its expiration. This facility contains covenants that require the Company to maintain minimum net worth requirements and specified financial ratios. The Company believes that the covenant restrictions will not impair its ability to pay its current level of dividends. As of December 31, 1996, the Company had never borrowed from its senior bank credit facility.

    Riverwoods Funding Corporation ("RFC"), an entity included in the consolidated financial statements of the Company, maintains a senior bank credit facility to support the issuance of asset-backed commercial paper. In 1996, RFC renewed this facility and increased its amount to $2.1 billion from $1.75 billion. RFC currently plans to renew or replace this facility prior to its expiration in October 1997. Under the terms of the asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of $2.2 billion at December 31, 1996. RFC has never borrowed from its senior bank credit facility.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

At December 31, 1996 and 1995, the weighted average interest rates on amounts borrowed through repurchase agreements were 5.98% and 5.55%. Substantially all of the Company's proprietary positions in U.S. government and agency obligations are pledged as collateral in connection with repurchase agreements.

LONG-TERM BORROWINGS

Long-term borrowings, which consisted of senior long-term notes net of unamortized discount, and related interest rates were as follows.

DECEMBER 31,                              1996                       1995
--------------------------------------------------------------------------------------
                                AMOUNT          INTEREST      AMOUNT       INTEREST
                             OUTSTANDING         RATE(1) OUTSTANDING         RATE(1)
--------------------------------------------------------------------------------------
Floating rate notes             $4,257.1          5.78%      $3,275.5          6.05%
Fixed rate notes                 3,409.1          6.59        3,398.0          6.44
Foreign
  denominated                      478.0          4.98           58.9          2.06
--------------------------------------------------------------------------------------
Total                           $8,144.2          6.07%      $6,732.4          6.21%
======================================================================================

(1) Interest rates are presented on a weighted average basis and exclude the effects of interest rate exchange agreements.

At December 31, 1996 and 1995, the use of interest rate exchange agreements effectively converted $2,021.3 million and $2,071.3 million of fixed rate borrowings to floating rates and in 1995, $75.0 million of floating rate borrowings to fixed rates. At December 31, 1996 and 1995, $275.0 million and $325.0 million of floating rate borrowings were converted to floating rates with different repricing indices. At December 31, 1996 and 1995, the Company had $492.2 million and $59.1 million of foreign currency exchange agreements which effectively converted the related foreign denominated borrowing to floating US indexed interest rates. At December 31, 1996 and 1995, the weighted average interest rates on long-term borrowings, including the effects of interest rate exchange agreements, were 6.02% and 6.28%.

    At December 31, 1996, floating rate notes had a weighted average remaining maturity of two years, fixed rate notes had a weighted average remaining maturity of six years and foreign denominated notes had a weighted average remaining maturity of five years.

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

    At December 31, 1996, the principal amounts of long-term borrowings maturing over the next five years were as follows.

------------------------------------------------------------
1997                                                $1,073.1
1998                                                 1,705.2
1999                                                   819.6
2000                                                 1,510.0
2001                                                   577.9
============================================================

Cash paid for interest for the Company's borrowings and deposits was $2,130.2 million, $1,997.9 million and $1,288.8 million in 1996, 1995 and 1994.

7. DEPOSITS

Deposits were as follows.

DECEMBER 31,                              1996        1995
------------------------------------------------------------
Demand, passbook, and money
  market accounts                       $1,715.9    $1,552.0
Consumer certificate accounts            1,354.0     1,222.2
$100,000 minimum certificate accounts    4,142.7     3,416.9
------------------------------------------------------------
Total                                   $7,212.6    $6,191.1
============================================================

The weighted average interest rates of interest-bearing deposits outstanding during 1996 and 1995 were 6.29% and 6.55%.

    At December 31, 1996 and 1995, $495.0 million and $20.0 million of the Company's deposits were converted to floating rates through the use of interest rate exchange agreements. At December 31, 1996, the weighted average interest rate of the Company's deposits including the effect of interest rate exchange agreements was 6.23%.

    At December 31, 1996, certificate accounts maturing over the next five years were as follows.

------------------------------------------------------------
1997                                                $1,410.9
1998                                                 1,720.7
1999                                                   878.9
2000                                                   424.5
2001                                                   688.2
============================================================

8. EMPLOYEE BENEFIT PLANS

PENSION PLANS

Substantially all employees of the Company are eligible to participate, after meeting certain age and service requirements, in Company sponsored non-contributory defined benefit pension plans. Pension benefits are based on length of service and average annual compensation. The Company's policy is to contribute an amount at or above that which is required under the Employee Retirement Income Security Act.

    Pension expense consisted of the following.

YEAR ENDED DECEMBER 31,              1996     1995     1994
--------------------------------------------------------------
Service cost                         $38.3   $ 27.5   $ 35.0
Interest on projected benefit
  obligation                          43.2     37.1     35.7
Actual return on plan assets         (76.0)   (68.9)   (12.7)
Net amortization and deferral         38.0     34.4    (19.9)
--------------------------------------------------------------
Total                                $43.5   $ 30.1   $ 38.1
============================================================

The expected long-term rate of return on plan assets was 9.0% in 1996, 1995 and 1994.

    The funded status of these plans was as follows.

DECEMBER 31,                                                 1996         1995
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                   $490.2       $470.5
Accumulated benefit obligation                               523.3        497.5
===============================================================================
Projected benefit obligation                                $632.8       $595.9
Plan assets at fair value                                    566.3        478.7
--------------------------------------------------------------------------------
Plan assets less than projected benefit
  obligation                                                  66.5        117.2
Unrecognized transitional obligation                         (10.8)       (13.4)
Unrecognized net (loss) gain                                 (15.1)       (56.3)
Unrecognized prior service cost                               (2.4)        (3.1)
Adjustment required to recognize
  minimum liability                                            0.3          1.4
--------------------------------------------------------------------------------
Accrued pension liability                                   $ 38.5       $ 45.8
===============================================================================

Assumptions used in calculating the projected benefit obligation were as follows.

YEAR ENDED DECEMBER 31,                              1996       1995       1994
--------------------------------------------------------------------------------
Discount rate                                        7.50%      7.25%      8.50%
Rate of increase in compensation levels              5.00       5.00       5.00
================================================================================

Dean Witter, Discover & Co. 1996
--------------------------------
40

OTHER PLANS

The Company has unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. At December 31, 1996 and 1995, the Company's obligation for these benefits was $36.0 million and $32.9 million.

    Employees of the Company are eligible to participate in the Company's 401(k) plan upon meeting certain eligibility requirements. The Company matches a portion of each participant's contribution based upon the performance of the Company. The Company's contributions to the 401(k) plan were $41.6 million, $37.3 million and $34.3 million in 1996, 1995 and 1994.

9. STOCK PLANS

The Company maintains equity-based incentive plans under which various types of stock awards are granted to officers, directors and key employees of the Company.

EQUITY-BASED EMPLOYEE INCENTIVE AWARDS

The Company is authorized to issue up to 38.2 million shares of its common stock in connection with awards under several equity-based employee incentive plans.

Stock option activity under these plans was as follows.

YEAR ENDED DECEMBER 31,                    1996                    1995
--------------------------------------------------------------------------------
                                    NUMBER      AVERAGE      NUMBER      AVERAGE
                                        OF       OPTION          OF       OPTION
                                    SHARES        PRICE      SHARES        PRICE
--------------------------------------------------------------------------------
Options outstanding at
  beginning of the year               27.7       $15.00        16.6       $12.53
Granted                                0.1        25.96        13.1        17.65
Exercised                             (2.0)       13.58        (1.8)       11.39
Forfeited                             (0.4)       17.49        (0.2)       15.43
Options outstanding at
  Year end                            25.4        15.10        27.7        15.00
--------------------------------------------------------------------------------
Eligible for exercise at
  year end                            17.0       $13.82        11.2       $12.36
================================================================================

                                          OPTIONS                      OPTIONS
DECEMBER 31, 1996                       OUTSTANDING                  EXERCISABLE
------------------------------------------------------------------------------------
                                          AVERAGE    AVERAGE                 AVERAGE
RANGE OF                      NUMBER    REMAINING     OPTION      NUMBER      OPTION
EXERCISE PRICES          OUTSTANDING  LIFE (YEARS)     PRICE EXERCISABLE       PRICE
------------------------------------------------------------------------------------
$8.00 to $12.99                  3.4           5      $10.11         3.4      $10.11
$13.00 to $19.99                21.7           7       15.78        13.5       14.69
$20.00 to $27.99                 0.3           9       24.52         0.1       24.49
====================================================================================

At December 31, 1996, 12.5 million shares were available for future grant under these plans.

    These plans are "non-compensatory" under APB No. 25, and, accordingly, no charge to earnings has been recorded. On a pro forma basis, under SFAS No. 123, if the fair value of options granted in 1996 and 1995 had been charged to earnings, net income as recorded would have been reduced by $14.5 million in both 1996 and 1995. Primary and fully diluted earnings per common share as reported, would have been reduced by $0.04 in both 1996 and 1995.

    The fair value of each option grant is estimated on the date of grant using a binomial option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995: dividend yield of 1.72% and 1.82%; expected volatility of 22.19%; risk-free interest rates of 5.31% and 7.74%; and expected lives of 5.5 years.

EMPLOYEE STOCK PURCHASE PLAN

Under the Employee Stock Purchase Plan, employees may purchase shares of the Company's common stock at not less than 85% of the fair market value on the date of purchase. The Company is authorized to issue up to 2.2 million shares of common stock under this plan. In 1996 and 1995, employees of the Company purchased 0.7 million and 0.8 million shares of common stock.

    The discount to fair market value was $2.4 million for 1996 and $0.6 million for 1995. The plan is "non-compensatory" under APB No. 25, and, accordingly, no charge to earnings has been recorded for the amount of the discount to fair market value. On a pro forma basis, if the discount had been charged to earnings, net income would have been reduced by $1.5 million and $0.4 million in 1996 and 1995.

DEFERRED COMPENSATION AWARDS

The Company is authorized to issue up to 16.3 million shares of its common stock under the terms of its deferred compensation plans. These plans provide for the deferral of a portion of certain employees' compensation with payment made in the form of shares of the Company's common stock. In 1996 and 1995, the Company recorded compensation expense of $87.1 million and $57.2 million and unearned compensation of $7.7 million and $6.1 million in connection with the award of approximately 3.0 million and 2.4 million shares of common stock under these plans in 1996 and 1995. These shares were issued in 1997 and 1996 and are held in custodial or trust accounts pending employee eligibility to receive the shares. Unearned compensation is recognized over the related plan vesting periods.

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

NON-EMPLOYEE DIRECTOR AWARDS

The Company sponsors stock plans for non-employee directors under which 0.4 million shares of the Company's common stock have been authorized for issuance in the form of option grants, stock awards or deferred compensation. The fair value of awards granted under this plan is charged to expense over the vesting period of the related grant. The effect of these grants on results of operations was not material.

10. INCOME TAXES

Income tax expense (benefit) was as follows.

YEAR ENDED DECEMBER 31,                      1996          1995            1994
--------------------------------------------------------------------------------
Current:
Federal                                    $596.5         $537.5         $540.3
State and local                              80.6           95.4           89.0
--------------------------------------------------------------------------------
                                            677.1          632.9          629.3
--------------------------------------------------------------------------------
Deferred:
Federal                                     (77.5)         (75.0)        (136.2)
State and local                              (5.9)         (18.4)         (19.4)
--------------------------------------------------------------------------------
                                            (83.4)         (93.4)        (155.6)
--------------------------------------------------------------------------------
Total                                      $593.7         $539.5         $473.7
================================================================================

Deferred income taxes were as follows.

DECEMBER 31,                                              1996           1995
--------------------------------------------------------------------------------
Assets:
Loan loss allowances                                    $  437.7       $  366.7
Deferred compensation                                      248.7          207.8
Other valuation and liability allowances                   282.6          279.9
Other deferred tax assets                                   91.9           87.2
--------------------------------------------------------------------------------
                                                         1,060.9          941.6
--------------------------------------------------------------------------------
Liabilities:
Prepaid commissions                                       (143.3)        (125.8)
Other deferred tax liabilities                             (97.3)         (78.9)
--------------------------------------------------------------------------------
                                                          (240.6)        (204.7)
--------------------------------------------------------------------------------
Total                                                   $  820.3       $  736.9
================================================================================

A reconciliation from the statutory federal income tax rate to the effective tax rate was as follows.

YEAR ENDED DECEMBER 31,               1996     1995     1994
---------------------------------------------------------------
U.S. statutory rate                   35.0%    35.0%    35.0%
State and local taxes, net of
  federal benefit                      3.3      3.5      3.5
Other                                  0.1      0.1      0.5
---------------------------------------------------------------
Effective tax rate                    38.4%    38.6%    39.0%
===============================================================

Prior to June 30, 1993, the Company was a subsidiary of Sears, Roebuck and Co. ("Sears"). The Company and Sears have an agreement under which the Company is responsible for additional taxes arising as the result of amendment or audit that are attributable to the business of the Company for any period during which it was owned by Sears. Sears will reimburse the Company for any tax benefits attributable to the business of the Company for the applicable periods.

    Cash paid for income taxes was $598.6 million, $653.9 million and $719.0 million in 1996, 1995 and 1994.

11. REGULATORY CAPITAL REQUIREMENTS

Under regulatory net capital requirements adopted by the Federal Deposit Insurance Corporation ("FDIC") and other regulatory capital guidelines, FDIC insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to total assets ("leverage ratio") and (b) 8% combined Tier 1 and Tier 2 capital, as defined, to risk-weighted assets ("risk-weighted capital ratio"). At December 31, 1996, the leverage ratio and risk-weighted capital ratio of each of the Company's FDIC insured financial institutions exceeded these and all other regulatory minimums.

    DWR, the Company's primary broker-dealer, is subject to the uniform net capital rule under the Securities Exchange Act of 1934. Under the alternative method permitted by this Rule, the required net capital, as defined, shall not be less than the greater of (a) one million dollars, (b) 2% of aggregate debit balances arising from client transactions pursuant to the Securities Exchange Act of 1934 Rule 15c3-3, or (c) 4% of the funds required to be segregated pursuant to the Commodity Exchange Act. The New York Stock Exchange, Inc. may also require a member organization to reduce its business if its net capital is less than the greater of (a) 4% of aggregate debit balances or (b) 6% of the funds required to be segregated and may prohibit a member organization from expanding its business and declaring cash dividends if its net capital is less than the greater of (a) 5% of aggregate debit balances or (b) 7% of the funds required to be segregated. At December 31, 1996, DWR's net capital was $588.8 million and net capital in excess of the minimum required was $474.5 million. DWR's net capital was 19.7% of aggregate debit balances and 20.6% of funds required to be segregated.

    The regulatory capital requirements referred to above, and certain covenants contained in various agreements governing indebtedness of the Company, may restrict the Company's ability to withdraw capital from its subsidiaries. At December 31, 1996, approximately $1.7 billion of net assets of consolidated subsidiaries may be restricted as to the payment of cash dividends and advances to the Company.

Dean Witter, Discover & Co. 1996
--------------------------------
42

12. COMMITMENTS AND CONTINGENT LIABILITIES

The Company has non-cancelable operating leases covering office space and equipment. At December 31, 1996, future minimum rental commitments under such leases (net of subleases, principally on office rentals) were as follows.

------------------------------------------------------------
1997                                                $  162.6
1998                                                   143.5
1999                                                   128.1
2000                                                   115.4
2001                                                   110.7
Thereafter                                             427.9
------------------------------------------------------------
Total                                               $1,088.2
============================================================

Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense, net of sublease rental income, was $162.6 million, $153.1 million and $148.5 million in 1996, 1995 and 1994.

    The Company has an agreement with Advantis, a joint venture between Sears and IBM, under which the Company receives information processing, data networking and related services. Under the terms of the agreement, the Company has an aggregate minimum annual commitment of $166.0 million subject to annual cost of living adjustments.

    At December 31, 1996, the Company had outstanding letters of credit of approximately $61.5 million which expire on various dates through June 30, 1997. The letters of credit are written in favor of clearing associations to satisfy margin requirements and with the trustee for various unit investment trust underwritings. Annual fees of 0.25% are paid on the amounts of these letters of credit.

    In the normal course of business, the Company has been named as a defendant in various lawsuits. Some of these lawsuits involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management, after consultation with outside counsel, that the resolution of such suits will not have a material adverse effect on the consolidated financial condition of the Company, but may be material to the Company's operating results for any particular period, depending upon the level of the Company's income for such period.

13. FINANCIAL INSTRUMENTS

TRADING ACTIVITIES

Certain market and credit risks arise from the Company's securities brokerage activities. These activities primarily facilitate clients' trading and financing transactions in financial instruments, which may include derivatives.

    The Company's client activities involve the execution, settlement and financing of various client securities and commodities transactions. Client securities activities are transacted on either a cash or margin basis, and client commodity transactions are generally transacted on a margin basis subject to individual exchange regulations. These transactions include the purchase and sale of securities, the writing of options and the purchase and sale of commodity futures and forward contracts. These activities may expose the Company to off-balance sheet risk from clients that may fail to satisfy their obligations, requiring the Company to purchase or sell financial instruments at prevailing market prices. The Company believes that the settlement of these transactions will not have a material effect on the Company's consolidated financial statements.

    The Company's exposure to credit risk associated with these transactions is measured on an individual basis, as well as by groups that share similar attributes. The Company services a diverse group of domestic and foreign corporations, governments, and institutional and individual investors. Credit risk may also be impacted by trading market volatility. The Company seeks to control risks associated with its clients' activities by requiring clients to maintain collateral in compliance with internal and regulatory guidelines. The Company monitors required margin levels and establishes credit limits daily and, pursuant to such guidelines, requires clients to deposit additional collateral, or reduce positions, when necessary.

    The Company's client financing and securities settlement activities may require the Company to pledge client securities as collateral (1) in support of various secured financing sources such as bank loans, securities loaned and repurchase agreements and (2) to satisfy margin requirements on various exchanges. In the event the counterparty is unable to meet its contractual obligation to return the client securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its client obligations. The Company controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. Additionally, the Company establishes credit limits for such activities and monitors compliance on a daily basis. At December 31, 1996, the market value of client securities

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------
pledged under these secured financing transactions approximated the amounts due.

    The Company's derivative trading activities are generally limited to facilitating client trading activity. The Company's derivative trading activities primarily involve foreign currency forward contracts and foreign currency options. All financial instruments are carried at market value. Gains and losses from financial instruments are recorded in the consolidated statements of income as principal transactions revenue. Market risk is generally controlled by holding substantially offsetting purchase and sell positions. In certain cases, the Company has entered into master netting agreements which allow for net settlement of offsetting transactions with counterparties. The table below presents the Company's trading derivatives. Where derivative instruments are subject to netting arrangements, the amounts disclosed are presented on a net settlement basis.

    Foreign currency forward contracts represent obligations to purchase or sell with the seller agreeing to make delivery at a specified future date and a specified price. Foreign currency options provide the holder the right, but not the obligation, to purchase or sell on a certain date and at a specified price. The fair values of these instruments represent quoted market prices.

    Principal transactions revenues include revenues from purchases and sales in which the Company acts as a principal, as well as gains and losses on securities held for resale. Revenues from fixed income principal trading activities were $240.5 million, $261.6 million and $247.2 million in 1996, 1995 and 1994.
Revenues from equity securities principal trading activities were $208.8 million, $217.3 million and $174.7 million in 1996, 1995 and 1994. The net gains or losses from derivative financial instruments in 1996, 1995 and 1994 were not material.

DECEMBER 31,                                          1996                                        1995
------------------------------------------------------------------------------------------------------------------------------
                                      CONTRACT OR                     AVERAGE    CONTRACT OR                      AVERAGE
                                         NOTIONAL         FAIR           FAIR       NOTIONAL          FAIR           FAIR
                                           AMOUNT        VALUE          VALUE         AMOUNT         VALUE          VALUE
------------------------------------------------------------------------------------------------------------------------------
Foreign currency forward contracts
  Assets                                $6,298.4        $ 61.3         $ 64.5       $5,640.2        $ 62.7         $ 53.3
  Liabilities                            6,251.9         (61.1)         (64.3)       5,584.2         (62.5)         (53.3)
Foreign currency options
  Assets                                   675.2           2.2            9.6        1,589.1           6.8           11.1
  Liabilities                              675.2          (2.2)          (9.6)       1,589.1          (6.8)         (11.1)
==============================================================================================================================

OTHER THAN TRADING ACTIVITIES

The Company uses interest rate contracts, which consist of interest rate exchange agreements and purchased interest rate cap agreements, as part of its interest rate risk management program. This program is designed to reduce the volatility of earnings resulting from changes in interest rates, including the interest rate risk inherent in servicing fees received by the Company from consumer loans sold through asset securitizations. This is accomplished primarily through matched financing, which entails matching the repricing schedules of consumer loans and the related financing. The Company utilizes interest rate contracts where asset and funding repricing characteristics are not matched effectively. These contracts are entered into as hedges of interest rate risk, and gains or losses from these contracts generally offset counterbalancing gains or losses on hedged risk. The Company attempts to match the recognition of the gains or losses in the periods in which the hedged risk is realized. Thus, gains or losses may be recognized as part of periodic settlements or, upon early termination of an interest rate contract, deferred and amortized over the remaining period of the hedged risk to achieve the appropriate matching. Interest rate contracts are subject to credit risk for counterparty nonperformance. The fair value of these agreements is the estimated amount that the Company would receive (or pay) to terminate the underlying contract, taking into account current market conditions.

    Interest rate exchange agreements, which include interest rate swap and cost of funds agreements, are settled by reference to the difference between the base interest rates being exchanged, multiplied by the notional amount of the contract. These agreements subject the Company to market risk in excess of amounts recorded in the consolidated balance sheets in the event of unfavorable market interest rate movements. Interest rate swap agreements are derivative financial instruments which are entered into with institutions that are established dealers and that maintain certain minimum credit criteria established by the Company. Cost of funds agreements are entered into as part of agreements pursuant to which the Company provides private label credit card processing services to certain of its merchant clients.

Dean Witter, Discover & Co. 1996
--------------------------------
44

    Interest rate exchange agreements outstanding were as follows.

DECEMBER 31,                               1996                         1995
----------------------------------------------------------------------------------------
                                  NOTIONAL          FAIR       NOTIONAL          FAIR
                                    AMOUNT         VALUE         AMOUNT         VALUE
----------------------------------------------------------------------------------------
Interest rate swaps
  Pay floating rate,
    receive fixed rate            $5,021.3        $(32.4)      $4,164.8        $ 79.3
  Pay fixed rate,
    receive floating rate            669.0          (8.1)         837.7         (19.2)
  Pay floating rate,
    receive floating rate            275.0          (0.5)         425.0          (1.4)
Cost of funds agreements             513.8           1.6          631.3           0.9
========================================================================================

In addition to the interest rate exchange agreements described above, the Company has entered into foreign currency exchange agreements on its foreign denominated borrowings. These agreements hedge the Company's exposure to currency fluctuations and primarily converted the repricing characteristics of the related foreign denominated borrowings to floating US indexed rates. At December 31, 1996 and 1995, $492.2 million and $59.1 million of these agreements were outstanding. At December 31, 1996 and 1995, the fair value of these agreements were ($6.0) million and ($2.5) million.

    Purchased interest rate cap agreements are derivative financial instruments which, by their nature, have no off-balance sheet risk of loss due to unfavorable interest rate movements. The Company pays an initial premium, which is recorded on the balance sheet and amortized to interest expense over the term of the cap agreement. Benefits received are recorded as a reduction of interest expense. The Company had outstanding interest rate cap agreements with notional amounts of $40.0 million and $415.0 million at December 31, 1996 and 1995, of which $40.0 million were in effect at December 31, 1996 and 1995. At December 31, 1996 and 1995, the fair values of these agreements were $0.3 million and $0.9 million.

    In connection with certain asset securitizations, the Company has written interest rate cap agreements with notional amounts of $240.0 million and strike rates of 11%. Any settlement payments made under these agreements will generally be passed back to the Company through an adjustment of servicing fees, although this is subject to the risk of counterparty nonperformance. At December 31, 1996 and 1995, the fair values of these agreements were not material. No payments have been made by the Company under these agreements, which expire in 1997.

FAIR VALUE

The estimated fair value amounts of the Company's financial instruments have been determined using available market information and appropriate valuation methodologies. Considerable judgment is required to develop estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

    At December 31, 1996 and 1995, the carrying amounts of the Company's financial assets and liabilities were reasonable estimates of fair value.

14. SEGMENT INFORMATION

The Company is in the business of providing financial services, and operates in two distinct business segments -- Credit Services and Securities. Credit Services is engaged in the issuance and servicing of general purpose credit cards, consumer lending and electronic transaction processing services. Securities engages in delivering a broad range of financial products and services to individual and institutional investors.

    The following table presents certain information regarding these business segments.

YEAR ENDED DECEMBER 31,                     1996          1995           1994
--------------------------------------------------------------------------------
Total revenues
  Credit Services                        $ 5,161.8      $ 4,333.7      $ 3,460.2
  Securities                               3,866.8        3,600.7        3,142.4
Income before income taxes
  Credit Services                            714.4          720.9          671.7
  Securities                                 830.7          675.0          542.9
Identifiable assets at
end of period(1)
  Credit Services                         26,091.2       23,857.5       17,901.4
  Securities                              16,322.4       14,350.7       13,958.0
================================================================================

(1) Corporate assets have been fully allocated to the Company's business segments.

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

QUARTERLY INFORMATION
(in millions, except per share data)

(unaudited)                                                     QUARTER
-----------------------------------------------------------------------------------------------
1996                                         FIRST         SECOND         THIRD          FOURTH
-----------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Net operating revenues                    $1,547.5       $1,541.7       $1,526.0       $1,614.9
Income before income taxes                   400.4          388.1          393.0          363.6
Net income                                   245.8          238.8          239.0          227.8

PER SHARE DATA (1)
Earnings per common share
    Primary                               $   0.71       $   0.69       $   0.71       $   0.68
    Fully Diluted                             0.70           0.69           0.71           0.68
Average shares outstanding
    Primary                                  348.3          344.2          337.7          334.3
    Fully Diluted                            349.6          344.3          338.4          334.9
Dividends declared per common share       $   0.11       $   0.11       $   0.11       $   0.11

STOCK PRICE DATA(1)
High                                      $  29.00       $  31.06       $  28.88       $  34.38
Low                                          22.50          25.56          24.13          27.56
Close                                        28.63          28.56          27.50          33.13
===============================================================================================

                                                                 QUARTER
-----------------------------------------------------------------------------------------------
1995                                         FIRST         SECOND         THIRD          FOURTH
-----------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Net operating revenues                    $1,367.6       $1,424.9       $1,451.2       $1,432.2
Income before income taxes                   362.3          385.3          355.7          292.6
Net income                                   222.1          237.5          218.7          178.1

PER SHARE DATA(1)
Earnings per common share
    Primary                               $   0.64       $   0.68       $   0.62       $   0.51
    Fully Diluted                             0.64           0.68           0.62           0.51
Average shares outstanding
    Primary                                  347.0          350.7          353.0          351.7
    Fully Diluted                            347.8          351.0          354.5          351.7
Dividends declared per common share       $   0.08       $   0.08       $   0.08       $   0.08

STOCK PRICE DATA(1)
High                                      $  21.69       $  24.38       $  29.13       $  28.06
Low                                          16.75          20.00          23.19          23.25
Close                                        20.38          23.50          28.13          23.50
===============================================================================================

(1) Per share and stock price data have been restated to reflect the Company's two-for-one stock split.

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

SHAREHOLDER INFORMATION

Common Stock                                            Share Purchase and Dividend Reinvestment
Ticker Symbol:DWD                                       Plan & Shareholder Services
                                                        Dean Witter Trust Company is the Record Keeper for the
The common stock of Dean Witter, Discover & Co.         Share Purchase and Dividend Reinvestment Plan and the
is listed on the New York Stock Exchange and on the     Transfer Agent for the Company's common stock. For
Pacific Stock Exchange                                  more information on the Plan or assistance with address
                                                        changes, dividend checks, registration changes, lost stock
Dividends                                               certificates and share ownership, contact:
Effective March 1997, Dean Witter, Discover & Co.'s
Board of Directors increased the quarterly cash         Dean Witter Trust Company
dividend to $0.14 per share of common stock.            Harborside Financial Center, Plaza Two
                                                        Jersey City, NJ 07311-3977
As of December 31,1996, the Company had 197,149         800-622-2393
shareholders of record.
                                                        Annual Report on Form 10-K
Independent Auditors                                    and Shareholder Inquiries
Deloitte & Touche LLP                                   For general information about the Company and to
Two World Financial Center                              request copies of the Company's Annual Report on
New York, NY 10281                                      Form 10-K filed with the Securities and Exchange
212-436-2000                                            Commission contact:

                                                        Shareholder Helpline
                                                        800-733-2307

                                                        Investor Relations
                                                        Security analysts, portfolio managers and representa-
                                                        tives of financial institutions seeking information about
                                                        the Company are invited to contact:

                                                        Investor Relations
                                                        212-392-6171



                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

BOARD OF DIRECTORS

Nancy Kassebaum Baker                            Miles L. Marsh
Former United States Senator                     Chairman and Chief Executive Officer
                                                 James River Corporation of Virginia
Edward A. Brennan
Retired Chairman and Chief Executive Officer     Michael A. Miles
Sears, Roebuck and Co.                           Former Chairman and Chief Executive Officer
                                                 Phillip Morris Companies Inc.
Alfred C. DeCrane, Jr.
Retired Chairman and Chief Executive Officer     Sybil C. Mobley
Texaco Inc.                                      Dean, School of Business and Industry
                                                 Florida A&M University
Robert M. Gardiner
Senior Advisor                                   Philip J. Purcell
Dean Witter, Discover & Co.                      Chairman and Chief Executive Officer
                                                 Dean Witter, Discover & Co.
C. Robert Kidder
Chairman and Chief Executive Officer             Clarence B. Rogers, Jr.
Borden Inc.                                      Chairman and Former Chief Executive Officer
                                                 Equifax, Inc.

EXECUTIVE OFFICERS

Philip J. Purcell                                James F. Higgins
Chairman and Chief Executive Officer             Executive Vice President and
                                                 President, Dean Witter Financial
Thomas R. Butler
Executive Vice President and                     Mitchell M. Merin
President, NOVUS Services                        Executive Vice President
                                                 Chief Administrative Officer
Richard M. DeMartini
Executive Vice President and                     Stephen R. Miller
President, Dean Witter Capital                   Executive Vice President and President
                                                 and Chief Operating Officer,
Christine A. Edwards                             DWD Electronic Financial Services
Executive Vice President
General Counsel and Secretary                    Thomas C. Schneider
                                                 Executive Vice President
                                                 Chief Financial Officer



                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

DEAN WITTER, DISCOVER & CO.
TWO WORLD TRADE CENTER
NEW YORK, NEW YORK 10048
TELEPHONE 212-392-2222








[LOGO] DEAN WITTER, DISCOVER & CO.