Form 10-K, Exhibit 13
period 1997-11-30
MORGAN STANLEY DEAN WITTER DISCOVER & CO
filed 1998-02-20
CIK 895421

                                                                    EXHIBIT 13.1

17.  QUARTERLY RESULTS (UNAUDITED)

                                                                      1997
------------------------------------------------------------------------------------------------------
                                                                 FISCAL QUARTER
------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS,
EXCEPT SHARE AND PER SHARE DATA)              FIRST          SECOND           THIRD          FOURTH
------------------------------------------------------------------------------------------------------
Revenues
   Investment banking                 $         522   $         581   $         818   $         773
   Principal transactions:
     Trading                                    869             722             778             822
     Investments                                 56             136             206              65
   Commissions                                  490             484             559             553
   Fees:
     Asset management, distribution
       and administration                       587             610             656             652
     Merchant and cardmember                    436             424             433             411
     Servicing                                  202             184             196             180
   Interest and dividends                     3,369           3,197           3,570           3,447
   Other                                         29              38              41              36
------------------------------------------------------------------------------------------------------
     Total revenues                           6,560           6,376           7,257           6,939
   Interest expense                           2,709           2,478           2,765           2,854
   Provision for consumer
     loan losses                                379             376             385             353
------------------------------------------------------------------------------------------------------
   Net revenues                               3,472           3,522           4,107           3,732
------------------------------------------------------------------------------------------------------
Non-interest expenses
   Compensation and benefits                  1,490           1,505           1,849           1,175
   Occupancy and equipment                      128             127             134             137
   Brokerage, clearing and
     exchange fees                               95             113             130             122
   Information processing
     and communications                         270             267             249             294
   Marketing and business
     development                                288             274             293             324
   Professional services                         93              99             127             132
   Other                                        180             180             219             191
   Merger-related expenses                       --              74              --              --
------------------------------------------------------------------------------------------------------
   Total non-interest expenses                2,544           2,639           3,001           2,375
------------------------------------------------------------------------------------------------------
Income before income taxes                      928             883           1,106           1,357
Provision for income taxes                      357             356             428             547
------------------------------------------------------------------------------------------------------
Net income                            $         571   $         527   $         678   $         810
--------------------------------------================================================================
Earnings applicable to
   common shares(1)                   $         552   $         509   $         663   $         796
--------------------------------------================================================================
Per common share(2)
   Primary earnings(3)                $         .93   $         .85   $        1.11   $        1.33
   Fully diluted earnings(3)          $         .91   $         .83   $        1.09   $        1.30
   Dividends to common
     shareholders                     $         .14   $         .14   $         .14   $         .14
   Book value                         $       18.70   $       19.37   $       20.25   $       22.11
Average common and
     equivalent shares(2)
   Primary                              593,495,440     598,282,535     597,921,853     600,038,489
   Fully diluted                        606,621,425     611,724,590     610,187,894     612,255,249

Stock price range(4)                   $32.19-43.75    $34.50-41.50    $41.00-53.88    $47.31-58.75
------------------------------------------------------------------------------------------------------

                                                     1996
-----------------------------------------------------------------------------------------------------
                                                                    FISCAL QUARTER
-----------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS,
EXCEPT SHARE AND PER SHARE DATA)              FIRST           SECOND           THIRD          FOURTH
-----------------------------------------------------------------------------------------------------
Revenues
   Investment banking                 $         464    $         599   $         477   $         650
   Principal transactions:
     Trading                                    823              679             534             623
     Investments                                 (7)              38              29              26
   Commissions                                  455              463             412             446
   Fees:
     Asset management, distribution
       and administration                       397              429             427             479
     Merchant and cardmember                    319              346             379             461
     Servicing                                  198              189             220             202
   Interest and dividends                     2,794            2,809           3,038           2,647
   Other                                         30               37              23              36
-----------------------------------------------------------------------------------------------------
     Total revenues                           5,473            5,589           5,539           5,570
   Interest expense                           2,250            2,245           2,419           2,020
   Provision for consumer
     loan losses                                224              270             302             418
-----------------------------------------------------------------------------------------------------
   Net revenues                               2,999            3,074           2,818           3,132
------------------------------------------------------------------------------------------------------
Non-interest expenses
   Compensation and benefits                  1,275            1,303           1,171           1,322
   Occupancy and equipment                      119              120             122             132
   Brokerage, clearing and
     exchange fees                               77               79              76              85
   Information processing
     and communications                         232              239             249             276
   Marketing and business
     development                                229              243             247             308
   Professional services                         60               80              85             109
   Other                                        167              166             160             175
   Merger-related expenses                       --               --              --              --
-----------------------------------------------------------------------------------------------------
   Total non-interest expenses                2,159            2,230           2,110           2,407
-----------------------------------------------------------------------------------------------------
Income before income taxes                      840              844             708             725
Provision for income taxes                      322              304             250             261
-----------------------------------------------------------------------------------------------------
Net income                            $         518    $         540   $         458   $         464
--------------------------------------===============================================================
Earnings applicable to
   common shares(1)                   $         502    $         523   $         443   $         446
--------------------------------------===============================================================
Per common share(2)
   Primary earnings(3)                $         .83    $         .87   $         .75   $         .76
   Fully diluted earnings(3)          $         .81    $         .86   $         .73   $         .74
   Dividends to common
     shareholders                     $         .11    $         .11   $         .11   $         .11
   Book value                         $       15.86    $       16.42   $       16.93   $       18.43
Average common and
     equivalent shares(2)
   Primary                              606,585,943      600,219,450     591,882,036     587,117,776
   Fully diluted                        620,807,404      612,616,954     604,879,722     601,438,805
Stock price range(4)                   $22.50-29.00     $25.56-31.06    $24.13-28.88    $27.56-34.38
-----------------------------------------------------------------------------------------------------

(1)  Amounts shown are used to calculate primary earnings per share.
(2) Per share and share data have been restated to reflect the Company's two-for-one stock split.
(3) Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
(4) Prices represent the range of sales per share on the New York Stock Exchange for the periods indicated. The number of stockholders of record at November 30, 1997 approximated 192,440. The number of beneficial owners of common stock is believed to exceed this number.


MSDWD 98
      --