Form 10-K, Exhibit 13
period 1997-11-30
MORGAN STANLEY DEAN WITTER DISCOVER & CO
filed 1998-02-20
CIK 895421

                                                                    EXHIBIT 13.2

SELECTED FINANCIAL DATA


FISCAL YEAR(1) (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)        1997            1996            1995           1994            1993
------------------------------------------------------------------------------------------------------------------------------------

INCOME STATEMENT DATA:
----------------------
Revenues
   Investment banking                                  $      2,694    $      2,190    $      1,556    $      1,102    $      1,642
   Principal transactions:
     Trading                                                  3,191           2,659           1,685           1,614           1,778
     Investments                                                463              86             121             154             157
   Commissions                                                2,086           1,776           1,533           1,323           1,284
   Fees:
     Asset management, distribution and
        administration                                        2,505           1,732           1,377           1,317           1,074
     Merchant and cardmember                                  1,704           1,505           1,135             940             771
     Servicing                                                  762             809             680             565             506
   Interest and dividends                                    13,583          11,288          10,530           8,715           7,336
   Other                                                        144             126             115             127             104
                                                       ----------------------------------------------------------------------------

     Total revenues                                          27,132          22,171          18,732          15,857          14,652
   Interest expense                                          10,806           8,934           8,190           6,697           5,620
   Provision for consumer loan losses                         1,493           1,214             722             530             433
                                                       ----------------------------------------------------------------------------
     Net revenues                                            14,833          12,023           9,820           8,630           8,599
                                                       ----------------------------------------------------------------------------

Non-interest expenses
   Compensation and benefits                                  6,019           5,071           4,005           3,535           3,687
   Other                                                      4,466           3,835           3,464           3,133           2,737
   Merger-related expenses                                       74              --              --              --              --
   Relocation charge                                             --              --              59              --              --
                                                       ----------------------------------------------------------------------------
     Total non-interest expenses                             10,559           8,906           7,528           6,668           6,424
                                                       ----------------------------------------------------------------------------
Income before income taxes                                    4,274           3,117           2,292           1,962           2,175
Provision for income taxes                                    1,688           1,137             827             705             803
                                                       ----------------------------------------------------------------------------
Net income                                             $      2,586    $      1,980    $      1,465    $      1,257    $      1,372
                                                       ----------------------------------------------------------------------------
Earnings applicable to common shares(2)                $      2,520    $      1,914    $      1,400    $      1,192    $      1,317
                                                       ----------------------------------------------------------------------------
PER SHARE DATA:(3)
------------------

Earnings per common share
   Primary                                             $       4.25    $       3.22    $       2.30    $       1.96    $       2.24
   Fully diluted                                               4.15            3.14            2.25            1.93            2.20
Book value per common share                                   22.11           18.43           15.63           13.38           11.43
Dividends per common share                                     0.56            0.44            0.32            0.25            0.15

BALANCE SHEET AND
OTHER OPERATING DATA:
---------------------

Total assets                                           $    302,287    $    238,860    $    181,961    $    159,477    $    161,519
Consumer loans                                               20,033          21,262          19,733          14,731          11,091
Total capital(4)                                             33,577          31,152          24,644          20,933          15,112
Long-term borrowings(4)                                      19,621          19,450          14,636          12,352           7,702
Shareholders' equity                                         13,956          11,702          10,008           8,581           7,410
Return on average common shareholders' equity                  22.0%           20.0%           16.4%           15.8%           21.7%

Average common and equivalent shares(2)(3)              594,182,885     594,478,535     608,246,433     606,721,462     586,639,815
-------------------------------------------------------=============================================================================


(1) Fiscal 1993 through fiscal 1996 represents the combination of Morgan Stanley's financial statements for the fiscal years ended November 30 with Dean Witter Discover's financial statements for the years ended December 31.
(2)  Amounts shown are used to calculate primary earnings per common share.
(3) Per share data have been restated to reflect the Company's two-for-one stock split.
(4) Excludes the current portion of long-term borrowings and includes Capital Units.


MSDWD 2
      -