Form 10-K, Exhibit 13
period 1997-11-30
MORGAN STANLEY DEAN WITTER DISCOVER & CO
filed 1998-02-20
CIK 895421

                                                                    EXHIBIT 13.3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION
------------

THE COMPANY

On May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") was merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). At that time, Dean Witter Discover changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company"). In conjunction with the Merger, each share of Morgan Stanley common stock then outstanding was converted into
1.65 shares of the Company's common stock (the "Exchange Ratio"), and each share of Morgan Stanley preferred stock was converted into one share of a corresponding series of preferred stock of the Company. The Merger was treated as a tax-free exchange.

     The Company is a pre-eminent global financial services firm that maintains leading market positions in each of its businesses--Securities and Asset Management, and Credit and Transaction Services. The Company combines three well-recognized brands in the financial services industry: Morgan Stanley, Dean Witter and Discover(R) Card. The Company also combines global strengths in investment banking (including in the origination of quality underwritten public offerings and mergers and acquisitions advice) and institutional sales and trading, with strengths in providing investment and global asset management services to its customers and in providing quality consumer credit products primarily through its Discover(R) Card brand.

BASIS OF FINANCIAL INFORMATION

The Company's consolidated financial statements give retroactive effect to the Merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Dean Witter Discover and Morgan Stanley always had been combined. The consolidated statement of changes in shareholders' equity reflects the accounts of the Company as if the additional preferred and common stock had been issued during all of the periods presented.

     Prior to the consummation of the Merger, Dean Witter Discover's year ended on December 31 and Morgan Stanley's fiscal year ended on November 30. Subsequent to the Merger, the Company adopted a fiscal year-end of November 30. In recording the pooling of interests combination, Dean Witter Discover's financial statements for the years ended December 31, 1996 and 1995 were combined with Morgan Stanley's financial statements for the fiscal years ended November 30, 1996 and 1995 (on a combined basis, "fiscal 1996" and "fiscal 1995," respectively). The Company's results for the twelve months ended November 30, 1997 ("fiscal 1997") include the results of Dean Witter Discover that were restated to conform to the new fiscal year-end date. The Company's results of operations for fiscal 1997 and fiscal 1996 include the month of December 1996 for Dean Witter Discover.

     Certain reclassifications have been made to prior-year amounts to conform to the current presentation. All material intercompany balances and transactions have been eliminated.

RESULTS OF OPERATIONS
---------------------

CERTAIN FACTORS AFFECTING RESULTS OF OPERATIONS*

The Company's results of operations may be materially affected by market fluctuations and by economic factors. In addition, results of operations in the past have been and in the future may continue to be materially affected by many factors of a global nature, including economic and market conditions; the availability of capital; the level and volatility of interest rates; currency values and other market indices; the availability of credit; inflation; and legislative and regulatory developments. Such factors also may have an impact on the Company's ability to achieve its strategic objectives, including (without limitation) continued profitable global expansion.

--------------------------------------------------------------------------------
* This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements, as well as a discussion of some of the risks and uncertainties involved in the Company's businesses that could affect the matters referred to in such statements.


MSDWD36
     --

      The Company's Securities and Asset Management business, particularly its involvement in primary and secondary markets for all types of financial products, including derivatives, is subject to substantial positive and negative fluctuations due to a variety of factors that cannot be predicted with great certainty, including variations in the fair value of securities and other financial products and the volatility and liquidity of trading markets. Fluctuations also occur due to the level of market activity, which, among other things, affects the flow of investment dollars into mutual funds and the size, number and timing of transactions or client assignments (including realization of returns from the Company's principal and merchant banking investments). In the Company's Credit and Transaction Services business, changes in economic variables may substantially affect consumer loan growth and credit quality. Such variables include the number of personal bankruptcy filings, the rate of unemployment and the level of consumer debt to income ratios.

      The Company's results of operations also may be materially affected by competitive factors. In addition to competition from firms traditionally engaged in the securities business, there has been increased competition from other sources, such as commercial banks, insurance companies, mutual fund groups and other companies offering financial services both in the U.S. and globally. As a result of recent and pending legislative and regulatory initiatives in the U.S. to remove or relieve certain restrictions on commercial banks, competition in some markets that have traditionally been dominated by investment banks and retail securities firms has increased and may continue to increase in the near future. In addition, recent convergence and consolidation in the financial services industry will lead to increased competition from larger diversified financial services organizations. Fiscal 1997 was characterized by a record level of strategic alliances in the financial services industry which focused on expanding asset management capabilities and combining institutional and retail businesses, including product origination and distribution capabilities.

      Such competition, among other things, affects the Company's ability to attract and retain highly skilled individuals. Competitive factors also affect the Company's success in attracting and retaining clients and assets through its ability to meet investors' saving and investment needs by consistency of investment performance and accessibility to a broad array of financial products and advice. In the credit services industry, competition centers on merchant acceptance of credit cards, credit card account acquisition and customer utilization of credit cards. Merchant acceptance is based on both competitive transaction pricing and the number of credit cards in circulation. Credit card account acquisition and customer utilization are driven by the offering of credit cards with competitive and appealing features such as no annual fees, low introductory interest rates and other customized features targeting specific consumer groups and by having broad merchant acceptance.

      As a result of the above economic and competitive factors, net income and revenues in any particular period may not be representative of full-year results and may vary significantly from year to year and from quarter to quarter. The Company intends to manage its business for the long term and help mitigate the potential effects of market downturns by strengthening its competitive position in the global financial services industry through diversification of its revenue sources and enhancement of its global franchise. The Company's ability and success in maintaining high levels of profitable business activities, emphasizing fee-based assets that are designed to generate a continuing stream of revenues, managing risks in both the Securities and Asset Management and Credit and Transaction Services businesses, evaluating credit product pricing and monitoring costs will continue to affect its overall financial results. In addition, the complementary trends in the financial services industry of consolidation and globalization present, among other things, technological, risk management and other infrastructure challenges that will require effective resource allocation in order for the Company to remain competitive.




                                                                        MSDWD 37
                                                                              --

MARKET AND ECONOMIC CONDITIONS IN FISCAL 1997

The favorable market and economic conditions which characterized fiscal 1996 continued throughout much of fiscal 1997, contributing to higher industry-wide securities revenues and to record levels of net income and net revenues for the Company's Securities and Asset Management business. In addition, the Company's Securities and Asset Management business ended the fiscal year with record levels of account executives, customer accounts and assets, and assets under management and administration. The Company's Credit and Transaction Services business also recorded record levels of net income, net revenues, managed consumer loans and customer accounts despite difficult conditions in the industry which resulted in higher rates of credit card loan charge-offs.

     Market conditions in the U.S. were favorable for much of fiscal 1997, as moderate economic growth, low levels of unemployment and continued growth in corporate profits generally prevailed. Despite these conditions, the level of inflation has remained relatively low. U.S. financial markets also experienced periods of increased volatility during fiscal 1997. In the first half of the year, bond markets were affected by fears of inflationary pressures due to consistently strong indicators of economic growth, which prompted the Federal Reserve Board to raise the overnight lending rate by .25% in March 1997. The bond markets rallied later in the year as interest rates fell across the yield curve. This decline in interest rates reflected the continuing stability of inflation and the Federal Reserve Board's interest rate policy. The market for U.S. government securities was particularly strong during the latter part of the year, as market instability in certain Asian markets increased investor demand for less risky investments. The performance of U.S. equity markets also was very positive in fiscal 1997, primarily resulting from strong corporate earnings, high levels of cash inflows into mutual funds, and a high volume of equity issuances. U.S. equity markets also experienced periods of increased volatility, particularly during the second and fourth fiscal quarters. During both of these periods, equity markets experienced sharp selloffs that were subsequently followed by strong recoveries.

     In fiscal 1997, European financial markets provided investors with solid returns despite a slight downturn during the fourth quarter. The robust performance of these markets reflected strong corporate earnings and optimism that economic growth in the region will continue to remain solid. European financial markets also were impacted by the prospects of the approaching European Economic and Monetary Union ("EMU"). The EMU is scheduled to commence on January 1, 1999 when the European Currency Unit (the "ECU") will be replaced by the "Euro" at a conversion rate of 1:1. Those national currencies which are to participate in the EMU will ultimately cease to exist as separate currencies and will be replaced by the Euro. Throughout fiscal 1997, varying expectations regarding the probability and timing of the EMU often caused volatility in certain interest rates and currencies.

     In the Far East, the conditions in Japanese financial markets were generally weak during the fiscal year, as the nation's rate of economic growth remained sluggish. Investors also have been concerned with the strength of Japan's financial system. The Japanese banking sector has been burdened by underperforming real estate loans, rising unemployment, an anemic stock market and fears regarding the potential impact of the economic crisis that began in fiscal 1997 in much of Asia. Financial markets in Southeast Asia also experienced difficult conditions, including the currency crisis that impacted the region, which impaired creditworthiness and undermined investor confidence in the region's highly leveraged banking sector. Conditions in these markets were particularly volatile in the third and fourth fiscal quarters, as increased investor concerns resulted in significant declines in certain Asian equity markets. The currencies of certain nations in the region also experienced sizable depreciation during this period.

     The worldwide market for mergers and acquisitions continued to be robust during fiscal 1997, resulting in record levels of revenues by the Company's investment banking business. The need for economies of scale, loca-


MSDWD 38
      --
tion, financial capacity and the ability to compete globally contributed to an aggressive acquisition marketplace which was further stimulated by relatively low interest rates and the buoyant equity markets. The markets for the underwriting of securities also were robust, as corporations, like consumers, were capitalizing on low interest rates to refinance debt obligations. Primary markets also benefited from the continued flow of funds into the equity markets from mutual funds, asset allocation adjustments, the continued cross border flows of capital and a significant number of privatizations.

     In fiscal 1997, consumer demand and retail sales continued to increase although at a slower rate than the prior year, favorably impacting credit card transaction volume and consumer loan growth. In fiscal 1997, the Company continued to invest in growth through the expansion of its NOVUS(R) Network and by increasing its marketing and solicitation activities. However, credit quality issues have continued to be a challenge for the credit services industry and the Company, as levels of consumer debt and personal bankruptcies continued to increase during fiscal 1997 with resulting continued increases in industry-wide credit card loan losses.

FISCAL 1997 AND 1996 RESULTS FOR THE COMPANY

The Company achieved net income of $2,586 million in fiscal 1997, a 31% increase from fiscal 1996. In fiscal 1996, net income increased 35% to $1,980 million from fiscal 1995. Primary earnings per common share increased 32% to $4.25 in fiscal 1997 and 40% to $3.22 in fiscal 1996. Fully diluted earnings per common share increased 32% to $4.15 in fiscal 1997 and 40% to $3.14 in fiscal 1996. The Company's return on average shareholders' equity was 22%, 20% and 16% in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. The Company's fiscal 1997 net income includes $63 million of costs related to the Merger. These costs, which consisted primarily of proxy solicitation costs, severance costs, financial advisory and accounting fees, and legal and regulatory filing fees, were recorded by the Company during the second fiscal quarter.

     The remainder of Results of Operations is presented on a business segment basis. With the exception of fiscal 1997's merger-related expenses, substantially all of the operating revenues and operating expenses of the Company can be directly attributed to its two business segments: Securities and Asset Management, and Credit and Transaction Services. Certain reclassifications have been made to prior-period amounts to conform to the current year's presentation.

SECURITIES AND ASSET MANAGEMENT
STATEMENTS OF INCOME

FISCAL YEAR (DOLLARS IN MILLIONS)                     1997       1996       1995
--------------------------------------------------------------------------------
Revenues:
   Investment banking                              $ 2,694    $ 2,190    $ 1,556
   Principal transactions:
     Trading                                         3,191      2,659      1,685
     Investments                                       463         86        121
   Commissions                                       2,059      1,776      1,533
   Asset management, distribution
     and administration fees                         2,505      1,732      1,377
   Interest and dividends                           10,455      8,571      8,138
   Other                                               132        122        113
--------------------------------------------------------------------------------
     Total revenues                                 21,499     17,136     14,523
Interest expense                                     9,633      7,902      7,265
--------------------------------------------------------------------------------
     Net revenues                                   11,866      9,234      7,258
--------------------------------------------------------------------------------
Compensation and benefits                            5,475      4,585      3,584
Occupancy and equipment                                462        432        406
Brokerage, clearing and exchange fees                  448        317        289
Information processing and
   communications                                      602        514        474
Marketing and business development                     393        296        235
Professional services                                  378        282        203
Other                                                  511        382        417
Relocation charge                                       --         --         59
--------------------------------------------------------------------------------
   Total non-interest expenses                       8,269      6,808      5,667
--------------------------------------------------------------------------------
Income before income taxes                           3,597      2,426      1,591
Provision for income taxes                           1,416        880        559
--------------------------------------------------------------------------------
   Net income                                      $ 2,181    $ 1,546    $ 1,032
---------------------------------------------------=============================


                                                                        MSDWD 39
                                                                              --

SECURITIES AND ASSET MANAGEMENT

Securities and Asset Management provides a wide range of financial products, services and investment advice to individual and institutional investors. Securities and Asset Management business activities are conducted in the U.S. and throughout the world and include investment banking, research, institutional sales and trading, global asset management, and investment and asset management products and services for individual clients. At November 30, 1997, the Company's Dean Witter Reynolds Inc. ("DWR") account executives provided investment services to more than 3.5 million client accounts with assets of $302 billion. The Company had the third largest account executive sales organization in the U.S. with 9,946 professional account executives and 399 branches at November 30, 1997. With well-recognized brand names, including those associated with Dean Witter InterCapital Inc. ("ICAP"), Van Kampen American Capital, Inc. ("VKAC"), Morgan Stanley Asset Management and Miller Anderson & Sherrerd, LLP ("MAS"), the Company has one of the largest global asset management operations of any full-service securities firm, with total assets under management or supervision of $338 billion at November 30, 1997.

     Securities and Asset Management achieved record net revenues and net income of $11,866 million and $2,181 million in fiscal 1997, increases of 29% and 41%, respectively, from fiscal 1996. In fiscal 1996, Securities and Asset Management net revenues and net income increased 27% and 50%, respectively, from fiscal 1995. The Company's fiscal 1997 and 1996 levels of net revenues and net income in its Securities and Asset Management business reflect a strong global market for mergers and acquisitions, as well as improved sales and trading results primarily driven by favorable economic conditions and increased customer trading volume and the positive accumulation and management of client assets. These results were partially offset in both years by increased costs for incentive-based compensation, as well as increased non-compensation expenses associated with the Company's higher level of global business activities. The growth in net income in both years was impacted by favorable business environments and the Company's focus on accumulating client assets and building fee-based assets under management and administration.

Investment Banking

Investment banking revenues are derived from the underwriting of securities offerings and fees from advisory services. Investment banking revenues were as follows:

FISCAL YEAR (DOLLARS IN MILLIONS)                     1997       1996       1995
--------------------------------------------------------------------------------
Advisory fees from merger, acquisition
   and restructuring transactions                   $  920     $  848     $  622
Equity underwriting revenues                           888        722        503
Debt underwriting revenues                             886        620        431
                                                    ----------------------------
   Total investment banking revenues                $2,694     $2,190     $1,556
----------------------------------------------------============================

Investment banking revenues increased 23% and attained record levels in fiscal 1997, surpassing the Company's previous level of record revenues that were recorded in fiscal 1996. Revenues in both fiscal 1997 and fiscal 1996 benefited from increased advisory fees from merger, acquisition and restructuring transactions, as well as increased revenues from underwriting debt and equity securities.

     The worldwide merger and acquisition markets remained robust for the third consecutive year with more than $1.6 trillion of transactions (per Securities Data Company) announced during calendar year, 1997, including record volume in the U.S. The sustained growth of the merger and acquisition markets, coupled with the Company's global presence and strong market share, had a positive impact on advisory fees, which increased 8% in fiscal 1997. As was the case in fiscal 1996, merger and acquisition activity was diversified across many industries in the Company's client base. In fiscal 1997, the health care, banking and other financial services, telecommunications, technology and energy sectors contributed the greatest level of activity. Advisory fees from real estate



MSDWD 40
      --
transactions were also higher as compared with the prior year, benefiting from a stable financing environment, favorable economic conditions and a strong real estate market, including accelerated consolidation activity among real estate investment trusts ("REITS"). The 36% increase in advisory fees in 1996 was primarily due to high transaction volumes that were propelled in part by rising stock prices, as well as the Company's strong global presence and broad client base.

     Equity underwriting revenues increased 23% in fiscal 1997, primarily due to a higher volume of equity offerings and an increased market share, particularly in Europe, as compared with the prior year. The primary market for equity issuances continued to benefit from the high volume of cash inflows into equity mutual funds, as well as from a favorable economic environment. Equity underwriting revenues increased 44% in fiscal 1996 and were positively affected by a strong primary calendar as new issuances were readily absorbed by the increased flows of money into the equity markets. Additionally, reduced concerns regarding inflation and lower interest rates positively affected the demand for new equity issuances.

     Revenues from debt underwriting increased 43% in fiscal 1997. The increase was primarily attributable to higher revenues from high-yield debt issuances, as the favorable market conditions which existed for much of fiscal 1997 enabled certain high-yield issuers to obtain attractive rates of financing. Issuers in the telecommunications sector were particularly active in the high-yield debt market. Debt financing revenues also were impacted by higher revenues from securitized debt issuances, resulting from the Company's continued focus on this business sector and an increase in the number of asset-backed transactions. In fiscal 1996, revenues from debt financing activity increased 44% and were positively affected by a relatively stable interest rate environment as the Federal Reserve Board maintained short-term interest rates at a constant level subsequent to a modest decrease in the Federal Funds rate in January 1996. Fiscal 1996 debt underwriting revenues reflected a continued demand for corporate new issues as interest rates remained relatively low, an increased level of high-yield issuance activity and increased revenues from securitized debt transactions.

Principal Transactions

Principal transactions include revenues from customers' purchases and sales of securities in which the Company acts as principal and gains and losses on securities held for resale. Principal trading revenues were as follows:

FISCAL YEAR (DOLLARS IN MILLIONS)                   1997        1996        1995
--------------------------------------------------------------------------------
Equities                                          $1,310      $1,181      $  728
Fixed income                                       1,187       1,172         710
Foreign exchange                                     500         169         177
Commodities                                          194         137          70
                                                  ------------------------------
   Total principal trading revenues               $3,191      $2,659      $1,685
--------------------------------------------------==============================

Equity trading revenues increased 11% to record levels in fiscal 1997, reflecting favorable market conditions that contributed to strong customer demand and high trading volumes. The increased revenues were primarily from trading in equity cash products, as the strong rates of return generated by many global equity markets contributed to higher customer trading volumes and the continuance of high levels of cash inflows into mutual funds. Revenues also benefited from the strong performance of many foreign equity markets, particularly in Europe, which led to higher trading volumes as U.S. investors sought to increase their positions in these markets. Equity trading revenues increased 62% in fiscal 1996, reflecting increased customer trading activity, particularly in the U.S., as the strong market was driven by low inflation, a moderately growing economy and relatively low interest rates. Equity cash products were positively affected as individual investors infused money into equity mutual funds at a high level. Revenues from equity derivative


                                                                        MSDWD 41
                                                                              --
products increased as the Company expanded its proprietary trading activities to capitalize on increased levels of volatility, particularly in the U.S. options and futures markets.

     Fixed income trading revenues increased 1% in fiscal 1997. Revenues from trading in fixed income products were positively affected by high levels of customer trading volumes, a large amount of new debt issuances and increased demand for credit sensitive fixed income products. Revenues from trading in high-yield debt securities and fixed income derivative products were particularly favorably impacted by these developments. Securitized debt trading revenues also increased, as the Company continued to focus on this market segment by expanding its level of activity in several key areas. Trading revenues benefited from higher revenues from trading in commercial whole loans and mortgage swaps, coupled with increased securitization volumes and innovative structures. These increases were offset by lower revenues from trading in government and investment grade corporate securities. Fixed income trading revenues increased 65% in fiscal 1996, primarily due to higher revenues from high-yield, emerging market, swaps and securitized debt trading. High-yield trading revenues benefited from increased volumes as positive corporate earnings increased investor demand for high-yield issues. Emerging market revenues increased, in part, due to higher levels of volatility in Russian securities, as well as the strengthening of Latin American markets, specifically in developing countries such as Mexico, Argentina and Brazil. Swaps trading revenue increased significantly, benefiting from an increased customer base, significant increases in volume and a favorable interest rate environment. Securitized debt trading revenues increased substantially as the Company increased its focus on this market segment by expanding its level of activity in securitized debt products. Revenues from trading in mortgage-backed securities and commercial whole loans contributed significantly to the overall revenue increase as securitizations increased and innovative structures were created.

     Revenues from foreign exchange trading increased 196% to record levels in fiscal 1997, primarily resulting from the Company's increased client market share and from high levels of volatility in the foreign exchange markets. The U.S. dollar appreciated against many currencies throughout the year due to the strong growth of the U.S. economy and continued low levels of inflation. In addition, many European currencies experienced periods of increased volatility due to uncertainty regarding the timing of the EMU and the strength of the Euro, while the performance of the yen was affected by sluggish economic growth in Japan. Other Asian currencies were particularly volatile during the latter half of fiscal 1997, primarily due to the depreciation of certain currencies, including Thailand's baht. Higher trading volumes and an increasing customer base also contributed to the increase in revenues. Foreign exchange trading revenues declined 5% in fiscal 1996, primarily due to decreased volatility in the foreign exchange markets due to the narrowing of the differences in inflation rates among certain European nations.

     Commodities trading revenues increased 42% and reached record levels in fiscal 1997, benefiting from higher revenues from trading in energy products, including the Company's increased presence in the electricity markets, precious metals and natural gas. Volatility in these products was high during most of the year due to fluctuating levels of customer demand and inventory. In both fiscal 1997 and fiscal 1996, commodities trading revenues benefited from the expansion of the customer base for commodity-related products, including derivatives, and the use of such products for risk management purposes. Revenues from commodities trading increased 96% in fiscal 1996, benefiting from volatile markets that were


                                                                        MSDWD 42
                                                                              --
buoyed by low inventories, robust demand and the industry's expectation for much of fiscal 1996 that Iraq would re-enter the world crude oil market. In fiscal 1996, revenues from energy-related products increased significantly due to increased volatility as the prices of natural gas, crude oil and heating oil increased to their highest levels since the early 1990s.

     Principal transaction investment revenues aggregating $463 million were recognized in fiscal 1997 as compared with $86 million in fiscal 1996. Fiscal 1997 revenues reflect a record level of revenues from the Company's merchant banking business. The higher revenues primarily reflect increases in the carrying value of certain of the Company's merchant banking investments, including an increase related to the Company's holdings of Fort James Corporation, the entity created from the merger of Fort Howard Corporation and James River Corporation of Virginia, as well as realized gains on certain positions that were sold during the year. Higher revenues from certain real estate and venture capital investment gains also contributed to the increase. Fiscal 1996 revenues also reflect increases in the carrying value of certain of the Company's merchant banking investments, as well as revenues from other principal investments, including real estate investments.

Commissions

Commission revenues primarily arise from agency transactions in listed and over-the-counter equity securities and sales of mutual funds, futures, insurance products and options. Commission revenues increased 16% in fiscal 1997, primarily reflecting high customer trading volumes, particularly in the third and fourth fiscal quarters when the New York Stock Exchange experienced some of the highest trading volume in its history. The strong returns posted by many global equity markets encouraged an increased investor demand for equity securities and resulted in high levels of cash inflows into mutual funds. Commission revenues also benefited from an increase in the Company's market share and from the continued strength in the market for equity issuances. In fiscal 1996, the 16% increase in commission revenues primarily reflected increased market participation by investors resulting from favorable market conditions and a strong primary calendar, particularly in the U.S., and an increase in sales of mutual fund and insurance products. In addition, commission revenues improved as institutional investors purchased more foreign and emerging market issuances.

Net Interest

Interest and dividend revenues and expense are a function of the level and mix of total assets and liabilities, including financial instruments owned, reverse repurchase and repurchase agreements, customer margin loans and the prevailing level, term structure and volatility of interest rates. Interest and dividend revenues and expense should be viewed in the broader context of principal trading results. Decisions relating to principal transactions in securities are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes an assessment of the potential gain or loss associated with a trade, the interest income or expense associated with financing or hedging the Company's positions, and potential underwriting, commission or other revenues associated with related primary or secondary market sales. Net interest revenues increased 23% in fiscal 1997, reflecting higher levels of trading activities and retail customer financing activity, including margin interest. Net interest revenues decreased 23% in fiscal 1996, partly attributable to changes in the mix of the Company's fixed income inventory, coupled with the general trend in interest rates. In both fiscal 1997 and fiscal 1996, net interest revenues reflected increased financing costs associated with higher average levels of balance sheet usage, particularly in equity-related businesses.

Asset Management, Distribution and Administration Fees

Asset management, distribution and administration fees include revenues from asset management services, including fund management fees which are received for


                                                                        MSDWD 43
                                                                              --
investment management and for promoting and distributing mutual funds ("12b-1 fees"), other administrative fees and non-interest revenues earned from correspondent clearing and custody services. Fund management fees arise from investment management services the Company provides to registered investment companies (the "Funds") pursuant to various contractual arrangements. The Company receives management fees based upon each Fund's average daily net assets. The Company receives 12b-1 fees for services it provides in promoting and distributing certain open-ended Funds. These fees are based on either the average daily Fund net asset balances or average daily aggregate net Fund sales and are affected by changes in the overall level and mix of assets under management and administration. The Company also receives fees from investment management services provided to segregated customer accounts pursuant to various contractual arrangements.

      Asset management, distribution and administration fees were as follows:

FISCAL YEAR (DOLLARS IN MILLIONS)                   1997        1996        1995
--------------------------------------------------------------------------------
Asset management, distribution
   and administration fees                        $2,505      $1,732      $1,377
--------------------------------------------------==============================

The Company's customer assets under management or supervision and global assets under custody were as follows:

(DOLLARS IN BILLIONS)                                   1997      1996      1995
--------------------------------------------------------------------------------
Customer assets under management
   or supervision (at fiscal year-end)                  $338      $278      $149
--------------------------------------------------------========================
Global assets under custody
   (at fiscal year-end)                                 $377      $144      $111
--------------------------------------------------------========================


In fiscal 1997, asset management, distribution and administration fees increased 45%, reflecting the Company's continuing strategic emphasis on the asset management business. The increase also reflects revenues from VKAC, which was acquired by the Company on October 31, 1996. Fiscal 1997 revenues benefited from higher levels of fund management fees and increased revenues from international equity, emerging market and U.S. domestic equity and fixed income products and continued growth in customer assets under management or supervision. Revenues also were positively impacted by the Company's acquisition of the institutional global custody business of Barclays Bank PLC ("Barclays") on April 3, 1997. In fiscal 1996, the 26% increase in asset management, distribution and administration fees reflected growth in both asset management activities, including the acquisition of MAS, and global clearing and custody services. Higher revenues from 12b-1 fees also contributed to the increase in fiscal 1996.

     As of November 30, 1997, assets under management or supervision had increased significantly as compared with fiscal year-end 1996. The increase in assets under management or supervision in both fiscal 1997 and fiscal 1996 reflected continued inflows of customer assets as well as appreciation in the value of customer portfolios, particularly in equity funds, and growth in international equity and domestic fixed income funds. In fiscal 1997, approximately 50% of the increase in assets under management or supervision was attributable to the acquisition of net new assets, while the remaining 50% reflected market appreciation.

     Global assets under custody also increased significantly in fiscal 1997. Approximately $204 billion of the increase is attributable to the Company's acquisition of Barclays, and approximately $150 billion of these assets remain subject to current clients of Barclays agreeing to become clients of the Company. In both fiscal 1997 and fiscal 1996, global assets under custody also increased due to additional assets placed under custody with the Company, as well as appreciation in the value of customer portfolios.


MSDWD 44
      --

Non-Interest Expenses

FISCAL YEAR (DOLLARS IN MILLIONS)                   1997        1996        1995
--------------------------------------------------------------------------------
Compensation and benefits                         $5,475      $4,585      $3,584
Occupancy and equipment                              462         432         406
Brokerage, clearing and exchange fees                448         317         289
Information processing and
   communications                                    602         514         474
Marketing and business development                   393         296         235
Professional services                                378         282         203
Other                                                511         382         417
Relocation charge                                     --          --          59
                                                  -------------------------------
   Total non-interest expenses                    $8,269      $6,808      $5,667
--------------------------------------------------==============================

Fiscal 1997's total non-interest expenses increased 21% to $8,269 million. Within that category, employee compensation and benefits expense increased 19%, reflecting increased levels of incentive compensation based on record fiscal 1997 revenues and earnings. Excluding compensation and benefits expense, non-interest expenses increased $571 million, including $266 million of operating costs related to VKAC and the global institutional custody business of Barclays. Occupancy and equipment expenses increased 7%, principally reflecting the occupancy costs of VKAC and increased office space in London and Hong Kong. Brokerage, clearing and exchange fees increased 41%, primarily reflecting the acquisitions of VKAC and the institutional global custody business of Barclays, as well as higher levels of trading volume in the global securities markets. Information processing and communications costs increased 17% due to higher data services costs related to an increased number of employees, incremental costs related to VKAC and continued enhancements to the Company's information technology infrastructure. Marketing and business development expenses increased 33%, reflecting higher travel and entertainment costs relating to increased levels of business activity associated with active financial markets. Additional advertising costs associated with VKAC's retail mutual funds also contributed to the increase. Professional services expenses increased 34%, reflecting higher consulting costs as a result of information technology initiatives and the increased level of overall business activity. Other expenses increased 34%, which includes goodwill amortization of $43 million associated with the acquisitions of VKAC and Barclays, as well as the impact of a higher level of business activity on various operating expenses.

      Fiscal 1996's total non-interest expenses increased 20% to $6,808 million. Within that category, employee compensation and benefits expense increased 28%, reflecting increased levels of incentive compensation based on higher fiscal 1996 revenues and earnings, the impact of salaries and benefits relating to additional personnel hired during the year or joining the Company as the result of the MAS and VKAC acquisitions, and higher costs related to training new account executives. Excluding compensation and benefits expense, non-interest expenses increased $199 million (excluding fiscal 1995's relocation charge), including $48 million of operating costs related to MAS and VKAC. Occupancy and equipment expenses increased 6%, principally reflecting costs associated with the relocation of Morgan Stanley's New York offices, new leased office space in Tokyo, and the occupancy costs of MAS and VKAC. Brokerage, clearing and exchange fees increased 10%, reflecting increased trade volumes, both in the U.S. and in Europe, and the continued growth in the international component of the Company's sales and trading activities. Information processing and communications costs increased 8% in fiscal 1996 due to continued emphasis on technology initiatives. Marketing and business development and professional services expenses increased 32% in fiscal 1996, reflecting significantly higher travel and entertainment, consulting



                                                                        MSDWD 45
                                                                              --
and advertising costs as a result of the increased level of the Company's global business activities. Other expenses decreased 8% in fiscal 1996, which primarily reflects a reduction in legal expenses partially offset by the amortization of goodwill related to the acquisitions of MAS and VKAC.

CREDIT AND TRANSACTION SERVICES

Credit and Transaction Services, which had approximately 40 million general purpose credit card accounts at November 30, 1997, was the largest single issuer of general purpose credit cards in the United States as measured by number of accounts and cardmembers. Consumers use general purpose credit cards to purchase goods and services and obtain cash advances. Credit and Transaction Services proprietary general purpose credit cards are offered principally by the Company's NOVUS Services business unit, which operates the NOVUS(R) Network. These include the Discover Card, the Private Issue(R) Card, and co-branded and affinity program cards. The Prime Option(SM) MasterCard(R) is a co-branded general purpose credit card issued by NationsBank of Delaware, N.A., and serviced by Prime Option Services. SPS Transaction Services, Inc. ("SPS") is a 74% owned, publicly held subsidiary. Services provided by SPS include electronic transaction processing, consumer private label credit card program administration, commercial accounts receivable processing and call center teleservices. Discover Brokerage Direct offers discount trading services, principally to individual investors, through its Internet site, an automated telephone system and a core group of registered representatives, and is an example of the Company's efforts to satisfy the demand for financial services outside the traditional full-service brokerage channel.

CREDIT AND TRANSACTION SERVICES
STATEMENTS OF INCOME

FISCAL YEAR (DOLLARS IN MILLIONS)                     1997       1996       1995
--------------------------------------------------------------------------------
Fees:
   Merchant and cardmember                          $1,704     $1,505     $1,135
   Servicing                                           762        809        680
Commissions                                             27         --         --
Other                                                   12          4          2
--------------------------------------------------------------------------------
   Total non-interest revenues                       2,505      2,318      1,817
--------------------------------------------------------------------------------
Interest revenue                                     3,128      2,717      2,392
Interest expense                                     1,173      1,032        925
--------------------------------------------------------------------------------
   Net interest income                               1,955      1,685      1,467
Provision for consumer loan losses                   1,493      1,214        722
--------------------------------------------------------------------------------
   Net credit income                                   462        471        745
--------------------------------------------------------------------------------
   Net revenues                                      2,967      2,789      2,562
--------------------------------------------------------------------------------
Compensation and benefits                              544        486        421
Occupancy and equipment                                 64         61         48
Brokerage, clearing and exchange fees                   12         --         --
Information processing
   and communications                                  478        482        415
Marketing and business development                     786        731        639
Professional services                                   73         52         49
Other                                                  259        286        289
--------------------------------------------------------------------------------
   Total non-interest expenses                       2,216      2,098      1,861
--------------------------------------------------------------------------------
Income before income taxes                             751        691        701
Provision for income taxes                             283        257        268
--------------------------------------------------------------------------------
Net income                                          $  468     $  434     $  433
----------------------------------------------------============================


In fiscal 1997, Credit and Transaction Services net income increased 8% to $468 million. Fiscal 1997 net income was positively impacted by higher average levels of consumer loans, credit card fees and interest revenue enhancements introduced in fiscal 1996 and higher general purpose credit card transaction volume, partially offset by increased consumer credit losses and higher non-interest expenses. In fiscal 1996, Credit and Transaction Services net income of $434 million remained level compared with fiscal 1995, as revenues from higher levels of transaction



MSDWD 46
      --
volume and average loans and increased credit card fees were offset by a higher rate of consumer credit losses.

     Due to the Company's recent adoption of a November 30 fiscal year-end and the seasonality of the credit card business, certain information for November 30, 1996 is presented in order to provide a more meaningful comparison with the November 30, 1997 balances (see also "Seasonal Factors" herein).

     Credit and Transaction Services statistical data was as follows:

FISCAL YEAR                                      NOV. 30,
(DOLLARS IN BILLIONS)                   1997        1996        1996        1995
--------------------------------------------------------------------------------
Consumer loans:
   Owned                               $20.9       $20.1       $22.1       $20.4
   Managed                             $36.0       $33.3       $35.3       $30.3
General Purpose
   Credit Card
   transaction
   volume                              $55.8       $53.1       $53.6       $47.5
---------------------------------------=========================================



Merchant and Cardmember Fees

Merchant and cardmember fees include revenues from fees charged to merchants on credit card sales, late payment fees, overlimit fees, insurance fees, cash advance fees, the administration of credit card programs and transaction processing services.

     Merchant and cardmember fees increased 13% in fiscal 1997 and 33% in fiscal 1996. The increase in both fiscal years was primarily the result of higher revenues from overlimit fees, late payment fees and merchant fees. Overlimit fees were implemented in March 1996, and the amount of the fee was increased in the fourth quarter of fiscal 1996. The increase in overlimit fees in fiscal 1997 was due to a higher incidence of overlimit occurrences. The increase in late payment fee revenues in both fiscal years was due to an increase in the incidence of late payments and higher levels of delinquent accounts. In both fiscal years, higher merchant fee revenues were primarily the result of continued growth in the level of general purpose credit card transaction volume. Fiscal 1996 revenues also benefited from increases in credit insurance fees, primarily due to higher enrollments and favorable loss experience rebates.

Servicing Fees

Servicing fees are revenues derived from consumer loans which have been sold to investors through asset securitizations. Cash flows from the interest yield and cardmember fees generated by securitized loans are used to pay investors in these loans a predetermined fixed or floating rate of return on their investment, to reimburse the investors for losses of principal through charged off loans and to pay the Company a fee for servicing the loans. Any excess cash flows remaining are paid to the Company. The servicing fees and excess net cash flows paid to the Company are reported as servicing fees in the consolidated statements of income. The sale of consumer loans through asset securitizations therefore has the effect of converting portions of net credit income and fee income to servicing fees.

      The table below presents the components of servicing fees:

FISCAL YEAR (DOLLARS IN MILLIONS)                1997         1996         1995
-------------------------------------------------------------------------------
Merchant and
   cardmember fees                            $   436      $   307      $   137
Interest revenue                                2,116        2,025        1,647
Interest expense                                 (829)        (792)        (681)
Provision for consumer
   loan losses                                   (961)        (731)        (423)
-------------------------------------------------------------------------------
Servicing fees                                $   762      $   809      $   680
----------------------------------------------==================================


Servicing fees are affected by the level of securitized loans, the spread between the interest yield on the securitized loans and the yield paid to the investors, the rate of credit losses on securitized loans and the level of cardmember fees earned from securitized loans. Servicing fees also include the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. Servicing fees decreased 6% in fiscal 1997 and


                                                                        MSDWD 47
                                                                              --
increased 19% in fiscal 1996. The decline in fiscal 1997 servicing fees was attributable to higher credit losses, partially offset by higher merchant and cardmember fees and net interest revenues. The increased revenues in fiscal 1996 were primarily due to higher net interest cash flows and cardmember fees from securitized loans, partially offset by increased credit losses from securitized loans. The increased net interest cash flows in fiscal 1996 were due to higher average levels of securitized loans.

Net Interest Income

Net interest income is equal to the difference between interest revenue derived from Credit and Transaction Services consumer loans and short-term investment assets and interest expense incurred to finance those assets. Credit and Transaction Services assets, consisting primarily of consumer loans, earn interest revenue at both fixed rates and market indexed variable rates. The Company incurs interest expense at fixed and floating rates. Interest expense also includes the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. This program is designed to reduce the volatility of earnings resulting from changes in interest rates and is accomplished primarily through matched financing, which entails matching the repricing schedules of consumer loans and the related financing.

      The following tables present analyses of Credit and Transaction Services average balance sheets and interest rates in fiscal 1997, fiscal 1996 and fiscal 1995 and changes in net interest income during those fiscal years:

AVERAGE BALANCE SHEET ANALYSIS

FISCAL YEAR (DOLLARS IN MILLIONS)                   1997                            1996                              1995
-----------------------------------------------------------------------------------------------------------------------------------
                                        AVERAGE                       AVERAGE                         AVERAGE
                                        BALANCE      RATE  INTEREST   BALANCE     RATE    INTEREST    BALANCE      RATE    INTEREST
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS
------
Interest earning assets:
General purpose credit card loans       $19,512     14.03%   $2,738   $17,083    13.99%     $2,391    $14,691     14.75%     $2,167
Other consumer loans                      1,773     15.73       279     1,766    14.25         252      1,312     13.48         177
Investment securities                       176      5.45        10       234     5.38          13        195      5.85          11
Other                                     1,680      6.06       101     1,078     5.60          61        578      6.03          37
-----------------------------------------------------------------------------------------------------------------------------------

   Total interest earning assets         23,141     13.52     3,128    20,161    13.47       2,717     16,776     14.25       2,392
Allowance for loan losses                  (828)                         (669)                           (598)
Non-interest earning assets               1,726                         1,352                           1,221
-----------------------------------------------------------------------------------------------------------------------------------
   Total assets                         $24,039                       $20,844                         $17,399
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Interest bearing liabilities:
Interest bearing deposits
   Savings                              $   963      4.27%   $   41   $ 1,021     4.58%     $   47    $ 1,050      4.71%     $   49
   Brokered                               4,589      6.66       306     3,418     6.93         237      3,222      7.21         232
   Other time                             2,212      6.12       135     1,921     6.05         116      1,278      6.41          83
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing deposits      7,764      6.21       482     6,360     6.29         400      5,550      6.55         364
Other borrowings                         11,371      6.07       691    10,307     6.11         632      8,312      6.75         561
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing liabilities  19,135      6.13     1,173    16,667     6.18       1,032     13,862      6.67         925
Shareholder's equity/other liabilities    4,904                         4,177                           3,537
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
         shareholders' equity           $24,039                       $20,844                         $17,399
----------------------------------------===========================================================================================
Net interest income                                          $1,955                         $1,685                           $1,467
----------------------------------------===========================================================================================
Net interest margin(1)                                         8.45%                          8.36%                            8.74%

----------------------------------------===========================================================================================
Interest rate spread(2)                              7.39%                        7.29%                            7.58%
----------------------------------------===========================================================================================

(1) Net interest margin represents net interest income as a percentage of total interest earning assets.
(2) Interest rate spread represents the difference between the rate on total interest earning assets and the rate on total interest bearing liabilities.


MSDWD 48
      --

RATE/VOLUME ANALYSIS

FISCAL YEAR (DOLLARS IN MILLIONS)                                     1997 VS. 1996                        1996 VS. 1995
-----------------------------------------------------------------------------------------------------------------------------------
INCREASE/(DECREASE) DUE TO CHANGES IN:                 VOLUME          RATE         TOTAL        VOLUME          RATE          TOTAL

-----------------------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE
----------------
General purpose credit card loans                        $339            $8          $347          $353         $(129)         $224
Other consumer loans                                        1            26            27            61            14            75
Investment securities                                      (3)           --            (3)            3            (1)            2
Other                                                      33             7            40            29            (5)           24
                                                                                     ----                                      ----
     Total interest revenue                               400            11           411           482          (157)          325
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
----------------

Interest bearing deposits
   Savings                                                 (3)           (3)           (6)           (1)           (1)           (2)

   Brokered                                                81           (12)           69            15           (10)            5
   Other time                                              18             1            19            41            (8)           33
                                                                                     ----                                      ----

     Total interest bearing deposits                       88            (6)           82            53           (17)           36
Other borrowings                                           64            (5)           59           136           (65)           71
                                                                                     ----                                      ----
     Total interest expense                               151           (10)          141           188           (81)          107
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                      $249           $21          $270          $294          $(76)         $218
---------------------------------------------------------==========================================================================

Net interest income increased 16% in fiscal 1997 and 15% in fiscal 1996. The increases in both years were due to higher average levels of consumer loans outstanding, partially offset by the effects of higher charge-offs on interest revenue. The impact of higher charge-offs in fiscal 1997 was mitigated by pricing actions implemented in the fourth quarter of fiscal 1996. In both years, the effects of changes in interest rates on the Company's variable rate loan portfolio were substantially offset by comparable changes in the Company's cost of funds for the related financing. Fiscal 1997's revenues also were impacted by the pricing actions implemented in the fourth quarter of fiscal 1996. The Company believes that the effect of changes in market interest rates on net interest income were mitigated as a result of its liquidity and interest rate risk policies.

     The supplemental table below provides average managed loan balance and rate information which takes into account both owned and securitized loans:


SUPPLEMENTAL AVERAGE MANAGED LOAN INFORMATION

FISCAL YEAR (DOLLARS IN MILLIONS)                                 1997                       1996                       1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                          AVERAGE                    AVERAGE                   AVERAGE
                                                          BALANCE        RATE        BALANCE        RATE        BALANCE       RATE
------------------------------------------------------------------------------------------------------------------------------------


Consumer loans                                            $34,619       14.83%       $31,459       14.83%       $25,897       15.41%
General purpose credit card loans                          32,176       14.72         29,021       14.81         23,970       15.41
Total interest earning assets                              36,475       14.38         32,770       14.46         26,670       15.14
Total interest bearing liabilities                         32,469        6.17         29,277        6.22         23,756        6.75
Consumer loan interest rate spread                                       8.66                       8.61                       8.66
Interest rate spread                                                     8.21                       8.24                       8.39
Net interest margin                                                      8.89                       8.90                       9.12
----------------------------------------------------------=========================================================================


Provision for Consumer Loan Losses

The provision for consumer loan losses is the amount necessary to establish the allowance for loan losses at a level that the Company believes is adequate to absorb estimated losses in its consumer loan portfolio at the balance sheet date. The Company's allowance for loan losses is regularly evaluated by management for adequacy on a portfolio-by-portfolio basis and was $884 million at fiscal year-end 1997 and $802 million at fiscal year-end 1996.

      The provision for consumer loan losses, which is affected by net charge-offs, loan volume and changes in the amount of consumer loans estimated to be uncollectable,



                                                                        MSDWD 49
                                                                              --
increased 23% in fiscal 1997 and 68% in fiscal 1996. In both fiscal 1997 and fiscal 1996, the increase was primarily due to higher net charge-offs, which resulted from an increase in the percentage of consumer loans charged off and a higher level of average consumer loans outstanding. In fiscal 1996, the effect of an increase in the Company's estimate of the allowance for loan losses, primarily in the fourth quarter of fiscal 1996, was partially offset by a lower provision for losses for consumer loans intended to be securitized. The increases in both years in the Company's net charge-off rate were consistent with the industry-wide trend of increasing credit loss rates that the Company believes is related, in part, to increased consumer debt levels and bankruptcy rates. The Company believes this trend may continue and the Company may experience a higher net charge-off rate in fiscal 1998. In fiscal 1996, the Company took steps to reduce the impact of this trend, including raising credit quality standards for new accounts, selectively reducing credit limits and increasing collection activity. The Company continued to implement similar measures in fiscal 1997, including a more stringent screening of new cardmembers, tightened overlimit authorization procedures, and the closing of certain high risk accounts. The Company believes these measures, designed to improve credit quality, had a minimal impact in fiscal 1997 due to the period of time necessary for such measures to have a meaningful effect on portfolio credit quality, but believes they may have an increased effect in fiscal 1998. The Company's expectations about future charge-off rates and credit quality are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that influence the level and direction of consumer loan delinquencies and charge-offs include changes in consumer spending and payment behaviors, bankruptcy trends, the seasoning of the Company's loan portfolio, interest rate movements and their impact on consumer behavior, and the rate and magnitude of changes in the Company's consumer loan portfolio, including the overall mix of accounts, products and loan balances within the portfolio.

     Consumer loans are considered delinquent when interest or principal payments become 30 days past due. Consumer loans are charged off when they become 180 days past due, except in the case of bankruptcies and fraudulent transactions, where loans are charged off earlier. Loan delinquencies and charge-offs are primarily affected by changes in economic conditions and may vary throughout the year due to seasonal consumer spending and payment behaviors. The Company believes that changes in its consumer loan delinquency rates in fiscal 1997 and 1996 were related to the industry-wide credit conditions discussed previously.

     From time to time, the Company has offered and may continue to offer cardmembers with accounts in good standing the opportunity to skip the minimum monthly payment, while continuing to accrue periodic finance charges, without being considered to be past due ("skip-a-payment"). The comparison of delinquency rates at any particular point in time may be affected depending on the timing of the "skip-a-payment" program. The delinquency rate for consumer loans 30-89 days past due at November 30, 1997 was favorably impacted by a skip-a-payment offer allowing certain cardmembers to skip their October 1997 monthly payment. The following table presents delinquency and net charge-off rates with supplemental managed loan information:

ASSET QUALITY

FISCAL YEAR (DOLLARS IN MILLIONS)                        1997          NOVEMBER 30, 1996         1996                 1995
----------------------------------------------------------------------------------------------------------------------------------

                                                   OWNED    MANAGED     OWNED    MANAGED     OWNED   MANAGED      OWNED    MANAGED
----------------------------------------------------------------------------------------------------------------------------------

Consumer loans at period-end                     $20,917    $35,950   $20,085    $33,316   $22,064   $35,261    $20,442    $30,340
Consumer loans contractually past due as a
   percentage of period-end consumer loans:
     30 to 89 days                                  3.96%      3.91%     4.45%      4.49%     4.42%     4.41%      4.19%      4.19%
     90 to 179 days                                 3.11%      3.07%     2.78%      2.78%     2.89%     2.82%      2.16%      2.14%
Net charge-offs as a percentage of
   average consumer loans                           6.78%      6.95%     5.29%      5.43%     5.45%     5.59%      3.69%      3.92%
-------------------------------------------------==================================================================================


MSDWD 50
      --

Non-Interest Expenses

Total non-interest expenses increased 6% to $2,216 million in fiscal 1997 and 13% to $2,098 million in fiscal 1996.

     Employee compensation and benefits expense increased 12% in fiscal 1997 and 15% in fiscal 1996. The increases in both years were due to higher headcount and employment costs associated with processing increased credit card transaction volume and servicing additional NOVUS Network merchants and active credit card accounts, including collection activities.

     Brokerage, clearing and exchange fees of $12 million were recorded in fiscal 1997. These expenses relate to the trading volume recorded by Discover Brokerage Direct, the Company's provider of electronic brokerage services that was acquired in January 1997.

     Information processing and communications expense decreased 1% in fiscal 1997 and increased 16% in fiscal 1996. In both fiscal years, there were higher costs associated with processing increased transaction volume, servicing additional NOVUS Network merchants and active credit card accounts, and developing the systems supporting the Company's multi-card strategy. In fiscal 1997, such increases were offset by an adjustment resulting from the sale of the Company's indirect interest in one of the Company's transaction processing vendors.

     Marketing and business development expense increased 8% in fiscal 1997 and 14% in fiscal 1996. In both years, the increase was primarily attributable to higher cardmember rewards expense. Cardmember rewards expense includes the Cashback Bonus(R) award, pursuant to which the Company annually pays Discover cardmembers and Private Issue cardmembers electing this feature a percentage of their purchase amounts ranging up to one percent (up to 2% for the Private Issue card) based upon a cardmember's level of annual purchases. Cardmember rewards expense increased due to continued growth in credit card transaction volume and increased cardmember qualification for higher award levels. Both years' expenses also were impacted by higher marketing and promotional costs associated with the growth of new and existing credit card brands.

     Professional services expense increased 40% in fiscal 1997 and remained relatively level in fiscal 1996. The increase in fiscal 1997 was primarily due to higher expenditures for consumer credit counseling and collections services.

     Other non-interest expenses decreased 9% in fiscal 1997 and remained relatively level in fiscal 1996. Other expenses primarily include fraud losses, credit inquiry fees and other administrative costs. The decrease in fiscal 1997 was due to a continuing decline in the level of fraud losses. In fiscal 1995, the Company began implementing several measures designed to reduce fraud losses. Since the Company began implementing these measures, fraud losses as a percentage of transaction volume have declined.

Seasonal Factors

The credit card lending activities of Credit and Transaction Services are affected by seasonal patterns of retail purchasing. Historically, a substantial percentage of credit card loan growth occurs in the fourth calendar quarter, followed by a flattening or decline of consumer loans in the subsequent first calendar quarter. Merchant fees, therefore, have historically tended to increase in the first fiscal quarter, reflecting higher sales activity in the month of December. Additionally, higher cardmember rewards expense is accrued in the fiscal first quarter, reflecting seasonal growth in retail sales volume.

LIQUIDITY AND CAPITAL RESOURCES

The Balance Sheet

The Company's total assets increased to $302.3 billion at November 30, 1997 from $238.9 billion at fiscal year-end 1996, primarily reflecting growth in financial instruments owned, reverse repurchase agreements, and securities borrowed. Due to the favorable operating conditions throughout fiscal 1997, the Company operated with a larger balance sheet as compared with fiscal 1996, as well as higher levels of balance sheet leverage. The growth is


                                                                        MSDWD 51
                                                                              --
primarily attributable to the Company's fixed income activities, most notably corporate debt, foreign sovereign government obligations and reverse repurchase agreements used in both financing activities and the Company's fixed income matched book activities. The Company was positioned to capitalize on favorable conditions in the global fixed income markets, particularly in the global high-yield and sovereign debt markets. Securities borrowed also rose during fiscal 1997, reflecting an increase in collateralized lending to facilitate higher levels of customer activity, as well as increases related to the Company's proprietary trading activities. A substantial portion of the Company's total assets consists of highly liquid marketable securities and short-term receivables arising principally from securities transactions. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business.

Funding and Capital Policies

The Company's senior management establishes the overall funding and capital policies of the Company, reviews the Company's performance relative to these policies, monitors the availability of sources of financing, reviews the foreign exchange risk of the Company, and oversees the liquidity and interest rate sensitivity of the Company's asset and liability position. The primary goal of the Company's funding and liquidity activities is to ensure adequate financing over a wide range of potential credit ratings and market environments.

     Many of the Company's businesses are capital-intensive. Capital is required to finance, among other things, the Company's securities inventories, underwriting, principal investments, merchant banking activities, consumer loans and investments in fixed assets. As a policy, the Company attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis at all times, including periods of financial stress. Currently, the Company believes that it has sufficient capital to meet its needs. In addition, the Company attempts to maintain total equity, on a consolidated basis, at least equal to the sum of all of its subsidiaries' equity. Subsidiary equity capital requirements are determined by regulatory requirements (if applicable), asset mix, leverage considerations and earnings volatility.

     The Company views return on equity to be an important measure of its performance, in the context of both the particular business environment in which the Company is operating and its peer group's results. In this regard, the Company actively manages its consolidated capital position based upon, among other things, business opportunities, capital availability and rates of return together with internal capital policies, regulatory requirements and rating agency guidelines and therefore may, in the future, expand or contract its capital base to address the changing needs of its businesses. The Company also had returned internally generated equity capital which was in excess of the needs of its businesses through common stock repurchases and dividends.

     The Company's liquidity policies emphasize diversification of funding sources. The Company also follows a funding strategy which is designed to ensure that the tenor of the Company's liabilities equals or exceeds the expected holding period of the assets being financed. Short-term funding generally is obtained at rates related to U.S., Euro or Asian money market rates for the currency borrowed. Repurchase transactions are effected at negotiated rates. Other borrowing costs are negotiated depending upon prevailing market conditions (see Notes 5 and 6 to the consolidated financial statements). Maturities of both short-term and long-term financings are designed to minimize exposure to refinancing risk in any one period.

     The volume of the Company's borrowings generally fluctuates in response to changes in the amount of repurchase transactions outstanding, the level of the Company's securities inventories and consumer loans receivable, and overall market conditions. Availability and cost of financing to the Company can vary depending


MSDWD 52
      --
upon market conditions, the volume of certain trading activities, the Company's credit ratings and the overall availability of credit. The Company, therefore, maintains a surplus of unused short-term funding sources at all times to withstand any unforeseen contraction in credit capacity. In addition, the Company attempts to maintain cash and unhypothecated marketable securities equal to at least 110% of its outstanding short-term unsecured borrowings. The Company has in place a contingency funding strategy which provides a comprehensive one-year action plan in the event of a severe funding disruption.

     The Company views long-term debt as a stable source of funding for core inventories, consumer loans and illiquid assets and therefore maintains a long-term debt-to-capitalization ratio at a level appropriate for the current composition of its balance sheet. In general, fixed assets are financed with fixed rate long-term debt, and securities inventories and all current assets are financed with a combination of short-term funding, floating rate long-term debt, or fixed rate long-term debt swapped to a floating basis. Both fixed rate and variable rate long-term debt (in addition to sources of funds accessed directly by the Company's Credit and Transaction Services business) are used to finance the Company's consumer loan portfolio. Consumer loan financing is targeted to match the repricing characteristics of the loans financed. The Company uses derivative products (primarily interest rate and currency swaps) to assist in asset and liability management, reduce borrowing costs and hedge interest rate risk (see Note 6 to the consolidated financial statements).

     The Company's reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost and availability of financing generally are dependent on the Company's short-term and long-term debt ratings. In addition, the Company's debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as over-the-counter derivative transactions.

     As of January 31, 1998, the Company's credit ratings were as follows:

                                     COMMERCIAL               SENIOR
                                          PAPER                 DEBT
---------------------------------------------------------------------
Moody's Investors Service                   P-1                   A1
Standard & Poor's                           A-1                   A+
Thomson BankWatch                         TBW-1                   AA
Dominion Bond Rating Service        R-1 (middle)                 n/a
Duff & Phelps                               D-1+                 AA-
Fitch-IBCA, Inc.                             F1+                 AA-
Japan Bond Research Institute               n/a                  AA-
------------------------------------=================================

As the Company continues its global expansion and as revenues are increasingly derived from various currencies, foreign currency management is a key element of the Company's financial policies. The Company benefits from operating in several different currencies because weakness in any particular currency often is offset by strength in another currency. The Company closely monitors its exposure to fluctuations in currencies and, where cost-justified, adopts strategies to reduce the impact of these fluctuations on the Company's financial performance. These strategies include engaging in various hedging activities to manage income and cash flows denominated in foreign currencies and using foreign currency borrowings, when appropriate, to finance investments outside the U.S.

Principal Sources of Funding

The Company funds its balance sheet on a global basis. The Company's funding for its Securities and Asset Management business is raised through diverse sources. These sources include the Company's capital, including equity and long-term debt; repurchase agreements; U.S., Canadian, Euro and French commercial paper; letters of credit; unsecured bond borrows; German Schuldschein loans; securities lending; buy/sell agreements; municipal reinvestments; master notes; and committed and uncommitted lines of credit. Repurchase agreement transactions, securities lending and a portion of the Company's bank


                                                                        MSDWD 53
                                                                              --
borrowings are made on a collateralized basis and therefore provide a more stable source of funding than short-term unsecured borrowings.

     The funding sources utilized for the Company's Credit and Transaction Services business include the Company's capital, including equity and long-term debt, asset securitizations, commercial paper, deposits, asset-backed commercial paper, Fed Funds and short-term bank notes. The Company sells consumer loans through asset securitizations using several transaction structures. Riverwoods Funding Corporation ("RFC"), an entity included in the consolidated financial statements of the Company, issues asset-backed commercial paper.

     The Company's bank subsidiaries solicit deposits from consumers, purchase Fed Funds and issue short-term bank notes. Interest bearing deposits are classified by type as savings, brokered and other time deposits. Savings deposits consist primarily of money market deposits and certificate of deposit accounts sold directly to cardmembers and savings deposits from DWR clients. Brokered deposits consist primarily of certificates of deposit issued by the Company's bank subsidiaries. Other time deposits include institutional certificates of deposit. The Company, through Greenwood Trust Company, an indirect subsidiary of the Company, sells notes under a short-term bank note program.

     The Company maintains borrowing relationships with a broad range of banks, financial institutions, counterparties and others from which it draws funds in a variety of currencies.

     In November 1997, the Company replaced the predecessor Dean Witter Discover and Morgan Stanley holding company senior revolving credit agreements with a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "MSDWD Facility"). Under the terms of the MSDWD Facility, the banks are committed to provide up to $6.0 billion. The MSDWD Facility contains restrictive covenants which require, among other things, that the Company maintain shareholders' equity of at least $8.3 billion at all times. The Company believes that the covenant restrictions will not impair the Company's ability to pay its current level of dividends. At November 30, 1997, no borrowings were outstanding under the MSDWD Facility.

     The Company maintains a master collateral facility that enables Morgan Stanley & Co. Incorporated ("MS&Co."), one of the Company's U.S. broker-dealer subsidiaries, to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations (the "MS&Co. Facility"). As part of the MS&Co. Facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.5 billion. The credit agreement contains restrictive covenants which require, among other things, that MS&Co. maintain specified levels of consolidated shareholders' equity and Net Capital, each as defined. In January 1998, this facility was renewed, and the amount of the commitment was increased to $1.875 billion. At November 30, 1997, no borrowings were outstanding under the MS&Co. Facility.

     The Company also maintains a revolving committed financing facility that enables Morgan Stanley & Co. International Limited ("MSIL")to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements (the "MSIL Facility"). Such banks are committed to provide up to an aggregate of $1.85 billion available in 12 major currencies. The facility agreements contain restrictive covenants which require, among other things, that MSIL maintain specified levels of Shareholders' Equity and Financial Resources, each as defined. At November 30, 1997, no borrowings were outstanding under the MSIL Facility.

     RFC maintains a senior bank credit facility which supports the issuance of asset-backed commercial paper. In fiscal 1997, RFC renewed this facility and increased its amount to $2.55 billion from $2.1 billion. Under the terms of the asset-backed commercial paper program, certain


MSDWD 54
      --
assets of RFC were subject to a lien in the amount of $2.6 billion at November 30, 1997. RFC has never borrowed from its senior bank credit facility.

        The Company anticipates that it will utilize the MSDWD Facility, the MS&Co. Facility or the MSIL Facility for short-term funding from time to time (see Note 5 to the consolidated financial statements).

Fiscal 1997 and Subsequent Activity

During fiscal 1997, the Company took several steps to extend the maturity of its liabilities, reduce its reliance on unsecured short-term funding and increase its capital. These steps contributed to a net increase in capital of $2,425 million to $33,577 million at November 30, 1997. The additions to capital included net issuances of senior notes and subordinated debt aggregating $2,655 million.

     During fiscal 1997, the Company and Morgan Stanley Finance plc, a U.K. subsidiary ("MS plc"), issued 8.03% Capital Units in an aggregate amount of $134 million. Each Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company, and (b) a related Purchase Contract issued by the Company requiring the holder to purchase one Depositary Share representing shares (or fractional shares) of the Company's 8.03% Cumulative Preferred Stock.

     During fiscal 1997, the Company redeemed all 975,000 shares of its 8.88% Cumulative Preferred Stock at a redemption price of $201.632 per share, which reflects the stated value of $200 per share together with an amount equal to all dividends accrued and unpaid to, but excluding, the redemption date. During fiscal 1997, the Company also redeemed all 750,000 shares of its 8-3/4% Cumulative Preferred Stock at a redemption price of $200 per share, which was equal to the stated value of $200 per share.

     During fiscal 1997, the Company repurchased shares of its common stock at an aggregate cost of $124 million and an average cost per share of $34.22. Prior to the consummation of the Merger, both Morgan Stanley and Dean Witter Discover rescinded any outstanding share repurchase authorizations.

     Between November 30, 1997 and January 31, 1998, additional debt obligations aggregating approximately $1,659 million were issued. These notes have maturities from 1998 to 2004.

     At November 30, 1997, certain assets of the Company, such as real property, equipment and leasehold improvements of $1.7 billion, and goodwill and other intangible assets of $1.4 billion, were illiquid. In addition, certain equity investments made in connection with the Company's merchant banking and other principal investment activities, high-yield debt securities, emerging market debt, and certain collateralized mortgage obligations and mortgage-related loan products are not highly liquid. In connection with its merchant banking and other principal investment activities, the Company has equity investments (directly or indirectly through funds managed by the Company) in privately and publicly held companies. As of November 30, 1997, the aggregate carrying value of the Company's equity investments in privately held companies (including direct investments and partnership interests) was $128 million, and its aggregate investment in publicly held companies was $547 million.

     The Company acts as an underwriter of and as a market-maker in mortgage-backed pass-through securities, collateralized mortgage obligations and related instruments, and as a market-maker in commercial, residential and real estate loan products. In this capacity, the Company takes positions in market segments in which liquidity can vary greatly from time to time. The carrying value of the portion of the Company's mortgage-related portfolio at November 30, 1997 traded in markets that the Company believed were experiencing lower levels of liquidity than traditional mortgage-backed pass-through securities approximated $2,697 million.

     In addition, at November 30, 1997, the aggregate value of high-yield debt securities and emerging market loans and securitized instruments held in inventory was $2,188 million (a substantial portion of which was subordinated debt) with not more than 4%, 14% and 16% of all such securities, loans and instruments attributable to any


                                                                        MSDWD 55
                                                                              --
one issuer, industry or geographic region, respectively. Non-investment grade securities generally involve greater risk than investment grade securities due to the lower credit ratings of the issuers, which typically have relatively high levels of indebtedness and are, therefore, more sensitive to adverse economic conditions. In addition, the market for non-investment grade securities and emerging market loans and securitized instruments has been, and may in the future be, characterized by periods of volatility and illiquidity. The Company has in place credit and other risk policies and procedures to control total inventory positions and risk concentrations for non-investment grade securities and emerging market loans and securitized instruments.

     The Company also has commitments to fund certain fixed assets and other less liquid investments, including at November 30, 1997 approximately $150 million in connection with its merchant banking and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients.

     The Company may, from time to time, also provide financing or financing commitments to companies in connection with its investment banking and merchant banking activities. The Company may provide extensions of credit to leveraged companies in the form of senior or subordinated debt, as well as bridge financing on a selective basis (which may be in connection with the Company's commitment to the Morgan Stanley Bridge Fund, LLC). At November 30, 1997, the Company had one such loan of $355 million outstanding in connection with its securitized debt underwriting activities.

     The Company also engages in senior lending activities, including origination, syndication and trading of senior secured loans of non-investment grade companies. Such companies are more sensitive to adverse economic conditions than investment grade issuers, but the loans are generally made on a secured basis and are senior to the non-investment grade securities of these issuers that trade in the capital markets. At November 30, 1997, the aggregate value of senior secured loans and positions held by the Company was $738 million, and aggregate senior secured loan commitments were $325 million.

     The gross notional and fair value amounts of derivatives used by the Company for asset and liability management and as part of its trading activities are summarized in Notes 6 and 8, respectively, to the consolidated financial statements (see also "Derivative Financial Instruments" herein).

Year 2000 and EMU

Many of the world's computer systems currently record years in a two-digit format. Such computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to business disruptions in the U.S. and internationally (the "Year 2000" issue). The potential costs and uncertainties associated with the Year 2000 issue will depend on a number of factors, including software, hardware and the nature of the industry in which a company operates. Additionally, companies must coordinate with other entities with which they electronically interact, such as customers, creditors and borrowers.

     To ensure that the Company's computer systems are Year 2000 compliant, a team of information technology professionals began preparing for the Year 2000 issue in 1995. Since then, the Company has been reviewing each of its systems and programs to identify those that contain two-digit year codes. The Company is assessing the amount of programming required to upgrade or replace each of the affected programs with the goal of completing all relevant internal software remediation and testing by the end of 1998 with continuing Year 2000 compliance efforts through 1999. In addition, the Company is actively working with all of its major external counterparties and suppliers to assess their compliance efforts and the Company's exposure to them.

     Based upon current information, the Company believes that its Year 2000 expenditures for 1998 and through the project's completion will be approximately $125 million. Costs incurred relating to this project are being expensed by the Company during the period in which they are incurred. The Company's expectations


MSDWD 56
      --
about future costs associated with the Year 2000 issue are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that could influence the amount and timing of future costs include the success of the Company in identifying systems and programs that contain two-digit year codes, the nature and amount of programming required to upgrade or replace each of the affected programs, the rate and magnitude of related labor and consulting costs, and the success of the Company's external counterparties and suppliers in addressing the Year 2000 issue.

     Modifications to the Company's computer systems and programs are also being made in order to prepare for the upcoming EMU. The EMU, which will ultimately result in the replacement of certain European currencies with the "Euro," will primarily impact the Company's Securities and Asset Management business. Costs associated with the modifications necessary to prepare for the EMU are also being expensed by the Company during the period in which they are incurred.

     Preparation relating to the Year 2000 issue and the EMU transition will also create additional resource allocation challenges that the Company and other international financial institutions will need to address.

Regulatory Capital Requirements

DWR and MS&Co. are registered broker-dealers and registered futures commission merchants and, accordingly, are subject to the minimum net capital requirements of the Securities and Exchange Commission ("SEC"), the New York Stock Exchange and the Commodity Futures Trading Commission. MSIL, a London-based broker-dealer subsidiary, is regulated by the Securities and Futures Authority ("SFA") in the United Kingdom and, accordingly, is subject to the Financial Resources Requirements of the SFA. Morgan Stanley Japan Limited ("MSJL"), a Tokyo-based broker-dealer, is regulated by the Japanese Ministry of Finance with respect to regulatory capital requirements. DWR, MS&Co., MSIL and MSJL have consistently operated in excess of their respective regulatory requirements (see Note 10 to the consolidated financial statements).

     Certain of the Company's subsidiaries are Federal Deposit Insurance Corporation ("FDIC") insured financial institutions. Such subsidiaries are therefore subject to the regulatory capital requirements adopted by the FDIC. These subsidiaries have consistently operated in excess of these and other regulatory requirements.

     Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their applicable local capital adequacy requirements. In addition, Morgan Stanley Derivative Products Inc., a triple-A rated subsidiary through which the Company conducts some of its derivative activities, has established certain operating restrictions which have been reviewed by various rating agencies.

Effects of Inflation and Changes in Foreign Exchange Rates

Because the Company's assets to a large extent are liquid in nature, they are not significantly affected by inflation. However, inflation may result in increases in the Company's expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, on the value of financial instruments and upon the markets for consumer credit services, it may adversely affect the Company's financial position and profitability.

     A portion of the Company's business is conducted in currencies other than the U.S. dollar. Non-U.S. dollar assets typically are financed by direct borrowing or swap-based funding in the same currency. Changes in foreign exchange rates affect non-U.S. dollar revenues as well as non-U.S. dollar expenses. Those foreign exchange exposures that arise and are not hedged by an offsetting foreign currency exposure are actively managed by the Company to minimize risk of loss due to currency fluctuations.


                                                                        MSDWD 57
                                                                              --

Derivative Financial Instruments

The Company actively offers to clients and trades for its own account a variety of financial instruments described as "derivative products" or "derivatives." These products generally take the form of futures, forwards, options, swaps, caps, collars, floors, swap options and similar instruments which derive their value from underlying interest rates, foreign exchange rates, or commodity or equity instruments and indices. All of the Company's trading-related divisions use derivative products as an integral part of their respective trading strategies, and such products are used extensively to manage the market exposure that results from a variety of proprietary trading activities (see Note 8 to the consolidated financial statements). In addition, as a dealer in certain derivative products, most notably interest rate and currency swaps, the Company enters into derivative contracts to meet a variety of risk management and other financial needs of its clients. Given the highly integrated nature of derivative products and related cash instruments in the determination of overall trading division profitability and the context in which the Company manages its trading areas, it is not meaningful to allocate trading revenues between the derivative and underlying cash instrument components. Moreover, the risks associated with the Company's derivative activities, including market and credit risks, are managed on an integrated basis with associated cash instruments in a manner consistent with the Company's overall risk management policies and procedures (see "Risk Management" following Management's Discussion and Analysis of Financial Condition and Results of Operations). It should be noted that while particular risks may be associated with the use of derivatives, in many cases derivatives serve to reduce, rather than increase, the Company's exposure to market, credit and other risks.

     The total notional value of derivative trading contracts outstanding at November 30, 1997 was $2,529 billion (as compared with $1,317 billion at fiscal year-end 1996). While these amounts are an indication of the degree of the Company's use of derivatives for trading purposes, they do not represent the Company's market or credit exposure and may be more indicative of customer utilization of derivatives. The Company's exposure to market risk relates to changes in interest rates, foreign currency exchange rates or the fair value of the underlying financial instruments or commodities. The Company's exposure to credit risk at any point in time is represented by the fair value of such contracts reported as assets. Such total fair value outstanding as of November 30, 1997 was $17.1 billion. Approximately $14.2 billion of that credit risk exposure was with counterparties rated single-A or better (see Note 8 to the consolidated financial statements).

     The Company also uses derivative products (primarily interest rate, currency and equity swaps) to assist in asset and liability management, reduce borrowing costs and hedge interest rate risk (see Notes 5 and 6 to the consolidated financial statements).

     The Company believes that derivatives are valuable tools that can provide cost-effective solutions to complex financial problems and remains committed to providing its clients with innovative financial products. The Company established Morgan Stanley Derivative Products Inc. to offer derivative products to clients who will enter into derivative transactions only with triple-A rated counterparties. In addition, the Company, through its continuing involvement with regulatory, self-regulatory and industry activities such as the International Swaps and Derivatives Association Inc. (ISDA), the Securities Industry Association, the Group of 30 and the U.S. securities firms' Derivatives Policy Group, provides leadership in the development of policies and practices in order to maintain confidence in the markets for derivative products, which is critical to the Company's ability to assist clients in meeting their overall financial needs.


MSDWD 58
      --