Form 10-K, Exhibit 13
period 1997-11-30
MORGAN STANLEY DEAN WITTER DISCOVER & CO
filed 1998-02-20
CIK 895421

                                                                    EXHIBIT 13.5

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Morgan Stanley, Dean Witter,
Discover & Co.

We have audited the accompanying consolidated statements of financial condition of Morgan Stanley, Dean Witter, Discover & Co. and subsidiaries at fiscal years ended November 30, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three fiscal years in the period ended November 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Morgan Stanley Group Inc. and Dean Witter, Discover & Co., which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the consolidated statement of financial condition of Morgan Stanley Group Inc. and subsidiaries as of November 30, 1996, or the related statements of income, cash flows and changes in shareholders' equity for the fiscal years ended November 30, 1996 and 1995, which statements reflect total assets of $196,446 million as of November 30, 1996 and total revenues of $13,144 million and $10,797 million for the fiscal years ended November 30, 1996 and 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Morgan Stanley Group Inc. and subsidiaries for such periods, is based solely on the report of such other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Morgan Stanley, Dean Witter, Discover & Co. and subsidiaries at fiscal years ended November 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.






/s/ Deloitte & Touche LLP

New York, New York
January 23, 1998

                                                                        MSDWD 65
                                                                              --

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                                                                    At Fiscal
                                                                                    November 30,    Year-End
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)                                            1997            1996
ASSETS

Cash and cash equivalents                                                           $  8,255        $  6,544
Cash and securities deposited with clearing organizations or segregated under federal and other regulations (including securities at fair value of $4,655
     at November 30, 1997 and $3,759 at fiscal year-end 1996)                          6,890           5,209
Financial instruments owned:
     U.S. government and agency securities                                            12,901          12,032
     Other sovereign government obligations                                           22,900          19,473
     Corporate and other debt                                                         24,499          16,899
     Corporate equities                                                               10,329          12,662
     Derivative contracts                                                             17,146          11,220
     Physical commodities                                                                242             375
Securities purchased under agreements to resell                                       84,516          64,021
Securities borrowed                                                                   55,266          43,546
Receivables:
     Consumer loans (net of allowances of $884 at November 30, 1997 and
     $802 at fiscal year-end 1996)                                                    20,033          21,262
     Customers, net                                                                   12,259           8,600
     Brokers, dealers and clearing organizations                                      13,263           5,421
     Fees, interest and other                                                          4,705           3,981
Office facilities, at cost (less accumulated depreciation and amortization of
     $1,279 at November 30, 1997 and $1,060 at fiscal year-end 1996)                   1,705           1,681
Other assets                                                                           7,378           5,934
Total assets                                                                        $302,287        $238,860




MSDWD 66
      --

                                                                                                    At Fiscal
                                                                                    November 30,    Year-End
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)                                            1997            1996
LIABILITIES AND SHAREHOLDERS' EQUITY

Commercial paper and other short-term borrowings                                    $ 22,614        $ 26,326
Deposits                                                                               8,993           7,213
Financial instruments sold, not yet purchased:
     U.S. government and agency securities                                            11,563          11,395
     Other sovereign government obligations                                           12,095           6,513
     Corporate and other debt                                                          1,699           1,176
     Corporate equities                                                               13,305           8,900
     Derivative contracts                                                             15,599           9,982
     Physical commodities                                                                 68             476
Securities sold under agreements to repurchase                                       111,680          86,863
Securities loaned                                                                     14,141          12,907
Payables:
     Customers                                                                        25,086          22,062
     Brokers, dealers and clearing organizations                                      16,097           1,820
     Interest and dividends                                                              970           1,678
Other liabilities and accrued expenses                                                 8,630           6,340
Long-term borrowings                                                                  24,792          22,642
                                                                                     287,332         226,293
Capital Units                                                                            999             865
Commitments and contingencies
Shareholders' equity:
     Preferred stock                                                                     876           1,223
     Common stock(1) ($0.01 par value, 1,750,000,000 shares authorized,
     602,829,994 and 611,314,509 shares issued, 594,708,971 and 572,682,876 shares
     outstanding at November 30, 1997 and fiscal year-end 1996)                            6               6
     Paid-in capital(1)                                                                3,952           4,007
     Retained earnings                                                                 9,330           7,477
     Cumulative translation adjustments                                                   (9)            (11)
     Subtotal                                                                         14,155          12,702
     Note receivable related to sale of preferred stock to ESOP                          (68)            (78)
     Common stock held in treasury, at cost(1) ($0.01 par value, 8,121,023 and
     38,631,633 shares at November 30, 1997 and fiscal year-end 1996)                   (250)         (1,005)
     Stock compensation related adjustments                                              119              83
     Total shareholders' equity                                                       13,956          11,702
Total liabilities and shareholders' equity                                          $302,287        $238,860


(1) Amounts have been restated to reflect the Company's two-for-one stock split. See Notes to Consolidated Financial Statements.


MSDWD 67
      --

CONSOLIDATED STATEMENTS OF INCOME
FISCAL YEAR (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)           1997          1996          1995
Revenues:
     Investment banking                                               $      2,694  $      2,190  $      1,556
     Principal transactions:
        Trading                                                              3,191         2,659         1,685
        Investments                                                            463            86           121
     Commissions                                                             2,086         1,776         1,533
     Fees:
        Asset management, distribution and administration                    2,505         1,732         1,377
        Merchant and cardmember                                              1,704         1,505         1,135
        Servicing                                                              762           809           680
     Interest and dividends                                                 13,583        11,288        10,530
     Other                                                                     144           126           115
             Total revenues                                                 27,132        22,171        18,732
     Interest expense                                                       10,806         8,934         8,190
     Provision for consumer loan losses                                      1,493         1,214           722
             Net revenues                                                   14,833        12,023         9,820
Non-interest expenses:
     Compensation and benefits                                               6,019         5,071         4,005
     Occupancy and equipment                                                   526           493           454
     Brokerage, clearing and exchange fees                                     460           317           289
     Information processing and communications                               1,080           996           889
     Marketing and business development                                      1,179         1,027           874
     Professional services                                                     451           334           252
     Other                                                                     770           668           706
     Relocation charge                                                           -             -            59
     Merger-related expenses                                                    74             -             -
        Total non-interest expenses                                         10,559         8,906         7,528
Income before income taxes                                                   4,274         3,117         2,292
Provision for income taxes                                                   1,688         1,137           827
Net income                                                            $      2,586  $      1,980  $      1,465

Preferred stock dividend requirements                                 $         66  $         66  $         65

Earnings applicable to common shares(1)                               $      2,520  $      1,914  $      1,400

Earnings per common share(2)
     Primary                                                                 $4.25         $3.22         $2.30

     Fully diluted                                                           $4.15         $3.14         $2.25

Average common shares outstanding(2)
     Primary                                                           594,182,885   594,478,535   608,246,433

     Fully diluted                                                     609,043,924   611,012,101   622,098,868

(1) Amounts shown are used to calculate primary earnings per common share.
(2) Per share and share data have been restated to reflect the Company's two-for-one stock split.
See Notes to Consolidated Financial Statements.



MSDWD 68
      --

CONSOLIDATED STATEMENTS OF CASH FLOWS
Fiscal Year (DOLLARS IN MILLIONS)                                              1997       1996       1995
Cash flows from operating activities

     Net income                                                             $  2,586   $  1,980   $ 1,465
        Adjustments to reconcile net income to net cash used for
          operating activities:
             Non-cash charges included in net income:
                Deferred income taxes                                            (77)      (426)     (212)
                Compensation payable in common or preferred stock                374        513       353
                Depreciation and amortization                                    338        251       201
                Relocation charge                                                  -          -        59
                Provision for losses on credit receivables                     1,493      1,214       722
             Changes in assets and liabilities:
                Cash and securities deposited with clearing organizations
                  or segregated under federal and other regulations           (1,691)    (1,943)      519
             Financial instruments owned, net of financial instruments
                  sold, not yet purchased                                      1,730     (2,536)   (9,846)
             Securities borrowed, net of securities loaned                   (10,561)   (13,087)    2,489
             Receivables and other assets                                    (13,808)    (8,227)      390
             Payables and other liabilities                                   19,028      6,910     2,484
Net cash used for operating activities                                          (588)   (15,351)   (1,376)
Cash flows from investing activities

     Net (payments for) proceeds from:
             Office facilities                                                 (301)      (152)     (403)
             Purchase of Miller Anderson & Sherrerd, LLP, net of cash              -      (200)         -
               acquired
             Purchase of Van Kampen American Capital, Inc., net of cash            -      (986)         -
               acquired
             Net principal disbursed on consumer loans                       (4,994)    (7,532)   (7,429)
             Purchases of consumer loans                                        (11)       (51)     (307)
             Sales of consumer loans                                          2,783      4,824     1,827
             Other investing activities                                          (5)       (40)     (116)
Net cash used for investing activities                                       (2,528)    (4,137)   (6,428)
Cash flows from financing activities

     Net (payments for) proceeds from short-term borrowings                  (1,336)     8,106     5,833
     Securities sold under agreements to repurchase, net of securities
       purchased under agreements to resell                                   3,080      7,748    (1,384)
     Proceeds from:
             Deposits                                                         2,113      1,022       982
             Issuance of cumulative preferred stock                               -        540         -
             Issuance of common stock                                           224        156       122
             Issuance of long-term borrowings                                 6,619      8,745     4,311
             Issuance of Capital Units                                          134          -       513
     Payments for:
             Repayments of long-term borrowings                              (3,964)    (2,637)   (1,604)
             Redemption of cumulative preferred stock                          (345)      (138)        -
             Repurchases of common stock                                       (124)    (1,133)     (267)
             Cash dividends                                                    (416)      (313)     (235)
Net cash provided by financing activities                                     5,985     22,096     8,271
Dean Witter, Discover & Co.'s net cash activity for the month of
     December 1996                                                           (1,158)         -         -
Net increase in cash and cash equivalents                                     1,711      2,608       467
Cash and cash equivalents, at beginning of period                             6,544      3,936     3,469
Cash and cash equivalents, at end of period                                $  8,255   $  6,544   $ 3,936

See Notes to Consolidated Financial Statements.
                                                                        MSDWD 69
                                                                              --

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                                                     Note Receivable  Common Stock
                                                                       Cumulative    Related to Sale  Held in
                             Preferred  Common    Paid-in    Retained  Translation   of Preferred     Treasury,
(DOLLARS IN MILLIONS)        Stock      Stock(1)  Capital(1) Earnings  Adjustments   Stock to ESOP    at Cost(1)

Balance at
Fiscal Year-End 1994          $ 819     $6        $3,384     $4,758    $(3)          $(109)           $ (310)

Net income                        -     -              -      1,465      -               -                 -
Dividends                         -     -              -       (242)     -               -                 -
Conversion of ESOP
 Preferred Stock                 (1)    -              1          -      -               -                 -

Issuance of common stock          -     -             73          -      -               -                90
Repurchases of common stock       -     -              -          -      -               -              (267)
Compensation payable in
     common stock                 -     -            149          -      -               -               126
ESOP shares allocated, at
 cost                             -     -              -          -      -              20                 -
Translation adjustments           -     -              -          -     (6)              -                 -
Balance at
Fiscal Year-End 1995            818      6         3,607      5,981     (9)            (89)             (361)

Net income                        -     -              -      1,980      -               -                 -
Dividends                         -     -              -       (323)     -               -                 -
Issuance of common stock in
     connection with MAS
      acquisition                 -     -              9          -      -               -                74
Redemption of 9.36%
     Cumulative Preferred
      Stock                    (138)    -              -          -      -               -                 -
Issuance of 7-3/4%
 Cumulative
     Preferred Stock            200     -             (3)         -      -               -                 -
Issuance of Series A
     Fixed/Adjustable Rate
     Cumulative Preferred Stock 345     -             (2)         -      -               -                 -
     Conversion of ESOP
       Preferred Stock           (2)    -              2          -      -               -                 -
Issuance of common stock          -     -             97          -      -               -               133
Repurchases of common stock       -     -              -          -      -               -           $(1,133)
Retirement of treasury
 stock                            -     -             (4)      (161)     -               -               165
Compensation payable in
 common stock                     -     -            301          -      -               -               117
ESOP shares allocated, at
 cost                             -     -              -          -      -              11                 -
Translation adjustments           -     -                         -     (2)              -                 -



Other       Total


$36         $ 8,581

  -            1,465
  -            (242)


  -               -
  -             163
  -            (267)

 19             294

  -              20
  -              (6)

 55          10,008

  -           1,980
  -            (323)


  -              83


  -            (138)


  -             197


  -             343


  -               -
  -             230
  -          (1,133)

  -               -

 28             446

  -              11
  -              (2)

MSDWD 70
      --

                                                                                                      Note Receivable
                                                                                        Cumulative    Related to Sale
                                 Preferred Common       Paid-In         Retained        Translation   of Preferred
(DOLLARS IN MILLIONS)            Stock     Stock(1)     Capital(1)      Earnings        Adjustments   Stock to ESOP
Balance at
Fiscal Year-End 1996             $1,223    $6           $4,007          $7,477          $(11)         $ (78)
Net income                        -        -                 -           2,586             -              -
Dividends                         -        -                 -            (387)            -              -
Redemption of 8.88%
     Cumulative Preferred
      Stock                        (195)   -                 -               -             -              -
Redemption of 8-3/4%
     Cumulative Preferred
      Stock                        (150)   -                 -               -             -              -
Conversion of ESOP
     Preferred
      Stock                          (2)   -                (1)              -             -              -
Issuance of common stock          -        -               (22)              -             -              -
Repurchases of common stock       -        -                 -               -             -              -
Compensation payable in
     common stock                 -        -               (38)              -             -              -
ESOP shares allocated, at
     cost                         -        -                 -               -             -             10
Retirement of treasury
     stock                        -        -                (6)           (265)            -              -
Translation adjustments           -        -                 -               -             2              -
Issuance of common stock
     in connection with
     Lombard acquisition          -        -                14               -             -              -
Adjustment for change in
     Dean Witter
      Discover's year-end         -        -                (2)            (81)            -              -
Balance at
November 30, 1997

                                 $  876        $6       $3,952          $9,330          $ (9)        $  (68)



 Common Stock
 Held In
 Treasury,
 at Cost(1)    Other       Total

 $(1,005)      $ 83        $11,702

       -          -          2,586
       -          -           (387)


       -          -           (195)


       -          -           (150)


       3          -              -
     246          -            224
    (124)         -           (124)

     278        124            364

       -          -             10

     271          -              -
       -          -              2


      49          -             63


      32        (88)          (139)



 $  (250)      $119        $13,956

(1) Amounts have been restated to reflect the Company's two-for-one stock split.
    See Notes to Consolidated Financial Statements.

                                                                        MSDWD 71
                                                                              --

1. INTRODUCTION AND BASIS OF PRESENTATION
-----------------------------------------

THE MERGER

On May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") was merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). At that time, Dean Witter Discover changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company"). In conjunction with the Merger, the Company issued 260,861,078 shares of its common stock, as each share of Morgan Stanley common stock then outstanding was converted into 1.65 shares of the Company's common stock (the "Exchange Ratio"). In addition, each share of Morgan Stanley preferred stock was converted into one share of a corresponding series of preferred stock of the Company. The Merger was treated as a tax-free exchange.

THE COMPANY

The Company's consolidated financial statements include the accounts of Morgan Stanley, Dean Witter, Discover & Co. and its U.S. and international subsidiaries, including Morgan Stanley & Co. Incorporated ("MS&Co."), Morgan Stanley & Co. International Limited ("MSIL"), Morgan Stanley Japan Limited ("MSJL"), Dean Witter Reynolds Inc. ("DWR"), Dean Witter InterCapital Inc. ("ICAP"), and NOVUS Credit Services Inc.

     The Company, through its subsidiaries, provides a wide range of financial and securities services on a global basis and provides credit and transaction services nationally. Its securities and asset management businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring, real estate, project finance and other corporate finance advisory activities; asset management; merchant banking and other principal investment activities; brokerage and research services; the trading of foreign exchange and commodities as well as derivatives on a broad range of asset categories, rates and indices; and global custody, securities clearance services and securities lending. The Company's credit and transaction services businesses include the operation of the NOVUS Network, a proprietary network of merchant and cash access locations, and the issuance of the Discover(R) Card and other proprietary general purpose credit cards. The Company's services are provided to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals.

BASIS OF FINANCIAL INFORMATION

The consolidated financial statements give retroactive effect to the Merger, which was accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Dean Witter Discover and Morgan Stanley had always been combined. The fiscal year end 1996, 1995 and 1994 shareholders' equity data reflects the accounts of the Company as if the preferred and additional common stock had been issued during all of the periods presented.

     Prior to the consummation of the Merger, Dean Witter Discover's year ended on December 31 and Morgan Stanley's fiscal year ended on November 30. Subsequent to the Merger, the Company adopted a fiscal year end of November 30. In recording the pooling of interests combination, Dean Witter Discover's financial statements for the years ended December 31, 1996 and 1995 were combined with Morgan Stanley's financial statements for the fiscal years ended November 30, 1996 and 1995 (on a combined basis, "fiscal 1996" and "fiscal 1995," respectively). The Company's results for the 12 months ended November 30, 1997 ("fiscal 1997") include the results of Dean Witter Discover that were restated to conform with the new fiscal year-end date. The Company's results of operations for fiscal 1997 and fiscal 1996 include the month of December 1996 for Dean Witter Discover.

     The separate results of operations for Dean Witter Discover and Morgan Stanley during the periods preceding the Merger that are included in the Company's Consolidated Statements of Income were as follows:

                                      SIX MONTHS ENDED      FISCAL        FISCAL
(DOLLARS IN MILLIONS)                   MAY 31, 1997        1996          1995
--------------------------------------------------------------------------------
Net Revenues:
   Dean Witter Discover                      $ 3,318       $ 6,247       $ 5,698
   Morgan Stanley                              3,676         5,776         4,122
                                             -----------------------------------
     Combined                                $ 6,994       $12,023       $ 9,820
---------------------------------------------===================================
Net Income:
   Dean Witter Discover                      $   472       $   951       $   856
   Morgan Stanley                                626         1,029           609
                                             -----------------------------------
     Combined                                $ 1,098       $ 1,980       $ 1,465
---------------------------------------------===================================



MSDWD 72
      --

In connection with the Merger, the Company incurred pre-tax expenses of $74 million ($63 million after tax) in the second fiscal quarter of 1997. These expenses consisted primarily of proxy solicitation costs, severance costs, financial advisory and accounting fees, legal costs and regulatory filing fees.

     The consolidated financial statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions regarding certain trading inventory valuations, consumer loan loss levels, the potential outcome of litigation and other matters that affect the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results could differ materially from these estimates.

     Certain reclassifications have been made to prior year amounts to conform to the current presentation. All material intercompany balances and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

For purposes of these statements, cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less.

     In connection with the fiscal 1997 purchase of Lombard Brokerage, Inc. ("Lombard"), the Company issued 1.9 million shares of common stock having a fair value on the date of acquisition of approximately $63 million. In connection with the purchase of Miller Anderson & Sherrerd, LLP ("MAS") in fiscal 1996, the Company issued approximately $66 million of notes payable, as well as 3.3 million shares of common stock having a fair value on the date of acquisition of approximately $83 million. In addition, in connection with the purchase in fiscal 1996 of VK/AC Holding, Inc., the parent of Van Kampen American Capital, Inc. ("VKAC"), the Company assumed approximately $162 million of long-term debt (see Note 16).

CONSUMER LOANS

Consumer loans, which consist primarily of credit card and other consumer installment loans, are reported at their principal amounts outstanding, less applicable allowances. Interest on consumer loans is credited to income as earned.

     Interest is accrued on credit card loans until the date of charge-off, which generally occurs at the end of the month during which an account becomes 180 days past due, except in the case of bankruptcies and fraudulent transactions, which are charged off earlier. The interest portion of charged off credit card loans is written off against interest revenue. Origination costs related to the issuance of credit cards are charged to earnings over periods not exceeding 12 months.

ALLOWANCE FOR CONSUMER LOAN LOSSES

The allowance for consumer loan losses is a significant estimate that is regularly evaluated by management for adequacy on a portfolio-by-portfolio basis and is established through a charge to the provision for loan losses. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

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

     In fiscal 1996, the Company revised its estimate of the allowance for losses for loans intended to be securitized. This revision was based on the Company's experience with credit losses related to securitized loans in a mature asset


                                                                        MSDWD 73
                                                                              --
securitization market and the issuance of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," by the Financial Accounting Standards Board ("FASB"), which eliminated the uncertainty surrounding the appropriate accounting treatment for asset securitization transactions.

SECURITIZATION OF CONSUMER LOANS

The Company periodically sells consumer loans through asset securitizations and continues to service these loans. The revenues derived from servicing these loans are recorded in the consolidated statements of income as servicing fees over the term of the securitized loans rather than at the time the loans are sold. The effects of recording these revenues over the term of the securitized loans rather than at the time the loans were sold are not material.

FINANCIAL INSTRUMENTS USED FOR TRADING
AND INVESTMENT

Financial instruments, including derivatives, used in the Company's trading activities are recorded at fair value, and unrealized gains and losses are reflected in trading revenues. Interest revenue and expense arising from financial instruments used in trading activities are reflected in the consolidated statements of income as interest revenue or expense. The fair values of the trading positions generally are based on listed market prices. If listed market prices are not available or if liquidating the Company's positions would reasonably be expected to impact market prices, fair value is determined based on other relevant factors, including dealer price quotations and price quotations for similar instruments traded in different markets, including markets located in different geographic areas. Fair values for certain derivative contracts are derived from pricing models which consider current market and contractual prices for the underlying financial instruments or commodities, as well as time value and yield curve or volatility factors underlying the positions. Purchases and sales of financial instruments are recorded in the accounts on trade date. Unrealized gains and losses arising from the Company's dealings in over-the-counter ("OTC") financial instruments, including derivative contracts related to financial instruments and commodities, are presented in the accompanying consolidated statements of financial condition on a net-by-counterparty basis, when appropriate.

     Equity securities purchased in connection with merchant banking and other principal investment activities are initially carried in the consolidated financial statements at their original costs. The carrying value of such equity securities is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by listed market prices or transactions which directly affect the value of such equity securities. Downward adjustments relating to such equity securities are made in the event that the Company determines that the eventual realizable value is less than the carrying value. The carrying value of investments made in connection with principal real estate activities which do not involve equity securities are adjusted periodically based on independent appraisals, estimates prepared by the Company of discounted future cash flows of the underlying real estate assets or other indicators of fair value.

     Loans made in connection with merchant banking and investment banking activities are carried at cost plus accrued interest less reserves, if deemed necessary, for estimated losses.

FINANCIAL INSTRUMENTS USED FOR ASSET AND
LIABILITY MANAGEMENT

The Company has entered into various contracts as hedges against specific assets, liabilities or anticipated transactions. These contracts include interest rate swaps, foreign exchange forwards, foreign currency swaps and cost of funds agreements. The Company uses interest rate and currency swaps to manage the interest rate and currency exposure arising from certain borrowings and to match the repricing characteristics of consumer loans with those of the borrowings that fund these loans. For contracts that are designated as hedges of the Company's assets and liabilities, gains and losses are deferred and recognized as adjustments to interest revenue or expense over the remaining life of the underlying assets or liabilities. For contracts that are hedges of asset securitizations, gains and losses are recognized as adjustments to servicing fees. Gains and losses resulting from the termination of hedge contracts prior to their stated maturity are recognized ratably over the remaining life of the instrument being hedged. The Company also uses foreign exchange forward contracts to manage the currency exposure relating to its net monetary investment in non-U.S. dollar functional currency operations. The gain or loss from revaluing these contracts is deferred and reported within



MSDWD 74
      --
cumulative translation adjustments in shareholders' equity, net of tax effects, with the related unrealized amounts due from or to counterparties included in receivables from or payables to brokers, dealers and clearing organizations.

SECURITIES TRANSACTIONS

Clients' securities transactions are recorded on a settlement date basis with related commission revenues and expenses recorded on trade date. Securities purchased under agreements to resell (reverse repurchase agreements) and securities sold under agreements to repurchase (repurchase agreements), principally government and agency securities, are treated as financing transactions and are carried at the amounts at which the securities will subsequently be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase and repurchase agreements are presented on a net-by-counterparty basis, when appropriate. It is the Company's policy to take possession of securities purchased under agreements to resell. The Company monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral. Where deemed appropriate, the Company's agreements with third parties specify its rights to request additional collateral.

     Securities borrowed and securities loaned are carried at the amounts of cash collateral advanced and received in connection with the transactions. The Company measures the fair value of the securities borrowed and loaned against the collateral on a daily basis. Additional collateral is obtained as necessary to ensure such transactions are adequately collateralized.

INVESTMENT BANKING

Underwriting revenues and fees for mergers and acquisitions and advisory assignments are recorded when services for the transaction are substantially completed. Transaction-related expenses are deferred and later expensed to match revenue recognition.

OFFICE FACILITIES

Office facilities are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of buildings and improvements are provided principally by the straight-line method, while depreciation and amortization of furniture, fixtures and equipment are provided by both straight-line and accelerated methods. Property and equipment are depreciated over the estimated useful lives of the related assets, while leasehold improvements are amortized over the lesser of the economic useful life of the asset or, where applicable, the remaining term of the lease.

INCOME TAXES

Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using currently enacted tax rates.

EARNINGS PER SHARE

The calculations of earnings per common share are based on the weighted average number of common shares and share equivalents outstanding and give effect to preferred stock dividend requirements. All per share and share amounts reflect stock splits effected by Dean Witter Discover and Morgan Stanley prior to the Merger, as well as the additional shares issued to Morgan Stanley shareholders pursuant to the Exchange Ratio.

CARDMEMBER REWARDS

Cardmember rewards, primarily the Cashback Bonus award, pursuant to which the Company annually pays Discover cardmembers and Private Issue cardmembers a percentage of their purchase amounts ranging up to one percent (up to two percent for the Private Issue Card), are based upon a cardmember's level of annual purchases. The liability for cardmember rewards expense, included in other liabilities and accrued expenses, is accrued at the time that qualified cardmember transactions occur and is calculated on an individual cardmember basis.


                                                                        MSDWD 75
                                                                              --

STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock.

TRANSLATION OF FOREIGN CURRENCIES

Assets and liabilities of operations having non-U.S. dollar functional currencies are translated at year-end rates of exchange, and the income statements are translated at weighted average rates of exchange for the year. In accordance with SFAS No. 52, "Foreign Currency Translation," gains or losses resulting from translating foreign currency financial statements, net of hedge gains or losses and related tax effects, are reflected in cumulative translation adjustments, a separate component of shareholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets are amortized on a straight-line basis over periods from five to 40 years, generally not exceeding 25 years, and are periodically evaluated for impairment. At November 30, 1997, goodwill of approximately $1.4 billion was included in the Company's consolidated statements of financial condition as a component of Other Assets (see Note 16).

NEW ACCOUNTING PRONOUNCEMENTS

As of January 1, 1997, the Company adopted SFAS No. 125, which was effective for transfers of financial assets made after December 31, 1996, except for transfers of certain financial assets for which the effective date has been delayed for one year. SFAS No. 125 provides financial reporting standards for the derecognition and recognition of financial assets, including the distinction between transfers of financial assets which should be recorded as sales and those which should be recorded as secured borrowings. The adoption of the enacted provisions of SFAS No. 125 had no material effect on the Company's financial condition or results of operations. With respect to the provisions of SFAS No. 125 which became effective in 1998, the Company does not expect the impact of the adoption of the deferred provisions to be material to the Company's financial condition or results of operations.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 replaces the current EPS categories of primary and fully diluted with "basic EPS," which reflects no dilution from common stock equivalents, and "diluted EPS," which reflects dilution from common stock equivalents and other dilutive securities based on the average price per share of the Company's common stock during the period. The adoption of SFAS No. 128 would not have had, and is not expected to have, a material effect on the Company's EPS calculations.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years beginning after December 15, 1997, establish standards for the reporting and display of comprehensive income and the disclosure requirements related to segments.

3. CONSUMER LOANS
-----------------

Consumer loans were as follows:

AT FISCAL YEAR-END (DOLLARS IN MILLIONS)                    1997          1996
--------------------------------------------------------------------------------
Credit card                                                $20,914       $22,062
Other consumer installment                                       3             2
                                                           ---------------------
                                                            20,917        22,064
   Less
     Allowance for loan losses                                 884           802
                                                           ---------------------
     Consumer loans, net                                   $20,033       $21,262
-----------------------------------------------------------=====================


MSDWD 76
      --

Activity in the allowance for consumer loan losses was as follows:

FISCAL YEAR (DOLLARS IN MILLIONS)                1997         1996         1995
-------------------------------------------------------------------------------
Balance beginning of period                   $   781(2)   $   709      $   556
Additions
Provision for loan losses                       1,493        1,214          722
Purchase of loan portfolios                        --            4           31
                                              ---------------------------------
Total additions                                 1,493        1,218          753
                                              ---------------------------------
Deductions
Charge-offs                                     1,639        1,182          711
Recoveries                                       (196)        (155)        (120)
                                              ---------------------------------
Net charge-offs                                 1,443        1,027          591
                                              ---------------------------------
Other(1)                                           53          (98)          (9)
                                              ---------------------------------
Balance end of period                         $   884      $   802      $   709
----------------------------------------------=================================

(1)  Primarily reflects net transfers related to asset securitizations.
(2) Beginning balance differs from the fiscal 1996 end of period balance due to the Company's change in fiscal year-end.

Interest accrued on loans subsequently charged off, recorded as a reduction of interest revenue, was $301 million, $181 million and $115 million in fiscal 1997, 1996 and 1995.

     At fiscal year-end 1997 and 1996, $5,385 million and $5,695 million of the Company's consumer loans had minimum contractual maturities of less than one year. Because of the uncertainty regarding consumer loan repayment patterns, which historically have been higher than contractually required minimum payments, this amount may not necessarily be indicative of the Company's actual consumer loan repayments.

     At fiscal year-end 1997, the Company had commitments to extend credit in the amount of $178.5 billion. Commitments to extend credit arise from agreements to extend to customers unused lines of credit on certain credit cards provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.

     The Company received proceeds from asset securitizations of $2,783 million, $4,528 million, and $1,827 million in fiscal 1997, 1996 and 1995. The uncollected balances of consumer loans sold through asset securitizations were $15,033 million and $13,197 million at fiscal year-end 1997 and 1996.

     The Company uses interest rate exchange agreements to hedge the risk from changes in interest rates on servicing fee revenues (which are derived from loans sold through asset securitizations). Gains and losses from these agreements are recognized as adjustments to servicing fees. Under these interest rate exchange agreements the Company primarily pays floating rates and receives fixed rates.

     In connection with certain asset securitizations, the Company has written interest rate cap agreements with notional amounts of $303 million and strike rates of 11%. Any settlement payments made under these agreements will generally be passed back to the Company through an adjustment of servicing fees, although this is subject to the risk of counterparty nonperformance. At fiscal year end 1997 and 1996, the fair values of these agreements were not material. No payments have been made by the Company under these agreements, which expire through 2000.

     The estimated fair value of the Company's consumer loans approximated carrying value at fiscal year end 1997 and 1996. The Company's consumer loan portfolio, including securitized loans, is geographically diverse, with a distribution approximating that of the population of the United States.

4. DEPOSITS
-----------

Deposits were as follows:

AT FISCAL YEAR-END (DOLLARS IN MILLIONS)                       1997         1996
--------------------------------------------------------------------------------
Demand, passbook and
   money market accounts                                     $1,210       $1,716
Consumer certificate accounts                                 1,498        1,354
$100,000 minimum certificate accounts                         6,285        4,143
                                                             -------------------
   Total                                                     $8,993       $7,213
-------------------------------------------------------------===================

The weighted average interest rates of interest-bearing deposits outstanding during fiscal 1997 and 1996 were 6.2% and 6.3%.

     At fiscal year-end 1997 and 1996, the notional amounts of interest rate exchange agreements that hedged deposits outstanding were $535 million and $495 million and had fair values of $7 million and $5 million. Under these interest rate exchange agreements the Company primarily pays floating rates and receives fixed


                                                                        MSDWD 77
                                                                              --
rates. At November 30, 1997, the weighted average interest rate of the Company's deposits including the effect of interest rate exchange agreements was 6.16%.

     At November 30, 1997, certificate accounts maturing over the next five years were as follows:

(DOLLARS IN MILLIONS)
--------------------------------------------------------------------------------
1998                                                                      $3,810
1999                                                                       1,579
2000                                                                         963
2001                                                                         819
2002                                                                         312
--------------------------------------------------------------------------======

The estimated fair value of the Company's deposits, using current rates for deposits with similar maturities, approximated carrying value at fiscal year-end 1997 and 1996.

5. SHORT-TERM BORROWINGS
------------------------

At fiscal year-end 1997 and 1996, commercial paper in the amount of $15,447 million and $18,890 million, with weighted average interest rates of 5.5% and 5.4%, was outstanding.

     At fiscal year-end 1997 and 1996, the notional amounts of interest rate contracts that hedged commercial paper outstanding were $732 million and $808 million and had fair values of $(5) million and $(7) million. These interest rate contracts converted the commercial paper to fixed rates. These contracts had no material effect on the weighted average interest rates of commercial paper.

     At fiscal year-end 1997 and 1996, other short-term borrowings of $7,167 million and $7,436 million were outstanding. These borrowings included bank loans, federal funds and bank notes.

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

     The Company maintains a master collateral facility that enables MS&Co. to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations (the "MS&Co. Facility"). As part of the MS&Co. Facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.5 billion. The credit agreement contains restrictive covenants which require, among other things, that MS&Co. maintain specified levels of consolidated shareholders' equity and Net Capital, as defined. In January 1998, the MS&Co. Facility was renewed and the amount of the commitment of the credit agreement was increased to $1.875 billion. At November 30, 1997, no borrowings were outstanding under the MS&Co. Facility.

     The Company also maintains a revolving committed financing facility that enables MSIL to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements (the "MSIL Facility"). Such banks are committed to provide up to an aggregate of $1.85 billion available in 12 major currencies. The facility agreements contain restrictive covenants which require, among other things, that MSIL maintain specified levels of Shareholders' Equity and Financial Resources, each as defined. At November 30, 1997, no borrowings were outstanding under the MSIL Facility.

     The Company anticipates that it will utilize the MSDWD Facility, the MS&Co. Facility or the MSIL Facility for short-term funding from time to time.


MSDWD 78
      --

6. LONG-TERM BORROWINGS
-----------------------

MATURITIES AND TERMS

Long-term borrowings at fiscal year-end consist of the following:

                                                         U.S. DOLLAR                  NON-U.S. DOLLAR(1)        AT FISCAL YEAR-END
------------------------------------------------------------------------------------------------------------------------------------

                                                                          INDEX/
                                                 FIXED     FLOATING       EQUITY        FIXED    FLOATING         1997         1996
(DOLLARS IN MILLIONS)                             RATE         RATE       LINKED         RATE        RATE        TOTAL        TOTAL
------------------------------------------------------------------------------------------------------------------------------------

Due in fiscal 1997                             $    --      $    --      $    --     $    --      $    --      $    --      $ 4,057
Due in fiscal 1998                               1,190        3,488          747         468          277        6,170        5,616
Due in fiscal 1999                                 774        2,474          488         200          757        4,693        3,218
Due in fiscal 2000                                 774        1,501           22          48           73        2,418        1,686
Due in fiscal 2001                               1,335          719           68          52          108        2,282        2,226
Due in fiscal 2002                               1,077        1,097           91          17          341        2,623        1,299
Thereafter                                       5,460          140          194         774           38        6,606        4,540
------------------------------------------------------------------------------------------------------------------------------------

   Total                                       $10,610      $ 9,419      $ 1,610     $ 1,559      $ 1,594      $24,792      $22,642
-----------------------------------------------=====================================================================================
   Weighted average coupon
     at fiscal year-end                            7.1%         5.9%         n/a         5.3%         5.0%         6.1%         6.2%
-----------------------------------------------=====================================================================================


(1) Weighted average coupon was calculated utilizing non-U.S. dollar interest rates.

MEDIUM-TERM NOTES

Included in the table above are medium-term notes of $14,049 million and $13,272 million at fiscal year-end 1997 and 1996. The effective weighted average interest rate on all medium-term notes was 5.9% in fiscal 1997 and 5.8% in fiscal 1996. Maturities of these notes range from fiscal 1998 through fiscal 2023.

STRUCTURED BORROWINGS

U.S. dollar index/equity linked borrowings include various structured instruments whose payments and redemption values are linked to the performance of a specific index (i.e., Standard & Poor's 500), a basket of stocks or a specific equity security. To minimize the exposure resulting from movements in the underlying equity position or index, the Company has entered into various equity swap contracts and purchased options which effectively convert the borrowing costs into floating rates based upon London Interbank Offered Rates ("LIBOR"). These instruments are included in the preceding table at their redemption values based on the performance of the underlying indices, baskets of stocks, or specific equity securities at fiscal year-end 1997 and 1996.

OTHER BORROWINGS

U.S. dollar contractual floating rate borrowings bear interest based on a variety of money market indices, including LIBOR and Federal Funds rates. Non-U.S. dollar contractual floating rate borrowings bear interest based on Euro floating rates.

     Included in the Company's long-term borrowings are subordinated notes of $1,302 million and $1,325 million at fiscal year-end 1997 and 1996 respectively. The effective weighted average interest rate on these subordinated notes was 7.2% in fiscal 1997 and 7.0% in fiscal 1996. Maturities of the subordinated notes range from fiscal 1999 to fiscal 2016.

     Certain of the Company's long-term borrowings are redeemable prior to maturity at the option of the holder. These notes contain certain provisions which effectively enable noteholders to put the notes back to the Company and therefore are scheduled in the foregoing table to mature in fiscal 1998 through fiscal 1999. The stated maturities of these notes, which aggregate $1,495 million, are from fiscal 1998 to fiscal 2004.

     MS&Co., a registered U.S. broker-dealer subsidiary of the Company, has outstanding approximately $313 million of 6.81% fixed rate subordinated Series C notes,


                                                                        MSDWD 79
                                                                              --

$96 million of 7.03% fixed rate subordinated Series D notes, $82 million of 7.28% fixed rate subordinated Series E notes and $25 million of 7.82% fixed rate subordinated Series F notes. These notes have maturities from 2001 to 2016. The terms of such notes contain restrictive covenants which require, among other things, that MS&Co. maintain specified levels of Consolidated Tangible Net Worth and Net Capital, each as defined.

ASSET AND LIABILITY MANAGEMENT

A portion of the Company's fixed rate long-term borrowings is used to fund highly liquid marketable securities, short-term receivables arising from securities transactions and consumer loans. The Company uses interest rate swaps to more closely match the duration of these borrowings to the duration of the assets being funded and to minimize interest rate risk. These swaps effectively convert certain of the Company's fixed rate borrowings into floating rate obligations. In addition, for non-U.S. dollar currency borrowings that are not used to fund assets in the same currency, the Company has entered into currency swaps which effectively convert the borrowings into U.S. dollar obligations. The Company's use of swaps for asset and liability management reduced its interest expense and effective average borrowing rate as follows:

AT FISCAL YEAR-END (DOLLARS IN MILLIONS)              1997     1996        1995
-------------------------------------------------------------------------------
Net reduction in interest expense
   from swaps for the fiscal year                      $21      $29         $20
Weighted average coupon of long-term
   borrowings at fiscal year-end(1)                    6.1%     6.2%        6.6%
Effective average borrowing rate for
   long-term borrowings after swaps
   at fiscal year-end(1)                               6.0%     6.1%        6.4%
-------------------------------------------------------========================

(1) Included in the weighted average and effective average calculations are non-U.S. dollar interest rates.

The effective weighted average interest rate on the Company's index/equity linked notes, which is not included in the table above, was 5.7% and 5.6% in fiscal 1997 and fiscal 1996, respectively, after giving effect to the related hedges.

     The table below summarizes the notional or contract amounts of these swaps by maturity and weighted average interest rates to be received and paid at fiscal year end 1997. Swaps utilized to hedge the Company's structured borrowings are presented at their redemption values:

                                                       U.S. DOLLAR                 NON-U.S. DOLLAR(1)
------------------------------------------------------------------------------------------------------------------------------------
                                           RECEIVE       RECEIVE                  RECEIVE       RECEIVE
                                             FIXED      FLOATING      INDEX/        FIXED      FLOATING                   AT FISCAL
                                               PAY           PAY      EQUITY          PAY           PAY       NOV. 30,     YEAR-END
(DOLLARS IN MILLIONS)                     FLOATING      FLOATING      LINKED     FLOATING      FLOATING(2)  1997 TOTAL   1996 TOTAL
------------------------------------------------------------------------------------------------------------------------------------

Maturing in fiscal 1997                    $    --       $    --     $    --      $    --       $    --       $    --      $ 1,878
Maturing in fiscal 1998                        974           320         747          468           235         2,744        2,411
Maturing in fiscal 1999                        542           375         488          187           380         1,972        1,668
Maturing in fiscal 2000                        375           120          22           48            73           638          379
Maturing in fiscal 2001                        924             5          68           52            33         1,082        1,093
Maturing in fiscal 2002                        720            --          91           17             3           831          533
Thereafter                                   3,434            --         194          774            38         4,440        2,227
------------------------------------------------------------------------------------------------------------------------------------
Total                                      $ 6,969       $   820     $ 1,610      $ 1,546       $   762       $11,707      $10,189
-------------------------------------------=========================================================================================
Weighted average at fiscal
   year-end(3)
     Receive rate                             6.72%         6.17%        n/a         5.06%         3.67%
     Pay rate                                 5.83%         5.96%        n/a         5.87%         6.75%
-------------------------------------------=========================================================================================


(1) The differences between the receive rate and the pay rate may reflect differences in the rate of interest associated with the underlying currency.

(2) These amounts include currency swaps used to effectively convert borrowings denominated in one currency into obligations denominated in another currency.

(3) The table was prepared under the assumption that interest rates remain constant at year-end levels. The variable interest rates to be received or paid will change to the extent that rates fluctuate. Such changes may be substantial. Variable rates presented generally are based on LIBOR or Treasury bill rates.


MSDWD 80
      --

As noted above, the Company uses interest rate and currency swaps to modify the terms of its existing borrowings. Activity during the periods in the notional value of the swap contracts used by the Company for asset and liability management (and the unrecognized gain at period end) is summarized in the table below:

FISCAL YEAR (DOLLARS IN MILLIONS)                           1997           1996
-------------------------------------------------------------------------------
Notional value at beginning of period                   $ 10,189       $  7,355
Additions                                                  3,567          4,137
Matured                                                   (1,657)        (1,068)
Terminated                                                  (216)          (157)
Effect of foreign currency translation
   on non-U.S. dollar notional values and
   changes in redemption values on
   structured borrowings                                    (176)           (78)
                                                        -----------------------
Notional value at fiscal year-end                       $ 11,707       $ 10,189
--------------------------------------------------------=======================
Unrecognized gain at fiscal year-end                    $    104       $    139
--------------------------------------------------------=======================

The Company also uses interest rate swaps to modify certain of its repurchase financing agreements. The Company had interest rate swaps with notional values of approximately $1.8 billion and $1.1 billion at fiscal year end 1997 and 1996, and unrecognized gains of approximately $13 million and $14 million as of fiscal year end 1997 and 1996, for such purpose. The unrecognized gains on these swaps were offset by unrecognized losses on certain of the Company's repurchase financing agreements.

     The estimated fair value of the Company's long-term borrowings approximated carrying value based on rates available to the Company at year-end for borrowings with similar terms and maturities.

     Cash paid for interest for the Company's borrowings and deposits approximated interest expense in fiscal 1997, 1996 and 1995.

7. COMMITMENTS AND CONTINGENCIES
--------------------------------

The Company has non-cancelable operating leases covering office space and equipment. At fiscal year-end 1997, future minimum rental commitments under such leases (net of subleases, principally on office rentals) were as follows:

(DOLLARS IN MILLIONS)
--------------------------------------------------------------------------------
1998                                                                        $309
1999                                                                         268
2000                                                                         240
2001                                                                         210
2002                                                                         183
Thereafter                                                                   701
----------------------------------------------------------------------------====

Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense, net of sublease rental income, was $262 million, $264 million and $271 million in fiscal 1997, 1996 and 1995, respectively.

     The Company has an agreement with IBM, under which the Company receives information processing, data networking and related services. Under the terms of the agreement, the Company has an aggregate minimum annual commitment of $166 million subject to annual cost of living adjustments.

     During fiscal 1995, the Company recognized a pretax charge of $59 million ($39 million after tax, which reduced primary and fully diluted earnings per share by $0.06). The charge was in connection with the relocation of the majority of Morgan Stanley's New York City employees from leased space at 1221 and 1251 Avenue of the Americas to space in the Company's buildings at 1585 Broadway and 750 Seventh Avenue that were purchased in fiscal 1993 and fiscal 1994, respectively, as well as a move to new leased office space in Tokyo. The charge specifically covered the Company's termination of certain leased office space and the write-off of remaining leasehold improvements in both cities.


                                                                        MSDWD 81
                                                                              --

     In the normal course of business, the Company has been named as a defendant in various lawsuits and has been involved in certain investigations and proceedings. Some of these matters involve claims for substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with outside counsel, that the resolution of such matters will not have a material adverse effect on the consolidated financial condition of the Company, but may be material to the Company's operating results for any particular period, depending upon the level of the Company's income for such period.

     The Company had approximately $5.5 billion of letters of credit outstanding at November 30, 1997 to satisfy various collateral requirements.

     Financial instruments sold, not yet purchased represent obligations of the Company to deliver specified financial instruments at contracted prices, thereby creating commitments to purchase the financial instruments in the market at prevailing prices. Consequently, the Company's ultimate obligation to satisfy the sale of financial instruments sold, not yet purchased may exceed the amounts recognized in the consolidated statements of financial condition.

     The Company also has commitments to fund certain fixed assets and other less liquid investments, including at November 30, 1997, approximately $150 million in connection with its merchant banking and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients (including subordinated loans on an interim basis to leveraged companies associated with its investment banking and its merchant banking and other principal investment activities), that may subject the Company to increased credit and liquidity risks.

8.   TRADING ACTIVITIES
-----------------------

TRADING REVENUES

The Company's trading activities include providing securities brokerage, derivatives dealing, and underwriting services to clients. While trading activities are generated by client order flow, the Company also takes proprietary positions based on expectations of future market movements and conditions. The Company's trading strategies rely on the integrated management of its client-driven and proprietary transactions, along with the hedging and financing of these positions.

     The Company manages its trading businesses by product groupings and therefore has established distinct, worldwide trading divisions having responsibility for equity, fixed income, foreign exchange and commodities products. Because of the integrated nature of the markets for such products, each product area trades cash instruments as well as related derivative products (i.e., options, swaps, futures, forwards and other contracts with respect to such underlying instruments or commodities). Revenues related to principal trading are summarized below by trading division:

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
--------------------------------------------------==============================

Interest revenue and expense are integral components of trading activities. In assessing the profitability of trading activities, the Company views net interest and principal trading revenues in the aggregate.

     The Company's trading portfolios are managed with a view toward the risk and profitability of the portfolios to the Company. The nature of the equities, fixed income, foreign exchange and commodities activities conducted by the Company, including the use of derivative products in these businesses, and the market, credit and concentration risk management policies and procedures covering these activities are discussed below.


MSDWD 82
      --

EQUITIES

The Company makes markets and trades in the global secondary markets for equities and convertible debt and is a dealer in equity warrants, exchange traded and OTC equity options, index futures, equity swaps and other sophisticated equity derivatives. The Company's activities as a dealer primarily are client-driven, with the objective of meeting clients' needs while earning a spread between the premiums paid or received on its contracts with clients and the cost of hedging such transactions in the cash or forward market or with other derivative transactions. The Company limits its market risk related to these contracts, which stems primarily from underlying equity/index price and volatility movements, by employing a variety of hedging strategies, such as delta hedging (delta is a measure of a derivative contract's price movement based on the movement of the price of the security or index underlying the contract). The Company also takes proprietary positions in the global equity markets by using derivatives, most commonly futures and options, in addition to cash positions, intending to profit from market price and volatility movements in the underlying equities or indices positioned.

     Equity option contracts give the purchaser of the contract the right to buy
(call) or sell (put) the equity security or index underlying the contract at an agreed-upon price (strike price) during or at the conclusion of a specified period of time. The seller (writer) of the contract is subject to market risk, and the purchaser is subject to market risk (to the extent of the premium paid) and credit risk. Equity swap contracts are contractual agreements whereby one counterparty receives the appreciation (or pays the depreciation) on an equity investment in return for paying another rate, often based upon equity index movements or interest rates. The counterparties to the Company's equity transactions include commercial banks, investment banks, broker-dealers, investment funds and industrial companies.

FIXED INCOME

The Company is a market-maker for U.S. and non-U.S. government securities, corporate bonds, money market instruments, medium-term notes and Eurobonds, high-yield securities, emerging market securities, mortgage- and other asset-backed securities, preferred stock and tax-exempt securities. In addition, the Company is a dealer in interest rate and currency swaps and other related derivative products, OTC options on U.S. and foreign government bonds and mortgage-backed forward agreements ("TBA"), options and swaps. In this capacity, the Company facilitates asset and liability management for its customers in interest rate and currency swaps and related products and OTC government bond options.

     Swaps used in fixed income trading are, for the most part, contractual agreements to exchange interest payment streams (i.e., an interest rate swap may involve exchanging fixed for floating interest payments) or currencies (i.e., a currency swap may involve exchanging yen for U.S. dollars in one year at an agreed-upon exchange rate). The Company profits by earning a spread between the premium paid or received for these contracts and the cost of hedging such contracts. The Company seeks to manage the market risk of its swap portfolio, which stems from interest rate and currency movements and volatility, by using modeling that quantifies the sensitivity of its portfolio to movements in interest rates and currencies and by adding positions to or selling positions from its portfolio as needed to minimize such sensitivity. Typically, the Company adjusts its positions by entering into additional swaps or interest rate and foreign currency futures, foreign currency forwards and by purchasing or selling additional underlying government bonds. The Company manages the risk related to its option portfolio by using a variety of hedging strategies such as delta hedging, which includes the use of futures and forward contracts to hedge market risk. The Company also is involved in using debt securities to structure products with multiple risk/return factors designed to suit investor objectives.

     The Company is an underwriter of and a market-maker in mortgage-backed securities and collateralized mortgage obligations ("CMO") as well as commercial, residential and real estate loan products. The Company also structures mortgage-backed swaps for its clients, enabling them to derive the cash flows from an underlying mort-


                                                                        MSDWD 83
                                                                              --
gage-backed security without purchasing the cash position. The Company earns the spread between the premium inherent in the swap and the cost of hedging the swap contract through the use of cash positions or TBA contracts. The Company also uses TBAs in its role as a dealer in mortgage-backed securities and facilitates customer trades by taking positions in the TBA market. Typically, these positions are hedged by offsetting TBA contracts or underlying cash positions. The Company profits by earning the bid-offer spread on such transactions. Further, the Company uses TBAs to ensure delivery of underlying mortgage-backed securities in its CMO issuance business. As is the case with all mortgage-backed products, market risk associated with these instruments results from interest rate fluctuations and changes in mortgage prepayment speeds. The counterparties to the Company's fixed income transactions include investment advisors, commercial banks, insurance companies, investment funds and industrial companies.

FOREIGN EXCHANGE

The Company is a market-maker in a number of foreign currencies. In this business, it actively trades currencies in the spot and forward markets earning a dealer spread. The Company seeks to manage its market risk by entering into offsetting positions. The Company conducts an arbitrage business in which it seeks to profit from inefficiencies between the futures, spot and forward markets. The Company also makes a market in foreign currency options. This business largely is client-driven and involves the purchasing and writing of European and American style options and certain sophisticated products to meet specific client needs. The Company profits in this business by earning spreads between the options' premiums and the cost of the hedging of such positions. The Company limits its market risk by using a variety of hedging strategies, including the buying and selling of the currencies underlying the options based upon the options' delta equivalent. Foreign exchange option contracts give the purchaser of the contract the right to buy (call) or sell (put) the currency underlying the contract at an agreed-upon strike price at or over a specified period of time. Forward contracts and futures represent commitments to purchase or sell the underlying currencies at a specified future date at a specified price. The Company also takes proprietary positions in currencies to profit from market price and volatility movements in the currencies positioned.

     The majority of the Company's foreign exchange business relates to major foreign currencies such as deutsche marks, yen, pound sterling, French francs, Swiss francs, Italian lire and Canadian dollars. The balance of the business covers a broad range of other currencies. The counterparties to the Company's foreign exchange transactions include commercial banks, investment banks, broker-dealers, investment funds and industrial companies.

COMMODITIES

The Company, as a major participant in the world commodities markets, trades in physical precious, base and platinum group metals, electricity, energy products (principally oil, refined oil products and natural gas) as well as a variety of derivatives related to these commodities such as futures, forwards and exchange traded and OTC options and swaps. Through these activities, the Company provides clients with a ready market to satisfy end users' current raw material needs and facilitates their ability to hedge price fluctuations related to future inventory needs. The former activity at times requires the positioning of physical commodities. Derivatives on those commodities, such as futures, forwards and options, often are used to hedge price movements in the underlying physical inventory. The Company profits as a market-maker in physical commodities by capturing the bid-offer spread inherent in the physical markets.

        To facilitate hedging for its clients, the Company often is required to take positions in the commodity markets in the form of forward, option and swap contracts involving oil, natural gas, precious and base metals, and electricity. The Company generally hedges these positions by using a variety of hedging techniques such as delta hedging, whereby the Company takes positions in the physical markets and/or positions in other commodity derivatives such as futures and forwards to offset the market risk in the underlying derivative. The Company prof-


MSDWD 84
      --
its from this business by earning a spread between the premiums paid or received for these derivatives and the cost of hedging such derivatives.

     The Company also maintains proprietary trading positions in commodity derivatives, including futures, forwards and options in addition to physical commodities, to profit from price and volatility movements in the underlying commodities markets.

     Forward, option and swap contracts on commodities are structured similarly to like-kind derivative contracts for cash financial instruments. The counterparties to OTC commodity contracts include precious metals producers, refiners and consumers as well as shippers, central banks, and oil, gas and electricity producers.

     The following discussions of risk management, market risk, credit risk, concentration risk and customer activities relate to the Company's trading activities.

RISK MANAGEMENT

Risk management at the Company is a multi-faceted process with independent oversight which requires constant communication, judgment and knowledge of specialized products and markets. The Company's senior management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. In recognition of the increasingly varied and complex nature of the financial services business, the Company's risk management policies and procedures are evolutionary in nature and are subject to ongoing review and modification. Many of the Company's risk management and control practices are subject to periodic review by the Company's internal auditors as well as to interactions with various regulatory authorities.

     The Management Committee, composed of the Company's most senior officers, establishes the overall risk management policies for the Company and reviews the Company's performance relative to these policies. The Management Committee has created several Risk Committees to assist it in monitoring and reviewing the Company's risk management practices. These Risk Committees, among other things, review the general framework, levels and monitoring procedures relating to the Company's market and credit risk profile, general sales practice policies, legal enforceability and operational and systems risks. The Controllers, Treasury, Law, Compliance and Governmental Affairs and Market Risk Departments, which are all independent of the Company's business units, assist senior management and the Risk Committees in monitoring and controlling the Company's risk profile. In addition, the Internal Audit Department, which also reports to senior management, evaluates the Company's operations and control environment through periodic examinations of business operational areas. The Company continues to be committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Company's risk management and monitoring systems and processes.

MARKET RISK

Market risk refers to the risk that a change in the level of one or more market prices, rates, indices, volatilities, correlations or other market factors, such as liquidity, will result in losses for a specified position or portfolio.

     The Company manages the market risk associated with its trading activities Company-wide, on a trading division level worldwide and on an individual product basis. Market risk guidelines and limits have been approved for the Company and each trading division of the Company worldwide. Discrete market risk limits are assigned to trading divisions and trading desks within trading areas which are compatible with the trading division limits. Trading division risk managers, desk risk managers and the Market Risk Department all monitor market risk measures against limits and report major market and position events to senior management.

     The Market Risk Department independently reviews the Company's trading portfolios on a regular basis from a market risk perspective utilizing Value-at-Risk and other quantitative and qualitative risk measurements and analyses. The Company may use measures,


                                                                        MSDWD 85
                                                                              --
such as rate sensitivity, convexity, volatility and time decay measurements, to estimate market risk and to assess the sensitivity of positions to changes in market conditions. Stress testing, which measures the impact on the value of existing portfolios of specified changes in market factors, for certain products is performed periodically and is reviewed by trading division risk managers, desk risk managers and the Market Risk Department.

CREDIT RISK

The Company's exposure to credit risk arises from the possibility that a counterparty to a transaction might fail to perform under its contractual commitment, resulting in the Company incurring losses. The Company has credit guidelines which limit the Company's credit exposure to any one counterparty. Specific credit risk limits based on the credit guidelines are also in place for each type of counterparty (by rating category) as well as for secondary positions of high-yield and emerging market debt.

     The Credit Department administers and monitors the credit limits among trading divisions on a worldwide basis. In addition to monitoring credit limits, the Company manages the credit exposure relating to the Company's trading activities by reviewing counterparty financial soundness periodically, by entering into master netting agreements and collateral arrangements with counterparties in appropriate circumstances and by limiting the duration of exposure. In certain cases, the Company also may close out transactions or assign them to other counterparties to mitigate credit risk.

CONCENTRATION RISK

The Company is subject to concentration risk by holding large positions in certain types of securities or commitments to purchase securities of a single issuer, including sovereign governments and other entities, issuers located in a particular country or geographic area, public and private issuers involving developing countries or issuers engaged in a particular industry. Financial instruments owned by the Company include U.S. government and agency securities and securities issued by other sovereign governments (principally Japan and Italy), which, in the aggregate, represented approximately 12% of the Company's total assets at fiscal year end 1997. In addition, substantially all of the collateral held by the Company for resale agreements or bonds borrowed, which together represented approximately 34% of the Company's total assets at fiscal year end 1997, consists of securities issued by the U.S. government, federal agencies or other sovereign government obligations. Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its merchant banking and principal investment activities, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.

CUSTOMER ACTIVITIES

The Company's customer activities involve the execution, settlement, custody and financing of various securities and commodities transactions on behalf of customers. Customer securities activities are transacted on either a cash or margin basis. Customer commodities activities, which include the execution of customer transactions in commodity futures transactions (including options on futures), are transacted on a margin basis.

     The Company's customer activities may expose it to off-balance sheet credit risk. The Company may have to purchase or sell financial instruments at prevailing market prices in the event of the failure of a customer to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer losses. The Company seeks to control the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with various regulations and Company policies.

NOTIONAL/CONTRACT AMOUNTS AND
FAIR VALUES OF DERIVATIVES

The gross notional or contract amounts of derivative instruments and fair value (carrying amount) of the related assets and liabilities at fiscal year-end 1997 and 1996, as


MSDWD 86
      --
well as the average fair value of those assets and liabilities for fiscal year 1997 and 1996, are presented in the table which follows. Fair value represents the cost of replacing these instruments and is further described in Note 2. Future changes in interest rates, foreign currency exchange rates or the fair values of the financial instruments, commodities or indices underlying these contracts may ultimately result in cash settlements exceeding fair value amounts recognized in the consolidated statements of financial condition. Assets represent unrealized gains on purchased exchange traded and OTC options and other contracts (including interest rate, foreign exchange and other forward contracts and swaps) net of any unrealized losses owed to these counterparties on offsetting positions in situations where netting is appropriate. Similarly, liabilities represent net amounts owed to counterparties. These amounts will vary based on changes in the fair values of underlying financial instruments and/or the volatility of such underlying instruments:

FISCAL YEAR-END                                                  FISCAL YEAR-END                              AVERAGE
GROSS NOTIONAL/CONTRACT AMOUNT(1)(2)                              FAIR VALUES(3)                           FAIR VALUES(3)(4)
----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN BILLIONS, AT FISCAL YEAR-END)                   ASSETS              LIABILITIES            ASSETS          LIABILITIES
----------------------------------------------------------------------------------------------------------------------------------
  1997      1996                                        1997        1996        1997     1996      1997      1996     1997    1996
----------------------------------------------------------------------------------------------------------------------------------
                    Interest rate and currency swaps
                      and options (including caps,
$1,042    $  622      floors and swap options)         $ 7.1       $ 4.9       $ 6.3    $ 5.0     $ 4.8      $4.2    $ 5.9    $3.8
                    Foreign exchange forward and
 1,035       362      futures contracts and options      4.6         2.2         4.2      2.0       3.4       1.6      3.2     1.6
                    Mortgage-backed securities
                      forward contracts, swaps
    42        31      and options                         .3          .2          --       .1        .3        .2       --      .1

                    Other fixed income securities
                      contracts (including futures
   220       178      contracts and options)              --          .2          .1       .2        --        .2       --      .4
                    Equity securities contracts
                      (including equity swaps,
                      futures contracts, and
   112        61      warrants and options)              3.8         2.3         3.8      1.5       2.6       1.6      2.6     1.1
                    Commodity forwards, futures,
    78        63      options and swaps                  1.3         1.4         1.2      1.2       1.1       1.3       .9      .7
----------------------------------------------------------------------------------------------------------------------------------
$2,529    $1,317    Total                              $17.1       $11.2       $15.6    $10.0     $12.2      $9.1    $12.6    $7.7
==================================================================================================================================

(1) The notional amounts of derivatives have been adjusted to reflect the effects of leverage, where applicable.
(2) Notional amounts include purchased and written options of $572 billion and $549 billion, respectively, at fiscal year-end 1997, and $247 billion and $193 billion, respectively, at fiscal year-end 1996.
(3) These amounts represent carrying value (exclusive of collateral) at fiscal year-end 1997 and 1996, respectively, and do not include receivables or payables related to exchange traded futures contracts.
(4)  Amounts are calculated using a monthly average.


                                                                        MSDWD 87
                                                                              --

The gross notional or contract amounts of these instruments are indicative of the Company's degree of use of derivatives for trading purposes but do not represent the Company's exposure to market or credit risk. Credit risk arises from the failure of a counterparty to perform according to the terms of the contract. The Company's exposure to credit risk at any point in time is represented by the fair value of the contracts reported as assets. These amounts are presented on a net-by-counterparty basis when appropriate, but are not reported net of collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses. The Company monitors the creditworthiness of counterparties to these transactions on an ongoing basis and requests additional collateral when deemed necessary. The Company believes that the ultimate settlement of the transactions outstanding at fiscal year-end 1997 will not have a material effect on the Company's financial condition.

     The remaining maturities of the Company's swaps and other derivative products at fiscal year-end 1997 and 1996 are summarized in the following table, showing notional values by year of expected maturity:


                                                                                  LESS THAN    1 TO 3    3 TO 5  MORE THAN
(DOLLARS IN BILLIONS)                                                                1 YEAR     YEARS     YEARS    5 YEARS    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
AT FISCAL YEAR-END 1997
-----------------------

Interest rate and currency swaps and options (including caps, floors and
   swap options)                                                                     $  210    $  318    $  209    $  305    $1,042
Foreign exchange forward and futures contracts and options                            1,026         7         2        --     1,035
Mortgage-backed securities forward contracts, swaps and options                          20         1         4        17        42
Other fixed income securities contracts (including futures contracts and options)       109        80        26         5       220
Equity securities contracts (including equity swaps, futures contracts, and
   warrants and options)                                                                 87        17         7         1       112
Commodity forwards, futures options and swaps                                            58        14         4         2        78
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                                             $1,510    $  437    $  252    $  330    $2,529
-----------------------------------------------------------------------------------------------------------------------------------
   Percent of total                                                                      60%       17%       10%       13%      100%
-------------------------------------------------------------------------------------==============================================

AT FISCAL YEAR-END 1996
-----------------------

Interest rate and currency swaps and options (including caps, floors and
   swap options)                                                                     $  132    $  191    $  119    $  180    $  622
Foreign exchange forward and futures contracts and options                              338        20         4        --       362
Mortgage-backed securities forward contracts, swaps and options                          20         1         2         8        31
Other fixed income securities contracts (including futures contracts and options)       132        39         6         1       178
Equity securities contracts (including equity swaps, futures contracts, and
   warrants and options)                                                                 50         9         2        --        61
Commodity forwards, futures options and swaps                                            50        10         2         1        63
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                                             $  722    $  270    $  135    $  190    $1,317
-------------------------------------------------------------------------------------==============================================
   Percent of total                                                                      55%       21%       10%       14%      100%
-------------------------------------------------------------------------------------==============================================



MSDWD 88
      --

The credit quality of the Company's trading-related derivatives at fiscal year-end 1997 and 1996 is summarized in the table below, showing the fair value of the related assets by counterparty credit rating. The actual credit ratings are determined by external rating agencies or by equivalent ratings used by the Company's Credit Department:

                                                                                               COLLATERALIZED      OTHER
                                                                                                         NON-       NON-
                                                                                                   INVESTMENT INVESTMENT
(DOLLARS IN MILLIONS)                                          AAA        AA           A       BBB      GRADE      GRADE      TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
AT FISCAL YEAR-END 1997
-----------------------

Interest rate and currency swaps and options
   (including caps, floors and swap options)               $   740    $ 2,757    $ 2,534   $   434    $    26    $   560    $ 7,051
Foreign exchange forward contracts and options                 788      2,504      1,068        72         --        176      4,608
Mortgage-backed securities forward contracts,
   swaps and options                                           156         90         50         2         --         10        308
Other fixed income securities contracts (including options)     14          4         10         2          7          8         45
Equity securities contracts (including equity swaps,
   warrants and options)                                     1,141        917        567       233        780        152      3,790
Commodity forwards, options and swaps                           70        425        380       312         12        145      1,344
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                   $ 2,909    $ 6,697    $ 4,609   $ 1,055    $   825    $ 1,051    $17,146
-----------------------------------------------------------------------------------------------------------------------------------
   Percent of total                                             17%        39%        27%        6%         5%         6%       100%
-----------------------------------------------------------========================================================================
AT FISCAL YEAR-END 1996
-----------------------

Interest rate and currency swaps and options
   (including caps, floors and swap options)               $   739    $ 1,393    $ 1,977   $   674    $    25    $   152    $ 4,960
Foreign exchange forward contracts and options                 727        824        539        28         --         50      2,168
Mortgage-backed securities forward contracts,
   swaps and options                                            66         65         64        19         --          5        219
Other fixed income securities contracts (including options)     53         52         41        22          6         31        205
Equity securities contracts (including equity swaps,
   warrants and options)                                     1,074        274        408        60        426         43      2,285
Commodity forwards, options and swaps                           95        318        318       280         72        300      1,383
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                   $ 2,754    $ 2,926    $ 3,347   $ 1,083    $   529    $   581    $11,220
-----------------------------------------------------------------------------------------------------------------------------------
   Percent of total                                             24%        26%        30%       10%         5%         5%       100%
-----------------------------------------------------------========================================================================



The Company has also obtained assets posted as collateral by investment grade counterparties amounting to $1,219 million and $948 million at fiscal year-end 1997 and fiscal year-end 1996, respectively.

9. PREFERRED STOCK AND CAPITAL UNITS
------------------------------------

Preferred stock is composed of the following issues:

                                                                                SHARES OUTSTANDING AT               BALANCE AT
                                                                                   FISCAL YEAR-END                FISCAL YEAR-END
------------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                                              1997           1996           1997           1996
------------------------------------------------------------------------------------------------------------------------------------


ESOP Convertible Preferred Stock, liquidation preference $35.88               3,646,664      3,699,302           $131         $  133

Series A Fixed/Adjustable Rate Cumulative Preferred Stock,
     stated value $200                                                        1,725,000      1,725,000            345            345

7-3/4% Cumulative Preferred Stock, stated value $200                          1,000,000      1,000,000            200            200

7-3/8% Cumulative Preferred Stock, stated value $200                          1,000,000      1,000,000            200            200

8.88% Cumulative Preferred Stock, stated value $200                                  --        975,000             --            195

8-3/4% Cumulative Preferred Stock, stated value $200                                 --        750,000             --            150

------------------------------------------------------------------------------------------------------------------------------------
   Total                                                                                                         $876        $ 1,223
------------------------------------------------------------------------------======================================================



                                                                        MSDWD 89
                                                                              --

Each issue of outstanding preferred stock ranks in parity with all other outstanding preferred stock of the Company.

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

     The Company has Capital Units outstanding which were issued by the Company and Morgan Stanley Finance plc ("MS plc"), a U.K. subsidiary. A Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company and having maturities from 2013 to 2017 and (b) a related Purchase Contract issued by the Company, which may be accelerated by the Company beginning approximately one year after the issuance of each Capital Unit, requiring the holder to purchase one Depositary Share representing shares (or fractional shares) of the Company's Cumulative Preferred Stock. The aggregate amount of Capital Units outstanding was $999 million at fiscal year end 1997 and $865 million at fiscal year end 1996.

     During fiscal 1997, the Company and MS plc issued 8.03% Capital Units in the aggregate amount of $134 million which mature in 2017.

     The estimated fair value of the Capital Units approximated carrying value at fiscal year-end 1997 and fiscal year-end 1996.

10. COMMON STOCK AND SHAREHOLDERS' EQUITY
-----------------------------------------

In conjunction with the Merger, the Company increased the number of authorized common shares to 1,750 million and changed the number of authorized preferred shares to 30 million.

     Prior to the consummation of the Merger, both Morgan Stanley and Dean Witter Discover rescinded their respective outstanding share repurchase authorizations. At the time of the Merger, 5,902,751 shares of Morgan Stanley common stock which had been held in treasury were retired.

     MS&Co. and DWR are registered broker-dealers and registered futures commission merchants and, accordingly, subject to the minimum net capital requirements of the Securities Exchange Commission, the New York Stock Exchange and the Commodity Futures Trading Commission. MS&Co. and DWR have consistently operated in excess of these requirements. MS&Co.'s net capital totaled $2,186 million at November 30, 1997 which exceeded the amount required by $1,753 million. DWR's net capital totaled $764 million at November 30, 1997 which exceeded the amount required by $643 million. MSIL, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Securities and Futures Authority, and MSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance. MSIL and MSJL have consistently operated in excess of their respective regulatory capital requirements.

     Under regulatory net capital requirements adopted by the Federal Deposit Insurance Corporation ("FDIC") and other regulatory capital guidelines, FDIC-insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to total assets ("leverage ratio") and (b) 8% combined Tier 1 and Tier 2 capital, as defined, to risk weighted assets ("risk-weighted capital ratio"). At November 30, 1997, the leverage ratio and risk-weighted capital ratio of each of the Company's FDIC-insured financial institutions exceeded these and all other regulatory minimums.

     Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements. Morgan Stanley Derivative Products


MSDWD 90
      --

Inc., the Company's triple-A rated derivative products subsidiary, also has established certain operating restrictions which have been reviewed by various rating agencies.

     The regulatory capital requirements referred to above, and certain covenants contained in various agreements governing indebtedness of the Company, may restrict the Company's ability to withdraw capital from its subsidiaries. At November 30, 1997, approximately $4,303 million of net assets of consolidated subsidiaries may be restricted as to the payment of cash dividends and advances to the Company.

     Cumulative translation adjustments include gains or losses resulting from translating foreign currency financial statements from their respective functional currencies to U.S. dollars, net of hedge gains or losses and related tax effects. The Company uses foreign currency contracts and designates certain non-U.S. dollar currency debt as hedges to manage the currency exposure relating to its net monetary investments in non-U.S. dollar functional currency subsidiaries. Increases or decreases in the value of the Company's net foreign investments generally are tax-deferred for U.S. purposes, but the related hedge gains and losses are taxable currently. Therefore, the gross notional amounts of the contracts and debt designated as hedges exceed the Company's net foreign investments to result in effective hedging on an after-tax basis. The Company attempts to protect its net book value from the effects of fluctuations in currency exchange rates on its net monetary investments in non-U.S. dollar subsidiaries by selling the appropriate non-U.S. dollar currency in the forward market. However, under some circumstances, the Company may elect not to hedge its net monetary investments in certain foreign operations due to market conditions, including the availability of various currency contracts at acceptable costs. Information relating to the hedging of the Company's net monetary investments in non-U.S. dollar functional currency subsidiaries and their effects on cumulative translation adjustments is summarized below:

                                                             AT FISCAL YEAR-END
-------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                       1997         1996
-------------------------------------------------------------------------------
Net investments in non-U.S. dollar functional
   currency subsidiaries                                   $ 1,128      $ 1,279
-----------------------------------------------------------====================
Gross notional amounts of foreign exchange
   contracts and non-U.S. dollar debt
   designated as hedges(1)                                 $ 1,881      $ 2,247
-----------------------------------------------------------====================
Cumulative translation adjustments resulting
   from net investments in subsidiaries with
   a non-U.S. dollar functional currency                   $     6      $   100
Cumulative translation adjustments resulting
   from realized or unrealized gains or losses
   on hedges, net of tax                                   $   (15)     $  (111)
                                                           ---------------------
     Total cumulative translation adjustments              $    (9)     $   (11)
-----------------------------------------------------------====================

(1) Notional amounts represent the contractual currency amount translated at respective fiscal year-end spot rates.

11.  EMPLOYEE COMPENSATION PLANS
--------------------------------

The Company has adopted a variety of compensation plans for certain of its employees as well as the Company's non-employee directors. These plans are designed to facilitate a pay-for-performance policy, provide compensation commensurate with other leading financial services companies and provide for internal ownership in order to align the interests of employees with the long-term interests of the Company's shareholders. These plans are summarized below.

EQUITY-BASED COMPENSATION PLANS

The Company is authorized to issue up to approximately 260 million shares of its common stock in connection with awards under its equity-based compensation plans. At November 30, 1997, approximately 164 million shares were available for future grant under these plans.

Stock Option Awards

Stock option awards have been granted pursuant to several equity-based compensation plans. Each plan provides for the granting of stock options having an exercise price not less than the fair value of the Company's common stock (as defined in the plan) on the date of grant. Such options generally become exercisable over a one to five year period and expire seven to 10 years from the date of grant.


                                                                        MSDWD 91
                                                                              --

     The following table sets forth activity relating to the Company's stock option awards (share data in millions):

                                                       FISCAL 1997                 FISCAL 1996                    FISCAL 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                 NUMBER          WEIGHTED     NUMBER          WEIGHTED     NUMBER          WEIGHTED
                                                     OF           AVERAGE         OF           AVERAGE         OF           AVERAGE
                                                 SHARES    EXERCISE PRICE     SHARES    EXERCISE PRICE     SHARES    EXERCISE PRICE
-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at beginning of period         60.3            $17.04       63.1            $14.46       39.0            $10.60
Granted                                            20.2             48.16        7.5             30.15       32.0             17.89
Exercised                                         (14.9)            11.68       (9.0)             9.45       (7.3)             8.60
Forfeited                                          (1.5)            26.66       (1.3)            21.14        (.6)            17.17
-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at end of period               64.1            $27.85       60.3            $17.04       63.1            $14.46
-----------------------------------------------------------------------------------------------------------------------------------
Options exercisable at end of period               44.3            $26.67       36.4            $13.82       36.0            $12.38
---------------------------------------------------================================================================================

The following table presents information relating to the Company's stock options outstanding at November 30, 1997 (share data in millions):

                                   OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------------
                                       WEIGHTED      AVERAGE                     WEIGHTED
                                        AVERAGE    REMAINING                      AVERAGE
RANGE OF                    NUMBER     EXERCISE         LIFE         NUMBER      EXERCISE
EXERCISE PRICES        OUTSTANDING        PRICE       (YEARS)   EXERCISABLE         PRICE
-----------------------------------------------------------------------------------------
$ 6.00 - $12.99                4.0        $8.51         1.9             4.0         $8.51
$13.00 - $19.99               31.8        17.24         6.9            26.0         17.07
$20.00 - $26.99                2.0        23.02         4.2              .7         23.62
$27.00 - $33.99                5.9        30.02         5.1              --         33.13
$34.00 - $40.99                3.5        35.55         8.9              .1         36.19
$41.00 - $47.99                4.9        43.33         6.2             3.7         43.23
$48.00 - $54.99               11.9        53.75        10.0             9.7         53.73
$55.00 - $61.99                 .1        57.35         5.2              .1         57.35
                       ------------------------------------------------------------------
Total                         64.1                      7.0            44.3
-----------------------==================================================================

Deferred Compensation Awards

The Company has made deferred compensation awards under a number of equity-based compensation plans. These plans provide for the deferral of a portion of certain key employees' compensation with payments made in the form of the Company's common stock or in the right to receive unrestricted shares (collectively, "Restricted Stock"). Compensation expense for all such awards (including those subject to forfeiture) amounted to $347 million, $534 million and $235 million in fiscal 1997, fiscal 1996 and fiscal 1995. Compensation expense for Restricted Stock awards was determined based on the fair value of the Company's common stock (as defined in the plans). The number of Restricted Stock shares outstanding were 62 million at fiscal year-end 1997, 65 million at fiscal year-end 1996, and 56 million at fiscal year-end 1995.

     Restricted Stock awarded under these plans are subject to restrictions on sale, transfer or assignment until the end of a specified restriction period, generally 5 to 10 years from the date of grant. Holders of Restricted Stock generally may forfeit ownership of a portion of their award if employment is terminated before the end of the relevant restriction period. Holders of vested Restricted Stock generally will forfeit ownership only in certain limited situations, including termination for cause during the restriction period.

Employees Equity Accumulation Plan

Shareholders approved the Employees' Equity Accumulation Plan on May 28, 1997. This plan is intended to align key employees' interest with shareholders' through equity-based compensation and to permit the granting of awards that will constitute performance-based compensation for certain executive officers. Under this plan, the Company will issue an aggregate of not more than 30 million shares of common stock, as calculated in accordance with the plan.

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan, employees may purchase shares of the Company's common stock at not less than 85% of the fair value on the date of purchase. Employees of the Company purchased 0.5 million shares of common stock in fiscal 1997, 0.7 million shares in fiscal 1996 and 0.8 million shares in fiscal 1995.


MSDWD 92
      --

     The discount to fair value was $2 million for both fiscal 1997 and fiscal 1996 and $1 million in fiscal 1995. The plan is "non-compensatory" under APB No. 25, and, accordingly, no charge to earnings has been recorded for the amount of the discount to fair value.

Non-Employee Director Awards

The Company sponsors a stock plan for non-employee directors under which shares of the Company's common stock have been authorized for issuance in the form of option grants, stock awards or deferred compensation. The effect of these grants on results of operations was not material.

OTHER COMPENSATION PLANS

Capital Accumulation Plan

Under the Capital Accumulation Plan ("CAP"), vested units consisting of unsecured rights to receive payments based on notional interests in existing and future risk-capital investments made directly or indirectly by the Company ("CAP Units") are granted to key employees. The value of the CAP Units awarded for services rendered in fiscal 1997, 1996 and 1995 was approximately $14 million, $7 million and $12 million, respectively, all of which relate to vested units.

Carried Interest Plans

Under various Carried Interest Plans, certain key employees effectively participate in a portion of the Company's realized gains from certain of its equity investments in merchant banking transactions. Compensation expense for fiscal 1997, 1996 and 1995 related to these plans aggregated $38 million, $0.2 million and $14 million, respectively.

Real Estate Fund Plans

Under the Real Estate Compensation Plan and the Real Estate Profits Participation Plan, select employees and consultants may participate in certain gains realized by the Company's real estate funds. Compensation expense relating to these plans aggregated $8 million, $13 million and $9 million for fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

Profit Sharing Plans

The Company sponsors qualified profit sharing plans covering substantially all U.S. employees and also provides cash payment of profit sharing to employees of its international subsidiaries. Contributions are made to eligible employees at the discretion of management based upon the financial performance of the Company. Total profit sharing expense for fiscal 1997, fiscal 1996 and fiscal 1995 (excluding Company contributions to the Employee Stock Ownership Plan, which increased in fiscal 1995) was $113 million, $72 million and $51 million, respectively.

Employee Stock Ownership Plan

The Company has a $140 million leveraged employee stock ownership plan, funded through an independently managed trust. The Employee Stock Ownership Plan ("ESOP") was established to broaden internal ownership of the Company and to provide benefits to its employees in a cost-effective manner. Each of the 3,646,664 preferred shares outstanding at fiscal year end 1997 is held by the ESOP trust, is convertible into 3.3 shares of the Company's common stock and is entitled to annual dividends of $2.78 per preferred share. The ESOP trust funded its stock purchase through a loan of $140 million from the Company. The ESOP trust note, due September 19, 2010 (extendable at the option of the ESOP trust to September 19, 2015), bears a 10-3/8% interest rate per annum with principal payable without penalty on or before the due date. The ESOP trust expects to make principal and interest payments on the note from funds provided by dividends on the shares of convertible preferred stock and contributions from the Company. The note receivable from the ESOP trust is reflected as a reduction in the Company's shareholders' equity. Shares allocated to employees generally may not be withdrawn until the employee's death, disability, retirement or termination. Upon withdrawal, each share of ESOP preferred stock generally will be converted into 3.3 shares of the Company's common stock. If the fair value of such 3.3 common shares at conversion is less than the $35.88 liquidation value of an ESOP preferred share, the Company will pay the withdrawing employee the difference in additional common shares or cash.


                                                                        MSDWD 93
                                                                              --

     Contributions to the ESOP by the Company and allocation of ESOP shares to employees are made annually at the discretion of the Board of Directors. The cost of shares allocated to participants' accounts amounted to $8 million in fiscal 1997, $9 million in fiscal 1996 and $13 million in fiscal 1995. The ESOP debt service costs for fiscal 1997, fiscal 1996 and fiscal 1995 were paid from dividends received on preferred stock held by the plan and from Company contributions.

PRO FORMA EFFECT OF SFAS NO. 123

Had the Company elected to recognize compensation cost pursuant to SFAS No. 123 for its stock option plans and the Employee Stock Purchase Plan, net income would have been reduced by $196 million, $41 million and $147 million for fiscal 1997, 1996 and 1995. Primary and fully diluted earnings per common share would have been reduced by $0.36, $0.08 and $0.25 for fiscal 1997, 1996 and 1995.

     The weighted average fair value at date of grant for stock options granted during fiscal 1997, 1996 and 1995 was $16.76, $9.08 and $7.27 per option, respectively. The fair value of stock options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following weighted average assumptions:

FISCAL YEAR                                      1997         1996         1995
--------------------------------------------------------------------------------
Risk-free interest rate                           6.0%         5.5%         7.4%
Expected option life in years                     6.0          5.3          8.1
Expected stock price volatility                  28.0%        27.5%        29.7%
Expected dividend yield                           1.3%         1.6%         1.9%
-------------------------------------------------===============================

12. EMPLOYEE BENEFIT PLANS
--------------------------

The Company sponsors various pension plans for the majority of its worldwide employees. The Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The Company also provides certain benefits to former or inactive employees prior to retirement. The following summarizes these plans:

Pension Plans

Substantially all of the U.S. employees of the Company and its U.S. affiliates are covered by non-contributory pension plans that are qualified under Section 401(a) of the Internal Revenue Code (the "Qualified Plans"). Unfunded supplementary plans (the "Supplemental Plans") cover certain executives. In addition to the Qualified Plans and the Supplemental Plans (collectively, the "U.S. Plans"), ten of the Company's international subsidiaries also have pension plans covering substantially all of their employees. These pension plans generally provide pension benefits that are based on each employee's years of credited service and on compensation levels specified in the plans. For the Qualified Plans and the other international plans, the Company's policy is to fund at least the amounts sufficient to meet minimum funding requirements under applicable employee benefit and tax regulations. Liabilities for benefits payable under the Supplemental Plans are accrued by the Company and are funded when paid to the beneficiaries.

     The Company also maintains a separate pension plan which covers substantially all employees of the Company's U.K. subsidiaries (the "U.K. Plan"). During fiscal 1996, the benefit structure of the U.K. Plan was changed from a defined benefit plan to a defined contribution plan. Under the defined contribution plan, benefits are determined by the purchasing power of the accumulated value of contributions paid. Under the defined benefit plan, benefits were expressed as a proportion of earnings at or near retirement based on years of service. In fiscal 1997 and 1996, the Company's expense related to the defined contribution U.K. Plan was $15 million and $3 million, respectively.

     The following tables present information for the Dean Witter Discover predecessor pension plans and Morgan Stanley predecessor pension plans on an aggregate basis.

   Pension expense includes the following components:

FISCAL YEAR (DOLLARS IN MILLIONS)                    1997       1996       1995
-------------------------------------------------------------------------------
U.S. Plans
   Service cost, benefits earned during
     the period                                     $  54      $  48      $  35
   Interest cost on projected benefit
     obligation                                        67         58         50
   Return on plan assets                             (170)      (111)      (103)
   Difference between actual and
     expected return on assets                        104         53         51
   Net amortization                                     1          2         (1)
                                                    ----------------------------
Total U.S. Plans                                       56         50         32
International plans                                     9         12         13
                                                    ----------------------------
Total pension expense                               $  65      $  62      $  45
----------------------------------------------------============================


MSDWD 94
      --

The following table provides the assumptions used in determining the projected benefit obligation for the U.S. Plans:

FISCAL YEAR                                                1997            1996
--------------------------------------------------------------------------------
Weighted average discount rate                             7.25%      7.50-7.75%
Rate of increase in future
   compensation levels                                     5.00%           5.00%
Expected long-term rate of return
   on plan assets                                          9.00%           9.00%
-----------------------------------------------------------=====================

     The following table sets forth the funded status of the U.S. Plans:

                                             1997                                   1996
--------------------------------------------------------------------------------------------------------
AT FISCAL YEAR-END
(DOLLARS IN MILLIONS)             QUALIFIED        SUPPLEMENTAL           QUALIFIED        SUPPLEMENTAL
--------------------------------------------------------------------------------------------------------
Actuarial present value
   of vested benefit
   obligation                       $  (735)            $   (34)            $  (592)            $   (38)
                                    --------------------------------------------------------------------

Accumulated benefit
   obligation                       $  (807)            $   (71)            $  (636)            $   (59)
Effect of future
   salary increases                    (181)                (30)               (140)                (19)
                                    --------------------------------------------------------------------
Projected benefit
   obligation                          (988)               (101)               (776)                (78)
Plan assets at fair
   market value
   (primarily listed
   stocks and bonds)                  1,006                  --                 785                  --
                                    --------------------------------------------------------------------
Projected benefit
   obligation less than
   or (in excess of)
   plan assets                           18                (101)                  9                 (78)
Unrecognized net
   (gain) or loss                        (4)                 27                 (15)                 13
Unrecognized prior
   service cost                          31                  (4)                  5                  (4)
Unrecognized net
   transition
   obligation                             3                   5                  --                   5
                                    --------------------------------------------------------------------
Prepaid (accrued)
   pension cost at
   fiscal year-end                  $    48             $   (73)            $    (1)            $   (64)
------------------------------------====================================================================

POSTRETIREMENT BENEFITS

The Company has unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. At fiscal year end 1997 and 1996, the Company's accrued postretirement benefit costs were $91 million and $85 million.

POSTEMPLOYMENT BENEFITS

Postemployment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former or inactive employees after employment but before retirement. These benefits were not material to the consolidated financial statements in fiscal 1997, 1996 and 1995.

13. INCOME TAXES
----------------

  The provision for income taxes consists of:

FISCAL YEAR (DOLLARS IN MILLIONS)                1997         1996         1995
-------------------------------------------------------------------------------
Current
   U.S. federal                               $ 1,079      $ 1,096      $   730
   U.S. state and local                           348          290          205
   Non-U.S                                        338          177          104
                                              ---------------------------------
                                                1,765        1,563        1,039
                                              ---------------------------------
Deferred
   U.S. federal                                   (45)        (326)        (120)
   U.S. state and local                           (17)         (74)         (54)
   Non-U.S                                        (15)         (26)         (38)
                                              ---------------------------------
                                                  (77)        (426)        (212)
                                              ---------------------------------
Provision for income taxes                    $ 1,688      $ 1,137      $   827
----------------------------------------------=================================

The following table reconciles the provision to the U.S. federal statutory income tax rate:

FISCAL YEAR                                       1997        1996        1995
------------------------------------------------------------------------------
U.S. federal statutory income tax rate            35.0%       35.0%       35.0%
U.S. state and local income taxes, net
   of U.S. federal income tax benefits             5.1         4.6         4.2
Lower tax rates applicable to
   non-U.S. earnings                              (1.1)       (1.7)       (2.9)
Reduced tax rate applied to dividends              (.1)        (.1)        (.2)
Other                                               .6        (1.3)         --
                                                  ----------------------------
Effective income tax rate                         39.5%       36.5%       36.1%
--------------------------------------------------============================


                                                                        MSDWD 95
                                                                              --

As of November 30, 1997 the Company had approximately $2.2 billion of earnings attributable to foreign subsidiaries for which no tax provisions have been recorded for income tax that could occur upon repatriation. Except to the extent such earnings can be repatriated tax efficiently, they are permanently invested abroad. It is not practicable to determine the amount of income taxes payable in the event all such foreign earnings are repatriated. Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company's deferred tax assets and liabilities at fiscal year-end 1997 and 1996 are as follows:

AT FISCAL YEAR-END (DOLLARS IN MILLIONS)                       1997         1996
--------------------------------------------------------------------------------
Deferred tax assets
   Employee compensation and benefit plans                   $1,168       $1,061
   Loan loss allowance                                          459          437
   Other valuation and liability allowances                     545          448
   Other                                                        180          100
                                                             -------------------
Total deferred tax assets                                     2,352        2,046
                                                             -------------------
Deferred tax liabilities
   Prepaid commissions                                          233          200
   Valuation of inventory, investments and
     receivables                                                298          225
   Other                                                        265          169
                                                             -------------------
Total deferred tax liabilities                                  796          594
                                                             -------------------
Net deferred tax assets                                      $1,556       $1,452
-------------------------------------------------------------===================

     Cash paid for income taxes were $1,251 million, $1,190 million and $887 million in fiscal 1997, 1996 and 1995.

14. GEOGRAPHIC AREA DATA
------------------------

Total revenues, net revenues, income before taxes and identifiable assets of the Company's operations by geographic area are as follows:

                                                        TOTAL REVENUES                                   NET REVENUES
-----------------------------------------------------------------------------------------------------------------------------------
                                             FISCAL          FISCAL          FISCAL          FISCAL          FISCAL          FISCAL
(DOLLARS IN MILLIONS)                          1997            1996            1995            1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
International
   Europe                                  $  6,468        $  5,616        $  4,551        $  1,757        $  1,429        $  1,079
   Asia                                         952             768             748             866             700             626
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                    7,420           6,384           5,299           2,623           2,129           1,705
-----------------------------------------------------------------------------------------------------------------------------------
North America                                28,711          24,235          18,110          12,519          10,193           8,374
   Eliminations                              (8,999)         (8,448)         (4,677)           (309)           (299)           (259)
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                 $ 27,132        $ 22,171        $ 18,732        $ 14,833        $ 12,023        $  9,820
-------------------------------------------========================================================================================

                                                     INCOME BEFORE TAXES                              IDENTIFIABLE ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
                                           FISCAL          FISCAL          FISCAL          FISCAL           FISCAL           FISCAL
(DOLLARS IN MILLIONS)                        1997            1996            1995            1997             1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
International
   Europe                               $     399       $     328       $     237       $ 126,138        $ 113,734        $  85,393
   Asia                                       240             161             158          30,656           21,561           17,363
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                    639             489             395         156,794          135,295          102,756
North America                               3,635           2,628           1,897         307,728          242,510          178,009
   Eliminations                                --              --              --        (162,235)        (138,945)         (98,804)
-----------------------------------------------------------------------------------------------------------------------------------
     Total                              $   4,274       $   3,117       $   2,292       $ 302,287        $ 238,860        $ 181,961
----------------------------------------===========================================================================================


Because of the international nature of the financial markets and the resulting geographic integration of the Company's business, the Company manages its business with a view to the profitability of the enterprise as a whole, and, as such, profitability by geographic area is not necessarily meaningful.



MSDWD 96
      --

15. SEGMENT INFORMATION
-----------------------

The Company is in the business of providing financial services, and operates in two business segments -- Securities and Asset Management and Credit and Transaction Services. Securities and Asset Management engages in delivering a broad range of financial products and services, including asset management, to individual and institutional investors. Credit and Transaction Services is engaged in the issuance and servicing of general purpose credit cards, consumer lending and electronic transaction processing services.

     The following table presents certain information regarding these business segments:

FISCAL YEAR (DOLLARS IN MILLIONS)         1997             1996             1995
--------------------------------------------------------------------------------
Total revenues
   Securities & Asset
     Management                       $ 21,499         $ 17,136         $ 14,523
   Credit & Transaction Services         5,633            5,035            4,209
Income before income taxes(1)
   Securities & Asset
     Management                          3,597            2,426            1,591
   Credit & Transaction Services           751              691              701
Identifiable assets at
  end of period(2)
   Securities & Asset
     Management                        277,878          213,967          159,318
   Credit & Transaction
     Services                           24,409           24,893           22,643
---------------------------------------=========================================

(1)  Excludes merger-related expenses of $74 million.
(2) Corporate assets have been fully allocated to the Company's business segments.

16. ACQUISITIONS AND DISPOSITION
--------------------------------

In January 1997, the Company acquired Lombard, a company which provides discount trading services, principally to individual investors, through its Internet site, an automated telephone system, and a core group of registered representatives. Subsequent to the date of acquisition, Lombard's corporate name was changed to Discover Brokerage Direct, Inc.

     In April 1997, the Company acquired the institutional global custody business of Barclays PLC ("Barclays"). The amount of consideration for this business is to be fixed over a period of time based on account retention. Barclays has agreed to provide global subcustodial services to the Company for a period of time after completion of the acquisition.

     In July 1997, the Company sold the DWR institutional futures business to Carr Futures, Inc., a subsidiary of Credit Agricole Indosuez. This sale did not have a material effect on the Company's results of operations or financial position.

     In fiscal 1996, the Company completed its purchase of MAS, an institutional investment manager, for $350 million, payable in a combination of cash, notes and common stock of the Company. The Company's fiscal 1996 results include the results of MAS since January 3, 1996, the date of acquisition.

     In fiscal 1996, the Company completed its purchase of VKAC for $1.175 billion. The consideration for the purchase of the equity of VKAC consisted of cash and approximately $26 million of preferred securities issued by one of the Company's subsidiaries and exchangeable into common stock of the Company. The Company's fiscal 1996 results include the results of VKAC since October 31, 1996, the date of acquisition.


                                                                        MSDWD 97
                                                                              --

17. QUARTERLY RESULTS (UNAUDITED)
---------------------------------

                                                                      1997
------------------------------------------------------------------------------------------------------
                                                                 FISCAL QUARTER
------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS,
EXCEPT SHARE AND PER SHARE DATA)              FIRST          SECOND           THIRD           FOURTH
------------------------------------------------------------------------------------------------------
Revenues
   Investment banking                          $522            $581            $818            $773
   Principal transactions:
     Trading                                    869             722             778             822
     Investments                                 56             136             206              65
   Commissions                                  490             484             559             553
   Fees:
     Asset management, distribution
       and administration                       587             610             656             652
     Merchant and cardmember                    436             424             433             411
     Servicing                                  202             184             196             180
   Interest and dividends                     3,369           3,197           3,570           3,447
   Other                                         29              38              41              36
------------------------------------------------------------------------------------------------------
     Total revenues                           6,560           6,376           7,257           6,939
   Interest expense                           2,709           2,478           2,765           2,854
   Provision for consumer
     loan losses                                379             376             385             353
------------------------------------------------------------------------------------------------------
   Net revenues                               3,472           3,522           4,107           3,732
------------------------------------------------------------------------------------------------------
Non-interest expenses
   Compensation and benefits                  1,490           1,505           1,849           1,175
   Occupancy and equipment                      128             127             134             137
   Brokerage, clearing and
     exchange fees                               95             113             130             122
   Information processing
     and communications                         270             267             249             294
   Marketing and business
     development                                288             274             293             324
   Professional services                         93              99             127             132
   Other                                        180             180             219             191
   Merger-related expenses                       --              74              --              --
------------------------------------------------------------------------------------------------------
   Total non-interest expenses                2,544           2,639           3,001           2,375
------------------------------------------------------------------------------------------------------
Income before income taxes                      928             883           1,106           1,357
Provision for income taxes                      357             356             428             547
------------------------------------------------------------------------------------------------------
Net income                                     $571            $527            $678            $810
--------------------------------------================================================================
Earnings applicable to
   common shares(1)                            $552            $509            $663            $796
--------------------------------------================================================================
Per common share(2)
   Primary earnings(3)                         $.93            $.85           $1.11           $1.33
   Fully diluted earnings(3)                   $.91            $.83           $1.09           $1.30
   Dividends to common
     shareholders                              $.14            $.14            $.14            $.14
   Book value                                $18.70          $19.37          $20.25          $22.11
Average common and
     equivalent shares(2)
   Primary                              593,495,440     598,282,535     597,921,853     600,038,489
   Fully diluted                        606,621,425     611,724,590     610,187,894     612,255,249
Stock price range(4)                   $32.19-43.75    $34.50-41.50    $41.00-53.88    $47.31-58.75
------------------------------------------------------------------------------------------------------

                                                                         1996
------------------------------------------------------------------------------------------------------
                                                                    FISCAL QUARTER
------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS,
EXCEPT SHARE AND PER SHARE DATA)              FIRST           SECOND           THIRD          FOURTH
------------------------------------------------------------------------------------------------------
Revenues
   Investment banking                 $         464    $         599   $         477   $         650
   Principal transactions:
     Trading                                    823              679             534             623
     Investments                                 (7)              38              29              26
   Commissions                                  455              463             412             446
   Fees:
     Asset management, distribution
       and administration                       397              429             427             479
     Merchant and cardmember                    319              346             379             461
     Servicing                                  198              189             220             202
   Interest and dividends                     2,794            2,809           3,038           2,647
   Other                                         30               37              23              36
------------------------------------------------------------------------------------------------------
     Total revenues                           5,473            5,589           5,539           5,570
   Interest expense                           2,250            2,245           2,419           2,020
   Provision for consumer
     loan losses                                224              270             302             418
------------------------------------------------------------------------------------------------------
   Net revenues                               2,999            3,074           2,818           3,132
------------------------------------------------------------------------------------------------------
Non-interest expenses
   Compensation and benefits                  1,275            1,303           1,171           1,322
   Occupancy and equipment                      119              120             122             132
   Brokerage, clearing and
     exchange fees                               77               79              76              85
   Information processing
     and communications                         232              239             249             276
   Marketing and business
     development                                229              243             247             308
   Professional services                         60               80              85             109
   Other                                        167              166             160             175
   Merger-related expenses                       --               --              --              --
------------------------------------------------------------------------------------------------------
   Total non-interest expenses                2,159            2,230           2,110           2,407
------------------------------------------------------------------------------------------------------
Income before income taxes                      840              844             708             725
Provision for income taxes                      322              304             250             261
------------------------------------------------------------------------------------------------------
Net income                                     $518             $540            $458            $464
--------------------------------------================================================================
Earnings applicable to
   common shares(1)                            $502             $523            $443            $446
--------------------------------------================================================================
Per common share(2)
   Primary earnings(3)                         $.83             $.87            $.75            $.76
   Fully diluted earnings(3)                   $.81             $.86            $.73            $.74
   Dividends to common
     shareholders                              $.11             $.11            $.11            $.11
   Book value                                $15.86           $16.42          $16.93          $18.43
Average common and
     equivalent shares(2)
   Primary                              606,585,943      600,219,450     591,882,036     587,117,776
   Fully diluted                        620,807,404      612,616,954     604,879,722     601,438,805
Stock price range(4)                   $22.50-29.00     $25.56-31.06    $24.13-28.88    $27.56-34.38
------------------------------------------------------------------------------------------------------

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