Form 10-K405, Exhibit 13
period 1998-11-30
MORGAN STANLEY DEAN WITTER & CO
filed 1999-02-23
CIK 895421

                                                                    EXHIBIT 13.1

                 Morgan Stanley Dean Witter * 1998 Annual report


18 QUARTERLY RESULTS (UNAUDITED)
   ----------------------------------------------------------------------------

(dollars in millions,               1998 FISCAL QUARTER                                      1997 FISCAL QUARTER
 except share and                FIRST        SECOND         THIRD
 per share data)          (RESTATED)(1) (RESTATED)(1) (RESTATED)(1)      FOURTH        FIRST       SECOND        THIRD       FOURTH
===================================================================================================================================
Revenues:
  Investment banking           $   800       $   988       $   819      $   733      $   522      $   581      $   818      $   773
  Principal transactions:
    Trading                        903         1,091           499          798          869          722          778          822
    Investments                     72           101          (174)          90           56          136          206           65
  Commissions                      547           611           608          587          490          484          559          553
  Fees:
    Asset management,
      distribution and
      administration               676           741           718          714          587          610          656          652
    Merchant and cardmember        428           404           438          377          436          424          433          411
    Servicing                      171           232           255          270          202          184          196          180
  Interest and dividends         3,933         4,213         4,283        4,007        3,369        3,197        3,570        3,447
  Other                             55            47            52           44           29           38           41           36
  Total revenues                 7,585         8,428         7,498        7,620        6,560        6,376        7,257        6,939
Interest expense                 3,145         3,554         3,377        3,438        2,709        2,478        2,765        2,854
Provision for consumer
  loan losses                      405           275           280          213          379          376          385          353
  Net revenues                   4,035         4,599         3,841        3,969        3,472        3,522        4,107        3,732
Non-interest expenses:
  Compensation and benefits      1,788         2,017         1,609        1,222        1,490        1,505        1,849        1,175
  Occupancy and equipment          140           143           148          152          128          127          134          137
  Brokerage, clearing and
    exchange fees                  121           135           160          136           95          113          130          122
  Information processing and
    communications                 267           275           291          307          270          267          249          294
  Marketing and business
    development                    294           286           354          477          288          274          293          324
  Professional services            128           156           176          217           93           99          127          132
  Other                            165           190           193          197          180          180          219          191
  Merger-related expenses           --            --            --           --           --           74           --           --
  Total non-interest expenses    2,903         3,202         2,931        2,708        2,544        2,639        3,001        2,375
Gain on sale of businesses          --            --            --          685           --           --           --           --
Income before income taxes
  and cumulative effect of
  accounting change              1,132         1,397           910        1,946          928          883        1,106        1,357
Provision for income taxes         441           545           284          722          357          356          428          547
Income before
  cumulative effect of
  accounting change                691           852           626        1,224          571          527          678          810
Cumulative effect of
  accounting change               (117)           --            --           --           --           --           --           --
Net income                     $   574       $   852       $   626      $ 1,224      $   571      $   527      $   678      $   810
Earnings applicable to
  common shares(2)             $   559       $   838       $   612      $ 1,212      $   552      $   509      $   663      $   796
Basic earnings per share(3):
  Income before
    cumulative effect of
    accounting change          $  1.15       $  1.44       $  1.07      $  2.16      $  0.96      $  0.88      $  1.15      $  1.37
  Cumulative effect of
    accounting change            (0.20)           --            --           --           --           --           --           --
  Net income                   $  0.95       $  1.44       $  1.07      $  2.16      $  0.96      $  0.88      $  1.15      $  1.37
Diluted earnings per
  share(3):
  Income before
    cumulative effect of
    accounting change          $  1.10       $  1.37       $  1.01      $  2.07      $  0.91      $  0.84      $  1.09      $  1.30
  Cumulative effect of
  accounting change              (0.19)           --            --           --           --           --           --           --
  Net income                   $  0.91       $  1.37       $  1.01      $  2.07      $  0.91      $  0.84      $  1.09      $  1.30
  Dividends to common
    shareholders               $  0.20       $  0.20       $  0.20      $  0.20      $  0.14      $  0.14      $  0.14      $  0.14
  Book value                   $ 22.48       $ 21.95       $ 22.13      $ 23.88      $ 18.70      $ 19.37      $ 20.25      $ 22.11
Average common and
  equivalent shares:
  Basic                    586,751,340   581,326,618   573,170,507  560,108,890  573,410,658  577,985,371  578,082,806  580,985,871
  Diluted                  616,377,562   612,625,354   604,779,594  585,533,337  605,691,066  610,430,898  610,019,122  612,092,405
Stock price range(4)      $52.25-70.50  $69.75-84.44  $58.06-96.88 $38.44-74.75 $32.19-43.75 $34.50-41.50 $41.00-53.88 $47.31-58.75
-----------------------------------------------------------------------------------------------------------------------------------

(1) The quarterly results for the first, second and third quarters of fiscal 1998 have been restated to reflect the effects of the accounting change adopted in the fourth quarter, effective December 1, 1997. As a result of this restatement, net income has been decreased by $117 million, $2 million and $21 million for the first, second and third quarters of fiscal 1998, respectively. For further information regarding the change in accounting, see Note 2.
(2) Amounts shown are used to calculate basic earnings per share.
(3) Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
(4) Prices represent the range of sales per share on the New York Stock Exchange for the periods indicated. The number of stockholders of record at November 30, 1998 approximated 186,000. The number of beneficial owners of common stock is believed to exceed this number.


                                      88