Form 10-K405, Exhibit 13
period 1998-11-30
MORGAN STANLEY DEAN WITTER & CO
filed 1999-02-23
CIK 895421

                                                                    EXHIBIT 13.2

                 Morgan Stanley Dean Witter*1998 Annual Report

                            SELECTED FINANCIAL DATA

fiscal year (1) (dollars in millions, except share data)        1998            1997           1996           1995           1994
==================================================================================================================================
INCOME STATEMENT DATA:
Revenues:
        Investment banking                              $      3,340    $      2,694   $      2,190   $      1,556   $      1,102
        Principal transactions:
                Trading                                        3,291           3,191          2,659          1,685          1,614
                Investments                                       89             463             86            121            154
        Commissions                                            2,353           2,086          1,776          1,533          1,323
        Fees:
                Asset management, distribution
                  and administration                           2,849           2,505          1,732          1,377          1,317
                Merchant and cardmember                        1,647           1,704          1,505          1,135            940
                Servicing                                        928             762            809            680            565
        Interest and dividends                                16,436          13,583         11,288         10,530          8,715
        Other                                                    198             144            126            115            127
----------------------------------------------------------------------------------------------------------------------------------
                Total revenues                                31,131          27,132         22,171         18,732         15,857
        Interest expense                                      13,514          10,806          8,934          8,190          6,697
        Provision for consumer loan losses                     1,173           1,493          1,214            722            530
----------------------------------------------------------------------------------------------------------------------------------
                Net revenues                                  16,444          14,833         12,023          9,820          8,630
----------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
        Compensation and benefits                              6,636           6,019          5,071          4,005          3,535
        Other                                                  5,108           4,466          3,835          3,464          3,133
        Merger-related expenses                                   --              74             --             --             --
        Relocation charge                                         --              --             --             59             --
----------------------------------------------------------------------------------------------------------------------------------
                Total non-interest expenses                   11,744          10,559          8,906          7,528          6,668
----------------------------------------------------------------------------------------------------------------------------------
Gain on sale of businesses                                       685              --             --             --             --
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and
        cumulative effect of accounting change                 5,385           4,274          3,117          2,292          1,962
Provision for income taxes                                     1,992           1,688          1,137            827            705
----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect
        of accounting change                                   3,393           2,586          1,980          1,465          1,257
Cumulative effect of accounting change                          (117)             --             --             --             --
----------------------------------------------------------------------------------------------------------------------------------
Net income                                              $      3,276    $      2,586   $      1,980   $      1,465   $      1,257
----------------------------------------------------------------------------------------------------------------------------------
Earnings applicable to common shares(2)                 $      3,221    $      2,520   $      1,914   $      1,400   $      1,192
----------------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA:

Earnings per common share(3):
        Basic before cumulative effect of
                accounting change                       $       5.80    $       4.38   $       3.34   $       2.37   $       2.01
        Cumulative effect of accounting change                 (0.20)             --             --             --             --
----------------------------------------------------------------------------------------------------------------------------------
        Basic                                                   5.60            4.38           3.34           2.37           2.01
----------------------------------------------------------------------------------------------------------------------------------
        Diluted before cumulative effect of
                accounting change                               5.52            4.16           3.16           2.26           1.93
        Cumulative effect of accounting change                 (0.19)             --             --             --             --
----------------------------------------------------------------------------------------------------------------------------------
        Diluted                                                 5.33            4.16           3.16           2.26           1.93
----------------------------------------------------------------------------------------------------------------------------------
Book value per common share                                    23.88           22.11          18.43          15.63          13.38
Dividends per common share                                      0.80            0.56           0.44           0.32           0.25

BALANCE SHEET AND
OTHER OPERATING DATA:

Total assets                                            $    317,590    $    302,287   $    238,860   $    181,961   $    159,477
Consumer loans, net                                           15,209          20,033         21,262         19,733         14,731
Total capital(4)                                              37,922          33,577         31,152         24,644         20,933
Long-term borrowings(4)                                       23,803          19,621         19,450         14,636         12,352
Shareholders' equity                                          14,119          13,956         11,702         10,008          8,581
Return on average common shareholders' equity                   24.5%           22.0%          20.0%          16.4%          15.8%
Average common and equivalent shares(2) (3)              575,822,725     574,818,233    573,356,930    590,144,217    594,212,948
==================================================================================================================================


(1) Fiscal 1994 through fiscal 1996 represents the combination of Morgan Stanley Group Inc.'s financial statements for the fiscal years ended November 30 with Dean Witter, Discover & Co.'s financial statements for the years ended December 31.
(2)  Amounts shown are used to calculate basic earnings per common share.
(3) Earnings per share data for fiscal 1994 through fiscal 1997 have been restated to reflect the Company's adoption of SFAS No. 128.
(4) These amounts exclude the current portion of long-term borrowings and include Capital Units and Preferred Securities Issued by Subsidiaries.

                                       6