Form 10-K405, Exhibit 13
period 1998-11-30
MORGAN STANLEY DEAN WITTER & CO
filed 1999-02-23
CIK 895421

                                                                    EXHIBIT 13.3


                Morgan Stanley Dean Witter * 1998 Annual Report


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION
--------------------------------------------------------------------------------

THE COMPANY

     On May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") was merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). At that time, Dean Witter Discover changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. ("MSDWD"). In conjunction with the Merger, each share of Morgan Stanley common stock then outstanding was converted into 1.65 shares of MSDWD's common stock (the "Exchange Ratio"). In addition, each share of Morgan Stanley preferred stock was converted into one share of a corresponding series of preferred stock of MSDWD. The Merger was treated as a tax-free exchange.

     On March 24, 1998, MSDWD changed its corporate name to Morgan Stanley Dean Witter & Co. (the "Company").

     The Company is a pre-eminent global financial services firm that maintains leading market positions in each of its businesses -- Securities and Asset Management, and Credit and Transaction Services. The Company combines global strengths in investment banking (including underwriting public offerings of securities and mergers and acquisitions advice) and institutional sales and trading, with strengths in providing investment and global asset management services to its customers and in providing quality consumer credit products primarily through its Discover<RM> Card brand.


BASIS OF FINANCIAL INFORMATION AND CHANGE IN FISCAL YEAR-END

     The Company's consolidated financial statements give retroactive effect to the Merger, which was accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Dean Witter Discover and Morgan Stanley always had been combined. The consolidated statement of changes in shareholders' equity reflects the accounts of the Company as if the additional preferred and common stock had been issued during all of the periods presented.

     Prior to the Merger, Dean Witter Discover's year ended on December 31 and Morgan Stanley's fiscal year ended on November 30. Subsequent to the Merger, the Company adopted a fiscal year-end of November 30. In recording the pooling of interests combination, Dean Witter Discover's financial statements for the year ended December 31, 1996 were combined with Morgan Stanley's financial statements for the fiscal year ended November 30, 1996 (on a combined basis, "fiscal 1996"). The Company's results for the 12 months ended November 30, 1998 ("fiscal 1998") and November 30, 1997 ("fiscal 1997") reflect the change in fiscal year-end. Fiscal 1997 includes the results of Dean Witter Discover that were restated to conform to the new fiscal year-end date. The Company's results of operations for fiscal 1997 and fiscal 1996 include the month of December 1996 for Dean Witter Discover.

     Certain reclassifications have been made to prior-year amounts to conform to the current presentation. All material intercompany balances and transactions have been eliminated.


RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

CERTAIN FACTORS AFFECTING RESULTS OF OPERATIONS*

The Company's results of operations may be materially affected by market fluctuations and by economic factors. In addition, results of operations in the past have been and in the future may continue to be materially affected by many factors of a global nature, including economic and market conditions; the availability of capital; the level and volatility of equity prices and interest rates; currency values and other market indices; technological changes and events (such as the increased use of the Internet and the Year 2000 issue); the availability of credit; inflation; and legislative and regulatory developments. Such factors also may have an impact on the Company's ability to achieve its strategic objectives on a global basis, including (without limitation) continued increased market share in its securities activities, growth in assets under management and the expansion of its Discover Card brand.

     The Company's Securities and Asset Management business, particularly its involvement in primary and secondary markets for all types of financial products, including derivatives, is subject to substantial positive and negative fluctuations due to a variety of factors that cannot be predicted with great certainty, including variations in the fair value of securities and other financial

--------------------------------------------------------------------------------
*This Management's Discussion and Analysis of Financial Condition and Results of
 Operations contains forward-looking statements as well as a discussion of some of the risks and uncertainties involved in the Company's businesses that could affect the matters referred to in such statements.

                Morgan Stanley Dean Witter * 1998 Annual Report





products and the volatility and liquidity of global trading markets. Fluctuations also occur due to the level of market activity, which, among other things, affects the flow of investment dollars into mutual funds and the size, number and timing of transactions or client assignments (including the realization of returns from the Company's private equity investments).

     In the Company's Credit and Transaction Services business, changes in economic variables may substantially affect consumer loan levels and credit quality. Such variables include the number and size of personal bankruptcy filings, the rate of unemployment and the level of consumer debt as a percentage of income.

     The Company's results of operations also may be materially affected by competitive factors. In addition to competition from firms traditionally engaged in the securities and asset management business, there has been increased competition from other sources, such as commercial banks, insurance companies, mutual fund groups, online service providers and other companies offering financial services both in the U.S. and globally. As a result of recent and pending legislative and regulatory initiatives in the U.S. to remove or relieve certain restrictions on commercial banks, competition in some markets that have historically been dominated by investment banks and retail securities firms has increased and may continue to increase in the near future. In addition, recent and continuing global convergence and consolidation in the financial services industry will lead to increased competition from larger diversified financial services organizations.

     Such competition, among other things, affects the Company's ability to attract and retain highly skilled individuals. Competitive factors also affect the Company's success in attracting and retaining clients and assets through its ability to meet investors' saving and investment needs by consistency of investment performance and accessibility to a broad array of financial products and advice. In the credit services industry, competition centers on merchant acceptance of credit cards, credit card account acquisition and customer utilization of credit cards. Merchant acceptance is based on both competitive transaction pricing and the number of credit cards in circulation. Credit card account acquisition and customer utilization are driven by offering credit cards with competitive and appealing features such as no annual fees, low introductory interest rates and other customized features targeting specific consumer groups and by having broad merchant acceptance.

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


GLOBAL MARKET AND ECONOMIC CONDITIONS IN FISCAL 1998

Conditions in the global financial markets were extremely turbulent during fiscal 1998. While the favorable market and economic conditions which characterized fiscal 1997 continued through much of the first and second quarters of fiscal 1998, periods of extreme volatility in the latter half of the year created difficult conditions in many global financial markets. Nevertheless, the Company's Securities and Asset Management business generated record levels of net income and net revenues and ended the fiscal year with record levels of financial advisors, customer accounts and assets, and assets under management and administration. The Company's Credit and Transaction Services business also achieved record operating results in fiscal 1998, reflecting an improvement in the credit quality of customer receivables.

     In the U.S., market conditions continued to benefit from the overall strength of the domestic economy. Throughout fis-

                Morgan Stanley Dean Witter * 1998 Annual Report



cal 1998, the U.S. economy was characterized by moderate levels of growth, a stable level of inflation, low unemployment, and high levels of consumer confidence and spending. However, U.S. financial markets also experienced periods of volatility. In the first half of the year, investors were concerned with the potential impact of the ongoing economic downturn in the Far East and with domestic wage inflation. Later in the year, U.S. markets were adversely affected by investor reaction to the severe economic turmoil in the Far East, Russia and other emerging market nations. Investor preferences shifted toward less-risky investments, resulting in unprecedented widening of credit spreads, reduced liquidity in the marketplace and dramatic declines in U.S. Treasury yields. In addition, equity prices declined significantly as a result of these developments. During the fourth quarter, these conditions prompted the Federal Reserve Board to lower the overnight lending rate by 0.25% on three separate occasions in an effort to increase liquidity, to minimize the risk of recession in the U.S. due to the weaknesses in foreign economies and to avert a continued global economic slowdown. The actions of the Federal Reserve Board, coupled with the continued resilience of the U.S. economy, contributed to improved conditions in the financial markets in late 1998, and both equity and bond prices rebounded.

     Conditions in European financial markets were generally favorable in fiscal 1998. Many European stock exchanges reached record levels during the year as the result of strong corporate earnings, merger and consolidation activity, and stable economic conditions in the first half of fiscal 1998. European financial markets also benefited from positive investor sentiment relating to the European Economic and Monetary Union ("EMU"). EMU commenced on January 1, 1999 when the European Central Bank assumed control of monetary policy for the 11 European Union countries participating in the EMU. Those national currencies of the participating countries have become fixed denominations of the euro and ultimately will cease to exist as separate currencies and will be replaced by the euro. European markets also experienced periods of extreme volatility during the year, particularly during the third quarter as investors reacted to the severe economic and financial difficulties which developed in Russia. The Russian economy was adversely affected by the difficult conditions in the Far East, declining oil prices and an unstable political infrastructure. The Russian government's decision to reschedule its domestic debt obligations and some of its external Soviet debt obligations and to devalue the ruble severely reduced investor confidence and resulted in significant levels of volatility in Russian and other financial markets. Toward the end of fiscal 1998, conditions in Europe recovered due to, among other things, lower interest rates and increased stability in the global financial markets.

     Market conditions in the Far East continued to be sluggish due to the ongoing financial and economic difficulties that have existed in that region since the latter half of fiscal 1997. The Japanese economy continued to be adversely affected by shrinking consumer demand, declining corporate profits, deflation and rising unemployment. These conditions contributed to the resignation of Japan's Prime Minister during the year, as well as the announcement of more aggressive fiscal, monetary and financial sector policies designed to improve the nation's rate of economic growth. However, due to the weakness of the Japanese banking system and the difficult economic conditions existing throughout the Far East, many investors were concerned that the length of time necessary for economic recovery would be longer than expected. Financial markets elsewhere in the Far East also were weak during fiscal 1998. The poor economic performance of Japan, outbreaks of political and social unrest, and crises in other emerging markets adversely affected the financial markets of many nations within the region.

     The worldwide market for mergers and acquisitions continued to be robust during fiscal 1998, contributing to record levels of revenues by the Company's investment banking business. The merger and acquisition market reflected ongoing consolidation and globalization across many industry sectors, as well as an increased level of deregulation and privatization. As a result, fiscal 1998 included some of the largest merger and acquisition transactions ever completed. The markets for the underwriting of securities were positively impacted by the generally favorable market and economic conditions which existed during the first half of fiscal 1998. Activity in the primary markets virtually came to a standstill in the latter part of the third quarter and the beginning of the fourth quarter. However, toward the end of fiscal 1998, activity in the primary markets, par-

                Morgan Stanley Dean Witter * 1998 Annual Report





ticularly for fixed income securities, began to strengthen as conditions in the global financial markets stabilized.

     In fiscal 1998, U.S. consumer demand and retail sales continued to increase at a moderate pace, despite an earlier consensus that a slowdown may have been imminent. The favorable interest rate environment that existed in the U.S. during fiscal 1998 enabled consumers to manage finances advantageously while still allowing for steady growth in consumer credit. During fiscal 1998, loan losses and personal bankruptcies appeared to level off from the record growth of industry-wide loan losses set in 1997. The Company continued to invest in the growth of its credit card business through the expansion of its Discover/NOVUS<RM> Network and by increasing its marketing and solicitation activities with respect to the Discover Card brand.


FISCAL 1998 AND 1997 RESULTS FOR THE COMPANY

The Company achieved net income of $3,276 million in fiscal 1998, a 27% increase from fiscal 1997. Fiscal 1998's net income included a net gain of $345 million from the sale of the Company's Global Custody business, its interest in the operations of SPS Transaction Services, Inc. ("SPS"), and certain BRAVO<RM> Card receivables ("BRAVO") (see "Results of Operations -- Business Dispositions" herein). Fiscal 1998 net income also included a charge of $117 million resulting from the cumulative effect of an accounting change. This charge represents the effect of an accounting change adopted in the fourth quarter (effective December 1, 1997) with respect to the accounting for offering costs paid by investment advisors of closed-end mutual funds, where such costs are not specifically reimbursed through separate advisory contracts (see Note 2 to the consolidated financial statements).

     Excluding the net gain from the sale of the businesses noted above and the charge resulting from the cumulative effect of an accounting change, fiscal 1998 income was $3,048 million, an increase of 18% from fiscal 1997. In fiscal 1997, net income was $2,586 million, an increase of 31% from fiscal 1996. Basic earnings per common share increased 28% to $5.60 in fiscal 1998 and 31% to $4.38 in fiscal 1997. Excluding the net gain from the sale of the businesses noted above and the impact of the cumulative effect of an accounting change, basic earnings per common share was $5.20 in fiscal 1998, an increase of 19% from fiscal 1997. Diluted earnings per common share increased 28% to $5.33 in fiscal 1998 and 32% to $4.16 in fiscal 1997. Excluding the net gain from the sale of the businesses noted above and the impact of the cumulative effect of an accounting change, diluted earnings per common share was $4.95 in fiscal 1998, an increase of 19% from fiscal 1997. The Company's return on average shareholders' equity was 25%, 22% and 20% in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Excluding the net gain from the sale of the businesses noted above and the impact of the cumulative effect of an accounting change, fiscal 1998's return on average shareholders' equity was 23%.


BUSINESS DISPOSITIONS

     In fiscal 1998, the Company entered into several transactions reflecting its strategic decision to focus on growing its core Securities and Asset Management and Credit and Transaction Services businesses.

     In the fourth quarter of fiscal 1998, the Company completed the sale of its Global Custody business. The Company also sold its interest in the operations of SPS, a 73%-owned, publicly held subsidiary of the Company. In addition, the Company sold certain credit card receivables relating to its discontinued BRAVO Card. The Company's aggregate net pre-tax gain resulting from these transactions was $685 million.

     In addition, during fiscal 1998 the Company sold its Prime Option(SM) MasterCard(R) portfolio ("Prime Option"), a business it had operated with NationsBank of Delaware, N.A., and its Correspondent Clearing business. The gains resulting from the sale of these businesses were not material to the Company's results of operations or financial condition.

     The remainder of Results of Operations is presented on a business segment basis. With the exception of fiscal 1997's merger-related expenses, substantially all of the operating revenues and operating expenses of the Company can be directly attributed to its two business segments: Securities and Asset Management and Credit and Transaction Services. This discussion excludes the cumulative effect of the accounting change in references to fiscal 1998 net

                Morgan Stanley Dean Witter * 1998 Annual Report

income. Certain reclassifications have been made to prior-period amounts to conform to the current year's presentation.

SECURITIES AND ASSET MANAGEMENT
STATEMENTS OF INCOME

                                                           FISCAL               FISCAL             FISCAL
(dollars in millions)                                       1998                 1997               1996
===========================================================================================================
Revenues:
   Investment banking                                     $ 3,340              $ 2,694             $ 2,190
   Principal transactions:
     Trading                                                3,291                3,191               2,659
     Investments                                               89                  463                  86
   Commissions                                              2,317                2,059               1,776
   Asset management, distribution
     and administration fees                                2,848                2,505               1,732
   Interest and dividends                                  13,696               10,455               8,571
   Other                                                      182                  132                 122
-------------------------------------------------------------------------------------------------------------
     Total revenues                                        25,763               21,499              17,136
Interest expense                                           12,519                9,633               7,902
-------------------------------------------------------------------------------------------------------------
     Net revenues                                          13,244               11,866               9,234
-------------------------------------------------------------------------------------------------------------
Compensation and benefits                                   6,071                5,475               4,585
Occupancy and equipment                                       510                  462                 432
Brokerage, clearing and exchange fees                         538                  448                 317
Information processing and communications                     666                  602                 514
Marketing and business development                            487                  393                 296
Professional services                                         579                  378                 282
Other                                                         529                  511                 382
-------------------------------------------------------------------------------------------------------------
     Total non-interest expenses                            9,380                8,269               6,808
-------------------------------------------------------------------------------------------------------------
Gain on sale of businesses                                    323                   --                  --
-------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect
     of accounting change                                   4,187                3,597               2,426
Provision for income taxes                                  1,482                1,416                 880
-------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change        2,705                2,181               1,546
-------------------------------------------------------------------------------------------------------------
Cumulative effect of accounting change                       (117)                  --                  --
-------------------------------------------------------------------------------------------------------------
Net income                                                $ 2,588              $ 2,181             $ 1,546
=============================================================================================================


SECURITIES AND ASSET MANAGEMENT

Securities and Asset Management provides a wide range of financial products, services and investment advice to individual and institutional investors. Securities and Asset Management business activities are conducted in the U.S. and throughout the world and include investment banking, research, institutional sales and trading, and investment and asset management products and services for institutional and individual clients. At November 30, 1998, the Company's financial advisors provided investment services to more than 3.9 million client accounts with assets of $438 billion. The Company had the second largest financial advisor sales organization in the U.S. with 11,238 professional financial advisors and 438 branches at November 30, 1998. With several brands, including those associated with Morgan Stanley Dean Witter Advisors (formerly known as Dean Witter InterCapital), Van Kampen Investments ("VK"), Morgan Stanley Dean Witter Investment Management and Miller Anderson & Sherrerd, the Company has one of the largest global asset management operations of any full-service securities firm, with total assets under management or supervision of $376 billion at November 30, 1998.

     Securities and Asset Management achieved record net revenues and income of $13,244 million and $2,705 million in fiscal 1998, increases of 12% and 24%, respectively, from fiscal 1997. Fiscal 1998's net income includes a net gain of $182 million resulting from the sale of the Company's Global Custody business. Excluding the net gain from the sale of this business, income increased 16% to $2,523 million. Fiscal 1998's net income also reflects a decline in the effective income tax rate, primarily resulting from lower tax rates applicable to non-U.S. earnings. In fiscal 1997, Securities and Asset Management net revenues and net income increased 29% and 41%, respectively, from fiscal 1996. The Company's fiscal 1998 and 1997 levels of net revenues and net income in its Securities and Asset Management business reflected a strong global market for mergers and acquisitions, higher principal trading and commission revenues primarily driven by generally favorable economic conditions, increased customer trading volume, and the positive accumulation and management of client assets. In fiscal 1998, record levels of net revenues were partially offset by losses from an institutional leveraged emerging markets debt portfolio that occurred during the third quarter. The results of both years were partially offset by increased costs for incentive-based compensation, as well as increased non-compensation expenses associated with the Company's higher level of global business activities.

                Morgan Stanley Dean Witter * 1998 Annual Report





The operating results of both years were favorably impacted by the Company's focus on accumulating client assets and building fee-based assets under management and administration.


Investment Banking

Investment banking revenues are derived from the underwriting of securities offerings and fees from advisory services. Investment banking revenues were as follows:

                                                  FISCAL            FISCAL           FISCAL
(dollars in millions)                              1998              1997             1996
===========================================================================================
Advisory fees from merger, acquisition
   and restructuring transactions                 $1,322            $ 920            $ 848
Equity underwriting revenues                         815              888              722
Fixed income underwriting revenues                 1,203              886              620
-------------------------------------------------------------------------------------------
   Total investment banking revenues              $3,340           $2,694           $2,190
===========================================================================================


     Investment banking revenues increased 24% and attained record levels in fiscal 1998, surpassing the Company's previous record in fiscal 1997. Revenues in fiscal 1998 benefited from increased advisory fees from merger, acquisition and restructuring transactions, as well as increased revenues from underwriting fixed income securities. Fiscal 1997's revenues reflect higher advisory fees from merger, acquisition and restructuring transactions, as well as increased revenues from underwriting both equity and fixed income securities.

     The worldwide merger and acquisition markets remained robust for the fourth consecutive year with more than $2.5 trillion of transactions (per Securities Data Company) announced during calendar year 1998, including record volume in the U.S. During calendar year 1998, the Company's dollar volume of announced merger and acquisition transactions increased by more than 80% over the comparable period of 1997. The high level of transaction activity reflected the continuing trend of consolidation and globalization across many industry sectors, as companies attempted to expand into new markets and businesses through strategic combinations. The sustained growth of the merger and acquisition markets, coupled with the Company's global presence and strong market share, had a positive impact on advisory fees, which increased 44% in fiscal 1998. Advisory fees from real estate transactions also were higher as compared with the prior year, driven by strong levels of market consolidation activities in the U.S. and by recovering real estate markets in Europe. The 8% increase in advisory fees in fiscal 1997 was primarily due to high transaction volumes resulting from the strong global market for merger, acquisition and restructuring activities, as well as increased revenues from real estate advisory transactions.

     Equity underwriting revenues decreased 8% in fiscal 1998 although continuing to reflect a high volume of equity offerings and the Company's strong market share. During the first half of fiscal 1998, the primary market for equity issuances benefited from a high volume of cash inflows into equity mutual funds, as well as from a generally favorable economic environment. Equity underwriting revenues were adversely affected by the reduced activity in the primary market in the second half of the fiscal year due to the significant uncertainty and volatility in global financial markets. Equity underwriting revenues increased 23% in fiscal 1997, primarily due to a higher volume of equity offerings and an increased market share, particularly in Europe, as compared with the prior year. In fiscal 1997, the primary market for equity issuances also benefited from a high volume of cash inflows into equity mutual funds and from a favorable economic environment.

     Revenues from fixed income underwriting increased 36% in fiscal 1998, primarily driven by higher revenues from issuances of global high-yield and investment grade fixed income securities. The primary market for these securities benefited from relatively low nominal interest rates which existed throughout the year and attracted many issuers to the market, as well as from periods of strong investor demand. During the latter part of fiscal 1998, the primary market was less active as increased volatility in global financial markets caused an unprecedented widening of credit spreads and a shift of investor preferences toward financial instruments with higher credit ratings. Revenues from fixed income underwriting increased 43% in fiscal 1997. The increase was primarily attributable to higher revenues from high-yield debt issuances, as the favorable market conditions which existed for much of fiscal 1997 enabled certain high-yield issuers to obtain attractive rates of financing. Fiscal 1997's fixed income underwriting revenues also were impacted by higher revenues from securitized debt issuances, resulting from the Company's continued focus on this business sector and an increase in the number of asset-backed transactions.

                Morgan Stanley Dean Witter * 1998 Annual Report





Principal Transactions

Principal transactions include revenues from customers' purchases and sales of securities in which the Company acts as principal and gains and losses on securities held for resale.

Principal transaction trading revenues were as follows:

                                                  FISCAL            FISCAL           FISCAL
(dollars in millions)                              1998              1997             1996
--------------------------------------------------------------------------------------------
Equities                                          $2,056            $1,310           $1,181
Fixed income                                         455             1,187            1,172
Foreign exchange                                     587               500              169
Commodities                                          193               194              137
                                                  ------            ------           ------
   Total principal transaction
     trading revenues                             $3,291            $3,191           $2,659
                                                  ======            ======           ======

     Principal transaction trading revenues increased 3% in fiscal 1998, primarily due to higher equities and foreign exchange trading revenues, partially offset by a decline in fixed income trading revenues. In fiscal 1997, principal trading revenues increased 20%, primarily reflecting higher equities and foreign exchange trading revenues.

     Equity trading revenues increased 57% to a record level in fiscal 1998, primarily reflecting higher revenues from equity cash and derivative products. The increase in revenues from equity cash products was primarily attributable to higher trading volumes in European markets, which benefited from the Company's increased sales and research coverage of the region that began in mid-1997. European equity trading revenues also benefited from generally favorable market conditions and positive investor sentiment regarding EMU. Revenues from trading equity derivative products also increased, primarily due to increased transaction volume and the high levels of market volatility that existed throughout the year, particularly in technology-related issues. Equity trading revenues increased 11% in fiscal 1997, reflecting favorable market conditions that contributed to strong customer demand and high trading volumes. The increased revenues were primarily from trading in equity cash products, as the strong rates of return generated by many global equity markets contributed to higher customer trading volumes and the continuance of high levels of cash inflows into mutual funds. Revenues also benefited from the strong performance of many foreign equity markets, particularly in Europe, which led to higher trading volumes as U.S. investors sought to increase their positions in these markets.

     Fixed income trading revenues decreased 62% in fiscal 1998, reflecting significantly lower revenues from investment grade, high-yield and securitized fixed income securities. Revenues from investment grade fixed income securities were adversely affected by the severe economic and financial turmoil in the Far East, Russia and emerging markets that occurred during the year. These difficult conditions caused investor preferences to shift toward higher quality financial instruments, principally to U.S. treasury securities. This negatively affected the trading of credit-sensitive fixed income securities by widening credit spreads, reducing market liquidity and de-coupling the historical price relationships between credit-sensitive securities and government securities. Revenues from high-yield fixed income securities also were impacted by the turbulent conditions in the global financial markets due to investors' concerns about the impact of a prolonged economic downturn on high-yield issuers. Revenues from securitized fixed income securities also declined, as the relatively low interest rate environment in the U.S. increased prepayment concerns and resulted in increased spreads. Fixed income trading revenues increased 1% in fiscal 1997. Revenues from trading in fixed income products were positively affected by high levels of customer trading volumes, a large amount of new debt issuances and increased demand for credit-sensitive fixed income products. Revenues from trading in high-yield debt securities and fixed income derivative products were particularly favorably impacted by these developments. Securitized debt trading revenues also increased, as the Company continued to focus on this market segment by expanding its level of activity in several key areas. Trading revenues benefited from higher revenues from trading in commercial whole loans and mortgage swaps, coupled with increased securitization volumes and innovative structures. These increases were offset by lower revenues from trading in government and investment grade corporate securities.

     Revenues from foreign exchange trading increased 17% to record levels in fiscal 1998. The increase was primarily attributable to high levels of customer trading volume and volatility in the foreign exchange markets. During fiscal 1998, the U.S. dollar fluctuated against major currencies due to concerns about the U.S. economy's exposure to the financial crises in the Far East and emerging markets, as well as from the Federal Reserve Board's decision to lower the overnight lending rate on three occasions during the fourth

                 Morgan Stanley Dean Witter * 1998 Annual Report


quarter. Certain European currencies also experienced periods of volatility, resulting from expectations of interest rate fluctuations in anticipation of EMU and the collapse of the Russian ruble. Difficult political and economic conditions in certain Asian nations, coupled with the continued recession in Japan, also contributed to periods of high volatility in the currency markets. Foreign exchange trading revenues increased 196% in fiscal 1997, primarily resulting from the Company's increased client market share and from high levels of volatility in the foreign exchange markets. During fiscal 1997, the U.S. dollar appreciated against many currencies throughout the year due to the strong growth of the U.S. economy and continued low levels of inflation. In addition, many European currencies experienced periods of increased volatility due to uncertainty regarding the timing of EMU and the strength of the euro, while the performance of the yen was affected by sluggish economic growth in Japan. Other Asian currencies were particularly volatile during the latter half of fiscal 1997, primarily due to the depreciation of certain currencies, including Thailand's baht. Higher trading volumes and an increasing customer base also contributed to the increase in revenues.

     Commodities trading revenues were comparable to prior-year levels, as higher revenues from crude oil, refined energy products and electricity were partially offset by lower revenues from natural gas trading. Revenues from trading crude oil and refined energy products were impacted by energy prices that fell during much of fiscal 1998. Diminished demand for these products, partially due to the ongoing economic crisis in the Far East, coupled with high inventory levels, contributed to the decline in prices. Electricity trading revenues benefited from higher electricity prices, primarily during the summer months when the demand for electric power increased. The Company's continued presence in the electricity market and the ongoing deregulation of the industry also had a favorable impact on electricity trading revenues. Revenues from natural gas trading decreased as unseasonably warm weather in certain regions of the U.S. during the winter months reduced the demand for home heating oil, leading to a decline in prices. Commodities trading revenues increased 42% and reached record levels in fiscal 1997, benefiting from higher revenues from trading in energy products, including the Company's increased presence in the electricity markets, precious metals and natural gas. Volatility in these products was high during most of the year due to fluctuating levels of customer demand and inventory. In both fiscal 1998 and fiscal 1997, commodities trading revenues benefited from the expansion of the customer base for commodity-related products, including derivatives, and the use of such products for risk management purposes.

     Principal transaction investment revenues aggregating $89 million were recognized in fiscal 1998 as compared with $463 million in fiscal 1997. Fiscal 1998 revenues reflected the second highest level of revenues from the Company's private equity business, which primarily resulted from gains on certain positions that were sold during the year and increases in the carrying value of certain of the Company's private equity investments. Such increases included gains from the initial public offering of Equant and gains from the sale of positions in Fort James Corporation and Jefferson Smurfit Corporation. These gains were substantially offset by losses from an institutional leveraged emerging markets debt portfolio that occurred during the third quarter. Fiscal 1997 revenues primarily reflect increases in the carrying value of certain of the Company's private equity investments, including an increase related to the Company's holdings of Fort James Corporation, as well as realized gains on certain positions that were sold during the year. Higher revenues from certain real estate and venture capital investment gains also contributed to fiscal 1997's revenues.

Commissions

Commission revenues primarily arise from agency transactions in listed and over-the-counter equity securities and sales of mutual funds, futures, insurance products and options. Commission revenues increased 13% in fiscal 1998, reflecting higher revenues from equity cash products, primarily from markets in the U.S. and Europe, as well as higher revenues from derivative products. Revenues from U.S. markets benefited from high levels of market volatility, which contributed to increased customer trading volumes. Revenues from European markets also benefited from strong customer trading volumes, which were positively impacted by the generally favorable performances of certain European equity markets and from the Company's increased sales and research activities in the region. Commissions on derivative products increased as the high levels of market volatility contributed to increased customer hedging activities and trading volumes. Higher commissions from the sale of mutual funds and the Company's addition of more than 1,000 financial advisors during fiscal 1998 also contributed to the increase. Commission revenues increased 16% in fiscal 1997, primarily reflecting high customer trading volumes, particularly in the third and fourth fiscal quarters when the New York Stock Exchange expe-

                 Morgan Stanley Dean Witter * 1998 Annual Report


rienced some of the highest trading volume in its history. The strong returns posted by many global equity markets encouraged an increased investor demand for equity securities and resulted in high levels of cash inflows into mutual funds. Commission revenues also benefited from an increase in the Company's market share and from the continued strength in the market for equity issuances.

Net Interest

Interest and dividend revenues and interest expense are a function of the level and mix of total assets and liabilities, including financial instruments owned, reverse repurchase and repurchase agreements, trading strategies associated with the Company's institutional securities activities, customer margin loans and the prevailing level, term structure and volatility of interest rates. Interest and dividend revenues and interest expense should be viewed in the broader context of principal trading results. Decisions relating to principal transactions in securities are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes an assessment of the potential gain or loss associated with a trade; the interest income or expense associated with financing or hedging the Company's positions; and potential underwriting, commission or other revenues associated with related primary or secondary market sales. Net interest revenues increased 43% in fiscal 1998, primarily attributable to higher levels of revenues from net interest earning assets, including financial instruments owned and customer margin receivable balances. Higher levels of securities lending transactions also had a positive impact on net interest revenues. Net interest revenues increased 23% in fiscal 1997, reflecting higher levels of trading activities and retail customer financing activity, including margin interest. In fiscal 1997, net interest revenues also reflected increased financing costs associated with higher average levels of balance sheet usage, particularly in equity-related businesses.


Asset Management, Distribution and Administration Fees

Asset management, distribution and administration fees include revenues from asset management services, including fund management fees which are received for investment management and for promoting and distributing mutual funds ("12b-1 fees"), other administrative fees and non-interest revenues earned from correspondent clearing and custody services. Fund management fees arise from investment management services the Company provides to registered investment companies (the "Funds") pursuant to various contractual arrangements. The Company receives management fees based upon each Fund's average daily net assets. The Company receives 12b-1 fees for services it provides in promoting and distributing certain open-ended Funds. These fees are based on either the average daily Fund net asset balances or average daily aggregate net Fund sales and are affected by changes in the overall level and mix of assets under management and administration. The Company also receives fees from investment management services provided to segregated customer accounts pursuant to various contractual arrangements.

     Asset management, distribution and administration fees were as follows:

                                        FISCAL        FISCAL         FISCAL
(dollars in millions)                     1998          1997           1996
================================================================================
Asset management, distribution
    and administration fees             $2,848        $2,505         $1,732
--------------------------------------------------------------------------------

     The Company's customer assets under management or supervision were as follows:

                                        FISCAL       FISCAL         FISCAL
(dollars in billions)                     1998         1997           1996
================================================================================
Customer assets under
    management or supervision
         (at fiscal year-end)             $376         $338           $278
--------------------------------------------------------------------------------

In fiscal 1998, asset management, distribution and administration fees increased 14%, reflecting the Company's continuing strategic emphasis on the asset management business. The increase in revenues primarily reflects higher fund management and 12b-1 fees as well as other revenues resulting from a higher level of assets under management or supervision, including revenues from developed country global equity and fixed income products. Such increases were partially offset by the impact of market depreciation in certain of the Company's products resulting from the downturn in certain global financial markets which occurred during the latter half of the year. Fiscal 1998's revenues also were negatively impacted by the Company's sale of its Correspondent Clearing and Global Custody businesses which occurred during fiscal 1998. In fiscal 1997, asset management, distribution and administration fees increased 45%. This increase reflects revenues from VK, which was acquired by the Company on October 31, 1996. Fiscal 1997 revenues also benefited from higher levels of fund management fees and increased

                 Morgan Stanley Dean Witter * 1998 Annual Report


revenues from international equity, emerging market, and U.S. domestic equity and fixed income products and continued growth in customer assets under management or supervision. Revenues also were positively impacted by the Company's acquisition of the institutional global custody business of Barclays Bank PLC ("Barclays") on April 3, 1997.

     As of November 30, 1998, assets under management or supervision increased $38 billion from fiscal year-end 1997. The increase in assets under management or supervision in both fiscal 1998 and fiscal 1997 reflected continued inflows of customer assets as well as appreciation in the value of customer portfolios. In both fiscal 1998 and fiscal 1997, approximately 50% of the increase in assets under management or supervision was attributable to the acquisition of net new assets, while the remaining 50% reflected market appreciation.

Non-Interest Expenses

                                           FISCAL      FISCAL      FISCAL
(dollars in millions)                        1998        1997        1996
================================================================================
Compensation and benefits                  $6,071      $5,475      $4,585
Occupancy and equipment                       510         462         432
Brokerage, clearing and
     exchange fees                            538         448         317
Information processing and
     communications                           666         602         514
Marketing and business
    development                               487         393         296
Professional services                         579         378         282
Other                                         529         511         382
--------------------------------------------------------------------------------
    Total non-interest expenses            $9,380      $8,269      $6,808
--------------------------------------------------------------------------------

Fiscal 1998's total non-interest expenses increased 13% to $9,380 million. Within the non-interest expense category, employee compensation and benefits expense increased 11%, reflecting increased levels of incentive compensation based on record fiscal 1998 revenues and earnings, as well as an increase in the number of employees. Excluding compensation and benefits expense, non-interest expenses increased $515 million. Occupancy and equipment expense increased 10%, principally reflecting additional office space and higher occupancy costs in New York and Hong Kong, as well as incremental rent attributable to the opening of 27 securities branch locations. Brokerage, clearing and exchange fees increased 20%, primarily reflecting increased expenses related to higher levels of trading volume in the global securities markets. Commissions paid in connection with the Company's launch of The Van Kampen Senior Income Trust mutual fund also contributed to the increase. Information processing and communications costs increased 11% due to higher data services and communications costs related to an increased number of employees and continued enhancements and maintenance associated with the Company's information technology infrastructure. Marketing and business development expense increased 24%, reflecting higher travel and entertainment costs relating to increased levels of business activity associated with active financial markets. Higher advertising and promotional costs also contributed to the increase. Professional services expense increased 53%, primarily reflecting higher consulting costs as a result of certain information technology initiatives, including the Company's preparations for EMU and Year 2000 (see also "Year 2000 and EMU" herein). Higher levels of temporary staff and employment fees due to the increased level of overall business activity also contributed to the increase. Other expenses increased 4%, which reflects the impact of a higher level of business activity on various operating expenses.

     Fiscal 1997's total non-interest expenses increased 21% to $8,269 million. Within the non-interest expense category, employee compensation and benefits expense increased 19%, reflecting increased levels of incentive compensation based on then-record fiscal 1997 revenues and earnings. Excluding compensation and benefits expense, non-interest expenses increased $571 million, including $266 million of operating costs related to VK and the global institutional custody business of Barclays. Occupancy and equipment expense increased 7%, principally reflecting the occupancy costs of VK and increased office space in London and Hong Kong. Brokerage, clearing and exchange fees increased 41%, primarily reflecting the acquisitions of VK and the institutional global custody business of Barclays, as well as higher levels of trading volume in the global securities markets. Information processing and communications costs increased 17% due to higher data services costs related to an increased number of employees, incremental costs related to VK and continued enhancements to the Company's information technology infrastructure. Marketing and business development expense increased 33%, reflecting higher travel and entertainment costs relating to increased levels of business activity associated with active financial markets. Additional advertising costs associated with VK's retail mutual funds also contributed to the increase. Professional services expense increased 34%, reflecting higher consulting costs as a result of information technology ini-

                 Morgan Stanley Dean Witter * 1998 Annual Report


tiatives and the increased level of overall business activity. Other expenses increased 34%, which includes goodwill amortization of $43 million associated with the acquisitions of VK and Barclays, as well as the impact of a higher level of business activity on various operating expenses.


CREDIT AND TRANSACTION SERVICES
STATEMENTS OF INCOME

                                          FISCAL        FISCAL        FISCAL
(dollars in millions)                       1998          1997          1996
================================================================================
Fees:
    Merchant and cardmember               $1,647        $1,704        $1,505
    Servicing                                928           762           809
Commissions                                   36            27            --
Asset management, distribution
    and administration fees                    1            --            --
Other                                         16            12             4
 ................................................................................
    Total non-interest revenues            2,628         2,505         2,318
 ................................................................................
Interest revenue                           2,740         3,128         2,717
Interest expense                             995         1,173         1,032
 ................................................................................
    Net interest income                    1,745         1,955         1,685
Provision for consumer
    loan losses                            1,173         1,493         1,214
 ................................................................................
    Net credit income                        572           462           471
 ................................................................................
    Net revenues                           3,200         2,967         2,789
 ................................................................................
Compensation and benefits                    565           544           486
Occupancy and equipment                       73            64            61
Brokerage, clearing and
    exchange fees                             14            12            --
Information processing and
    communications                           474           478           482
Marketing and business
    development                              924           786           731
Professional services                         98            73            52
Other                                        216           259           286
 ................................................................................
    Total non-interest expenses            2,364         2,216         2,098
 ................................................................................
Gain on sale of businesses                   362            --            --
 ................................................................................
Income before income taxes                 1,198           751           691
Provision for income taxes                   510           283           257
 ................................................................................
Net income                                $  688        $  468        $  434
 ................................................................................

CREDIT AND TRANSACTION SERVICES

In fiscal 1998, Credit and Transaction Services net income increased 47% to $688 million, including a net after-tax gain of $163 million related to the sale of the Company's interest in the operations of SPS and certain BRAVO receivables. Excluding this gain, net income increased 12%. The increase in net income in fiscal 1998 was primarily attributable to the gain on the above-mentioned sales and a lower provision for loan losses primarily resulting from the sale of Prime Option and the operations of SPS. This increase was partially offset by increases in marketing and business development expense and incremental taxes associated with the sale of the operations of SPS. In fiscal 1997, net income increased 8% to $468 million. Fiscal 1997 net income was positively impacted by higher average levels of consumer loans, credit card fees and interest revenue enhancements introduced in fiscal 1996 and higher general purpose credit card transaction volume, partially offset by increased consumer credit losses and higher non-interest expenses.

     The sale of Prime Option, the operations of SPS and certain BRAVO receivables reflect the Company's strategic decision to focus on the growth of its existing Discover Card brand and Discover/NOVUS Network. Reflecting this renewed focus, the Company introduced the Discover(R) Platinum Card in December 1998 and plans to launch the Discover Card in a major foreign market during fiscal 1999.

     As a result of enhancements made to certain of the Company's operating systems in the fourth quarter of fiscal 1997, the Company began recording charged-off cardmember fees and interest revenue directly against the income statement line items to which they were originally recorded. Prior to the enhancements, charged-off cardmember fees and interest revenue both were recorded as a reduction of interest revenue. While this change had no impact on net revenues, the Company believes the revised presentation better reflects the manner in which charge-offs affect the Credit and Transaction Services statements of income. However, since prior periods have not been restated to reflect this change, the comparability of merchant and cardmember fees and interest revenue between fiscal 1998 and fiscal 1997 has been affected. Accordingly, the following sections also will discuss the changes in these income statement categories excluding the impact of this reclassification.

Credit and Transaction Services statistical data were as follows:


                                         FISCAL       FISCAL       FISCAL
(dollars in billions)                      1998         1997         1996
================================================================================

Consumer loans at fiscal year-end:
    Owned                                 $16.0        $20.9        $22.1
    Managed                               $32.5        $36.0        $35.3
General Purpose Credit Card
    transaction volume                    $58.0        $55.8        $53.6
--------------------------------------------------------------------------------

The lower level of consumer loans at November 30, 1998 reflects the Company's sale of Prime Option, the operations of SPS and certain BRAVO receivables during fiscal 1998.


Merchant and Cardmember Fees

Merchant and cardmember fees include revenues from fees charged to merchants on credit card sales, late payment fees, overlimit fees, insurance fees, cash advance fees, and fees for the administration of credit card programs and transaction processing services.

     Merchant and cardmember fees decreased 3% in fiscal 1998 and increased 13% in fiscal 1997. Excluding the effect of the reclassification of charged-off cardmember fees discussed above, merchant and cardmember fees would have increased 2% in fiscal 1998. This increase in fiscal 1998 was attributable to higher merchant discount revenue primarily associated with increased growth of general purpose credit card transaction volume related to the Discover Card offset by lower revenues due to the sale of the operations of SPS in October 1998. In addition, merchant and cardmember fees benefited from higher overlimit and late fees attributable to a fee increase introduced during fiscal 1998 and an increase in occurrences of delinquent and overlimit accounts. Partially offsetting these increases was a decrease in cash advance fees as a result of lower cash advance transaction volume primarily attributable to limits on cash advances imposed by the Company in an effort to improve credit quality. The increase in fiscal 1997 was due to an increase in merchant discount revenue associated with increased growth of general purpose credit card transaction volume and increased late payment fees and overlimit fees. The increase in overlimit fees was due to a higher incidence of overlimit occurrences. The increase in late payment fee revenues was due to an increase in the incidence of late payments and higher levels of delinquent accounts.


Servicing Fees

Servicing fees are revenues derived from consumer loans which have been sold to investors through asset securitizations. Cash flows from the interest yield and cardmember fees generated by securitized loans are used to pay investors in these loans a predetermined fixed or floating rate of return on their investment, to reimburse the investors for losses of principal resulting from charged-off loans and to pay the Company a fee for servicing the loans. Any excess cash flows remaining are paid to the Company. The servicing fees and excess net cash flows paid to the Company are reported as servicing fees in the consolidated statements of income. The sale of consumer loans through asset securitizations therefore has the effect of converting portions of net credit income and fee income to servicing fees. The Company completed asset securitizations of $4.5 billion in fiscal 1998 and $2.8 billion in fiscal 1997. The asset securitizations in fiscal 1998 and 1997 have expected maturities ranging from three to 10 years from the date of issuance.

The table below presents the components of servicing fees:

                                    FISCAL          fiscal           fiscal
(dollars in millions)                 1998            1997             1996
============================================================================
Merchant and cardmember fees       $   505         $   436          $   307
Interest revenue                     2,598           2,116            2,025
Interest expense                    (1,010)           (829)            (792)
Provision for consumer
         loan losses                (1,165)           (961)            (731)
----------------------------------------------------------------------------
Servicing fees                     $   928         $   762          $   809
----------------------------------------------------------------------------

Servicing fees are affected by the level of securitized loans, the spread between the interest yield on the securitized loans and the yield paid to the investors, the rate of credit losses on securitized loans and the level of cardmember fees earned from securitized loans. Servicing fees also include the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. Servicing fees increased 22% in fiscal 1998 and decreased 6% in fiscal 1997. The increase in fiscal 1998 was due to higher levels of net interest cash flows and increased fee revenue, partially offset by increased credit losses from securitized consumer loans which were primarily a result of higher levels of average securitized loans. The decline in fiscal 1997 servicing fees was attributable to higher credit losses, partially offset by higher cardmember fees and net interest revenues.


Commission Revenues

Commission revenues arise from customer securities transactions associated with Discover Brokerage Direct, Inc. ("DBD"), the Company's provider of electronic brokerage services acquired in January 1997. Commission revenues increased 33% in fiscal 1998 resulting from an increase in the level of customer trading activity, partially offset by lower revenue per trade due to an increase in Internet trades as a percentage of total trades. In addition, fiscal 1998 contained a full year of commissions for DBD, while fiscal 1997 reflected only 10 months.

                Morgan Stanley Dean Witter * 1998 Annual Report

Asset Management, Distribution and Administration Fees

Asset management, distribution and administration fees include revenues from asset management services, including fund management fees which are received by DBD for promoting and distributing mutual funds.


Net Interest Income

Net interest income is equal to the difference between interest revenue derived from Credit and Transaction Services consumer loans and short-term investment assets and interest expense incurred to finance those assets. Credit and Transaction Services assets, consisting primarily of consumer loans, earn interest revenue at both fixed rates and market-indexed variable rates. The Company incurs interest expense at fixed and floating rates. Interest expense also includes the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. This program is designed to reduce the volatility of earnings resulting from changes in interest rates and is accomplished primarily through matched financing, which entails matching the repricing schedules of consumer loans and the related financing.

     The following tables present analyses of Credit and Transaction Services average balance sheets and interest rates in fiscal 1998, fiscal 1997 and fiscal 1996 and changes in net interest income during those fiscal years:


AVERAGE BALANCE SHEET ANALYSIS

                                                            FISCAL 1998               FISCAL 1997(3)           FISCAL 1996(3)
                                                   AVERAGE                    Average                     Average
(dollars in millions)                              BALANCE   RATE   INTEREST  Balance    Rate   Interest  Balance   Rate   Interest
====================================================================================================================================
ASSETS

Interest earning assets:
General purpose credit card loans                  $17,184   13.87%  $2,383    $19,512   14.03%  $2,738   $17,083   13.99%  $2,391
Other consumer loans                                 1,374   16.70      229      1,773   15.73      279     1,766   14.25      252
Investment securities                                  496    6.25       31        176    5.45       10       234    5.38       13
Other                                                1,465    6.61       97      1,680    6.06      101     1,078    5.60       61
------------------------------------------------------------------------------------------------------------------------------------

      Total interest earning assets                 20,519   13.35    2,740     23,141   13.52    3,128    20,161   13.47    2,717
Allowance for loan losses                             (847)                       (828)                      (669)
Non interest earning assets                          1,517                       1,529                      1,334
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                                 $21,189                     $23,842                    $20,826
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest bearing liabilities:
Interest bearing deposits
    Savings                                        $ 1,073    4.79%    $ 51   $    963    4.27%    $ 41   $ 1,021    4.58%  $   47
    Brokered                                         5,656    6.62      375      4,589    6.66      306     3,418    6.93      237
    Other time                                       2,189    6.16      135      2,212    6.12      135     1,921    6.05      116
------------------------------------------------------------------------------------------------------------------------------------
      Total interest bearing deposits                8,918    6.29      561      7,764    6.21      482     6,360    6.29      400
Other borrowings                                     7,162    6.06      434     11,371    6.07      691    10,307    6.11      632
------------------------------------------------------------------------------------------------------------------------------------
      Total interest bearing liabilities            16,080    6.19      995     19,135    6.13    1,173    16,667    6.18    1,032
Shareholders' equity/other liabilities               5,109                       4,707                      4,159
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity   $21,189                     $23,842                    $20,826
Net interest income                                                  $1,745                      $1,955                     $1,685
Net interest margin(1)                                                 8.51%                       8.45%                      8.36%
Interest rate spread(2)                                       7.16%                       7.39%                      7.29%
------------------------------------------------------------------------------------------------------------------------------------

(1) Net interest margin represents net interest income as a percentage of total interest earning assets.
(2) Interest rate spread represents the difference between the rate on total interest earning assets and the rate on total interest bearing liabilities.
(3) Certain prior-year information has been reclassified to conform to the current year's presentation.

                Morgan Stanley Dean Witter * 1998 Annual Report

RATE/VOLUME ANALYSIS


Increase/(Decrease) due to Changes in:                 1998 vs. 1997              1997 vs. 1996
(dollars in millions)                             Volume    Rate    Total   Volume     Rate    Total
=====================================================================================================
INTEREST REVENUE

General purpose credit card loans                 $(327)   $ (28)   $(355)   $ 339    $   8    $ 347
Other consumer loans                                (63)      13      (50)       1       26       27
Investment securities                                17        4       21       (3)      --       (3)
Other                                               (12)       8       (4)      33        7       40
                                                                    ------                     ------
Total interest revenue                             (353)     (35)    (388)     400       11      411
-----------------------------------------------------------------------------------------------------
INTEREST EXPENSE

Interest bearing deposits:
    Savings                                           5        5       10       (3)      (3)      (6)
    Brokered                                         71       (2)      69       81      (12)      69
    Other time                                       (1)       1       --       18        1       19
                                                                    ------                     ------
    Total interest bearing deposits                  72        7       79       88       (6)      82
Other borrowings                                   (256)      (1)    (257)      64       (5)      59
                                                                    ------                     ------
    Total interest expense                         (188)      10     (178)     151      (10)     141
                                                                    ------                     ------
Net interest income                               $(165)   $ (45)   $(210)   $ 249    $  21    $ 270
-----------------------------------------------------------------------------------------------------

Net interest income decreased 11% in fiscal 1998 and increased 16% in fiscal 1997. Excluding the effect of the reclassification of charged-off cardmember fees discussed previously, net interest income would have decreased 15% in fiscal 1998. The decrease in fiscal 1998 was due to lower average levels of owned consumer loans and a lower yield on general purpose credit card loans. The decrease in owned consumer loans was primarily due to an increase in securitized loans and the sale of the Prime Option and SPS portfolios. The lower yield on general purpose credit card loans in fiscal 1998 was due to a larger number of cardmembers taking advantage of promotional rates. In both years, the effects of changes in interest rates on the Company's variable rate loan portfolio were substantially offset by comparable changes in the Company's cost of funds for the related financing. The Company believes that the effect of changes in market interest rates on net interest income was mitigated as a result of its liquidity and interest rate risk management policies. The increase in net interest income in fiscal 1997 was due to higher average levels of consumer loans outstanding, partially offset by the effects of higher charge-offs on interest revenue. The impact of higher charge-offs in fiscal 1997 was mitigated by pricing actions implemented in the fourth quarter of fiscal 1996.

     The Company anticipates the repricing of a substantial portion of its existing credit card receivables to a fixed interest rate during fiscal 1999. The Company does not believe this repricing will have a material impact on its interest rate sensitivity due to the Company's matched financing objectives.

                Morgan Stanley Dean Witter * 1998 Annual Report

The supplemental table below provides average managed loan balance and rate information which takes into account both owned and securitized loans:


SUPPLEMENTAL AVERAGE MANAGED LOAN INFORMATION

                                         FISCAL 1998               FISCAL 1997               FISCAL 1996
                                     Average                   Average                  Average
(dollars in millions)                Balance       Rate        Balance       Rate       Balance       Rate
===========================================================================================================
Consumer loans                       $34,619      14.86%       $34,619      14.83%      $31,459      14.83%
General purpose credit card loans     32,684      14.72         32,176      14.72        29,021      14.81
Total interest earning assets         36,580      14.41         36,475      14.38        32,770      14.46
Total interest bearing liabilities    32,141       6.16         32,469       6.17        29,277       6.22
Consumer loan interest rate spread                 8.70                      8.66                     8.61
Interest rate spread                               8.25                      8.21                     8.24
Net interest margin                                9.00                      8.89                     8.90
-----------------------------------------------------------------------------------------------------------

Provision for Consumer Loan Losses

The provision for consumer loan losses is the amount necessary to establish the allowance for loan losses at a level that the Company believes is adequate to absorb estimated losses in its consumer loan portfolio at the balance sheet date. The Company's allowance for loan losses is regularly evaluated by management for adequacy on a portfolio-by-portfolio basis and was $787 million at November 30, 1998 and $884 million at November 30, 1997.

     The provision for consumer loan losses, which is affected by net charge-offs, loan volume and changes in the amount of consumer loans estimated to be uncollectable, decreased 21% in fiscal 1998 and increased 23% in fiscal 1997. The decrease in fiscal 1998 was due to a decrease in net charge-offs resulting from lower average levels of owned consumer loans, primarily attributable to an increased level of securitized loans and reduced levels of charge-offs associated with the sale of Prime Option and SPS receivables, partially offset by a small increase in the net charge-off rate of the Discover Card portfolio. The provision for loan losses also was positively impacted by a decline in the loan loss allowance in connection with securitization transactions entered into prior to the third quarter of 1996. The Company expects this loan loss allowance will be fully amortized over fiscal 1999. In fiscal 1997, the increase in consumer loan losses was primarily due to higher net charge-offs, which resulted from an increase in the percentage of consumer loans charged off and a higher level of average consumer loans outstanding. The Company's expectations about future charge-off rates and credit quality are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that influence the provision for consumer loan losses include the level and direction of consumer loan delinquencies and charge-offs, changes in consumer spending and payment behaviors, bankruptcy trends, the seasoning of the Company's loan portfolio, interest rate movements and their impact on consumer behavior, and the rate and magnitude of changes in the Company's consumer loan portfolio, including the overall mix of accounts, products and loan balances within the portfolio.

     Consumer loans are considered delinquent when interest or principal payments become 30 days past due. Consumer loans are charged-off when they become 180 days past due, except in the case of bankruptcies and fraudulent transactions, where loans are charged-off earlier. Loan delinquencies and charge-offs are primarily affected by changes in economic conditions and may vary throughout the year due to seasonal consumer spending and payment behaviors. Delinquency rates decreased in fiscal 1998 as a reflection of the Company's increased focus on credit quality and account collections, as well as the sale of Prime Option, SPS and BRAVO.

     From time to time, the Company has offered and may continue to offer cardmembers with accounts in good standing the

                Morgan Stanley Dean Witter * 1998 Annual Report


opportunity to skip the minimum monthly payment, while continuing to accrue periodic finance charges, without being considered to be past due ("skip-a-payment"). The comparison of delinquency rates at any particular point in time may be affected depending on the timing of the skip-a-payment program. The delinquency rate for consumer loans 30-89 days past due at November 30, 1997 as compared with November 30, 1996 was favorably impacted by a September 1997 skip-a-payment offer allowing certain cardmembers to skip their next monthly payment. The following table presents delinquency and net charge-off rates with supplemental managed loan information:


ASSET QUALITY

                                                                   FISCAL 1998           FISCAL 1997           FISCAL 1996
(dollars in millions)                                           Owned     Managed     Owned     Managed     Owned     Managed
==============================================================================================================================
Consumer loans at period-end                                   $15,996    $32,502    $20,917    $35,950    $20,085    $33,316
Consumer loans contractually past due as a percentage of
    period-end consumer loans:
      30 to 89 days                                               3.54%      3.69%      3.96%      3.91%      4.45%      4.49%
      90 to 179 days                                              2.67%      2.84%      3.11%      3.07%      2.78%      2.78%
Net charge-offs as a percentage of average consumer loans         6.75%      6.90%      6.78%      6.95%      5.29%      5.43%
------------------------------------------------------------------------------------------------------------------------------

Non-Interest Expenses

Total non-interest expenses increased 7% to $2,364 million in fiscal 1998 and 6% to $2,216 million in fiscal 1997.

     Employee compensation and benefits expense increased 4% in fiscal 1998 and 12% in fiscal 1997. The increase in fiscal 1998 was due to an increased number of employees and higher executive compensation costs associated with Discover Card operations and DBD, offset by lower compensation costs associated with the sale of Prime Option and the operations of SPS. The increase in fiscal 1997 was due to an increased number of employees and employment costs associated with processing increased credit card transaction volume and servicing additional Discover/NOVUS Network merchants and active credit card accounts, including collection activities.

     Occupancy and equipment expense increased 14% in fiscal 1998 and 5% in fiscal 1997. The increases in both years were due to higher rent and other occupancy costs at certain of the Company's facilities, including payment processing centers.

     Brokerage, clearing and exchange fees increased 17% from fiscal 1997. The increase is attributable to higher levels of DBD customer trading volume, partially offset by lower costs per trade resulting from DBD's implementation of self-clearing operations in October 1998.

     Information processing and communications expense decreased 1% in fiscal 1998 and 1997. In fiscal 1998, lower transaction processing costs resulting from the sale of the operations of SPS were partially offset by higher external data processing costs related to the Year 2000 project and increased cardmember data analysis associated with credit risk management activity. In fiscal 1997, information processing and communications expense increased due to higher levels of transaction volume, additional Discover/NOVUS Network servicing costs and the development of the systems supporting the Company's multi-card strategy. In fiscal 1997, the increases were offset by an adjustment resulting from the sale of the Company's indirect interest in one of the Company's transaction processing vendors.

     Marketing and business development expense increased 18% in fiscal 1998 and 8% in fiscal 1997. The increase in fiscal 1998 was attributed to higher advertising and promotional expenses associated with increased direct mail and other promotional activities related to the Discover Card, Private Issue(R) Card, partnership programs and DBD, as well as higher cardmember rewards expense. The Company increased marketing and promotional spending significantly in the third and fourth quarters of fiscal 1998 in an effort to renew and increase growth in the Discover Card brand. In the past several years, the Company focused its attention on improving and maintaining credit quality. In fiscal 1999, the Company expects to continue to invest in the growth of its credit card business, including the introduction of a Discover Platinum Card and the launch of the Discover Card into a major foreign market.

                 Morgan Stanley Dean Witter * 1998 Annual Report

The increase in fiscal 1997 was primarily attributable to higher cardmember rewards expense and marketing and promotional costs. Higher marketing and promotional costs were associated with the growth of new and existing credit card brands. Cardmember rewards expense includes the Cashback Bonus(R) award, pursuant to which the Company annually pays Discover Cardmembers and Private Issue Cardmembers electing this feature a percentage of their purchase amounts ranging up to 1% (up to 2% for the Private Issue Card) based upon a cardmember's level of annual purchases. Higher cardmember rewards expense in both years was associated with growth in credit card transaction volume and increased credit cardmember qualification for higher award levels. Commencing March 1, 1998, the terms of the Private Issue Cashback Bonus program were amended by limiting the maximum annual bonus amount to $500 and by increasing the amount of purchases required to receive this bonus amount. Cardmember rewards expense was not materially impacted by these changes.

     Professional services expense increased 34% in fiscal 1998 and 40% in fiscal 1997. The increase in fiscal 1998 was due to services related to increased partnership program activity, higher expenditures for consumer credit counseling and collections services and consulting fees. The increase in fiscal 1997 was primarily due to higher expenditures for consumer credit counseling and collections services.

     Other non-interest expenses decreased 17% in fiscal 1998 and 9% in fiscal 1997. Other expenses primarily include fraud losses, credit inquiry fees and other administrative costs. The decrease in both years was due to a continuing decline in the level of fraud losses. Fiscal 1998 also reflects a lower level of expenses resulting from the sale of Prime Option and the operations of SPS.


Seasonal Factors

The credit card lending activities of Credit and Transaction Services are affected by seasonal patterns of retail purchasing. Historically, a substantial percentage of credit card loan growth occurs in the fourth calendar quarter, followed by a flattening or decline of consumer loans in the following calendar quarter. Merchant fees, therefore, have historically tended to increase in the first fiscal quarter, reflecting higher sales activity in the month of December. Additionally, higher cardmember rewards expense is accrued in the first fiscal quarter, reflecting seasonal growth in retail sales volume.


LIQUIDITY AND CAPITAL RESOURCES

The Balance Sheet

The Company's total assets increased to $317.6 billion at November 30, 1998 from $302.3 billion at November 30, 1997, primarily reflecting growth in cash and cash equivalents, cash and securities deposited with clearing organizations or segregated under federal and other regulations, and securities borrowed. A substantial portion of the Company's total assets consists of highly liquid marketable securities and short-term receivables arising principally from securities transactions. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business.


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

     Many of the Company's businesses are capital-intensive. Capital is required to finance, among other things, the Company's securities inventories, underwriting, principal investments, private equity activities, consumer loans and investments in fixed assets. As a policy, the Company attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis at all times, including periods of financial stress. Currently, the Company believes it has sufficient capital to meet its needs. In addition, the Company attempts to maintain total equity, on a consolidated basis, at least equal to the sum of all of its subsidiaries' equity. Subsidiary equity capital requirements are determined by regulatory requirements (if applicable), asset mix, leverage considerations and earnings volatility.

     The Company views return on equity to be an important measure of its performance, in the context of both the particular business environment in which the Company is operating and its peer group's results. In this regard, the Company actively manages its consolidated capital position based upon, among other

                 Morgan Stanley Dean Witter * 1998 Annual Report

things, business opportunities, capital availability and rates of return together with internal capital policies, regulatory requirements and rating agency guidelines and therefore, in the future, may expand or contract its capital base to address the changing needs of its businesses. The Company also has returned to shareholders internally generated equity capital which was in excess of the needs of its businesses through common stock repurchases and dividends.

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

     The volume of the Company's borrowings generally fluctuates in response to changes in the amount of repurchase transactions outstanding, the level of the Company's securities inventories and consumer loans receivable, and overall market conditions. Availability and cost of financing to the Company can vary depending upon market conditions, the volume of certain trading activities, the Company's credit ratings and the overall availability of credit. The Company, therefore, maintains a surplus of unused short-term funding sources at all times to withstand any unforeseen contraction in credit capacity. In addition, the Company attempts to maintain cash and unhypothecated marketable securities equal to at least 110% of its outstanding short-term unsecured borrowings. The Company has in place a contingency funding strategy, which provides a comprehensive one-year action plan in the event of a severe funding disruption.

     The Company views long-term debt as a stable source of funding for core inventories, consumer loans and illiquid assets and, therefore, maintains a long-term debt-to-capitalization ratio at a level appropriate for the current composition of its balance sheet. In general, fixed assets are financed with fixed rate long-term debt, and securities inventories and all current assets are financed with a combination of short-term funding, floating rate long-term debt or fixed rate long-term debt swapped to a floating basis. Both fixed rate and floating rate long-term debt (in addition to sources of funds accessed directly by the Company's Credit and Transaction Services business) are used to finance the Company's consumer loan portfolio. Consumer loan financing is targeted to match the repricing and duration characteristics of the loans financed. The Company uses derivative products (primarily interest rate, currency and equity swaps) to assist in asset and liability management, reduce borrowing costs and hedge interest rate risk (see Note 6 to the consolidated financial statements).

     The Company's reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost and availability of unsecured financing generally are dependent on the Company's short-term and long-term debt ratings. In addition, the Company's debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as over-the-counter derivative transactions.

     As of January 31, 1999, the Company's credit ratings were as follows:


                                             Commercial        Senior
                                                Paper            Debt
========================================================================

Dominion Bond Rating Service                      R-1             n/a
Duff & Phelps Credit Rating Co.                  D-1+              AA
Fitch IBCA, Inc.                                  F1+             AA-
Japan Rating & Investment Information, Inc.      A-1+             AA-
Moody's Investors Service                         P-1             Aa3
Standard & Poor's                                 A-1              A+
Thomson BankWatch, Inc.                         TBW-1              AA
------------------------------------------------------------------------

During fiscal 1998, Moody's Investors Service upgraded the Company's senior debt rating from A1 to Aa3. In January 1999, Duff & Phelps Credit Rating Co. upgraded the Company's senior debt rating from AA- to AA.

     As the Company continues its global expansion and derives revenues increasingly from various currencies, foreign currency management is a key element of the Company's financial policies. The Company benefits from operating in several different currencies because weakness in any particular currency often is offset by strength in another currency. The Company closely monitors its exposure to fluctuations in currencies and, where cost-justified, adopts strategies to reduce the impact of these fluctuations on the Company's financial performance. These strategies include engag-

                 Morgan Stanley Dean Witter * 1998 Annual Report


ing in various hedging activities to manage income and cash flows denominated in foreign currencies and using foreign currency borrowings, when appropriate, to finance investments outside the U.S.


Principal Sources of Funding

The Company funds its balance sheet on a global basis. The Company's funding for its Securities and Asset Management business is raised through diverse sources. These sources include the Company's capital, including equity and long-term debt; repurchase agreements; U.S., Canadian, Euro and Japanese commercial paper; letters of credit; unsecured bond borrows; securities lending; buy/sell agreements; municipal reinvestments; master notes; and committed and uncommitted lines of credit. Repurchase agreement transactions, securities lending and a portion of the Company's bank borrowings are made on a collateralized basis and therefore provide a more stable source of funding than short-term unsecured borrowings.

     The funding sources utilized for the Company's Credit and Transaction Services business include the Company's capital, including equity and long-term debt, asset securitizations, commercial paper, deposits, asset-backed commercial paper, Federal Funds and short-term bank notes. The Company sells consumer loans through asset securitizations using several transaction structures. Riverwoods Funding Corporation ("RFC"), an entity included in the consolidated financial statements of the Company, issues asset-backed commercial paper.

     The Company's bank subsidiaries solicit deposits from consumers, purchase Federal Funds and issue short-term bank notes. Interest bearing deposits are classified by type as savings, brokered and other time deposits. Savings deposits consist primarily of money market deposits and certificate of deposit accounts sold directly to cardmembers and savings deposits from individual clients. Brokered deposits consist primarily of certificates of deposit issued by the Company's bank subsidiaries. Other time deposits include institutional certificates of deposit. The Company, through Greenwood Trust Company, an indirect subsidiary of the Company, sells notes under a short-term bank note program.

     The Company maintains borrowing relationships with a broad range of banks, financial institutions, counterparties and others from which it draws funds in a variety of currencies.

     The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "MSDW Facility"). Under the terms of the MSDW Facility, the banks are committed to provide up to $6.0 billion. The MSDW Facility contains restrictive covenants which require, among other things, that the Company maintain shareholders' equity of at least $9.1 billion at all times. The Company believes that the covenant restrictions will not impair the Company's ability to pay its current level of dividends. At November 30, 1998, no borrowings were outstanding under the MSDW Facility.

     The Company maintains a master collateral facility that enables Morgan Stanley & Co. Incorporated ("MS&Co."), one of the Company's U.S. broker-dealer subsidiaries, to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations (the "MS&Co. Facility"). As part of the MS&Co. Facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.875 billion. The credit agreement contains restrictive covenants which require, among other things, that MS&Co. maintain specified levels of consolidated shareholders' equity and Net Capital, as defined. In January 1999, the MS&Co. Facility was renewed. At November 30, 1998, no borrowings were outstanding under the MS&Co. Facility.

     The Company also maintains a revolving committed financing facility that enables Morgan Stanley & Co. International Limited ("MSIL"), the Company's London-based broker-dealer subsidiary, to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements (the "MSIL Facility"). Such banks are committed to provide up to an aggregate of $1.85 billion available in 12 major currencies and, effective January 1, 1999, the euro. The facility agreements contain restrictive covenants which require, among other things, that MSIL maintain specified levels of Shareholders' Equity and Financial Resources, each as defined. At November 30, 1998, no borrowings were outstanding under the MSIL Facility.

     RFC maintains a senior bank credit facility to support the issuance of asset-backed commercial paper in the amount of $2.6 billion. Under the terms of the asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of

                 Morgan Stanley Dean Witter * 1998 Annual Report


$2.6 billion at November 30, 1998. RFC has never borrowed from its senior bank credit facility.

     The Company anticipates that it will utilize the MSDW Facility, the MS&Co. Facility or the MSIL Facility for short-term funding from time to time (see Note 5 to the consolidated financial statements).


Fiscal 1998 and Subsequent Activity

During fiscal 1998, the Company took several steps to extend the maturity of its liabilities, reduce its reliance on unsecured short-term funding and increase its capital. These steps contributed to a net increase in capital of $4,345 million to $37,922 million at November 30, 1998.

     During fiscal 1998, the Company issued senior notes aggregating $9,800 million, including non-U.S. dollar currency notes aggregating $1,640 million, primarily pursuant to its public debt shelf registration statements. These notes have maturities from 1999 to 2028 and a weighted average coupon interest rate of 5.6% at November 30, 1998; the Company has entered into certain transactions to obtain floating interest rates based primarily on short-term LIBOR trading levels. At November 30, 1998, the aggregate outstanding principal amount of the Company's Senior Indebtedness (as defined in the Company's public debt shelf registration statements) was approximately $45.3 billion. Between November 30, 1998 and January 31, 1999, the Company issued additional debt obligations aggregating approximately $2,298 million. These notes have maturities from 2000 to 2013.

     Effective January 1999, the Company's Board of Directors authorized the Company to purchase, subject to market conditions and certain other factors, up to $1 billion of the Company's common stock. The Board of Directors also approved a separate ongoing repurchase authorization in connection with awards granted under the Company's equity-based compensation plans. During fiscal 1998, the Company purchased $2,925 million of its common stock. Subsequent to November 30, 1998 and through January 31, 1999, the Company purchased an additional $110 million of its common stock.

     On March 5, 1998, MSDW Capital Trust I, a Delaware statutory business trust (the "Capital Trust"), all of the common securities of which are owned by the Company, issued $400 million of 7.10% Capital Securities (the "Capital Securities") that are guaranteed by the Company. The Capital Trust issued the Capital Securities and invested the proceeds in 7.10% Junior Subordinated Deferrable Interest Debentures issued by the Company, which are due February 28, 2038.

     On March 12, 1998, the Company's shelf registration statement for an additional $8 billion of debt securities, warrants, preferred stock or purchase contracts, or any combination thereof in the form of units, became effective.

     On August 31, 1998, the Company redeemed all 1,000,000 outstanding shares of its 7-3/8% Cumulative Preferred Stock at a redemption price of $200 per share. The Company also simultaneously redeemed all corresponding Depositary Shares at a redemption price of $25 per Depositary Share. Each Depositary Share represented 1/8 of a share of the Company's 7-3/8% Cumulative Preferred Stock.

     On January 28, 1999, the Company and Morgan Stanley Finance, plc, a U.K. subsidiary, called for redemption all of the outstanding 7.82% Capital Units and 7.80% Capital Units on February 28, 1999. The aggregate principal amount of the Capital Units to be redeemed is $352 million.

     At November 30, 1998, certain assets of the Company, such as real property, equipment and leasehold improvements of $1.8 billion, and goodwill and other intangible assets of $1.2 billion, were illiquid. In addition, certain equity investments made in connection with the Company's private equity and other principal investment activities, high-yield debt securities, emerging market debt, and certain collateralized mortgage obligations and mortgage-related loan products are not highly liquid.

     In connection with its private equity and other principal investment activities, the Company has equity investments (directly or indirectly through funds managed by the Company) in privately and publicly held companies. As of November 30, 1998, the aggregate carrying value of the Company's equity investments in privately held companies (including direct investments and partnership interests) was $185 million, and its aggregate investment in publicly held companies was $320 million.

     The Company acts as an underwriter of and as a market-maker in mortgage-backed pass-through securities, collateralized mortgage obligations and related instruments and as a market-maker in commercial, residential and real estate loan products. In this capacity, the Company takes positions in market segments in which liquidity can vary greatly from time to time. The carrying value

                 Morgan Stanley Dean Witter * 1998 Annual Report


of the portion of the Company's mortgage-related portfolio at November 30, 1998 traded in markets that the Company believed were experiencing lower levels of liquidity than traditional mortgage-backed pass-through securities approximated $1,369 million.

     In addition, at November 30, 1998, the aggregate value of high-yield debt securities and emerging market loans and securitized instruments held in inventory was $2,395 million (a substantial portion of which was subordinated debt). These securities, loans and instruments were not attributable to more than 6% to any one issuer, 22% to any one industry or 18% to any one geographic region. Non-investment grade securities generally involve greater risk than investment grade securities due to the lower credit ratings of the issuers, which typically have relatively high levels of indebtedness and, therefore, are more sensitive to adverse economic conditions. In addition, the market for non-investment grade securities and emerging market loans and securitized instruments has been, and may in the future be, characterized by periods of volatility and illiquidity. The Company has in place credit and other risk policies and procedures to control total inventory positions and risk concentrations for non-investment grade securities and emerging market loans and securitized instruments that are administered in a manner consistent with the Company's overall risk management policies and procedures (see "Risk Management" following "Management's Discussion and Analysis of Financial Condition and Results of Operations").

     The Company also has commitments to fund certain fixed assets and other less liquid investments, including at November 30, 1998 approximately $181 million in connection with its private equity and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients.

     In November 1998, the Company announced that it had entered into an agreement that will result in the development of an office tower in New York City. Pursuant to this agreement, the Company has entered into a 99-year lease for the land at the proposed development site.

     The Company may, from time to time, also provide financing or financing commitments to companies in connection with its investment banking and private equity activities. The Company may provide extensions of credit to leveraged companies in the form of senior or subordinated debt, as well as bridge financing on a selective basis. At November 30, 1998, the Company had two commitments to provide an aggregate of $82 million and had one loan in the amount of $8 million outstanding in connection with its high-yield underwriting activities. Between November 30, 1998 and January 31, 1999, the Company's aggregate commitments increased to $89 million and had two loans in the amount of $112 million outstanding.

     In September 1998, the Company made an investment of $300 million in the Long-Term Capital Portfolio, L.P. ("LTCP"). The Company is a member of a consortium of 14 financial institutions participating in an equity recapitalization of LTCP. The objectives of this investment, the term of which is three years, are to continue active management of its positions and, over time, reduce excessive risk exposures and leverage, return capital to the participants and ultimately realize the potential value of the LTCP portfolio. At November 30, 1998, the carrying value of the Company's investment in LTCP approximated fair value.

     The Company also engages in senior lending activities, including origination, syndication and trading of senior secured loans of non-investment grade companies. Such companies are more sensitive to adverse economic conditions than investment grade issuers, but the loans generally are made on a secured basis and are senior to the non-investment grade securities of these issuers that trade in the capital markets. At November 30, 1998, the aggregate value of senior secured loans and positions held by the Company was $1,259 million, and aggregate senior secured loan commitments were $447 million.

     The gross notional and fair value amounts of derivatives used by the Company for asset and liability management and as part of its trading activities are summarized in Notes 6 and 9, respectively, to the consolidated financial statements (see also "Derivative Financial Instruments" herein).


YEAR 2000 AND EMU

Year 2000 Readiness Disclosure

Many of the world's computer systems (including those in non-information technology equipment and systems) currently record years in a two-digit format. If not addressed, such computer systems may be unable to properly interpret dates beyond the year 1999, which could lead to business disruptions in the U.S. and internationally (the "Year 2000" issue). The potential costs and uncertainties associated with the Year 2000 issue will depend on a number of factors,

                 Morgan Stanley Dean Witter * 1998 Annual Report


including software, hardware and the nature of the industry in which a company operates. Additionally, companies must coordinate with other entities with which they electronically interact.

     The Company has established a firm-wide initiative to address issues associated with the Year 2000. Each of the Company's business areas has taken responsibility for the identification and remediation of Year 2000 issues within its own areas of operations and for addressing all interdependencies. A corporate team of internal and external professionals supports the business teams by providing direction and company-wide coordination as needed. The Year 2000 and EMU (discussed below) projects have been designated as the highest priority activities of the Company's Information Technology Department. To ensure that the Company's computer systems are Year 2000 compliant, a team of Information Technology professionals began preparing for the Year 2000 issue in 1995. Since then, the Company has been reviewing its systems and programs to identify those that contain two-digit year codes and is in the process of upgrading its global infrastructure and corporate facilities to achieve Year 2000 compliance. In addition, the Company is actively working with its major external counterparties and suppliers to assess their compliance and remediation efforts and the Company's exposure to them.

     In addressing the Year 2000 issue, the Company has identified the following phases. In the Awareness phase, the Company defined the Year 2000 issue and obtained executive level support and funding. In the Inventory phase, the Company collected a comprehensive list of items that may be affected by Year 2000 compliance issues. Such items include facilities and related non-information technology systems (embedded technology), computer systems, hardware, and services and products provided by third parties. In the Assessment phase, the Company evaluated the items identified in the Inventory phase to determine which will function properly with the change to the new century and ranked items which will need to be remediated based on their potential impact to the Company. The Remediation phase includes an analysis of the items that are affected by Year 2000, the identification of problem areas and the repair of non-compliant items. The Testing phase includes a thorough testing of all proposed repairs, including present and forward date testing which simulates dates in the Year 2000. The Implementation phase consists of placing all items that have been remediated and successfully tested into production. Finally, the Integration and External Testing phase includes exercising business-critical production systems in a future time environment and testing with external entities.

     The Company has completed the Awareness, Inventory and Assessment phases. As of November 30, 1998, the Remediation, Testing and Implementation phases were substantially complete. Due to resource allocations between the Year 2000 and EMU projects, as well as late vendor delivery of third-party products, the Company expects that the remaining portions of the Remediation, Testing and Implementation phases of substantially all mission-critical systems will be complete by March 31, 1999 as compared with the original expected completion date of December 31, 1998. The Integration and External Testing phase commenced in the second quarter of 1998 and will continue through 1999. In addition, the major business relationships of the Company have been identified, and the most critical of them have been or are scheduled to be tested.

     In addition, the Company is closely monitoring the Year 2000 compliance status of its most critical business relationships. The Company continues to survey and communicate with counterparties, intermediaries and vendors with whom it has important financial and operational relationships to determine the extent to which they are vulnerable to Year 2000 issues. As of November 30, 1998, the Company had not yet received sufficient information from all parties about their remediation plans to predict the outcomes of their efforts. In particular, in some international markets in which the Company conducts business, the level of awareness and remediation efforts relating to the Year 2000 issue is thought to be less advanced than in the United States.

     During the third quarter of fiscal 1998, the Company participated in the Securities Industry Association's Beta test and a test sponsored by the Bank of England's Central Gilts Office. These tests were run in "future time," using a portion of the Company's production system, and employed test scripts to check functionality. The Company has achieved successful results in each of the industry-wide tests in which it participated. The Company will continue to participate in industry-wide and vendor-specific tests throughout 1999.

     There are many risks associated with the Year 2000 issue, including the possibility of a failure of the Company's computer and non-information technology systems. Such failures could have a material adverse effect on the Company and may cause systems malfunctions; incorrect or incomplete transaction processing resulting in failed trade settlements; the inability to reconcile accounting books and records; the inability to reconcile credit card transactions and

                 Morgan Stanley Dean Witter * 1998 Annual Report


balances; the inability to reconcile trading positions and balances with counterparties; and inaccurate information to manage the Company's exposure to trading risks and disruptions of funding requirements. In addition, even if the Company successfully remediates its Year 2000 issues, it can be materially and adversely affected by failures of third parties to remediate their own Year 2000 issues. The Company recognizes the uncertainty of such external dependencies since it cannot directly control the remediation efforts of third parties. The failure of third parties with which the Company has financial or operational relationships, such as securities exchanges, clearing organizations, depositories, regulatory agencies, banks, clients, counterparties, vendors (including data center, data network and voice service providers) and utilities, to remediate their computer and non-information technology systems issues in a timely manner could result in a material financial risk to the Company.

     If the above-mentioned risks are not remedied, the Company may experience business interruption or shutdown, financial loss, regulatory actions, damage to the Company's global franchise and legal liability.

     The Company has business continuity plans in place for its critical business functions on a worldwide basis. The Company also has in place a contingency funding strategy (see "Liquidity and Capital Resources"). The Company has begun Year 2000 contingency planning. The Company is currently reviewing responses from its major external counterparties and suppliers with respect to Year 2000 preparation, assessing the results of various internal and external systems tests and analyzing possible Year 2000 scenarios to determine a range of likely outcomes. The Company intends to document and test Year 2000 specific contingency plans during fiscal 1999 as part of its Year 2000 mitigation efforts.

     Based upon current information, the Company estimates that the total cost of implementing its Year 2000 initiative will be between $200 million and $225 million. The decrease in these estimates from amounts previously reported is associated with the Company's sale of its interest in the operations of SPS and with revised internal estimates. The Year 2000 costs include all activities undertaken on Year 2000 related matters across the Company, including, but not limited to, remediation, testing (internal and external), third- party review, risk mitigation and contingency planning. Through November 30, 1998, the Company expended approximately $110 million on the Year 2000 project. The Company expects the majority of the remaining costs to be directed primarily toward testing activities. These costs have been and will continue to be funded through operating cash flow and are expensed in the period in which they are incurred.

     The Company's expectations about future costs, the timely completion and the potential risks of its Year 2000 modifications are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that could influence the amount of future costs and the effective timing of remediation efforts include the success of the Company in identifying computer programs and non-information technology systems that contain two-digit year codes; the nature and amount of programming and testing required to upgrade or replace each of the affected programs and systems; the nature and amount of testing, verification and reporting required by the Company's regulators around the world, including securities exchanges, central banks and various governmental regulatory bodies; the rate and magnitude of related labor and consulting costs; and the success of the Company's external counterparties and suppliers, as well as worldwide exchanges, clearing organizations and depositories, in addressing the Year 2000 issue.


EMU

EMU replaces the national currencies of 11 participating European Union countries with a single European currency -- the euro. The euro was launched on January 1, 1999, when the European Central Bank assumed control of monetary policy for the participating nations. During the transition period until the national currencies are withdrawn from circulation (July 2002 at the latest), such currencies will continue to exist but only as fixed denominations of the euro. EMU will primarily impact the Company's Securities and Asset Management business.

     The introduction of the euro presents major business opportunities for financial market participants such as the Company. The Company expects that the introduction of the euro will lead to greater cross-border price transparency and will have a significant impact on the markets in which the Company operates.

     The Company prepared actively for the introduction of the euro and implemented significant modifications to its information technology systems and programs in order to prepare for transition to the euro. The Company engaged in extensive testing of the

                 Morgan Stanley Dean Witter * 1998 Annual Report


systems and processes affected by EMU and also communicated extensively with its clients and counterparties regarding the implications of EMU. The Company considers that the initial redenomination exercise that took place between January 1 and January 3, 1999 was successful from the perspective of its internal systems and books and records. Despite certain initial issues with the settlement of euro payments, as of January 31, 1999 it appears that the changeover to the euro has been successful across Europe.

     Based upon current information, the Company estimates that the costs associated with reviewing, amending and testing its information technology systems to prepare for EMU for fiscal 1998 and through the project's completion will be approximately $76 million. Substantially all of such costs were incurred by the end of fiscal 1998. These costs have been and will continue to be funded through operating cash flow and are expensed in the period in which they are incurred.


REGULATORY CAPITAL REQUIREMENTS

Dean Witter Reynolds Inc. ("DWR") and MS&Co. are registered broker-dealers and registered futures commission merchants and, accordingly, are subject to the minimum net capital requirements of the Securities and Exchange Commission ("SEC"), the New York Stock Exchange and the Commodity Futures Trading Commission. MSIL, a London-based broker-dealer subsidiary, is regulated by the Securities and Futures Authority ("SFA") in the United Kingdom and, accordingly, is subject to the Financial Resources Requirements of the SFA. Morgan Stanley Japan Limited ("MSJL"), a Tokyo-based broker-dealer, is regulated by the Japanese Ministry of Finance with respect to regulatory capital requirements. DWR, MS&Co., MSIL and MSJL have consistently operated in excess of their respective regulatory requirements (see Note 11 to the consolidated financial statements).

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


DERIVATIVE FINANCIAL INSTRUMENTS

The Company actively offers to clients and trades for its own account a variety of financial instruments described as "derivative products" or "derivatives." These products generally take the form of futures, forwards, options, swaps, caps, collars, floors, swap options and similar instruments which derive their value from underlying interest rates, foreign exchange rates, or commodity or equity instruments and indices. All of the Company's trading-related divisions use derivative products as an integral part of their respective trading strategies, and such products are used extensively to manage the market exposure that results from a variety of proprietary trading activities (see Note 9 to the consolidated financial statements). In addition, as a dealer in certain derivative products, most notably interest rate and currency swaps, the Company enters into derivative contracts to meet a variety of risk management and other financial needs of its clients. Given the highly integrated nature of derivative products and related cash instruments in the determination of overall trading division profitability and the context in which the Company

                 Morgan Stanley Dean Witter * 1998 Annual Report


manages its trading areas, it is not meaningful to allocate trading revenues between the derivative and underlying cash instrument components. Moreover, the risks associated with the Company's derivative activities, including market and credit risks, are managed on an integrated basis with associated cash instruments in a manner consistent with the Company's overall risk management policies and procedures (see "Risk Management" following "Management's Discussion and Analysis of Financial Condition and Results of Operations"). It should be noted that while particular risks may be associated with the use of derivatives, in many cases derivatives serve to reduce, rather than increase, the Company's exposure to market, credit and other risks.

     The total notional value of derivative trading contracts outstanding at November 30, 1998 was $2,860 billion (as compared with $2,529 billion at November 30, 1997). While these amounts are an indication of the degree of the Company's use of derivatives for trading purposes, they do not represent the Company's market or credit exposure and may be more indicative of customer utilization of derivatives. The Company's exposure to market risk relates to changes in interest rates, foreign currency exchange rates or the fair value of the underlying financial instruments or commodities. The Company's exposure to credit risk at any point in time is represented by the fair value of such contracts reported as assets. Such total fair value outstanding as of November 30, 1998 was $21.4 billion. Approximately $16.2 billion of that credit risk exposure was with counterparties rated single-A or better (see Note 9 to the consolidated financial statements).

     The Company also uses derivative products (primarily interest rate, currency and equity swaps) to assist in asset and liability management, reduce borrowing costs and hedge interest rate risk (see Note 6 to the consolidated financial statements).

     The Company believes that derivatives are valuable tools that can provide cost-effective solutions to complex financial problems and remains committed to providing its clients with innovative financial products. The Company established Morgan Stanley Derivative Products Inc. to offer derivative products to clients who will enter into derivative transactions only with triple-A rated counterparties. In addition, the Company, through its continuing involvement with regulatory, self-regulatory and industry activities such as the International Swaps and Derivatives Association Inc. ("ISDA"), the Securities Industry Association, the Group of 30 and the U.S. securities firms' Derivatives Policy Group, provides leadership in the development of policies and practices in order to maintain confidence in the markets for derivative products, which is critical to the Company's ability to assist clients in meeting their overall financial needs.