Form 10-K405, Exhibit 13
period 1998-11-30
MORGAN STANLEY DEAN WITTER & CO
filed 1999-02-23
CIK 895421

                                                                    EXHIBIT 13.4

RISK MANAGEMENT
--------------------------------------------------------------------------------

RISK MANAGEMENT POLICY AND CONTROL STRUCTURE

Risk is an inherent part of the Company's business and activities. The extent to which the Company properly and effectively identifies, assesses, monitors and manages each of the various types of risk involved in its activities is critical to its soundness and profitability. The Company's broad-based portfolio of business activities helps reduce the impact that volatility in any particular area or related areas may have on its net revenues as a whole. The Company seeks to identify, assess, monitor and manage, in accordance with defined policies and procedures, the following principal risks involved in the Company's business activities: market risk, credit risk, operational risk, legal risk and funding risk. Funding risk is discussed in the Liquidity and Capital Resources section of Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 23.

     Risk management at the Company is a multi-faceted process with independent oversight that requires constant communication, judgment and knowledge of specialized products and markets. The Company's senior management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. In recognition of the increasingly varied and complex nature of the global financial services business, the Company's risk management policies and procedures are evolutionary in nature and are subject to ongoing review and modification.

     The Management Committee, composed of the Company's most senior officers, establishes the overall risk management policies for the Company and reviews the Company's performance relative to these policies. The Management Committee has created several Risk Committees to assist it in monitoring and reviewing the Company's risk management practices. These Risk Committees, as well as other committees established to manage and monitor specific risks, review the risk monitoring and risk management policies and procedures relating to the Company's market

                 Morgan Stanley Dean Witter * 1998 Annual Report


and credit risk profile, sales practices, pricing of consumer loans and reserve adequacy, legal enforceability and operational and systems risks. The Controllers, Treasury, Law, Compliance and Governmental Affairs and Firm Risk Management Departments, which are all independent of the Company's business units, assist senior management and the Risk Committees in monitoring and controlling the Company's risk profile. In addition, the Internal Audit Department, which also reports to senior management, periodically examines and evaluates the Company's operations and control environment. The Company continues to be committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Company's risk management and monitoring systems and processes.

     The following is a discussion of the Company's risk management policies and procedures for its principal risks (other than funding risk). The discussion focuses on the Company's securities trading (primarily its institutional trading activities) and consumer lending and related activities. The Company believes that these activities generate a substantial portion of its principal risks. This discussion and the estimated amounts of the Company's market risk exposure generated by the Company's statistical analyses are forward-looking statements. However, the analyses used to assess such risks are not predictions of future events, and actual results may vary significantly from such analyses due to actual events in the markets in which the Company operates and certain other factors described below.


MARKET RISK

Market risk refers to the risk that a change in the level of one or more market prices, rates, indices, volatilities, correlations or other market factors, such as liquidity, will result in losses for a specified position or portfolio. For a discussion of the Company's currency exposure relating to its net monetary investments in non-U.S. dollar functional currency subsidiaries, see Note 11 to the consolidated financial statements.


TRADING AND RELATED ACTIVITIES

Primary Market Risk Exposures and Market Risk Management

During fiscal 1998, the Company had exposures to a wide range of interest rates, equity prices, foreign exchange rates and commodity prices -- and associated volatilities and spreads -- related to a broad spectrum of global markets in which it conducts its trading activities. The Company is exposed to interest rate risk as a result of maintaining market making and proprietary positions and trading in interest rate sensitive financial instruments (e.g., risk arising from changes in the level or volatility of interest rates, the timing of mortgage prepayments, the shape of the yield curve and credit spreads for corporate bonds and emerging market debt). The Company is exposed to equity price risk as a result of making markets in equity securities and equity derivatives and maintaining proprietary positions. The Company is exposed to foreign exchange rate risk in connection with making markets in foreign currencies, foreign currency options and maintaining foreign exchange positions. The Company's currency trading covers many foreign currencies, including the yen, deutsche mark, pound sterling, French franc and, on a going-forward basis, the euro. The Company is exposed to commodity price risk as a result of trading in commodity-related derivatives and physical commodities.

     The Company manages its trading positions by employing a variety of strategies, which include diversification of risk exposures and the purchase or sale of positions in related securities and financial instruments, including a variety of derivative products (e.g., swaps, options, futures and forwards). The Company manages the market risk associated with its trading activities on a Company-wide basis, on a trading division level worldwide and on an individual product basis. The Company manages and monitors its market risk exposures in such a way as to maintain a portfolio that the Company believes is well-diversified with respect to market risk factors. Market risk limits have been approved for the Company and each major trading division of the Company worldwide (equity, fixed income, foreign exchange and commodities). Discrete market risk limits are assigned to trading desks and, as appropriate, products and regions, that are compatible with the trading division limits. Trading division risk managers, desk risk managers and the Firm Risk Management Department all monitor market risk measures against limits and report major market and position events to senior management.

     The Firm Risk Management Department independently reviews the Company's trading portfolios on a regular basis from a market risk perspective utilizing Value-at-Risk and other quantitative and qualitative risk measurements and analyses. The Company may use

                 Morgan Stanley Dean Witter * 1998 Annual Report


measures, such as rate sensitivity, convexity, volatility and time decay measurements, to estimate market risk and to assess the sensitivity of positions to changes in market conditions. Stress testing, which measures the impact on the value of existing portfolios of specified changes in market factors, for certain products is performed periodically and reviewed by trading division risk managers, desk risk managers and the Firm Risk Management Department.


Value-at-Risk

The statistical technique known as Value-at-Risk ("VaR") is one of the tools used by management to measure, monitor and review the market risk exposures of the Company's trading portfolios. The Company's independent Firm Risk Management Department calculates and distributes daily VaR-based risk measures to various levels of management.


VaR Methodology, Assumptions and Limitations

The Company estimates VaR using a model based on historical simulation with a confidence level of 99%. Historical simulation involves constructing a distribution of hypothetical daily changes in trading portfolio value. The hypothetical changes in portfolio value are based on daily observed percentage changes in key market indices or other market factors ("market risk factors") to which the portfolio is sensitive. In the case of the Company's VaR, the historical observation period is approximately four years. The Company's one-day 99% VaR corresponds to the negative change in portfolio value that, based on observed market risk factor movements, would have been exceeded with a frequency of 1%, or once in 100 trading days.

     The VaR model generally takes into account linear and non-linear exposures to price and interest rate risk and linear exposure to implied volatility risks. Market risks that are incorporated in the VaR model include equity and commodity prices, interest rates, foreign exchange rates and associated volatilities, as well as correlation that exists among these variables. As a supplement to the use of historical simulation for major market risk factors, the Company's VaR model uses Monte Carlo simulation to capture name-specific risk in global equities and in U.S. corporate and high-yield bonds. As of November 30, 1998, a total of approximately 500 market risk factor benchmark data series were incorporated in the Company's VaR model covering interest rates, equity prices, foreign exchange rates, commodity prices and associated volatilities. In addition, the model includes market risk factors for approximately 7,500 equity names and 60 classes of corporate and high-yield bonds.

     VaR models such as the Company's are continually evolving as the composition of trading portfolios change and as modeling techniques and systems capabilities improve. During fiscal 1998, as part of the Company's ongoing program of VaR model enhancement, position and risk coverage were broadened and risk measurement methodologies were refined. Included in such enhancements were improved capture of implied volatility risks in certain derivative products and interest rate related risks in mortgage-backed and emerging-market financial instruments, which had the primary effect of increasing the VaR for interest rate risk.

     Among their benefits, VaR models permit estimation of a portfolio's aggregate market risk exposure, incorporating a range of varied market risks; reflect risk reduction due to portfolio diversification; and can cover a wide range of portfolio assets yet are relatively easy to interpret. However, VaR risk measures should be interpreted in light of the methodology's limitations, which include the following: past changes in market risk factors will not always yield accurate predictions of the distributions and correlations of future market movements; changes in portfolio value in response to market movements may differ from the responses implicit in a VaR model; published VaR results reflect past trading positions while future risk depends on future positions; VaR using a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or hedged within one day; and the historical market risk factor data used for VaR estimation may provide only limited insight into losses that could be incurred under certain unusual market movements. The Company is aware of these and other limitations and therefore uses VaR as only one component in its risk management review process. This process also incorporates stress testing and extensive risk monitoring and control at the trading desk, division and Company levels.


VaR for Fiscal 1998

The table below presents the results of the Company's VaR for each of the Company's primary market risk exposures and on an aggregate basis at November 30, 1998 and November 30, 1997, incor-

                 Morgan Stanley Dean Witter * 1998 Annual Report

porating substantially all financial instruments generating market risk (including funding liabilities related to hedging trading positions, retail trading activities and certain private equity positions that are not reported separately because the aggregate impact on the Company's VaR was not material). However, a small proportion of trading positions generating market risk were not covered, and the modeling of the risk characteristics of some positions involved approximations which could be significant under certain circumstances. Market risks that the Company has found particularly difficult to incorporate in its VaR model include certain risks associated with mortgage-backed securities, some commodity price risks (such as electricity price risk) and liquidity risks in certain financial products.

     Since VaR is based on historical data and changes in market risk factor returns, VaR should not be viewed as predictive of the Company's future financial performance or its ability to manage and monitor risk, and there can be no assurance that the Company's actual losses on a particular day will not exceed the VaR amounts indicated below or that such losses will not occur more than once in 100 trading days.


                                                      99%/One-Day VaR
Primary Market Risk Category                          at November 30,
(dollars in millions, pre-tax)                  1998                  1997(1)
================================================================================
Interest rate                                    $36                   $42
Equity price                                      17                    17
Foreign exchange rate                              5                     7
Commodity price                                    6                     6
--------------------------------------------------------------------------------
Subtotal                                          64                    72
Less diversification benefit(2)                   26                    26
--------------------------------------------------------------------------------
Aggregate Value-at-Risk                          $38                   $46
================================================================================

(1) The Interest rate and Aggregate Value-at-Risk for fiscal 1997 have been restated to reflect the estimated impact of enhancements to the Company's VaR model made during fiscal 1998 described above.
(2) Equals the difference between Aggregate VaR and the sum of the VaRs for the four risk categories. This benefit arises because the simulated 99%/one-day losses for each of the four primary market risk categories occur on different days; similar diversification benefits also are taken into account within each such category.

The change in Aggregate Value-at-Risk from November 30, 1997 to November 30, 1998 primarily reflected a reduction in certain interest rate risk positions.

     In order to facilitate comparison with other global financial services firms, the Company notes that its aggregate VaR at November 30, 1998 for other confidence levels and time horizons was as follows: $26 million for 95%/one-day VaR and $121 million for 99%/two-week VaR.

     The table below presents the average, high and low 99%/one-day VaR over the course of fiscal 1998 for substantially all of the Company's institutional trading activities. This measure of VaR incorporates most of the Company's trading-related market risks. Certain market risks included in the year-end VaR discussed above are excluded from this measure (i.e., those associated with the Company's retail trading activities, equity price risk in certain private equity positions and funding liabilities related to hedging trading positions).


Primary Market Risk Category         Daily 99%/One-Day VaR for Fiscal 1998
(dollars in millions, pre-tax)         High           Low        Average
============================================================================
Interest rate                           $50           $35            $41
Equity price                             19            12             15
Foreign exchange rate                    10             3              5
Commodity price                           8             5              6
Aggregate Value-at-Risk                 $50           $35            $43
============================================================================

The Company evaluates the reasonableness of its VaR model by comparing the potential declines in portfolio values generated by the model with actual trading results. Despite volatile market conditions during fiscal 1998, there were no days during which the Company incurred daily trading losses in its institutional trading business in excess of the 99%/one-day VaR which incorporates the enhancements to the Company's VaR model made during fiscal 1998.

The chart below presents the Company's daily 99%/one-day VaR for its institutional trading activities over the course of fiscal 1998:

                           [LINE GRAPH APPEARS HERE]

Description of the Line Graph: Shown on page 50 is a line graph displaying 99%/one-day Value-at-Risk, as defined in the annual report text, for trading days in fiscal year 1998. The horizontal axis of the chart is marked to indicate the start of each fiscal quarter. The vertical axis of the chart is marked to indicate VaR in millions of dollars. The values displayed in the graph start the fiscal year in the $45-50 million range and end the fiscal year in the $35-40 million range. The maximum VaR, of approximately $50 million, is reached in the first quarter and the minimum VaR, of approximately $35 million, is reached in the fourth quarter.

                 Morgan Stanley Dean Witter * 1998 Annual Report


CONSUMER LENDING AND RELATED ACTIVITIES

Interest Rate Risk and Management

In its consumer lending activities, the Company is exposed to market risk primarily from changes in interest rates. Such changes in interest rates impact interest earning assets, principally credit card and other consumer loans and net servicing fees received in connection with consumer loans sold through asset securitizations, as well as the interest-sensitive liabilities which finance these assets, including asset securitizations, commercial paper, medium-term notes, long-term borrowings, deposits, asset-backed commercial paper, Federal Funds and short-term bank notes.

     The Company's interest rate risk management policies are designed to reduce the potential volatility of earnings which may arise from changes in interest rates. This is accomplished primarily by matching the repricing of credit card and consumer loans and the related financing. To the extent that asset and related financing repricing characteristics of a particular portfolio are not matched effectively, the Company utilizes interest rate derivative contracts, such as swap and cap agreements, to achieve its matched financing objectives. Interest rate swap agreements effectively convert the underlying asset or financing from fixed to variable repricing, from variable to fixed repricing or, in more limited circumstances, from variable to variable repricing. Interest rate cap agreements effectively establish a maximum interest rate on certain variable rate financings.


Sensitivity Analysis Methodology, Assumptions and Limitations

For its consumer lending activities, the Company uses a variety of techniques to assess its interest rate risk exposure, one of which is interest rate sensitivity simulation. For purposes of presenting the possible earnings effect of a hypothetical, adverse change in interest rates over the 12-month period from its fiscal year-end, the Company assumes that all interest rate sensitive assets and liabilities will be impacted by a hypothetical, immediate 100 basis point increase in interest rates as of the beginning of the period.

     Interest rate sensitive assets are assumed to be those for which the stated interest rate is not contractually fixed for the next 12-month period. Thus, assets which have a market-based index, such as the prime rate, which will reset before the end of the 12-month period, or assets with rates that are fixed at fiscal year-end, but which will mature, or otherwise contractually reset to a market-based indexed rate prior to the end of the 12-month period, are rate-sensitive. The latter category includes certain credit card loans which may be offered at below-market rates for an introductory period, such as for balance transfers and special promotional programs, after which the loans will contractually reprice in accordance with the Company's normal market-based pricing structure. For purposes of measuring rate-sensitivity for such loans, only the effect of the hypothetical 100 basis point change in the underlying market-based index, such as the prime rate, has been considered rather than the full change in the rate to which the loan would contractually reprice. For assets which have a fixed rate at fiscal year-end, but which contractually will, or are assumed to, reset to a market-based index during the next 12 months, earnings sensitivity is measured from the expected repricing date. In addition, for all interest rate sensitive assets, earnings sensitivity is calculated net of expected loan losses.

     Interest rate sensitive liabilities are assumed to be those for which the stated interest rate is not contractually fixed for the next 12-month period. Thus, liabilities which have a market-based index, such as the prime, commercial paper, or LIBOR rates, which will reset before the end of the 12-month period, or liabilities whose rates are fixed at fiscal year-end, but which will mature and be replaced with a market-based indexed rate prior to the end of the 12-month period, are rate-sensitive. For liabilities which have a fixed rate at fiscal year-end, but which are assumed to reset to a market-based index during the next 12 months, earnings sensitivity is measured from the expected repricing date.

     Assuming a hypothetical, immediate 100 basis point increase in the interest rates affecting all interest rate sensitive assets and liabilities as of November 30, 1998, pre-tax income of consumer lending and related activities over the following 12-month period would be reduced by approximately $65 million. The comparable reduction of pre-tax income for the 12-month period following November 30, 1997 was estimated to be approximately $66 million.

     The hypothetical model assumes that the balances of interest rate sensitive assets and liabilities at fiscal year-end will remain constant over the next 12-month period. It does not assume any growth, strategic change in business focus, change in asset pricing philosophy or change in asset/liability funding mix. Thus, this model represents a static analysis which cannot adequately portray how the Company would respond to significant changes in market conditions. Furthermore, the analysis does not necessarily reflect the Company's expectations regarding the movement of interest rates in

                 Morgan Stanley Dean Witter * 1998 Annual Report


the near term, including the likelihood of an immediate 100 basis point change in market interest rates nor necessarily the actual effect on earnings if such rate changes were to occur.

     The Company anticipates the repricing of a substantial portion of its existing credit card receivables to a fixed interest rate during fiscal 1999. The Company does not believe this repricing will have a material impact on its interest rate sensitivity due to the Company's matched financing objectives.


CREDIT RISK

The Company's exposure to credit risk arises from the possibility that a customer or counterparty to a transaction might fail to perform under its contractual commitment, which could result in the Company incurring losses. With respect to its trading activities, the Company has credit guidelines which limit the Company's credit exposure to any one counterparty. Specific credit risk limits based on the credit guidelines also are in place for each type of counterparty (by rating category) as well as for secondary positions in high-yield and emerging market debt. In addition to monitoring credit limits, the Company manages the credit exposure relating to the Company's trading activities by reviewing counterparty financial soundness periodically, by entering into master netting agreements and collateral arrangements with counterparties in appropriate circumstances and by limiting the duration of exposure. With respect to its consumer lending activities, potential credit card holders undergo credit reviews by the Credit Department to establish that they meet standards of ability and willingness to pay. Credit card applications are evaluated using scoring models (statistical evaluation models) based on information obtained from credit bureaus. The Company's credit scoring systems include both industry and customized models using the Company's criteria and historical data. Each cardmember's credit line is reviewed at least annually, and actions resulting from such review may include lowering a cardmember's credit line or closing the account. In addition, the Company reviews the creditworthiness of prospective Discover/NOVUS Network merchants and conducts annual reviews of merchants, with the greatest scrutiny given to merchants with substantial sales volume.


OPERATIONAL RISK

Operational risk refers to the risk of loss resulting from improper processing of transactions or deficiencies in the Company's operating systems or control processes. With respect to its trading activities, the Company has developed and continues to enhance specific policies and procedures that are designed to provide, among other things, that all transactions are accurately recorded and properly reflected in the Company's books and records and confirmed on a timely basis; position valuations are subject to periodic independent review procedures; and adequate documentation (e.g., master agreements) is obtained from counterparties in appropriate circumstances. With respect to its consumer lending activities, operating systems are designed to provide for the efficient servicing of consumer loan accounts. The Company manages operational risk through its system of internal controls which provides checks and balances to ensure that transactions and other account-related activity (e.g., new account solicitation, transaction authorization and processing, billing and collection of delinquent accounts) are properly approved, processed, recorded and reconciled. Disaster recovery plans are in place on a Company-wide basis for critical systems, and redundancies are built into the systems as deemed appropriate.


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