Form 10-K405, Exhibit 13
period 1998-11-30
MORGAN STANLEY DEAN WITTER & CO
filed 1999-02-23
CIK 895421

                                                                    EXHIBIT 13.5

                Morgan Stanley Dean Witter * 1998 Annual Report


                         REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
MORGAN STANLEY DEAN WITTER & CO.


We have audited the accompanying consolidated statements of financial condition of Morgan Stanley Dean Witter & Co. and subsidiaries as of fiscal years ended November 30, 1998 and 1997, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three fiscal years in the period ended November 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Morgan Stanley Group Inc. and Dean Witter, Discover & Co., which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the consolidated statements of income, cash flows and changes in shareholders' equity of Morgan Stanley Group Inc. and subsidiaries for the fiscal year ended November 30, 1996, which statements reflect total revenues of $13,144 million for the fiscal year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Morgan Stanley Group Inc. and subsidiaries for such period, is based solely on the report of such other auditors.

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

     In our opinion, based on our audits and the report of the other auditors, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Morgan Stanley Dean Witter & Co. and subsidiaries at fiscal years ended November 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended November 30, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, in fiscal 1998, Morgan Stanley Dean Witter & Co. changed its method of accounting for certain offering costs of closed-end funds.

/s/ Deloitte & Touche LLP

New York, New York
January 22, 1999

                Morgan Stanley Dean Witter * 1998 Annual Report

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

       (dollars in millions, except share data)                                  NOVEMBER 30, 1998       NOVEMBER 30, 1997
==========================================================================================================================
ASSETS
Cash and cash equivalents                                                             $  16,878               $   8,255
Cash and securities deposited with clearing organizations or segregated under federal and other regulations (including securities at fair value of
        $7,518 at November 30, 1998 and $4,655 at November 30, 1997)                     10,531                   6,890

Financial instruments owned:
        U.S. government and agency securities                                            12,350                  12,901
        Other sovereign government obligations                                           15,050                  22,900
        Corporate and other debt                                                         22,388                  24,499
        Corporate equities                                                               14,289                  10,329
        Derivative contracts                                                             21,442                  17,146
        Physical commodities                                                                416                     242
Securities purchased under agreements to resell                                          79,570                  84,516
Receivable for securities provided as collateral(1)                                       4,388                      --
Securities borrowed                                                                      69,338                  55,266
Receivables:
        Consumer loans (net of allowances of $787 at November 30, 1998 and $884
          at November 30, 1997)                                                          15,209                  20,033
        Customers, net                                                                   18,785                  12,259
        Brokers, dealers and clearing organizations                                       4,432                  13,263
        Fees, interest and other                                                          3,359                   4,705
Office facilities, at cost (less accumulated depreciation and amortization of $1,837
        at November 30, 1998 and $1,279 at November 30, 1997)                             1,834                   1,705
Other assets                                                                              7,331                   7,378
--------------------------------------------------------------------------------------------------------------------------
Total assets                                                                          $ 317,590               $ 302,287
==========================================================================================================================

               Morgan Stanley Dean Witter * 1998 Annual Report


               (dollars in millions, except share data)                        NOVEMBER 30, 1998       NOVEMBER 30, 1997
==========================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper and other short-term borrowings                                    $  28,137                  $ 22,614
Deposits                                                                                8,197                     8,993
Financial instruments sold, not yet purchased:
        U.S. government and agency securities                                          11,305                    11,563
        Other sovereign government obligations                                         13,899                    12,095
        Corporate and other debt                                                        3,093                     1,699
        Corporate equities                                                             11,501                    13,305
        Derivative contracts                                                           21,198                    15,599
        Physical commodities                                                              348                        68
Securities sold under agreements to repurchase                                         92,327                   111,680
Obligation to return securities received as collateral(1)                               6,636                        --
Securities loaned                                                                      23,152                    14,141
Payables:
        Customers                                                                      40,606                    25,086
        Brokers, dealers and clearing organizations                                     5,244                    16,097
        Interest and dividends                                                            371                       970
Other liabilities and accrued expenses                                                  8,623                     8,630
Long-term borrowings                                                                   27,435                    24,792
-------------------------------------------------------------------------------------------------------------------------
                                                                                      302,072                   287,332
-------------------------------------------------------------------------------------------------------------------------
Capital Units                                                                             999                       999
-------------------------------------------------------------------------------------------------------------------------
Preferred Securities Issued by Subsidiaries                                               400                        --
-------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Shareholders' equity:
        Preferred stock                                                                   674                       876
        Common stock ($0.01 par value, 1,750,000,000 shares authorized, 605,842,952 and 602,829,994 shares issued, 565,670,808 and 594,708,971 shares
                outstanding at November 30, 1998 and November 30, 1997)                     6                         6
        Paid-in capital                                                                 3,746                     3,727
        Retained earnings                                                              12,080                     9,330
        Employee stock trust                                                            1,913                     1,681
        Cumulative translation adjustments                                                (12)                       (9)
-------------------------------------------------------------------------------------------------------------------------
                Subtotal                                                               18,407                    15,611
        Note receivable related to sale of preferred stock to ESOP                        (60)                      (68)
        Common stock held in treasury, at cost ($0.01 par value, 40,172,144 and
                8,121,023 shares at November 30, 1998 and November 30, 1997)           (2,702)                     (250)
        Common stock issued to employee trust                                          (1,526)                   (1,337)
-------------------------------------------------------------------------------------------------------------------------
                        Total shareholders' equity                                     14,119                    13,956
-------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                           $317,590                  $302,287
=========================================================================================================================

(1)  These amounts relate to the Company's adoption of SFAS No. 127.

See Notes to Consolidated Financial Statements.

                Morgan Stanley Dean Witter * 1998 Annual Report

                       CONSOLIDATED STATEMENTS OF INCOME

fiscal year    (dollars in millions, except share and per share data)            1998             1997            1996
==============================================================================================================================
Revenues:
        Investment banking                                                    $ 3,340          $ 2,694         $ 2,190
        Principal transactions:
                Trading                                                         3,291            3,191           2,659
                Investments                                                        89              463              86
        Commissions                                                             2,353            2,086           1,776
        Fees:
                Asset management, distribution and administration               2,849            2,505           1,732
                Merchant and cardmember                                         1,647            1,704           1,505
                Servicing                                                         928              762             809
        Interest and dividends                                                 16,436           13,583          11,288
        Other                                                                     198              144             126
-----------------------------------------------------------------------------------------------------------------------------
                Total revenues                                                 31,131           27,132          22,171
        Interest expense                                                       13,514           10,806           8,934
        Provision for consumer loan losses                                      1,173            1,493           1,214
-----------------------------------------------------------------------------------------------------------------------------
                Net revenues                                                   16,444           14,833          12,023
-----------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
        Compensation and benefits                                               6,636            6,019           5,071
        Occupancy and equipment                                                   583              526             493
        Brokerage, clearing and exchange fees                                     552              460             317
        Information processing and communications                               1,140            1,080             996
        Marketing and business development                                      1,411            1,179           1,027
        Professional services                                                     677              451             334
        Other                                                                     745              770             668
        Merger-related expenses                                                    --               74              --
-----------------------------------------------------------------------------------------------------------------------------
                Total non-interest expenses                                    11,744           10,559           8,906
-----------------------------------------------------------------------------------------------------------------------------
Gain on sale of businesses                                                        685               --              --
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of accounting change           5,385            4,274           3,117
Provision for income taxes                                                      1,992            1,688           1,137
-----------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                            3,393            2,586           1,980
Cumulative effect of accounting change                                           (117)              --              --
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                                     $3,276           $2,586          $1,980
-----------------------------------------------------------------------------------------------------------------------------
Preferred stock dividend requirements                                          $   55           $   66          $   66
-----------------------------------------------------------------------------------------------------------------------------
Earnings applicable to common shares(1)                                        $3,221           $2,520          $1,914
Earnings per common share(2):
        Basic before cumulative effect of accounting change                    $ 5.80           $ 4.38          $ 3.34
        Cumulative effect of accounting change                                 $(0.20)          $   --          $   --
-----------------------------------------------------------------------------------------------------------------------------
        Basic                                                                  $ 5.60           $ 4.38          $ 3.34
-----------------------------------------------------------------------------------------------------------------------------
        Diluted before cumulative effect of accounting change                  $ 5.52           $ 4.16          $ 3.16
        Cumulative effect of accounting change                                 $(0.19)          $   --          $   --
-----------------------------------------------------------------------------------------------------------------------------
        Diluted                                                                $ 5.33           $ 4.16          $ 3.16
-----------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding(2):
        Basic                                                             575,822,725      574,818,233     573,356,930
        Diluted                                                           606,294,065      606,306,475     606,790,754
-----------------------------------------------------------------------------------------------------------------------------

(1)  Amounts shown are used to calculate basic earnings per common share.
(2) Per share and share data for fiscal 1997 and 1996 have been restated to reflect the Company's adoption of SFAS No. 128.

See Notes to Consolidated Financial Statements.

                Morgan Stanley Dean Witter * 1998 Annual Report

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

fiscal year              (dollars in millions)                                     1998           1997           1996
=========================================================================================================================

CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                                     $  3,276       $  2,586       $  1,980
        Adjustments to reconcile net income to net cash
          provided by (used for) operating activities:
                 Non-cash charges included in net income:
                         Cumulative effect of accounting change                     117             --             --
                         Gain on sale of businesses                                (685)            --             --
                         Deferred income taxes                                      (55)           (77)          (426)
                         Compensation payable in common or preferred stock          334            374            513
                         Depreciation and amortization                              575            338            251
                         Provision for consumer loan losses                       1,173          1,493          1,214
                 Changes in assets and liabilities:
                         Cash and securities deposited with clearing
                           organizations or segregated under federal and
                           other regulations                                     (3,641)        (1,691)        (1,943)
                         Financial instruments owned, net of financial
                           instruments sold, not yet purchased                   11,127          1,730         (2,536)
                         Securities borrowed, net of securities loaned           (5,061)       (10,561)       (13,087)
                         Receivables and other assets                             2,114        (13,808)        (8,227)
                         Payables and other liabilities                           6,095         19,058          6,910
-------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) operating activities                             15,369           (558)       (15,351)
-------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES

        Net (payments for) proceeds from:
                Office facilities                                                  (358)          (301)          (152)
                Sale of businesses, net of disposal costs                         1,399             --             --
                Purchase of Miller Anderson & Sherrerd, LLP, net of
                  cash acquired                                                      --             --           (200)
                Purchase of Van Kampen American Capital, Inc.,
                  net of cash acquired                                               --             --           (986)
                Net principal disbursed on consumer loans                        (2,314)        (4,994)        (7,532)
                Purchases of consumer loans                                          --            (11)           (51)
                Sales of consumer loans                                           4,466          2,783          4,824
                Other investing activities                                           --             (5)           (40)
-------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) investing activities                              3,193         (2,528)        (4,137)
-------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES

        Net proceeds from (payments for) short-term borrowings                    5,620         (1,336)         8,106
        Securities sold under agreements to repurchase, net of
          securities purchased under agreements to resell                       (14,407)         3,080          7,748
        Net proceeds from (payments for):
                Deposits                                                           (796)         2,113          1,022
                Issuance of cumulative preferred stock                               --             --            540
                Issuance of common stock                                            186            194            156
                Issuance of long-term borrowings                                  9,771          6,619          8,745
                Issuance of Preferred Securities Issued by Subsidiaries             400             --             --
                Issuance of Capital Units                                            --            134             --
        Payments for:
                Repayments of long-term borrowings                               (7,069)        (3,964)        (2,637)
                Redemption of cumulative preferred stock                           (200)          (345)          (138)
                Repurchases of common stock                                      (2,925)          (124)        (1,133)
                Cash dividends                                                     (519)          (416)          (313)
-------------------------------------------------------------------------------------------------------------------------
Net cash (used for) provided by financing activities                             (9,939)         5,955         22,096
-------------------------------------------------------------------------------------------------------------------------
Dean Witter, Discover & Co.'s net cash activity for the month of
  December 1996                                                                      --         (1,158)            --
-------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                         8,623          1,711          2,608
Cash and cash equivalents, at beginning of period                                 8,255          6,544          3,936
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, at end of period                                    $ 16,878       $  8,255       $  6,544
=========================================================================================================================

See Notes to Consolidated Financial Statements.

                Morgan Stanley Dean Witter * 1998 Annual Report

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                                        Note
                                                                                                                  Receivable
                                                                                                                  Related to
                                                                                                                     Sale of
                                                                                        Employee    Cumulative     Preferred
                                           Preferred     Common    Paid-in   Retained      Stock    Translation     Stock to
 (dollars in millions)                         Stock      Stock    Capital   Earnings      Trust    Adjustments         ESOP
============================================================================================================================
BALANCE AT
FISCAL YEAR-END 1995                         $   818        $ 6    $ 3,456    $ 5,981     $1,050          $(9)         $(89)
Net income                                        --         --         --      1,980         --           --            --
Dividends                                         --         --         --       (323)        --           --            --
Issuance of common stock in connection
        with MAS acquisition                      --         --          9         --         --           --            --
Redemption of 9.36%
        Cumulative Preferred Stock              (138)        --         --         --         --           --            --
Issuance of 7-3/4%
        Cumulative Preferred Stock               200         --         (3)        --         --           --            --
Issuance of Series A Fixed/Adjustable Rate
        Cumulative Preferred Stock               345         --         (2)        --         --           --            --
Conversion of ESOP preferred stock                (2)        --          2         --         --           --            --
Issuance of common stock                          --         --         97         --         --           --            --
Repurchases of common stock                       --         --         --         --         --           --            --
Retirement of treasury stock                      --         --         (4)      (161)        --           --            --
Compensation payable in common stock              --         --         34         --        445           --            --
ESOP shares allocated, at cost                    --         --         --         --         --           --            11
Translation adjustments                           --         --         --         --         --           (2)           --
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT
FISCAL YEAR-END 1996                         $ 1,223        $ 6    $ 3,589    $ 7,477     $1,495         $(11)         $(78)
Net income                                        --         --         --      2,586         --           --            --
Dividends                                         --         --         --       (387)        --           --            --
Redemption of 8.88%
        Cumulative Preferred Stock              (195)        --         --         --         --           --            --
Redemption of 8-3/4%
        Cumulative Preferred Stock              (150)        --         --         --         --           --            --
Conversion of ESOP Preferred Stock                (2)        --         (1)        --         --           --            --
Issuance of common stock                          --         --        (22)        --         --           --            --
Repurchases of common stock                       --         --         --         --         --           --            --
Compensation payable in common stock              --         --        243         --        186           --            --
ESOP shares allocated, at cost                    --         --         --         --         --           --            10
Retirement of treasury stock                      --         --         (6)      (265)        --           --            --
Translation adjustments                           --         --         --         --         --            2            --
Issuance of common stock in connection
        with Lombard acquisition                  --         --         14         --         --           --            --
Adjustment for change In
        Dean Witter Discover's year-end           --         --        (90)       (81)        --           --            --
===========================================================================================================================


                                                Common            Common
                                            Stock Held      Stock Issued
                                           in Treasury       to Employee
(dollars in millions)                          at Cost             Trust         Total
======================================================================================
BALANCE AT
FISCAL YEAR-END 1995                             $(361)          $ (844)      $ 10,008
Net income                                          --               --          1,980
Dividends                                           --               --           (323)
Issuance of common stock in connection
        with MAS acquisition                        74               --             83
Redemption of 9.36%
        Cumulative Preferred Stock                  --               --           (138)
Issuance of 7-3/4%
        Cumulative Preferred Stock                  --               --            197
Issuance of Series A Fixed/Adjustable Rate
        Cumulative Preferred Stock                  --               --            343
Conversion of ESOP preferred stock                  --               --             --
Issuance of common stock                           133               --            230
Repurchases of common stock                     (1,133)              --         (1,133)
Retirement of treasury stock                       165               --             --
Compensation payable in common stock               117             (150)           446
ESOP shares allocated, at cost                      --               --             11
Translation adjustments                             --               --             (2)
---------------------------------------------------------------------------------------
BALANCE AT
FISCAL YEAR-END 1996                           $(1,005)          $ (994)      $ 11,702
Net income                                          --               --          2,586
Dividends                                           --               --           (387)
Redemption of 8.88%
        Cumulative Preferred Stock                  --               --           (195)
Redemption of 8-3/4%
        Cumulative Preferred Stock                  --               --           (150)
Conversion of ESOP Preferred Stock                   3               --             --
Issuance of common stock                           246               --            224
Repurchases of common stock                       (124)              --           (124)
Compensation payable in common stock               278             (343)           364
ESOP shares allocated, at cost                      --               --             10
Retirement of treasury stock                       271               --             --
Translation adjustments                             --               --              2
Issuance of common stock in connection
        with Lombard acquisition                    49               --             63
Adjustment for change In
        Dean Witter Discover's year-end             32               --           (139)
======================================================================================

                Morgan Stanley Dean Witter * 1998 Annual Report

                                                                                                                Note
                                                                                                          Receivable
                                                                                                          Related to
                                                                                                             Sale of
                                                                                   Employee    Cumulative  Preferred
                                    Preferred      Common   Paid-in     Retained      Stock   Translation   Stock to
  (dollars in millions)                 Stock       Stock   Capital     Earnings      Trust   Adjustments       ESOP
=====================================================================================================================
BALANCE AT NOVEMBER 30, 1997             $876          $6     $3,727     $ 9,330    $ 1,681        $  (9)       $(68)
Net income                                 --          --         --       3,276         --           --          --
Dividends                                  --          --         --        (526)        --           --          --
Redemption of 7-3/8%
        Cumulative Preferred Stock       (200)         --         --          --         --           --          --
Conversion of ESOP Preferred Stock         (2)         --        (12)         --         --           --          --
Issuance of common stock                   --          --       (210)         --         --           --          --
Repurchases of common stock                --          --         --          --         --           --          --
Compensation payable in
        common stock                       --          --        241          --        232           --          --
ESOP shares allocated, at cost             --          --         --          --         --           --           8
Translation adjustments                    --          --         --          --         --           (3)         --
---------------------------------------------------------------------------------------------------------------------
BALANCE AT NOVEMBER 30, 1998             $674          $6     $3,746     $12,080    $ 1,913        $ (12)       $(60)
=====================================================================================================================


                                            Common            Common
                                        Stock Held      Stock Issued
                                       in Treasury       to Employee
(dollars in millions)                      at Cost             Trust       Total
=================================================================================
BALANCE AT NOVEMBER 30, 1997                 $(250)          $(1,337)    $13,956
Net income                                      --                --       3,276
Dividends                                       --                --        (526)
Redemption of 7-3/8%
        Cumulative Preferred Stock              --                --        (200)
Conversion of ESOP Preferred Stock              14                --          --
Issuance of common stock                       417                --         207
Repurchases of common stock                 (2,925)               --      (2,925)
Compensation payable in
        common stock                            42              (189)        326
ESOP shares allocated, at cost                  --                --           8
Translation adjustments                         --                --          (3)
---------------------------------------------------------------------------------
BALANCE AT NOVEMBER 30, 1998               $(2,702)          $(1,526)    $14,119
=================================================================================

See Notes to Consolidated Financial Statements.

              Morgan Stanley Dean Witter * 1998 Annual Report

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. INTRODUCTION AND BASIS OF PRESENTATION
--------------------------------------------------------------------------------

THE MERGER

On May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") was merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). At that time, Dean Witter Discover changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. ("MSDWD"). In conjunction with the Merger, MSDWD issued 260,861,078 shares of its common stock, as each share of Morgan Stanley common stock then outstanding was converted into 1.65 shares of MSDWD's common stock (the "Exchange Ratio"). In addition, each share of Morgan Stanley preferred stock was converted into one share of a corresponding series of preferred stock of MSDWD. The Merger was treated as a tax-free exchange.

     On March 24, 1998, MSDWD changed its corporate name to Morgan Stanley Dean Witter & Co. (the "Company").

THE COMPANY

The consolidated financial statements include the accounts of the Company and its U.S. and international subsidiaries, including Morgan Stanley & Co. Incorporated ("MS&Co."), Morgan Stanley & Co. International Limited ("MSIL"), Morgan Stanley Japan Limited ("MSJL"), Dean Witter Reynolds Inc. ("DWR"), Morgan Stanley Dean Witter Advisors Inc. (formerly known as Dean Witter InterCapital Inc.) and NOVUS Credit Services Inc.

     The Company, through its subsidiaries, provides a wide range of financial and securities services on a global basis and provides credit and transaction services nationally. Its Securities and Asset Management businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring, real estate, project finance and other corporate finance advisory activities; asset management; private equity and other principal investment activities; brokerage and research services; the trading of foreign exchange and commodities as well as derivatives on a broad range of asset categories, rates and indices; and securities lending. The Company's Credit and Transaction Services businesses include the issuance of the Discover(R) Card and other proprietary general purpose credit cards, the operation of the Discover/NOVUS(R) Network, a proprietary network of merchant and cash access locations, and direct-marketed activities such as the online securities services offered by Discover Brokerage Direct, Inc. The Company's services are provided to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals.


BASIS OF FINANCIAL INFORMATION

The consolidated financial statements give retroactive effect to the Merger, which was accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Dean Witter Discover and Morgan Stanley had always been combined. The consolidated statement of changes in shareholders' equity reflects the accounts of the Company as if the preferred and additional common stock had been issued during all of the periods presented.

     Prior to the consummation of the Merger, Dean Witter Discover's year ended on December 31 and Morgan Stanley's fiscal year ended on November 30. Subsequent to the Merger, the Company adopted a fiscal year-end of November 30. In recording the pooling of interests combination, Dean Witter Discover's financial statements for the year ended December 31, 1996 were combined with Morgan Stanley's financial statements for the fiscal year ended November 30, 1996 (on a combined basis, "fiscal 1996"). The Company's results for the 12 months ended November 30, 1998 ("fiscal 1998") and November 30, 1997 ("fiscal 1997") reflect the change in fiscal year-end. Fiscal 1997 includes the results of Dean Witter Discover that were restated to conform with the new fiscal year-end date. The Company's results of operations for fiscal 1997 and fiscal 1996 include the month of December 1996 for Dean Witter Discover.

     The consolidated financial statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions regarding certain trading inventory valuations, consumer loan loss levels, the potential outcome of litigation and other matters that affect the consolidated financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the con-

                 Morgan Stanley Dean Witter * 1998 Annual Report



solidated financial statements are prudent and reasonable. Actual results could differ materially from these estimates.

     Certain reclassifications have been made to prior-year amounts to conform to the current presentation. All material intercompany balances and transactions have been eliminated.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

For purposes of these statements, cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less.

     In connection with the fiscal 1997 purchase of Discover Brokerage Direct, Inc. (formerly Lombard Brokerage, Inc.), the Company issued 1.9 million shares of common stock having a fair value on the date of acquisition of approximately $63 million. In connection with the purchase of Miller Anderson & Sherrerd, LLP ("MAS") in fiscal 1996, the Company issued approximately $66 million of notes payable, as well as 3.3 million shares of common stock having a fair value on the date of acquisition of approximately $83 million. In addition, in connection with the purchase in fiscal 1996 of VK/AC Holding, Inc., the parent of Van Kampen American Capital, Inc., the Company assumed approximately $162 million of long-term debt.


CONSUMER LOANS

Consumer loans, which consist primarily of credit card and other consumer installment loans, are reported at their principal amounts outstanding, less applicable allowances. Interest on consumer loans is credited to income as earned.

     Interest is accrued on credit card loans until the date of charge-off, which generally occurs at the end of the month during which an account becomes 180 days past due, except in the case of bankruptcies and fraudulent transactions, which are charged off earlier. The interest portion of charged-off credit card loans is written off against interest revenue. Origination costs related to the issuance of credit cards are charged to earnings over periods not exceeding 12 months.


ALLOWANCE FOR CONSUMER LOAN LOSSES

The allowance for consumer loan losses is a significant estimate that is regularly evaluated by management for adequacy on a portfolio-by-portfolio basis and is established through a charge to the provision for loan losses. The evaluations take into consideration factors such as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

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


SECURITIZATION OF CONSUMER LOANS

The Company periodically sells consumer loans through asset securitizations and continues to service these loans. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), the present value of the future net servicing revenues which the Company estimates that it will receive over the term of the securitized loans is recognized in income as the loans are securitized. A corresponding asset also is recorded and then amortized as a charge to income over the term of the securitized loans, with actual net servicing revenues continuing to be recognized in income as they are earned. The impact of recognizing the present value of estimated future net servicing revenues as loans are securitized has not been material to the consolidated statements of income.

                 Morgan Stanley Dean Witter * 1998 Annual Report




FINANCIAL INSTRUMENTS USED FOR TRADING AND INVESTMENT

Financial instruments, including derivatives, used in the Company's trading activities are recorded at fair value, and unrealized gains and losses are reflected in trading revenues. Interest and dividend revenue and interest expense arising from financial instruments used in trading activities are reflected in the consolidated statements of income as interest and dividend revenue or interest expense. The fair values of the trading positions generally are based on listed market prices. If listed market prices are not available or if liquidating the Company's positions would reasonably be expected to impact market prices, fair value is determined based on other relevant factors, including dealer price quotations and price quotations for similar instruments traded in different markets, including markets located in different geographic areas. Fair values for certain derivative contracts are derived from pricing models which consider current market and contractual prices for the underlying financial instruments or commodities, as well as time value and yield curve or volatility factors underlying the positions. Purchases and sales of financial instruments are recorded in the accounts on trade date. Unrealized gains and losses arising from the Company's dealings in over-the-counter ("OTC") financial instruments, including derivative contracts related to financial instruments and commodities, are presented in the accompanying consolidated statements of financial condition on a net-by-counterparty basis, when appropriate.

     Equity securities purchased in connection with private equity and other principal investment activities initially are carried in the consolidated financial statements at their original costs. The carrying value of such equity securities is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by listed market prices or transactions which directly affect the value of such equity securities. Downward adjustments relating to such equity securities are made in the event that the Company determines that the eventual realizable value is less than the carrying value. The carrying value of investments made in connection with principal real estate activities which do not involve equity securities are adjusted periodically based on independent appraisals, estimates prepared by the Company of discounted future cash flows of the underlying real estate assets or other indicators of fair value.

     Loans made in connection with private equity and investment banking activities are carried at cost plus accrued interest less reserves, if deemed necessary, for estimated losses.


FINANCIAL INSTRUMENTS USED FOR ASSET AND LIABILITY MANAGEMENT

The Company has entered into various contracts as hedges against specific assets, liabilities or anticipated transactions. These contracts include interest rate swaps, foreign exchange forwards and foreign currency swaps. The Company uses interest rate and currency swaps to manage the interest rate and currency exposure arising from certain borrowings and to match the repricing characteristics of consumer loans with those of the borrowings that fund these loans. For contracts that are designated as hedges of the Company's assets and liabilities, gains and losses are deferred and recognized as adjustments to interest revenue or expense over the remaining life of the underlying assets or liabilities. For contracts that are hedges of asset securitizations, gains and losses are recognized as adjustments to servicing fees. Gains and losses resulting from the termination of hedge contracts prior to their stated maturity are recognized ratably over the remaining life of the instrument being hedged. The Company also uses foreign exchange forward contracts to manage the currency exposure relating to its net monetary investment in non-U.S. dollar functional currency operations. The gain or loss from revaluing these contracts is deferred and reported within cumulative translation adjustments in shareholders' equity, net of tax effects, with the related unrealized amounts due from or to counterparties included in receivables from or payables to brokers, dealers and clearing organizations.


SECURITIES TRANSACTIONS

Clients' securities transactions are recorded on a settlement date basis with related commission revenues and expenses recorded on trade date. Securities purchased under agreements to resell (reverse repurchase agreements) and securities sold under agreements to repurchase (repurchase agreements), principally government and

                 Morgan Stanley Dean Witter * 1998 Annual Report



agency securities, are treated as financing transactions and are carried at the amounts at which the securities subsequently will be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase and repurchase agreements are presented on a net-by-counterparty basis, when appropriate. It is the Company's policy to take possession of securities purchased under agreements to resell. The Company monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral. Where deemed appropriate, the Company's agreements with third parties specify its rights to request additional collateral.

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


OFFICE FACILITIES

Office facilities are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of buildings and leasehold improvements are provided principally by the straight-line method, while depreciation and amortization of furniture, fixtures and equipment are provided by both straight-line and accelerated methods. Property and equipment are depreciated over the estimated useful lives of the related assets, while leasehold improvements are amortized over the lesser of the economic useful life of the asset or, where applicable, the remaining term of the lease.


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

     As of December 1, 1997, the Company adopted SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 replaces the previous earnings per share ("EPS") categories of primary and fully diluted with "basic EPS," which reflects no dilution from common stock equivalents, and "diluted EPS," which reflects dilution from common stock equivalents and other dilutive securities based on the average price per share of the Company's common stock during the period. The EPS amounts of prior periods have been restated in accordance with SFAS No. 128. The adoption of SFAS No. 128 has not had a material effect on the Company's EPS calculations.

CARDMEMBER REWARDS

Cardmember rewards, primarily the Cashback Bonus(R) award, pursuant to which the Company annually pays Discover Cardmembers and Private Issue(R) Cardmembers a percentage of their purchase amounts ranging up to 1% (up to 2% for the Private Issue Card), are based upon a cardmember's level of annual purchases. The liability for cardmember rewards expense, included in other liabilities and accrued expenses, is accrued at the time that qualified cardmember transactions occur and is calculated on an individual cardmember basis.

                 Morgan Stanley Dean Witter * 1998 Annual Report



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


GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets are amortized on a straight-line basis over periods from five to 40 years, generally not exceeding 25 years, and are periodically evaluated for impairment. At November 30, 1998, goodwill of approximately $1.2 billion was included in the Company's consolidated statements of financial condition as a component of Other Assets.

ACCOUNTING CHANGE

In the fourth quarter of fiscal 1998, the Company adopted American Institute of Certified Public Accountants ("AICPA") Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), with respect to the accounting for offering costs paid by investment advisors of closed-end funds where such costs are not specifically reimbursed through separate advisory contracts. In accordance with SOP 98-5 and per an announcement by the Financial Accounting Standards Board ("FASB") staff in September 1998, such costs are to be considered start-up costs and expensed as incurred. Prior to the adoption of SOP 98-5, the Company deferred such costs and amortized them over the life of the fund. The Company recorded a charge to earnings for the cumulative effect of the accounting change as of December 1, 1997, of $117 million, net of taxes of $79 million. The first three quarters of fiscal 1998 have been retroactively restated to reflect this change (see Note 18). The effect of adopting these provisions on the Company's income before the cumulative effect of the accounting change for fiscal year 1998 was a decrease of $24 million, net of taxes. The effect on diluted and basic earnings per share was $0.04. The pro forma effect on net income for fiscal years 1997 and 1996 would not have been material.


NEW ACCOUNTING PRONOUNCEMENTS

As of January 1, 1998, the Company adopted SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which was effective for transfers and pledges of certain financial assets and collateral made after December 31, 1997. The adoption of SFAS No. 127 required the recognition of assets and liabilities on the Company's consolidated statement of financial condition related to certain securities provided and received as collateral. At November 30, 1998, the Company recorded an obligation to return securities received as collateral of $6,636 million. The related collateral assets were recorded among various captions included in the Company's consolidated statement of financial condition. After giving effect to reclassifications, the net increase in total assets and total liabilities was $2,089 million.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years beginning after

                 Morgan Stanley Dean Witter * 1998 Annual Report

December 15, 1997, establish standards for the reporting and presentation of comprehensive income and the disclosure requirements related to segments.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises and standardizes pension and other postretirement benefit plan disclosures that are to be included in the employers' financial statements. SFAS No. 132 does not change the measurement or recognition rules for pensions and other postretirement benefit plans and is effective for fiscal years beginning after December 15, 1997.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement is effective for fiscal years beginning after June 15, 1999. The Company is in the process of evaluating the impact of adopting SFAS No. 133.

     In July 1998, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested" ("EITF 97-14"). Under EITF 97-14, assets of the rabbi trust are to be consolidated with those of the employer, and the value of the employer's stock held in the rabbi trust should be classified in shareholders' equity and generally accounted for in a manner similar to treasury stock. The Company therefore has included its obligations under certain deferred compensation plans in employee stock trust. Shares that the Company has issued to the rabbi trusts are recorded in common stock issued to employee trust. Both employee stock trust and common stock issued to employee trust are components of shareholders' equity. The adoption of EITF 97-14 did not result in any change to the Company's consolidated statement of income, total assets, total liabilities or total shareholders' equity.


3. CONSUMER LOANS
--------------------------------------------------------------------------------

Consumer loans were as follows:

                                          Nov. 30,          Nov. 30,
(dollars in millions)                         1998              1997
=====================================================================

Credit card                                $15,993           $20,914
Other consumer installment                       3                 3
---------------------------------------------------------------------
                                            15,996            20,917
Less:
  Allowance for loan losses                    787               884
---------------------------------------------------------------------
  Consumer loans, net                      $15,209           $20,033
---------------------------------------------------------------------

Activity in the allowance for consumer loan losses was as follows:

                                     fiscal       fiscal       fiscal
(dollars in millions)                  1998        1997         1996
=====================================================================
Balance beginning of period         $   884       $  781(2)  $   709
Additions:
Provision for loan losses             1,173        1,493       1,214
Purchase of loan portfolios               1           --           4
---------------------------------------------------------------------
Total additions                       1,174        1,493       1,218
---------------------------------------------------------------------
Deductions:
Charge-offs                           1,423        1,639       1,182
Recoveries                             (170)        (196)       (155)
---------------------------------------------------------------------
Net charge-offs                       1,253        1,443       1,027
---------------------------------------------------------------------
Other(1)                                (18)          53         (98)
---------------------------------------------------------------------
Balance end of period               $   787       $  884     $   802
=====================================================================

(1) These amounts primarily reflect net transfers related to asset securitizations and the sale of consumer loans associated with SPS, Prime Option and BRAVO (see Note 17).

(2) Beginning balance differs from the fiscal 1996 end-of-period balance due to the Company's change in fiscal year-end.

Interest accrued on loans subsequently charged off, recorded as a reduction of interest revenue, was $199 million, $301 million and $181 million in fiscal 1998, 1997 and 1996, respectively. The amounts charged off in fiscal 1998 include only interest, whereas amounts in fiscal 1997 and 1996 also include cardmember fees.

     At November 30, 1998 and 1997, $3,999 million and $5,385 million of the Company's consumer loans had minimum contractual maturities of less than one year. Because of the uncertainty

                 Morgan Stanley Dean Witter * 1998 Annual Report

regarding consumer loan repayment patterns, which historically have been higher than contractually required minimum payments, this amount may not necessarily be indicative of the Company's actual consumer loan repayments.

     At November 30, 1998, the Company had commitments to extend credit in the amount of $170.5 billion. Commitments to extend credit arise from agreements to extend to customers unused lines of credit on certain credit cards provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.

     The Company received proceeds from asset securitizations of $4,466 million, $2,783 million and $4,528 million in fiscal 1998, 1997 and 1996, respectively. The uncollected balances of consumer loans sold through asset securitizations were $16,506 million and $15,033 million at November 30, 1998 and 1997.

     The Company uses interest rate exchange agreements to hedge the risk from changes in interest rates on servicing fee revenues (which are derived from loans sold through asset securitizations). Gains and losses from these agreements are recognized as adjustments to servicing fees.

     The estimated fair value of the Company's consumer loans approximated carrying value at November 30, 1998 and 1997. The Company's consumer loan portfolio, including securitized loans, is geographically diverse, with a distribution approximating that of the population of the United States.

4. Deposits
--------------------------------------------------------------------------------

Deposits were as follows:

                                       Nov. 30,      Nov. 30,
(dollars in millions)                      1998          1997
==============================================================
Demand, passbook and
    money market accounts                $1,355        $1,210
Consumer certificate accounts             1,635         1,498
$100,000 minimum
    certificate accounts                  5,207         6,285
-------------------------------------------------------------
         Total                           $8,197        $8,993
-------------------------------------------------------------

The weighted average interest rates of interest bearing deposits outstanding during fiscal 1998 and 1997 were 6.2%.

     At November 30, 1998 and 1997, the notional amounts of interest rate exchange agreements that hedged deposits outstanding were $650 million and $535 million and had fair values of $15 million and $7 million. Under these interest rate exchange agreements, the Company primarily pays floating rates and receives fixed rates. At November 30, 1998, the weighted average interest rate of the Company's deposits, including the effect of interest rate exchange agreements, was 6.1%.

     At November 30, 1998, certificate accounts maturing over the next five years were as follows:


(dollars in millions)
==================================================
1999                                       $2,448
2000                                        1,502
2001                                        1,261
2002                                          592
2003                                          620
--------------------------------------------------

     The estimated fair value of the Company's deposits, using current rates for deposits with similar maturities, approximated carrying value at November 30, 1998 and 1997.

5. Short-Term Borrowings
--------------------------------------------------------------------------------

     At November 30, 1998 and 1997, commercial paper in the amount of $19,643 million and $15,447 million, with weighted average interest rates of 5.3% and 5.5%, was outstanding.

     At November 30, 1998 and 1997, the notional amounts of interest rate contracts that hedged commercial paper outstanding were $208 million and $732 million and had fair values of $(6) million and $(5) million. These interest rate contracts effectively converted the commercial paper to fixed rates. These contracts had no material effect on the weighted average interest rates of commercial paper.

     At November 30, 1998 and 1997, other short-term borrowings of $8,494 million and $7,167 million were outstanding. These borrowings included bank loans, Federal Funds and bank notes.

     The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "MSDW Facility").

                 Morgan Stanley Dean Witter * 1998 Annual Report

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

     Riverwoods Funding Corporation ("RFC"), an entity included in the consolidated financial statements of the Company, maintains a senior bank credit facility to support the issuance of asset-backed commercial paper in the amount of $2.6 billion. Under the terms of the asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of $2.6 billion at November 30, 1998. RFC has never borrowed from its senior bank credit facility.

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


6 LONG-TERM BORROWINGS
------------------------------------------------------------------------------

MATURITIES AND TERMS

Long-term borrowings at fiscal year-end consist of the following:


                                                          U.S. Dollar            Non-U.S. Dollar(1)   At November 30
                                                -------------------------------  -----------------  ------------------
                                                                       Index/
                                                   Fixed   Floating   Floating    Fixed   Floating    1998       1997
(dollars in millions)                               Rate     Rate(2)    Linked     Rate    Rate(2)   Total      Total
======================================================================================================================
Due in fiscal 1998                                $   --     $   --    $    --   $   --    $   --    $   --    $ 6,170
Due in fiscal 1999                                   842      2,627        587      208       767     5,031      4,693
Due in fiscal 2000                                 1,568      4,396        347       62       490     6,863      2,418
Due in fiscal 2001                                 1,496      1,596         88      115       604     3,899      2,282
Due in fiscal 2002                                 1,077      1,033         42       17       332     2,501      2,623
Due in fiscal 2003                                 1,093      1,034        105      428       235     2,895      1,621
Thereafter                                         4,460        899        217      642        28     6,246      4,985
----------------------------------------------------------------------------------------------------------------------
Total                                            $10,536    $11,585     $1,386   $1,472    $2,456   $27,435    $24,792
----------------------------------------------------------------------------------------------------------------------
Weighted average
  coupon at fiscal
  year-end                                           7.4%       5.7%     n/a        5.4%      4.9%      6.1%       6.1%
----------------------------------------------------------------------------------------------------------------------

(1) Weighted average coupon was calculated utilizing non-U.S. dollar interest rates.
(2) U.S. dollar contractual floating rate borrowings bear interest based on a variety of money market indices, including London Interbank Offered Rates ("LIBOR") and Federal Funds rates. Non-U.S. dollar contractual floating rate borrowings bear interest based on Euro floating rates.

                Morgan Stanley Dean Witter * 1998 Annual Report

MEDIUM-TERM NOTES

Included in the table above are medium-term notes of $17,011 million and $14,049 million at November 30, 1998 and 1997. The effective weighted average interest rate on all medium-term notes was 5.7% in fiscal 1998 and 5.9% in fiscal 1997. Maturities of these notes range from fiscal 1999 through fiscal 2028.

STRUCTURED BORROWINGS

U.S. dollar index/equity linked borrowings include various structured instruments whose payments and redemption values are linked to the performance of a specific index (i.e., Standard & Poor's 500), a basket of stocks or a specific equity security. To minimize the exposure resulting from movements in the underlying equity position or index, the Company has entered into various equity swap contracts and purchased options which effectively convert the borrowing costs into floating rates based upon LIBOR. These instruments are included in the preceding table at their redemption values based on the performance of the underlying indices, baskets of stocks or specific equity securities at November 30, 1998 and 1997.

OTHER BORROWINGS

Included in the Company's long-term borrowings are subordinated notes of $1,309 million and $1,302 million at November 30, 1998 and 1997, respectively. The effective weighted average interest rate on these subordinated notes was 7.1% in fiscal 1998 and 7.2% in fiscal 1997. Maturities of the subordinated notes range from fiscal 1999 to fiscal 2016.

     Certain of the Company's long-term borrowings are redeemable prior to maturity at the option of the holder. These notes contain certain provisions which effectively enable noteholders to put the notes back to the Company and therefore are scheduled in the foregoing table to mature in fiscal 1999 through fiscal 2001. The stated maturities of these notes, which aggregate $1,933 million, are from fiscal 2000 to fiscal 2011.

     MS&Co., a registered U.S. broker-dealer subsidiary of the Company, has outstanding $357 million of 8.22% fixed rate subordinated Series A notes, $243 million of 8.51% fixed rate subordinated Series B Notes, $313 million of 6.81% fixed rate subordinated Series C notes, $96 million of 7.03% fixed rate subordinated Series D notes, $82 million of 7.28% fixed rate subordinated Series E notes and $25 million of 7.82% fixed rate subordinated Series F notes. These notes have maturities from 2001 to 2016. The terms of such notes contain restrictive covenants which require, among other things, that MS&Co. maintain specified levels of Consolidated Tangible Net Worth and Net Capital, each as defined.

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


                                                   fiscal   fiscal   fiscal
(dollars in millions)                               1998     1997     1996
=========================================================   ======   ======
Net reduction in interest expense from
  swaps for the fiscal year                          $48     $21      $29
---------------------------------------------------------------------------
Weighted average coupon of
  long-term borrowings at fiscal year-end(1)         6.1%    6.1%     6.2%
---------------------------------------------------------------------------
Effective average borrowing rate for long-term
  borrowings after swaps at fiscal year-end(1)       5.9%    6.0%     6.1%
---------------------------------------------------------------------------

(1) Included in the weighted average and effective average calculations are non-U.S. dollar interest rates.

The effective weighted average interest rate on the Company's index/equity linked notes, which is not included in the table above, was 5.2% and 5.7% in fiscal 1998 and fiscal 1997, respectively, after giving effect to the related hedges.

                 Morgan Stanley Dean Witter * 1998 Annual Report

         The table below summarizes the notional or contract amounts of these swaps by maturity and weighted average interest rates to be received and paid at fiscal year-end 1998. Swaps utilized to hedge the Company's structured borrowings are presented at their redemption values:


                                                         U.S. Dollar              Non-U.S. Dollar(1)
                                           ------------------------------------  -------------------
                                            Receive   Receive  Receive           Receive  Receive
                                            Fixed     Floating Floating  Index/  Fixed    Floating    Nov. 30,   Nov. 30,
                                             Pay      Pay      Pay       Equity  Pay      Pay          1998       1997
(dollars in millions)                       Floating  Fixed    Floating  Linked  Floating Floating(2)  Total      Total
==========================================================================================================================
Maturing in fiscal 1998                     $     --  $    --  $    --   $   --  $    --  $    --    $     --   $  2,744
Maturing in fiscal 1999                          552      100      375      587      195      372       2,181      1,972
Maturing in fiscal 2000                        1,169      400       20      347       62      243       2,241        638
Maturing in fiscal 2001                        1,384       80        5       88      110      514       2,181      1,082
Maturing in fiscal 2002                          720      200       --       42       17       --         979        831
Maturing in fiscal 2003                          500       --       --      105      428      219       1,252      1,029
Thereafter                                     3,020      400       --      217      620       10       4,267      3,411
--------------------------------------------------------------------------------------------------------------------------
Total                                         $7,345   $1,180     $400   $1,386   $1,432   $1,358     $13,101    $11,707
--------------------------------------------------------------------------------------------------------------------------
Weighted average at fiscal year-end(3)
  Receive rate                                  6.53%    5.25%    4.88%     n/a     5.24%    4.77%
  Pay rate                                      5.59%    6.22%    5.65%     n/a     4.94%    5.44%
--------------------------------------------------------------------------------------------------------------------------

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


As noted above, the Company uses interest rate and currency swaps to modify the terms of its existing borrowings. Activity during the periods in the notional value of the swap contracts used by the Company for asset and liability management (and the unrecognized gain at fiscal year-end) is summarized in the table below:


                                                       fiscal      fiscal
(dollars in millions)                                   1998        1997
==========================================================================
Notional value at beginning of period                  $11,707    $10,189
Additions                                                4,520      3,567
Matured                                                 (2,305)    (1,657)
Terminated                                                (868)      (216)
Effect of foreign currency translation on
         non-U.S. dollar notional values and
         changes in redemption values on
         structured borrowings                              47       (176)
--------------------------------------------------------------------------
Notional value at fiscal year-end                      $13,101   $ 11,707
--------------------------------------------------------------------------
Unrecognized gain at fiscal year-end                   $   279   $    104
--------------------------------------------------------------------------

The Company also uses interest rate swaps to modify certain of its repurchase financing agreements. The Company had interest rate swaps with notional values of approximately $1.3 billion and $1.8 billion at November 30, 1998 and 1997, and unrecognized gains of approximately $28 million and $13 million at November 30, 1998 and 1997, for such purpose. The unrecognized gains on these swaps were offset by unrecognized losses on certain of the Company's repurchase financing agreements.

         The estimated fair value of the Company's long-term borrowings approximated carrying value based on rates available to the Company at year-end for borrowings with similar terms and maturities.

         Cash paid for interest for the Company's borrowings and deposits approximated interest expense in fiscal 1998, 1997 and 1996.

                 Morgan Stanley Dean Witter * 1998 Annual Report


7  COMMITMENTS AND CONTINGENCIES
-------------------------------------------------------------------------------

The Company has non-cancelable operating leases covering office space and equipment. At November 30, 1998, future minimum rental commitments under such leases (net of subleases, principally on office rentals) were as follows:

                             (dollars in millions)
================================================================================

            1999                                                  $363
            2000                                                   324
            2001                                                   286
            2002                                                   238
            2003                                                   193
            Thereafter                                             959
--------------------------------------------------------------------------------

Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense, net of sublease rental income, was $274 million, $262 million and $264 million in fiscal 1998, 1997 and 1996, respectively.

     The Company has an agreement with IBM, under which the Company receives information processing, data networking and related services. Under the terms of the agreement, the Company has an aggregate minimum annual commitment of $166 million subject to annual cost-of-living adjustments.

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

     The Company had approximately $5.7 billion of letters of credit outstanding at November 30, 1998 to satisfy various collateral requirements.

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

     The Company also has commitments to fund certain fixed assets and other less liquid investments, including at November 30, 1998 approximately $181 million in connection with its private equity and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients (including subordinated loans on an interim basis to leveraged companies associated with its investment banking and its private equity and other principal investment activities), that may subject the Company to increased credit and liquidity risks.

                Morgan Stanley Dean Witter * 1998 Annual Report



8 EARNINGS PER SHARE
--------------------------------------------------------------------------------

Earnings per share was calculated as follows (in millions, except for per share data):


                                             fiscal        fiscal        fiscal
Basic EPS:                                     1998          1997          1996
================================================================================
Income before cumulative effect
  of accounting change                      $ 3,393       $ 2,586       $ 1,980
Cumulative effect of accounting
  change                                       (117)           --            --
Preferred stock dividend
  requirements                                  (55)          (66)          (66)
--------------------------------------------------------------------------------
Net income available to common
  shareholders                              $ 3,221       $ 2,520       $ 1,914
--------------------------------------------------------------------------------
Weighted average common shares
  outstanding                                   576           575           573
Basic EPS before cumulative
  effect of accounting change               $  5.80       $  4.38       $  3.34
Cumulative effect of accounting
  change                                    $ (0.20)           --            --
--------------------------------------------------------------------------------
Basic EPS                                   $  5.60       $  4.38       $  3.34
--------------------------------------------------------------------------------

                                             fiscal        fiscal        fiscal
Diluted EPS:                                   1998          1997          1996
================================================================================
Income before cumulative effect
  of accounting change                      $ 3,393       $ 2,586       $ 1,980
Cumulative effect of accounting
  change                                       (117)           --            --
Preferred stock dividend
  requirements                                  (47)          (61)          (62)
--------------------------------------------------------------------------------
Net income available to common
  shareholders                              $ 3,229       $ 2,525       $ 1,918
--------------------------------------------------------------------------------
Weighted average common shares
  outstanding                                   576           575           573
Effect of dilutive securities:
  Stock options                                  18            19            21
ESOP convertible preferred stock                 12            12            13
--------------------------------------------------------------------------------
Weighted average common shares
  outstanding and common stock
  equivalents                                   606           606           607
--------------------------------------------------------------------------------
Diluted EPS before cumulative
  effect of accounting change               $  5.52       $  4.16       $  3.16
Cumulative effect of accounting
  change                                    $ (0.19)           --            --
--------------------------------------------------------------------------------

Diluted EPS                                 $  5.33       $  4.16       $  3.16
-------------------------------------------------------------------------------



9. TRADING ACTIVITIES
--------------------------------------------------------------------------------

TRADING REVENUES

The Company's trading activities include providing securities brokerage, derivatives dealing and underwriting services to clients. While trading activities are generated by client order flow, the Company also takes proprietary positions based on expectations of future market movements and conditions. The Company's trading strategies rely on the integrated management of its client-driven and proprietary transactions, along with the hedging and financing of these positions.

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


                                 fiscal   fiscal     fiscal
(dollars in millions)              1998     1997       1996
============================================================
Equities                         $2,056   $1,310     $1,181
Fixed Income                        455    1,187      1,172
Foreign Exchange                    587      500        169
Commodities                         193      194        137
------------------------------------------------------------
Total principal trading revenues $3,291   $3,191     $2,659
============================================================


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

                Morgan Stanley Dean Witter * 1998 Annual Report


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

FIXED INCOME

The Company is a market-maker for U.S. and non-U.S. government securities, corporate bonds, money market instruments, medium-term notes and Eurobonds, high-yield securities, emerging market securities, mortgage and other asset-backed securities, preferred stock and tax-exempt securities. In addition, the Company is a dealer in interest rate and currency swaps and other related derivative products, OTC options on U.S. and non-U.S. government bonds and mortgage-backed forward agreements ("TBA"), options and swaps. In this capacity, the Company facilitates asset and liability management for its customers in interest rate and currency swaps and related products and OTC government bond options.

     Swaps used in fixed income trading are, for the most part, contractual agreements to exchange interest payment streams (i.e., an interest rate swap may involve exchanging fixed for floating interest payments) or currencies (i.e., a currency swap may involve exchanging yen for U.S. dollars in one year at an agreed-upon exchange rate). The Company profits by earning a spread between the premium paid or received for these contracts and the cost of hedging such contracts. The Company seeks to manage the market risk of its swap portfolio, which stems from interest rate and currency movements and volatility, by using modeling that quantifies the sensitivity of its portfolio to movements in interest rates and currencies and by adding positions to or selling positions from its portfolio as needed to minimize such sensitivity. Typically, the Company adjusts its positions by entering into additional swaps or interest rate and foreign currency futures or foreign currency forwards and by purchasing or selling additional underlying government bonds. The Company manages the risk related to its option portfolio by using a variety of hedging strategies such as delta hedging, which includes the use of futures and forward contracts to hedge market risk. The Company also is involved in using debt securities to structure products with multiple risk/return factors designed to suit investor objectives.

     The Company is an underwriter of and a market-maker in mortgage-backed securities and collateralized mortgage obligations ("CMO") as well as commercial, residential and real estate loan products. The Company also structures mortgage-backed swaps for its clients, enabling them to derive the cash flows from an underlying mortgage-backed security without purchasing the cash position. The Company earns the spread between the premium inherent in the swap and the cost of hedging the swap contract through the use of cash positions or TBA contracts. The Company also uses TBAs in its

                Morgan Stanley Dean Witter * 1998 Annual Report


role as a dealer in mortgage-backed securities and facilitates customer trades by taking positions in the TBA market. Typically, these positions are hedged by offsetting TBA contracts or underlying cash positions. The Company profits by earning the bid-offer spread on such transactions. Further, the Company uses TBAs to ensure delivery of underlying mortgage-backed securities in its CMO issuance business. As is the case with all mortgage-backed products, market risk associated with these instruments results from interest rate fluctuations and changes in mortgage prepayment speeds. The counterparties to the Company's fixed income transactions include investment advisors, commercial banks, insurance companies, investment funds and industrial companies.

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

     The majority of the Company's foreign exchange business relates to major foreign currencies such as deutsche marks, yen, pound sterling, French francs, Swiss francs, Italian lire, Canadian dollars and, effective January 1, 1999, the euro. The balance of the business covers a broad range of other currencies. The counterparties to the Company's foreign exchange transactions include commercial banks, investment banks, broker-dealers, investment funds and industrial companies.

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

     To facilitate hedging for its clients, the Company often is required to take positions in the commodity markets in the form of forward, option and swap contracts involving oil, natural gas, precious and base metals, and electricity. The Company generally hedges these positions by using a variety of hedging techniques such as delta hedging, whereby the Company takes positions in the physical markets and/or positions in other commodity derivatives such as futures and forwards to offset the market risk in the underlying derivative. The Company profits from this business by earning a spread between the premiums paid or received for these derivatives and the cost of hedging such derivatives.

                Morgan Stanley Dean Witter * 1998 Annual Report


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

     The Management Committee, composed of the Company's most senior officers, establishes the overall risk management policies for the Company and reviews the Company's performance relative to these policies. The Management Committee has created several Risk Committees to assist it in monitoring and reviewing the Company's risk management practices. These Risk Committees, among other matters, review the general framework, levels and monitoring procedures relating to the Company's market and credit risk profile, sales practices, legal enforceability and operational and systems risks. The Controllers, Treasury, Law, Compliance and Governmental Affairs and Firm Risk Management Departments, which are all independent of the Company's business units, assist senior management and the Risk Committees in monitoring and controlling the Company's risk profile. In addition, the Internal Audit Department, which also reports to senior management, periodically examines and evaluates the Company's operations and control environment. The Company continues to be committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Company's risk management and monitoring systems and processes.

MARKET RISK

Market risk refers to the risk that a change in the level of one or more market prices, rates, indices, volatilities, correlations or other market factors, such as liquidity, will result in losses for a specified position or portfolio.

     The Company manages the market risk associated with its trading activities on a Company-wide basis, on a trading division level worldwide and on an individual product basis. Market risk limits have been approved for the Company and each trading division of the Company worldwide. Discrete market risk limits are assigned to trading divisions and trading desks and, as appropriate, products and regions, that are compatible with the trading division limits. Trading division risk managers, desk risk managers and the Firm Risk Management Department all monitor market risk measures against limits and report major market and position events to senior management.

     The Firm Risk Management Department independently reviews the Company's trading portfolios on a regular basis from a market risk perspective utilizing Value-at-Risk and other quantitative and qualitative risk measurements and analyses. The Company may use measures, such as rate sensitivity, convexity, volatility and time decay measurements, to estimate market risk and to assess the sensitivity of positions to changes in market conditions. Stress testing, which measures the impact on the value of existing portfolios

                Morgan Stanley Dean Witter * 1998 Annual Report


of specified changes in market factors, for certain products is performed periodically and is reviewed by trading division risk managers, desk risk managers and the Firm Risk Management Department.


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


CONCENTRATION RISK

     The Company is subject to concentration risk by holding large positions in certain types of securities or commitments to purchase securities of a single issuer, including sovereign governments and other entities, issuers located in a particular country or geographic area, public and private issuers involving developing countries or issuers engaged in a particular industry. Financial instruments owned by the Company include U.S. government and agency securities and securities issued by other sovereign governments (principally Japan, Germany and Italy), which, in the aggregate, represented approximately 9% of the Company's total assets at November 30, 1998. In addition, substantially all of the collateral held by the Company for resale agreements or bonds borrowed, which together represented approximately 33% of the Company's total assets at November 30, 1998, consists of securities issued by the U.S. government, federal agencies or other sovereign government obligations. Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its private equity and principal investment activities, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.


CUSTOMER ACTIVITIES

The Company's customer activities involve the execution, settlement and financing of various securities and commodities transactions on behalf of customers. Customer securities activities are transacted on either a cash or margin basis. Customer commodities activities, which include the execution of customer transactions in commodity futures transactions (including options on futures), are transacted on margin basis.

     The Company's customer activities may expose it to off-balance sheet credit risk. The Company may have to purchase or sell financial instruments at prevailing market prices in the event of the failure of a customer to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer loses. The Company seeks to control the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with various regulations and Company policies.


NATIONAL/CONTRACT AMOUNTS AND FAIR MARKET VALUES OF DERIVATIVES

The gross notinal or contract amounts of derivative instruments and fair value (carrying amount) of the related assets and liabilities at November 30, 1998 and 1997, as well as the average fair value of those assets and liabilities for fiscal 1998 and 1997, are presented in the table which follows. Fair value represents the cost of replacing these instruments and is further described in
Note 2. Future

                Morgan Stanley Dean Witter * 1998 Annual Report

changes in interest rates, foreign currency exchange rates of the fair values of the financial instruments, commodities or indices underlying these contracts may ultimately result in cash settlements exceeding fair value amounts recognized in the consolidated statements of financial condition. Assets represent unrealized gains on purchased exchange traded and OTC options and other contracts (including interest rate, foreign exchange and other forward contracts and swaps) net of any unrealized losses owed to the counterparties on offsetting positions in situations where netting is appropriate. Similarly, liabilities represent net amounts owed to counterparties. These amounts will vary based on changes in the fair values of underlying financial instruments and/or the volatility of such underlying instruments:


Fiscal Year-End
Gross Notional/Contract Amount(1)(2)                                   Fiscal Year-End Fair Values(3)    Average Fair Values(3)(4)
------------------------------------------------------------------------------------------------------------------------------------

(dollars in billions at fiscal year-end)                                   Assets       Liabilities        Assets        Liabilities

------------------------------------------------------------------------------------------------------------------------------------

    1998     1997                                                      1998    1997    1998    1997    1998     1997   1998    1997
====================================================================================================================================

                    Interest rate and currency swaps and options
                    (including caps, floors and swap options) and
                    other fixed
  $1,719   $1,262   income securities contracts                       $10.1   $ 7.1   $10.4   $ 6.4   $ 9.5    $ 4.8   $ 8.6   $ 5.9

                    Foreign exchange forward and futures
     903    1,035   contracts and options                               3.7     4.6     4.1     4.2     4.6      3.4     4.4     3.2

                    Equity securities contracts (including
                    equity swaps, futures contracts, and
     107      112   warrants and options)                               5.2     3.8     4.8     3.8     4.8      2.6     4.6     2.6

                    Commodity forwards, futures, options
      91       78   and swaps                                           2.2     1.3     1.9     1.2     2.0      1.1     1.7     0.9

                    Mortgage-backed securities forward
      40       42   contracts, swaps and options                        0.2     0.3      --      --     0.2      0.3      --      --

------------------------------------------------------------------------------------------------------------------------------------

  $2,860   $2,529   Total                                             $21.4   $17.1   $21.2   $15.6   $21.1    $12.2   $19.3   $12.6

------------------------------------------------------------------------------------------------------------------------------------


(1) The notional amounts of derivatives have been adjusted to reflect the effects of leverage, where applicable.

(2) Notional amounts include purchased and written options of $485 billion and $442 billion, respectively, at November 30, 1998, and $572 billion and $549 billion, respectively, at November 30, 1997.

(3) These amounts represent carrying value (exclusive of collateral) at November 30, 1998 and 1997, respectively, and do not include receivables or payables related to exchange traded futures contracts.

(4)  Amounts are calculated using a monthly average.


The gross notional or contract amounts of these instruments are indicative of the Company's degree of use of derivatives for trading purposes but do not represent the Company's exposure to market or credit risk. Credit risk arises from the failure of a counterparty to perform according to the terms of the contract. The Company's exposure to credit risk at any point in time is represented by the fair value of the contracts reported as assets. These amounts are presented on a net-by-counterparty basis when appropriate, but are not reported net of collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses. The Company monitors the creditworthiness of counterparties to these transactions on an ongoing basis and requests additional collateral when deemed necessary. The Company believes the ultimate settlement of the transactions outstanding at November 30, 1998 will not have a material effect on the Company's financial condition.

                 Morgan Stanley Dean Witter * 1998 Annual Report


The remaining maturities of the Company's swaps and other derivative products at November 30, 1998 and 1997 are summarized in the following table, showing notional values by year of expected maturity:

                                                                                     Less than  1 to 3 3 to 5  More than
(dollars in billions)                                                                   1 Year   Years  Years    5 Years Total
===================================================================================================================================
  AT NOVEMBER 30, 1998

Interest rate and currency swaps and options (including caps, floors and swap options)
  and other fixed income securities contracts                                            $  457   $479   $371     $412   $1,719
Foreign exchange forward and futures contracts and options                                  892     11     --       --      903
Equity securities contracts (including equity swaps, futures contracts,
  and warrants and options)                                                                  82     17      7        1      107
Commodity forwards, futures, options and swaps                                               53     22      8        8       91
Mortgage-backed securities forward contracts, swaps and options                              25      1      2       12       40
------------------------------------------------------------------------------------------------------------------------------------

  Total                                                                                  $1,509   $530   $388     $433   $2,860
------------------------------------------------------------------------------------------------------------------------------------

  Percent of total                                                                           53%    19%    13%      15%     100%
------------------------------------------------------------------------------------------------------------------------------------

 AT NOVEMBER 30, 1997

Interest rate and currency swaps and options (including caps, floors and swap options)
  and other fixed income securities contracts                                            $  319   $398   $235     $310   $1,262
Foreign exchange forward and futures contracts and options                                1,026      7      2       --    1,035
Equity securities contracts (including equity swaps, futures contracts,
  and warrants and options)                                                                  87     17      7        1      112
Commodity forwards, futures, options and swaps                                               58     14      4        2       78
Mortgage-backed securities forward contracts, swaps and options                              20      1      4       17       42
------------------------------------------------------------------------------------------------------------------------------------

  Total                                                                                  $1,510   $437   $252     $330   $2,529
------------------------------------------------------------------------------------------------------------------------------------

  Percent of total                                                                           60%    17%    10%      13%     100%
------------------------------------------------------------------------------------------------------------------------------------


                 Morgan Stanley Dean Witter * 1998 Annual Report


The credit quality of the Company's trading-related derivatives at November 30, 1998 and 1997 is summarized in the table below, showing the fair value of the related assets by counterparty credit rating. The actual credit ratings are determined by external rating agencies or by equivalent ratings used by the Company's Credit Department:

                                                                                            Collateralized      Other
                                                                                                      Non-       Non-
                                                                                                Investment Investment
(dollars in millions)                                         AAA       AA        A      BBB         Grade      Grade      Total
===================================================================================================================================
AT NOVEMBER 30, 1998

Interest rate and currency swaps and options
  (including caps, floors and swap options)
  and other fixed income securities contracts              $  894   $3,727   $3,694   $1,181          $ 98      $ 510    $10,104
Foreign exchange forward contracts and options                306    1,413    1,435      337            --        263      3,754
Equity securities contracts (including equity swaps,
  warrants and options)                                     1,995    1,105      478       61         1,364        165      5,168
Commodity forwards, options and swaps                          71      448      401      708            46        534      2,208
Mortgage-backed securities forward contracts,
  swaps and options                                           130       51       21        3            --          3        208
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                    $3,396   $6,744   $6,029   $2,290        $1,508     $1,475    $21,442
-----------------------------------------------------------------------------------------------------------------------------------
  Percent of total                                             16%      31%      28%      11%            7%         7%       100%
-----------------------------------------------------------------------------------------------------------------------------------
  AT NOVEMBER 30, 1997

Interest rate and currency swaps and options
  (including caps, floors and swap options)
  and other fixed income securities contracts              $  754   $2,761   $2,544   $  436        $   33     $  568    $ 7,096
Foreign exchange forward contracts and options                788    2,504    1,068       72            --        176      4,608
Equity securities contracts (including equity swaps,
  warrants and options)                                     1,141      917      567      233           780        152      3,790
Commodity forwards, options and swaps                          70      425      380      312            12        145      1,344
Mortgage-backed securities forward contracts,
  swaps and options                                           156       90       50        2            --         10        308
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                    $2,909   $6,697   $4,609   $1,055          $825     $1,051    $17,146
-----------------------------------------------------------------------------------------------------------------------------------
  Percent of total                                             17%      39%      27%       6%            5%        6%        100%
-----------------------------------------------------------------------------------------------------------------------------------

The Company also has obtained assets posted as collateral by investment grade counterparties amounting to $2.5 billion and $1.2 billion at November 30, 1998 and November 30, 1997, respectively.

                 Morgan Stanley Dean Witter * 1998 Annual report


10 PREFERRED STOCK, CAPITAL UNITS AND
   PREFERRED SECURITIES ISSUED BY SUBSIDIARIES
----------------------------------------------

Preferred stock of the Company is composed of the following issues:

                                                                                Shares Outstanding at      Balance at
                                                                                      November 30          November 30
(dollars in millions)                                                                1998        1997     1998      1997
==========================================================================================================================
ESOP Convertible Preferred Stock, liquidation preference $35.88                 3,581,964   3,646,664     $129      $131
Series A Fixed/Adjustable Rate Cumulative Preferred Stock, stated value $200    1,725,000   1,725,000      345       345
7-3/4% Cumulative Preferred Stock, stated value $200                            1,000,000   1,000,000      200       200
7-3/8% Cumulative Preferred Stock, stated value $200                                   --   1,000,000       --       200
--------------------------------------------------------------------------------------------------------------------------
  Total                                                                                                   $674      $876
==========================================================================================================================

Each issue of outstanding preferred stock ranks in parity with all other outstanding preferred stock of the Company.

     During fiscal 1998, MSDW Capital Trust I, a Delaware statutory business trust (the "Capital Trust"), all of the common securities of which are owned by the Company, issued $400 million of 7.10% Capital Securities (the "Capital Securities") that are guaranteed by the Company. The Capital Trust issued the Capital Securities and invested the proceeds in 7.10% Junior Subordinated Deferrable Interest Debentures issued by the Company, which are due February 28, 2038.

     During fiscal 1998, the Company redeemed all 1,000,000 outstanding shares of its 7-3/8% Cumulative Preferred Stock at a redemption price of $200 per share. The Company also simultaneously redeemed all corresponding Depositary Shares at a redemption price of $25 per Depositary Share. Each Depositary Share represented 1/8 of a share of the Company's 7-3/8% Cumulative Preferred Stock.

     The Company has Capital Units outstanding which were issued by the Company and Morgan Stanley Finance plc ("MS plc"), a U.K. subsidiary. A Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company and having maturities from 2013 to 2017 and (b) a related Purchase Contract issued by the Company, which may be accelerated by the Company beginning approximately one year after the issuance of each Capital Unit, requiring the holder to purchase one Depositary Share representing shares (or fractional shares) of the Company's Cumulative Preferred Stock. The aggregate amount of Capital Units outstanding was $999 million at November 30, 1998 and 1997.

     In January 1999, the Company and MS plc called for redemption all of the outstanding 7.82% Capital Units and 7.80% Capital Units on February 28, 1999. The aggregate principal amount of the Capital Units to be redeemed is $352 million.

     The estimated fair value of the Capital Units approximated carrying value at November 30, 1998 and November 30, 1997.

11 SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

MS&Co. and DWR are registered broker-dealers and registered futures commission merchants and, accordingly, are subject to the minimum net capital requirements of the Securities and Exchange Commission, the New York Stock Exchange and the Commodity Futures Trading Commission. MS&Co. and DWR have consistently operated in excess of these requirements. MS&Co.'s net capital totaled $3,205 million at November 30, 1998, which exceeded the amount required by $2,699 million. DWR's net capital totaled $752 million at November 30, 1998, which exceeded the amount required by $668 million. MSIL, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Securities and Futures Authority, and MSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance. MSIL and MSJL have consistently operated in excess of their respective regulatory capital requirements.

     Under regulatory net capital requirements adopted by the Federal Deposit Insurance Corporation ("FDIC") and other regulatory capital guidelines, FDIC-insured financial institutions must

                 Morgan Stanley Dean Witter * 1998 Annual Report



maintain (a) 3% to 5% of Tier 1 capital, as defined, to total assets ("leverage ratio") and (b) 8% combined Tier 1 and Tier 2 capital, as defined, to risk-weighted assets ("risk-weighted capital ratio"). At November 30, 1998, the leverage ratio and risk-weighted capital ratio of each of the Company's FDIC-insured financial institutions exceeded these and all other regulatory minimums.

     Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements. Morgan Stanley Derivative Products Inc., the Company's triple-A rated derivative products subsidiary, also has established certain operating restrictions which have been reviewed by various rating agencies.

     The regulatory capital requirements referred to above, and certain covenants contained in various agreements governing indebtedness of the Company, may restrict the Company's ability to withdraw capital from its subsidiaries. At November 30, 1998, approximately $4.9 billion of net assets of consolidated subsidiaries may be restricted as to the payment of cash dividends and advances to the Company.

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

                                                        At November 30
(dollars in millions)                                     1998       1997
===========================================================================
Net monetary investments in non-U.S.
  dollar functional currency subsidiaries             $  1,364   $  1,128
---------------------------------------------------------------------------
Gross notional amounts of foreign exchange
  contracts and non-U.S. dollar debt
  designated as hedges(1)                             $  2,239   $  1,881
---------------------------------------------------------------------------
Cumulative translation adjustments
  resulting from net investments in
  subsidiaries with a non-U.S. dollar
  functional currency                                 $     29   $      6
Cumulative translation adjustments
  resulting from realized or unrealized
  gains or losses on hedges, net of tax               $    (41)  $    (15)
---------------------------------------------------------------------------
Total cumulative translation adjustments              $    (12)  $     (9)
---------------------------------------------------------------------------

(1) Notional amounts represent the contractual currency amount translated at respective fiscal year-end spot rates.


12 EMPLOYEE COMPENSATION PLANS
--------------------------------------------------------------------------------

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


EQUITY-BASED COMPENSATION PLANS

The Company is authorized to issue up to approximately 270 million shares of its common stock in connection with awards under its equity-

                Morgan Stanley Dean Witter * 1998 Annual Report


based compensation plans. At November 30, 1998, approximately 150 million shares were available for future grant under these plans.


STOCK OPTION AWARDS

Stock option awards have been granted pursuant to several equity-based compensation plans. Historically, these plans have generally provided for the granting of stock options having an exercise price not less than the fair value of the Company's common stock (as defined in the plan) on the date of grant. Such options generally become exercisable over a one-to-five year period and expire seven to 10 years from the date of grant.

The following table sets forth activity relating to the Company's stock option awards (share data in millions):

                                                               FISCAL 1998              FISCAL 1997             FISCAL 1996
                                                       -----------------------------------------------------------------------------

                                                                      WEIGHTED                 Weighted                 Weighted
                                                          NUMBER       AVERAGE      Number      Average     Number       Average
                                                              OF      EXERCISE          of     Exercise         of      Exercise
                                                          SHARES         PRICE      Shares        Price     Shares         Price
====================================================================================================================================
Options outstanding at beginning of period                  64.1        $27.85        60.3       $17.04       63.1        $14.46
Granted                                                     15.6         68.77        20.2        48.16        7.5         30.15
Exercised                                                  (15.3)        18.23       (14.9)       11.68       (9.0)         9.45
Forfeited                                                   (1.1)        39.40        (1.5)       26.66       (1.3)        21.14
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding at end of period                        63.3        $40.08        64.1       $27.85       60.3        $17.04
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable at end of period                        40.6        $39.37        44.3       $26.67       36.4        $13.82
====================================================================================================================================

The following table presents information relating to the Company's stock options outstanding at November 30, 1998 (share data in millions):


                           OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                   -------------------------------------------------------------
                                 Weighted    Average                   Weighted
                                  Average  Remaining                    Average
Range of                Number   Exercise       Life         Number    Exercise
Exercise Prices    Outstanding      Price     (Years)   Exercisable       Price
================================================================================
$ 8.00 - $19.99           22.7     $17.29        5.9           17.9      $17.09
$20.00 - $29.99            2.0      24.02        3.3            1.0       23.35
$30.00 - $39.99            7.9      32.13        5.5            1.3       32.42
$40.00 - $49.99            4.4      43.47        8.6            3.8       43.47
$50.00 - $59.99           15.0      54.90        8.1            9.2       55.64
$60.00 - $69.99            0.5      63.08        7.1            0.5       62.88
$70.00 - $79.99            9.5      71.56        9.8            5.7       71.73
$80.00 - $96.00            1.3      89.90        7.1            1.2       90.00
--------------------------------------------------------------------------------
  Total                   63.3                   7.1           40.6
--------------------------------------------------------------------------------


Deferred Compensation Awards

The Company has made deferred compensation awards pursuant to several equity-based compensation plans. These plans provide for the deferral of a portion of certain key employees' compensation with payments made in the form of the Company's common stock or in the right to receive unrestricted shares (collectively, "Restricted Stock"). Compensation expense for all such awards (including those subject to forfeiture) amounted to $415 million, $347 million and $534 million in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Compensation expense for Restricted Stock awards was determined based on the fair value of the Company's common stock (as defined in the plans). The number of Restricted Stock shares outstanding were 59 million at fiscal year-end 1998, 62 million at fiscal year-end 1997, and 65 million at fiscal year-end 1996.

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

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan, eligible employees may purchase shares of the Company's common stock at not less than

                Morgan Stanley Dean Witter * 1998 Annual Report


85% of the fair value on the date of purchase. Employees of the Company purchased 0.6 million shares of common stock in fiscal 1998, 0.5 million shares in fiscal 1997 and 0.7 million shares in fiscal 1996.

     The discount to fair value was $6 million for fiscal 1998 and $3 million for both fiscal 1997 and fiscal 1996. The plan is "non-compensatory" under APB No. 25, and, accordingly, no charge to earnings has been recorded for the amount of the discount to fair value.

Non-Employee Director Awards

The Company sponsors an equity-based plan for non-employee directors under which shares of the Company's common stock have been authorized for issuance in the form of option grants, stock awards or deferred compensation. The effect of these grants on results of operations was not material.

OTHER COMPENSATION PLANS

Capital Accumulation Plan

Under the Capital Accumulation Plan ("CAP"), vested units consisting of unsecured rights to receive payments based on notional interests in existing and future risk-capital investments made directly or indirectly by the Company ("CAP Units") are granted to key employees. The value of the CAP Units awarded for services rendered in fiscal 1998, 1997 and 1996 was approximately $15 million, $14 million and $7 million, respectively, all of which relate to vested units.

Carried Interest Plans

Under various Carried Interest Plans, certain key employees effectively participate in a portion of the Company's realized gains from certain of its equity investments in private equity transactions. Compensation expense for fiscal 1998, 1997 and 1996 related to these plans aggregated $33 million, $38 million and $0.2 million, respectively.

Real Estate Fund Plans

Under various plans, select employees and consultants to certain partnerships may participate in certain gains realized by the Company's real estate funds. Compensation expense relating to these plans aggregated $3 million, $8 million and $13 million for fiscal 1998, fiscal 1997 and fiscal 1996, respectively.

Profit Sharing Plans

The Company sponsors qualified profit sharing plans covering substantially all U.S. employees and also provides cash payment of profit sharing to employees of its international subsidiaries. Contributions are made to eligible employees at the discretion of management based upon the financial performance of the Company. Total profit sharing expense for fiscal 1998, fiscal 1997 and fiscal 1996 was $115 million, $113 million and $72 million, respectively.

Employee Stock Ownership Plan

The Company has a $140 million leveraged employee stock ownership plan, funded through an independently managed trust. The Employee Stock Ownership Plan ("ESOP") was established to broaden internal ownership of the Company and to provide benefits to its employees in a cost-effective manner. Each of the 3,581,964 preferred shares outstanding at November 30, 1998 is held by the ESOP trust, is convertible into 3.3 shares of the Company's common stock and is entitled to annual dividends of $2.78 per preferred share. The ESOP trust funded its stock purchase through a loan of $140 million from the Company. The ESOP trust note, due September 19, 2005 (extendible at the option of the ESOP trust to September 19, 2010), bears a 10-3/8% interest rate per annum with principal payable without penalty on or before the due date. The ESOP trust expects to make principal and interest payments on the note from funds provided by dividends on the shares of convertible preferred stock and contributions from the Company. The note receivable

                Morgan Stanley Dean Witter * 1998 Annual Report


from the ESOP trust is reflected as a reduction in the Company's shareholders' equity. Shares allocated to employees generally may not be withdrawn until the employee's death, disability, retirement or termination. Upon withdrawal, each share of ESOP preferred stock generally will be converted into 3.3 shares of the Company's common stock. If the fair value of such 3.3 common shares at conversion is less than the $35.88 liquidation value of an ESOP preferred share, the Company will pay the withdrawing employee the difference in additional common shares or cash.

     Contributions to the ESOP by the Company and allocation of ESOP shares to employees are made annually at the discretion of the Board of Directors. The cost of shares allocated to participants' accounts amounted to $8 million in both fiscal 1998 and fiscal 1997, and $9 million in fiscal 1996. The ESOP debt service costs for fiscal 1998, fiscal 1997 and fiscal 1996 were paid from dividends received on preferred stock held by the plan and from Company contributions.

PRO FORMA EFFECT OF SFAS NO. 123

Had the Company elected to recognize compensation cost pursuant to SFAS No. 123 for its stock option plans and the Employee Stock Purchase Plan, net income would have been reduced by $214 million, $196 million and $41 million for fiscal 1998, 1997 and 1996, respectively. Basic and diluted earnings per common share would have been reduced by $0.38, $0.34 and $0.07 for fiscal 1998, 1997 and 1996, respectively.

     The weighted average fair value at date of grant for stock options granted during fiscal 1998, 1997 and 1996 was $22.37, $16.76 and $9.08 per option, respectively. The fair value of stock options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following weighted average assumptions:

                                              FISCAL     fiscal      fiscal
                                                1998       1997        1996
============================================================================
Risk-free interest rate                         4.9%        6.0%        5.5%
Expected option life in years                   4.8         6.0         5.3
Expected stock price volatility                33.2%       28.0%       27.5%
Expected dividend yield                         1.3%        1.3%        1.6%
----------------------------------------------------------------------------

13 EMPLOYEE BENEFIT PLANS

The Company sponsors various pension plans for the majority of its worldwide employees. The Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The Company also provides certain benefits to former or inactive employees prior to retirement. The following summarizes these plans:

PENSION PLANS

Substantially all of the U.S. employees of the Company and its U.S. affiliates are covered by non-contributory pension plans that are qualified under Section 401(a) of the Internal Revenue Code (the "Qualified Plans"). Unfunded supplementary plans (the "Supplemental Plans") cover certain executives. In addition to the Qualified Plans and the Supplemental Plans (collectively, the "U.S. Plans"), nine of the Company's international subsidiaries also have pension plans covering substantially all of their employees. These pension plans generally provide pension benefits that are based on each employee's years of credited service and on compensation levels specified in the plans. For the Qualified Plans and the other international plans, the Company's policy is to fund at least the amounts sufficient to meet minimum funding requirements under applicable employee benefit and tax regulations. Liabilities for benefits payable under the Supplemental Plans are accrued by the Company and are funded when paid to the beneficiaries.

                Morgan Stanley Dean Witter * 1998 Annual Report


     The following tables present information for the Company's pension plans on an aggregate basis.

Pension expense includes the following components:

                                            FISCAL       fiscal        fiscal
(dollars in millions)                         1998         1997          1996
=============================================================================
U.S. Plans:
Service cost, benefits earned
   during the period                         $  72        $  54        $  48
Interest cost on projected
   benefit obligation                           78           67           58
Return on plan assets                           (7)        (170)        (111)
Difference between actual and
   expected return on assets                   (80)         104           53
Net amortization                                 1            1            2
-----------------------------------------------------------------------------
Total U.S. plans                                64           56           50
International plans                             12            9           12
-----------------------------------------------------------------------------
Total pension expense                        $  76        $  65        $  62
-----------------------------------------------------------------------------

The following table provides the assumptions used in determining the projected benefit obligation for the U.S. Plans:

                                                           FISCAL     fiscal
                                                             1998       1997
=============================================================================
Weighted average discount rate                               6.75%      7.25%
Rate of increase in future compensation levels               5.00%      5.00%
Expected long-term rate of return on plan assets             9.00%      9.00%
-----------------------------------------------------------------------------

The following table sets forth the funded status of the U.S. Plans:

                            NOVEMBER 30, 1998           November 30, 1997
                                      ACCUMULATED                Accumulated
                        ASSETS EXCEED    BENEFITS  Assets Exceed    Benefits
                          ACCUMULATED      EXCEED    Accumulated      Exceed
(dollars in millions)        BENEFITS      ASSETS       Benefits      Assets
============================================================================
Actuarial present
  value of vested
  benefit obligation         $  (269)    $  (616)       $  (735)    $   (34)
----------------------------------------------------------------------------
Accumulated
  benefit obligation         $  (314)    $  (693)       $  (807)    $   (71)
Effect of future
  salary increases              (114)        (93)          (181)        (30)
----------------------------------------------------------------------------
Projected benefit
  obligation                    (428)       (786)          (988)       (101)
Plan assets at fair
  value (primarily listed
  stocks and bonds)              384         597          1,006          --
----------------------------------------------------------------------------
Projected benefit
  obligation (in
  excess of) or less
  than plan assets               (44)       (189)            18        (101)
Unrecognized net
  loss or (gain)                  53          83             (4)         27
Unrecognized prior
  service cost                     1          28             31          (4)
Unrecognized net
  transition obligation           --           8              3           5
----------------------------------------------------------------------------
Prepaid (accrued)
  pension cost at
  fiscal year-end            $    10     $   (70)       $    48     $   (73)
Additional liability
  for unfunded
  accumulated
  benefit obligation              --         (30)            --          --
----------------------------------------------------------------------------
Pension asset
  (liability)                $    10     $  (100)       $    48     $   (73)
----------------------------------------------------------------------------

     The Company also maintains a separate defined contribution pension plan which covers substantially all employees of the Company's U.K. subsidiaries (the "U.K. Plan"). Under the U.K. Plan, benefits are determined by the purchasing power of the accumulated value of contributions paid. In fiscal 1998 and 1997, the Company's expense related to the U.K. Plan was $17 million and $15 million, respectively.

                Morgan Stanley Dean Witter * 1998 Annual Report


POSTRETIREMENT BENEFITS

The Company has unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. At November 30, 1998 and 1997, the Company's accrued postretirement benefit costs were $95 million and $91 million, respectively.

POSTEMPLOYMENT BENEFITS

Postemployment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former or inactive employees after employment but before retirement. These benefits were not material to the consolidated financial statements in fiscal 1998, 1997 and 1996.

14 INCOME TAXES
   -----------------------------------------------------------------------------

The provision for income taxes consists of:

                                        FISCAL        fiscal        fiscal
(dollars in millions)                     1998          1997          1996
===========================================================================
Current
  U.S. federal                         $ 1,199       $ 1,079       $ 1,096
  U.S. state and local                     372           348           290
  Non-U.S                                  476           338           177
---------------------------------------------------------------------------
                                         2,047         1,765         1,563
---------------------------------------------------------------------------
Deferred
  U.S. federal                             (26)          (45)         (326)
  U.S. state and local                       1           (17)          (74)
  Non-U.S                                  (30)          (15)          (26)
---------------------------------------------------------------------------
                                           (55)          (77)         (426)
---------------------------------------------------------------------------
Provision for income taxes             $ 1,992       $ 1,688       $ 1,137
---------------------------------------------------------------------------

The following table reconciles the provision to the U.S. federal statutory income tax rate:

                                             FISCAL      fiscal      fiscal
                                               1998        1997        1996
============================================================================
U.S. federal statutory income
  tax rate                                     35.0%       35.0%       35.0%
U.S. state and local income taxes,
  net of U.S. federal income tax
  benefits                                      4.6         5.1         4.6
Lower tax rates applicable to
  non-U.S. earnings                            (2.4)       (1.1)       (1.7)
Reduced tax rate applied to
  dividends                                    (0.1)       (0.1)       (0.1)
Other                                          (0.1)        0.6        (1.3)
----------------------------------------------------------------------------
Effective income tax rate                      37.0%       39.5%       36.5%
----------------------------------------------------------------------------

As of November 30, 1998, the Company had approximately $2.6 billion of earnings attributable to foreign subsidiaries for which no provisions have been recorded for income tax that could occur upon repatriation. Except to the extent such earnings can be repatriated tax efficiently, they are permanently invested abroad. It is not practicable to determine the amount of income taxes payable in the event all such foreign earnings are repatriated.

     Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company's deferred tax assets and liabilities at November 30, 1998 and 1997 are as follows:

                                                    NOV. 30,     NOV. 30,
(dollars in millions)                                   1998         1997
=========================================================================
Deferred tax assets
  Employee compensation and benefit plans             $1,289       $1,168
  Loan loss allowance                                    371          459
  Other valuation and liability allowances               604          545
  Other                                                  167          180
-------------------------------------------------------------------------
Total deferred tax assets                              2,431        2,352
-------------------------------------------------------------------------
Deferred tax liabilities
  Prepaid commissions                                    239          233
  Valuation of inventory, investments
    and receivables                                      127          298
  Other                                                  237          265
-------------------------------------------------------------------------
Total deferred tax liabilities                           603          796
-------------------------------------------------------------------------
Net deferred tax assets                               $1,828       $1,556
-------------------------------------------------------------------------

Cash paid for income taxes was $1,591 million, $1,251 million and $1,190 million in fiscal 1998, 1997 and 1996, respectively.

                 Morgan Stanley Dean Witter * 1998 Annual Report


15 GEOGRAPHIC AREA DATA
   -----------------------------------------------------------------------------

Total revenues, net revenues, income before taxes and identifiable assets of the Company's operations by geographic area are as follows:

                                                   TOTAL REVENUES                                    NET REVENUES
                                  ----------------------------------------------------------------------------------------------
                                     FISCAL           fiscal           fiscal           FISCAL           fiscal           fiscal
(dollars in millions)                  1998             1997             1996             1998             1997             1996
================================================================================================================================
International:
  Europe                          $   7,541        $   6,468        $   5,616        $   2,786        $   1,757        $   1,429
  Asia                                1,176              952              768            1,023              866              700
--------------------------------------------------------------------------------------------------------------------------------
    Total                             8,717            7,420            6,384            3,809            2,623            2,129
North America                        28,001           28,711           24,235           12,933           12,519           10,193
  Eliminations                       (5,587)          (8,999)          (8,448)            (298)            (309)            (299)
--------------------------------------------------------------------------------------------------------------------------------
    Total                         $  31,131        $  27,132        $  22,171        $  16,444        $  14,833        $  12,023
--------------------------------------------------------------------------------------------------------------------------------

                                                 INCOME BEFORE TAXES                              IDENTIFIABLE ASSETS
                                  ----------------------------------------------------------------------------------------------
                                     FISCAL           fiscal           fiscal           FISCAL           fiscal           fiscal
(dollars in millions)                  1998             1997             1996             1998             1997             1996
================================================================================================================================
International:
  Europe                          $   1,088        $     399        $     328        $ 139,923        $ 126,138        $ 113,734
  Asia                                  287              240              161           25,712           30,656           21,561
--------------------------------------------------------------------------------------------------------------------------------
    Total                             1,375              639              489          165,635          156,794          135,295
North America                         4,010            3,635            2,628          337,588          307,728          242,510
  Eliminations                           --               --               --         (185,633)        (162,235)        (138,945)
--------------------------------------------------------------------------------------------------------------------------------
    Total                         $   5,385        $   4,274        $   3,117        $ 317,590        $ 302,287        $ 238,860
--------------------------------------------------------------------------------------------------------------------------------

Because of the international nature of the financial markets and the resulting geographic integration of the Company's business, the Company manages its business with a view to the profitability of the enterprise as a whole, and, as such, profitability by geographic area is not necessarily meaningful.

                 Morgan Stanley Dean Witter * 1998 Annual Report


16 SEGMENT INFORMATION
   -----------------------------------------------------------------------------

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

     The following table presents certain information regarding these business segments:

                                         FISCAL        fiscal        fiscal
(dollars in millions)                      1998          1997          1996
============================================================================
Total revenues:
  Securities and Asset
    Management                         $ 25,763      $ 21,499      $ 17,136
  Credit and Transaction
    Services                              5,368         5,633         5,035
Income before income
  taxes(1):
  Securities and Asset
    Management                            4,187         3,597         2,426
  Credit and Transaction
    Services                              1,198           751           691
Identifiable assets at end
  of period(2):
  Securities and Asset
    Management                          297,054       277,878       213,967
  Credit and Transaction
    Services                             20,536        24,409        24,893
----------------------------------------------------------------------------

(1) Excludes merger-related expenses of $74 million in fiscal 1997.
(2) Corporate assets have been fully allocated to the Company's business segments.

17 BUSINESS DISPOSITIONS
--..............................................................................

In fiscal 1998, the Company entered into several transactions reflecting its strategic decision to focus on growing its core Securities and Asset Management and Credit and Transaction Services businesses.

     In the fourth quarter of fiscal 1998, the Company completed the sale of its Global Custody business. The Company also sold its interest in the operations of SPS Transaction Services, Inc., a 73%-owned, publicly held subsidiary of the Company. In addition, the Company sold certain credit card receivables relating to its discontinued BRAVO Card. The Company's aggregate net pre-tax gain resulting from these transactions was $685 million.

     In addition, during fiscal 1998 the Company sold its Prime Option/SM/ MasterCard(R) portfolio, a business it had operated with NationsBank of Delaware, N.A., and its Correspondent Clearing business. The gains resulting from the sale of these businesses were not material to the Company's results of operations or financial condition.

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