Form 10-K405, Exhibit 13
period 1999-11-30
MORGAN STANLEY DEAN WITTER & CO
filed 2000-02-25
CIK 895421

                                                                    Exhibit 13.1



                                                  1999 FISCAL QUARTER(2)                        1998 FISCAL QUARTER
                                      ------------------------------------------   --------------------------------------------
(dollars in millions, except share
and per share data)                      FIRST     SECOND      THIRD     FOURTH      FIRST      SECOND      THIRD     FOURTH
--------------------------------------------------------------------------------   --------------------------------------------
Total revenues                         $ 8,405    $ 8,529    $ 8,370    $ 8,624    $ 7,585     $ 8,428    $ 7,498    $ 7,620
Interest expense                         2,877      2,753      2,914      2,846      3,145       3,554      3,377      3,438
Provision for consumer
  loan losses                              177        119        113        120        405         275        280        213
--------------------------------------------------------------------------------   --------------------------------------------
Net revenues                             5,351      5,657      5,343      5,658      4,035       4,599      3,841      3,969
--------------------------------------------------------------------------------   --------------------------------------------
Total non-interest
  expenses                               3,679      3,799      3,780      3,023      2,903       3,202      2,931      2,708
Gain on sale of
  businesses                                --         --         --         --         --          --         --        685
--------------------------------------------------------------------------------   --------------------------------------------
Income before
  income taxes and
  cumulative effect of
  accounting change                      1,672      1,858      1,563      2,635      1,132       1,397        910      1,946
Provision for income taxes                 635        707        593      1,002        441         545        284        722
--------------------------------------------------------------------------------   --------------------------------------------
Income before
  cumulative effect of
  accounting change                      1,037      1,151        970      1,633        691         852        626      1,224
Cumulative effect of
  accounting change                         --         --         --         --       (117)         --         --         --
--------------------------------------------------------------------------------   --------------------------------------------
Net income                             $ 1,037    $ 1,151    $   970    $ 1,633    $   574     $   852    $   626    $ 1,224
--------------------------------------------------------------------------------   --------------------------------------------
Basic earnings
  per share(1) (3):
  Income before
    cumulative effect
    of accounting change               $  0.93    $  1.03    $  0.87    $  1.50    $  0.58     $  0.72      $0.54    $  1.08
  Cumulative effect of
    accounting change                       --         --         --         --      (0.10)         --         --         --
--------------------------------------------------------------------------------   --------------------------------------------
  Net income                           $  0.93    $  1.03    $  0.87    $  1.50    $  0.48     $  0.72    $  0.54    $  1.08
Diluted earnings
  per share(1) (3):
  Income before
    cumulative effect
    of accounting change               $  0.88    $  0.98    $  0.83    $  1.42    $  0.55     $  0.69    $  0.51    $  1.04
  Cumulative effect of
    accounting change                       --         --         --         --      (0.09)         --         --         --
--------------------------------------------------------------------------------   --------------------------------------------
  Net income                           $  0.88    $  0.98    $  0.83    $  1.42    $  0.46     $  0.69    $  0.51    $  1.04
Dividends to common
  shareholders(1)                      $  0.12    $  0.12    $  0.12    $  0.12    $  0.10     $  0.10    $  0.10    $  0.10
Book value(1)                          $ 12.47    $ 13.00    $ 13.27    $ 14.85    $ 11.24     $ 10.98    $ 11.07    $ 11.94
 Stock price range(1) (4)              $31.16-    $44.53-    $41.07-    $43.19-    $26.13-     $34.88-    $29.03-    $19.22-
                                        48.50      57.10      51.78      63.63      35.25       42.22      42.22      37.38
--------------------------------------------------------------------------------   --------------------------------------------


(1) Amounts have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 2000.
(2) Certain reclassifications have been made to previously reported fiscal 1999 quarterly amounts.
(3) Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
(4) Closing prices represent the range of sales per share on the New York Stock Exchange for the periods indicated. The number of stockholders of record at November 30, 1999 approximated 152,000. The number of beneficial owners of common stock is believed to exceed this number.