Form 10-K405, Exhibit 13
period 1999-11-30
MORGAN STANLEY DEAN WITTER & CO
filed 2000-02-25
CIK 895421

SELECTED FINANCIAL DATA                                            Exhibit 13.2


fiscal year/(1)/ (dollars in millions, except share and per share data)                     1999              1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:

Revenues:
  Investment banking                                                                  $    4,523        $    3,340       $  2,694
  Principal transactions:
    Trading                                                                                5,983             3,283          3,191
    Investments                                                                              725                89            463
Commissions                                                                                2,921             2,321          2,066
Fees:
  Asset management, distribution and administration                                        3,170             2,889          2,525
  Merchant and cardmember                                                                  1,492             1,647          1,704
  Servicing                                                                                1,194               928            762
Interest and dividends                                                                    13,755            16,436         13,583
Other                                                                                        165               198            144
------------------------------------------------------------------------------------------------------------------------------------
  Total revenues                                                                          33,928            31,131         27,132
Interest expense                                                                          11,390            13,514         10,806
Provision for consumer loan losses                                                           529             1,173          1,493
-----------------------------------------------------------------------------------------------------------------------------------
  Net revenues                                                                            22,009            16,444         14,833
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
  Compensation and benefits                                                                8,398             6,636          6,019
  Other                                                                                    5,883             5,108          4,466
  Merger-related expenses                                                                   --                --               74
  Relocation charge                                                                         --                --             --
-----------------------------------------------------------------------------------------------------------------------------------
    Total non-interest expenses                                                           14,281            11,744         10,559
-----------------------------------------------------------------------------------------------------------------------------------
Gain on sale of businesses                                                                  --                 685           --
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of accounting change                                                              7,728             5,385          4,274
Provision for income taxes                                                                 2,937             1,992          1,688
-----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                                       4,791             3,393          2,586
Cumulative effect of accounting change                                                      --                (117)          --
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                            $    4,791        $    3,276       $  2,586
-----------------------------------------------------------------------------------------------------------------------------------
Earnings applicable to common shares/(2)/                                             $    4,747        $    3,221       $  2,520
-----------------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA/(3)/:

Earnings per common share:
  Basic before cumulative effect of accounting change                                 $     4.33        $     2.90       $   2.19
  Cumulative effect of accounting change                                                     --              (0.10)           --
-----------------------------------------------------------------------------------------------------------------------------------
  Basic                                                                               $     4.33        $     2.80       $   2.19
-----------------------------------------------------------------------------------------------------------------------------------
  Diluted before cumulative effect of accounting change                               $     4.10        $     2.76       $   2.08
  Cumulative effect of accounting change                                                     --              (0.09)           --
-----------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                                             $     4.10        $     2.67       $   2.08
-----------------------------------------------------------------------------------------------------------------------------------
Book value per common share                                                           $    14.85        $    11.94       $  11.06
Dividends per common share                                                            $     0.48        $     0.40       $   0.28

BALANCE SHEET AND OTHER
OPERATING DATA:

Total assets                                                                          $  366,967         $ 317,590       $302,287
Consumer loans, net                                                                       20,229            15,209         20,033
Total capital/(4)/                                                                        39,699            37,922         33,577
Long-term borrowings/(4)/                                                                 22,685            23,803         19,621
Shareholders' equity                                                                      17,014            14,119         13,956
Return on average common shareholders' equity                                               32.6%             24.5%          22.0%
Average common and equivalent shares/(2)(3)/                                       1,096,789,720     1,151,645,450  1,149,636,466
------------------------------------------------------------------------------------------------------------------------------------



fiscal year/(1)/ (dollars in millions, except share and per share data)                      1996             1995
---------------------------------------------------------------------------------------------------------------------------

INCOME STATEMENT DATA:

Revenues:
  Investment banking                                                                  $      2,190      $     1,556
  Principal transactions:
    Trading                                                                                  2,659            1,685
    Investments                                                                                 86              121
Commissions                                                                                  1,776            1,533
Fees:
  Asset management, distribution and administration                                          1,732            1,377
  Merchant and cardmember                                                                    1,505            1,135
  Servicing                                                                                    809              680
Interest and dividends                                                                      11,288           10,530
Other                                                                                          126              115
---------------------------------------------------------------------------------------------------------------------------
  Total revenues                                                                            22,171           18,732
Interest expense                                                                             8,934            8,190
Provision for consumer loan losses                                                           1,214              722
---------------------------------------------------------------------------------------------------------------------------
  Net revenues                                                                              12,023            9,820
---------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
  Compensation and benefits                                                                  5,071            4,005
  Other                                                                                      3,835            3,464
  Merger-related expenses                                                                     --               --
  Relocation charge                                                                           --                 59
--------------------------------------------------------------------------------------------------------------------------
    Total non-interest expenses                                                              8,906            7,528
--------------------------------------------------------------------------------------------------------------------------
Gain on sale of businesses                                                                    --               --
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of accounting change                                                                3,117            2,292
Provision for income taxes                                                                   1,137              827
--------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                                         1,980            1,465
Cumulative effect of accounting change                                                        --               --
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                            $      1,980      $     1,465
--------------------------------------------------------------------------------------------------------------------------
Earnings applicable to common shares/(2)/                                             $      1,914      $     1,400
--------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA/(3)/:

Earnings per common share:
  Basic before cumulative effect of accounting change                                 $       1.67      $      1.19
  Cumulative effect of accounting change                                                      --               --
--------------------------------------------------------------------------------------------------------------------------
  Basic                                                                               $       1.67      $      1.19
--------------------------------------------------------------------------------------------------------------------------
  Diluted before cumulative effect of accounting change                               $       1.58      $      1.13
  Cumulative effect of accounting change                                                      --               --
--------------------------------------------------------------------------------------------------------------------------
  Diluted                                                                             $       1.58      $      1.13
--------------------------------------------------------------------------------------------------------------------------
Book value per common share                                                           $       9.22      $      7.82
Dividends per common share                                                            $       0.22      $      0.16

BALANCE SHEET AND OTHER
OPERATING DATA:

Total assets                                                                          $    238,860      $   181,961
Consumer loans, net                                                                         21,262           19,733
Total capital/(4)/                                                                          31,152           24,644
Long-term borrowings/(4)/                                                                   19,450           14,636
Shareholders' equity                                                                        11,702           10,008
Return on average common shareholders' equity                                                 20.0%            16.4%
Average common and equivalent shares/(2)(3)/                                         1,146,713,860    1,180,288,434
--------------------------------------------------------------------------------------------------------------------------


(1) Fiscal 1995 and fiscal 1996 represent the combination of Morgan Stanley Group Inc.'s financial statements for the fiscal years ended November 30 with Dean Witter, Discover & Co.'s financial statements for the years ended December 31.

(2)  Amounts shown are used to calculate basic earnings per common share.

(3) Amounts have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 2000.

(4) These amounts exclude the current portion of long-term borrowings and include Capital Units and Preferred Securities Issued by Subsidiaries.