Form 10-K405, Exhibit 13
period 1999-11-30
MORGAN STANLEY DEAN WITTER & CO
filed 2000-02-25
CIK 895421

                                                                    EXHIBIT 13.3

Management's Discussion and Analysis of Financial Condition and Results of Operations

99 AR  page 22

INTRODUCTION

THE COMPANY
Morgan Stanley Dean Witter & Co. (the "Company") is a pre-eminent global financial services firm that maintains leading market positions in each of its three business segments -- Securities, Asset Management and Credit Services. The Company combines global strength in investment banking and institutional sales and trading with strength in providing full-service and online brokerage services, investment and global asset management services and, primarily through its Discover/(R) /Card brand, quality consumer credit products. The Company provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals.
    The Company's results for the 12 months ended November 30, 1999 ("fiscal 1999"), November 30, 1998 ("fiscal 1998") and November 30, 1997 ("fiscal 1997")
are discussed below. All share and per share information presented herein have been retroactively adjusted to reflect a two-for-one common stock split, effected in the form of a 100% stock dividend, declared December 20, 1999 and payable January 26, 2000 to shareholders of record as of January 12, 2000.

RESULTS OF OPERATIONS

CERTAIN FACTORS AFFECTING RESULTS OF OPERATIONS*
The Company's results of operations may be materially affected by market fluctuations and by economic factors. In addition, results of operations in the past have been, and in the future may continue to be, materially affected by many factors of a global nature, including economic and market conditions; the availability and cost of capital; the level and volatility of equity prices and interest rates; currency values and other market indices; technological changes and events (such as the increased use of the Internet to conduct electronic commerce and the emergence of electronic communication trading networks); the availability and cost of credit; inflation; investor sentiment; and legislative and regulatory developments. Such factors also may have an impact on the Company's ability to achieve its strategic objectives on a global basis, including (without limitation) continued increased market share in its securities activities, growth in assets under management and the expansion of its Credit Services business.
    The Company's Securities business, particularly its involvement in primary and secondary markets for all types of financial products, including derivatives, is subject to substantial positive and negative fluctuations due to a variety of factors that cannot be predicted with great certainty, including variations in the fair value of securities and other financial products and the volatility and liquidity of global trading markets. Fluctuations also occur due to the level of market activity around the world, which, among other things, affects the size, number and timing of investment banking client assignments and transactions and the realization of returns from the Company's private equity and other principal investments. The level of global market activity also could impact the flow of investment capital into mutual funds and the way in which such capital is allocated among money market, equity, fixed income or other investment alternatives which also could cause fluctuations to occur in the Company's Asset Management business. In the Company's Credit Services business, changes in economic variables, such as the number and size of personal bankruptcy filings, the rate of unemployment and the level of consumer debt, may substantially affect consumer loan levels and credit quality, which, in turn, could impact overall Credit Services results.
    The Company's results of operations also may be materially affected by competitive factors. Included among the principal competitive factors affecting the Securities business are the quality of its professionals and other personnel, its products and services, relative pricing and innovation. Competition in the Company's Asset Management business is affected by a number of factors, including investment objectives and performance; advertising and sales promotion efforts; and the level of fees, distribution channels and types and quality of services offered. In Credit Services, competition centers on merchant acceptance of credit cards, credit card acquisition and customer utilization of credit cards, all of which are impacted by the type of fees, interest rates and other features offered.
    In addition to competition from firms traditionally engaged in the financial services business, there has been increased competition in recent years from other sources, such as commercial banks, insurance companies, online service providers, sponsors of mutual funds and other companies offering financial services both in the U.S. and globally. The financial services industry also has experi-
--------------------------------------------------------------------------------
* This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements as well as a discussion of some of the risks and uncertainties involved in the Company's businesses that could affect the matters referred to in such statements.

enced consolidation and convergence in recent years, as financial institutions involved in a broad range of financial services industries have merged. This convergence trend is expected to continue and could result in the Company's competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. In November 1999, the Gramm-Leach-Bliley Act was passed in the U.S., effectively repealing certain sections of the 1933 Glass-Steagall Act. Its passage allows commercial banks, securities firms and insurance firms to affiliate, which may accelerate consolidation and lead to increasing competition in markets which traditionally have been dominated by investment banks and retail securities firms.
    The Company also has experienced increased competition for qualified employees in recent years, including from companies engaged in Internet-related businesses and private equity funds, in addition to the traditional competition for employees from the financial services, insurance and management consulting industries.
    For a detailed discussion of the competitive factors in the Company's Securities, Asset Management and Credit Services businesses, see the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1999.
    As a result of the above economic and competitive factors, net income and revenues in any particular period may not be representative of full-year results and may vary significantly from year to year and from quarter to quarter. The Company intends to manage its business for the long term and to mitigate the potential effects of market downturns by strengthening its competitive position in the global financial services industry through diversification of its revenue sources and enhancement of its global franchise. The Company's overall financial results will continue to be affected by its ability and success in maintaining high levels of profitable business activities, emphasizing fee-based assets that are designed to generate a continuing stream of revenues, managing risks in the Securities, Asset Management and Credit Services businesses, evaluating credit product pricing and monitoring costs. In addition, the complementary trends in the financial services industry of consolidation and globalization present, among other things, technological, risk management and other infrastructure challenges that will require effective resource allocation in order for the Company to remain competitive.
    The Company believes that technological advancements in the Internet and the growth of electronic commerce will continue to present both challenges and opportunities to the Company and could lead to significant changes and innovations in the financial markets and financial services industry as a whole. The Company's initiatives in this area have included Web-enabling existing businesses or enhancing client communication and access to information and services and making investments, or otherwise participating, in alternative trading systems, electronic communication networks and related businesses or technologies. The Company expects to continue to augment these initiatives in the future.

GLOBAL MARKET AND ECONOMIC CONDITIONS IN FISCAL 1999
Global market and economic conditions were generally favorable during much of fiscal 1999. Financial markets within many regions exhibited improved performance and, although experiencing periods of volatility, benefited from a succession of global interest rate cuts which were made in late 1998. These interest rate actions helped stabilize economies throughout the world and contributed to the global recovery from the extremely turbulent and uncertain conditions that existed during the latter half of fiscal 1998. During that period, severe economic turmoil in Russia, Asia and certain emerging market nations adversely affected investor confidence and led to periods of high volatility, low levels of liquidity and increased credit spreads, creating difficult conditions in the global financial markets. The improved global market and economic environment contributed to the Company's record results in fiscal 1999. The Company's Securities business generated record levels of net income and net revenues and ended the fiscal year with record levels of financial advisors, customer accounts and assets. The Company's Credit Services business also achieved record operating results in fiscal 1999, reflecting a continued improvement in the credit quality of customer receivables as well as increased customer transaction volume. In the Company's Asset Management business, customer assets under management or supervision increased to record levels at fiscal year-end.
    In the U.S., market conditions benefited from robust corporate earnings and the strong performance of the domestic economy, which continued to exhibit positive fundamentals and a high rate of growth. During much of fiscal 1999, the U.S. economy was characterized by several favorable trends, such as historically low levels of unemployment, high levels of consumer confidence and spending, and a high demand for imports. The domestic economy also was positively impacted by the overall improvement in global

99 AR  page 24

market and economic conditions, as many non-U.S. regions continued to recover from the difficult conditions that existed during the end of fiscal 1998. However, throughout fiscal 1999, there were persistent indications that U.S. economic growth was proceeding at a brisk pace and at a higher rate than anticipated. Such indications, coupled with the tight domestic labor market, increasing wage pressures and the renewed vigor in international markets, led to fears of accelerating inflation. In an effort to slow the U.S. economy and to mitigate inflationary pressures, during fiscal 1999 the Federal Reserve Board(the "Fed") raised the overnight lending rate by 0.25% on three separate occasions and also raised the discount rate by 0.25% on two separate occasions. Such increases reversed the Fed's interest rate actions that occurred in the fourth quarter of fiscal 1998, when it lowered the overnight lending rate by a total of 0.75%. At the conclusion of fiscal 1999, the Fed announced that it was adopting a neutral bias toward interest rates. However, there still remained much uncertainty as to whether additional interest rate actions would be necessary in the event that indications of inflationary pressures continue to persist in the future.
    Conditions in European financial markets also demonstrated signs of recovery in fiscal 1999. European financial markets benefited from positive investor sentiment relating to the European Economic and Monetary Union ("EMU"). EMU commenced on January 1, 1999 when the European Central Bank (the "ECB") assumed control of monetary policy for the 11 European Union (the "EU") countries participating in the EMU. Since its inception, the euro has emerged as a new funding alternative for many issuers. During the first half of fiscal 1999, European financial markets were adversely affected by the severe economic and financial turmoil that developed in Russia, Asia and certain emerging market nations in late 1998. These developments contributed to lower levels of exports and a sluggish rate of economic growth within the region. In response to these conditions, both the ECB and the Bank of England lowered interest rates in an effort to stimulate economic activity. During the latter half of fiscal 1999, the prospects for improved economic performance within Europe increased due to indications of recovery in the levels of manufacturing output and exports in Germany, the region's largest economy. European economic prospects also improved due to increased consolidation and restructuring activity across the region, the ongoing recovery of global financial markets and a lower interest rate environment, although concerns of accelerating inflation led both the ECB and the Bank of England to raise interest rates in the fourth quarter of fiscal 1999.
     Economic and financial difficulties have existed in the Far East region since the latter half of fiscal 1997. The Japanese economy has suffered from its worst recession since the end of World War II and has been adversely affected by shrinking consumer demand, declining corporate profits, deflation and rising unemployment. However, during fiscal 1999, there were indications that the steps taken by Japan's government to mitigate these conditions, including bank bailouts, emergency loans and stimulus packages, were beginning to have a favorable impact on the nation's economic performance. Certain financial markets elsewhere in the Far East, such as in Hong Kong, Singapore and Korea, also began to demonstrate signs of recovery during fiscal 1999 and have experienced a marked rebound in economic activity. Although uncertainty still remains, investor interest in the Far East region has generally increased as a result of these improved prospects.
    The worldwide market for mergers and acquisitions continued to be robust during fiscal 1999. The volume of global merger and acquisition transactions achieved record levels and contributed to record levels of revenues by the Company's investment banking business. The merger and acquisition market reflected ongoing consolidation and globalization across many industries, particularly in the technology and telecommunications sectors. During fiscal 1999, there also was a significant increase in the volume of cross-border transactions, primarily driven by higher levels of activity in the European merger and acquisition markets. In addition, fiscal 1999 included some of the largest merger and acquisition transactions ever completed. The markets for the underwriting of securities also were positively impacted by the generally favorable market and economic conditions which existed during much of fiscal 1999.

    In fiscal 1999, U.S. consumer demand and retail sales continued to increase at a strong pace. The relatively favorable interest rate environment that continued to exist in the U.S. for much of the year enabled consumers to manage finances advantageously while still allowing for steady growth in consumer credit. In addition, the level of loan losses and personal bankruptcies continued to decline. The Company continued to invest in the growth of its credit card business through the expansion of its Discover/NOVUS/(R) /Network, as evidenced by a record number of new merchant enrollments in fiscal 1999. The Company also increased its marketing and solicitation activities with respect to the Discover Card brand and the launch of the Morgan Stanley Dean Witter/SM /Card in the United Kingdom.

FISCAL 1999 AND FISCAL 1998 RESULTS FOR THE COMPANY
The Company achieved record net income of $4,791 million in fiscal 1999, a 46% increase from fiscal 1998. Fiscal 1998's net income included a net gain of $345 million from the sale of the Company's Global Custody business, its interest in the operations of SPS Transaction Services, Inc. ("SPS") and certain BRAVO/(R) /Card receivables ("BRAVO") (see "Results of Operations -- Business Acquisition and Dispositions" herein). Fiscal 1998's net income also included a $117 million charge resulting from the cumulative effect of an accounting change. This charge represents the effect of an accounting change adopted in the fourth quarter of fiscal 1998 (effective December 1, 1997) with respect to the accounting for offering costs paid by investment advisors of closed-end funds, where such costs are not specifically reimbursed through separate advisory contracts (see Note 2 to the consolidated financial statements). Excluding the net gain from the sale of the businesses noted above and the charge resulting from the cumulative effect of an accounting change, fiscal 1999's net income increased 57%. In fiscal 1998, net income was $3,276 million, an increase of 27% from fiscal 1997. Excluding the net gain from the sale of the businesses noted above and the charge resulting from the cumulative effect of an accounting change, fiscal 1998 net income was $3,048 million, an increase of 18%.
    The Company's income tax rate was 38.0%, 37.0% and 39.5% in fiscal 1999, 1998 and 1997, respectively. The increase in fiscal 1999 reflects an increase in provisions for certain tax matters, partially offset by reduced state and local taxes resulting from the resolution of certain audit issues. The decrease in fiscal 1998 primarily reflects lower tax rates applicable to non-U.S. earnings.
    Basic earnings per common share increased 55% to $4.33 in fiscal 1999 and 28% to $2.80 in fiscal 1998. Excluding the net gain from the sale of the businesses noted above and the impact of the cumulative effect of an accounting change, fiscal 1999's basic earnings per common share increased 67%, and fiscal 1998's basic earnings per common share increased 19%. Diluted earnings per common share increased 54% to $4.10 in fiscal 1999 and 28% to $2.67 in fiscal 1998. Excluding the net gain from the sale of the businesses noted above and the impact of the cumulative effect of an accounting change, fiscal 1999's diluted earnings per common share increased 65%, and fiscal 1998's diluted earnings per common share increased 19%.
    The Company's return on average shareholders' equity was 33%, 25% and 22% in fiscal 1999, fiscal 1998 and fiscal 1997, respectively. Excluding the net gain from the sale of the businesses noted above and the impact of the cumulative effect of an accounting change, fiscal 1998's return on average shareholders' equity was 23%.

BUSINESS ACQUISITION AND DISPOSITIONS
During the second quarter of fiscal 1999, the Company completed its acquisition of AB Asesores, the largest independent financial services firm in Spain. AB Asesores has leading positions in personal investment, asset management, institutional research and brokerage, and investment banking. Through its approximately 300 financial advisors, it offers its individual investors proprietary mutual funds and other financial products. This acquisition reflects the Company's strategic initiative to build its international Securities and Asset Management businesses to serve the needs of individual investors. The Company's fiscal 1999 results include the operations of AB Asesores since March 25, 1999, the date of acquisition.
    In fiscal 1998, the Company entered into several transactions reflecting its strategic decision to focus on growing its core Asset Management and Credit Services businesses.

99 AR  page 26

    In the fourth quarter of fiscal 1998, the Company completed the sale of its Global Custody business. The Company also sold its interest in the operations of SPS, a 73%-owned, publicly held subsidiary of the Company. In addition, the Company sold certain credit card receivables relating to its discontinued BRAVO Card. The Company's aggregate net pre-tax gain resulting from these transactions was $685 million.
    In addition, during fiscal 1998 the Company sold its Prime Option/SM /MasterCard/(R) /portfolio ("Prime Option"), a business it had operated with NationsBank of Delaware, N.A., and its Correspondent Clearing business. The gains resulting from the sale of these businesses were not material to the Company's results of operations or financial condition.

BUSINESS SEGMENTS
The remainder of Results of Operations is presented on a business segment basis. With the exception of fiscal 1997's merger-related expenses, substantially all of the operating revenues and operating expenses of the Company can be directly attributed to its three business segments: Securities, Asset Management and Credit Services. Certain revenues and expenses have been allocated to each business segment, generally in proportion to their respective revenues or other relevant measures. The accompanying business segment information includes the operating results of Morgan Stanley Dean Witter Online ("MSDW Online"), the Company's provider of electronic brokerage services, within the Securities segment. Previously, the Company had included MSDW Online's results within its Credit Services segment. In addition, the segment data presented below reflect the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." Prior to the adoption of SFAS No. 131, the Company had presented the results of its Securities and Asset Management segments on a combined basis. The segment data of all periods presented have been restated to reflect these changes. The following discussion excludes the cumulative effect of the accounting change in references to fiscal 1998 net income. Certain reclassifications have been made to prior-period amounts to conform to the current year's presentation.

SECURITIES

STATEMENTS OF INCOME

                                FISCAL   FISCAL   FISCAL
(dollars in millions)             1999     1998     1997
--------------------------------------------------------
Revenues:
  Investment banking           $ 4,430  $ 3,314  $ 2,660
 Principal transactions:
    Trading                      5,983    3,283    3,191
    Investments                    712      390      473
  Commissions                    2,904    2,288    2,024
 Asset management,
   distribution and
    administration fees          1,240      998      783
  Interest and dividends        11,448   13,455   10,233
  Other                            158      166      130
--------------------------------------------------------
  Total revenues                26,875   23,894   19,494
Interest expense                10,500   12,355    9,470
--------------------------------------------------------
  Net revenues                  16,375   11,539   10,024
--------------------------------------------------------
Compensation and benefits        7,225    5,428    4,825
Occupancy and equipment            493      419      388
Brokerage, clearing and
  exchange fees                    378      354      318
Information processing and
  communications                   756      591      514
Marketing and business
  development                      511      414      280
Professional services              578      445      290
Other                              570      447      383
--------------------------------------------------------
  Total non-interest expenses   10,511    8,098    6,998
--------------------------------------------------------
Income before income taxes       5,864    3,441    3,026
Provision for income taxes       2,183    1,199    1,185
--------------------------------------------------------
Net income                     $ 3,681  $ 2,242  $ 1,841

Securities provides a wide range of financial products, services and investment advice to individual and institutional investors. Securities business activities are conducted in the U.S. and throughout the world and include investment banking, institutional sales and trading, full-service and online brokerage services, and principal investing activities. At November 30, 1999, the Company's financial advisors provided investment services to more than 4.5 million client accounts with assets of $583 billion. The Company had the second largest financial advisor sales organization in the U.S. and had 12,674 professional financial advisors and 475 branches globally at November 30, 1999.
    Securities achieved record net revenues and net income of $16,375 million and $3,681 million in fiscal 1999, increases of 42% and 64%, respectively, from fiscal 1998. In fiscal 1998,

Securities net revenues and net income increased 15% and 22%, respectively, from fiscal 1997. In both fiscal 1999 and fiscal 1998, the levels of net revenues and net income in the Company's Securities business reflected a strong global market for mergers and acquisitions and securities underwritings, higher principal trading and commission revenues primarily driven by generally favorable market and economic conditions, high levels of customer trading volume and the continued increase in the level of client accounts and asset balances. The results of both years were partially offset by increased costs for incentive-based compensation, as well as increased non-compensation expenses associated with the Company's higher level of global business activities.

Investment Banking
Investment banking revenues are derived from the underwriting of securities offerings and fees from advisory services. Investment banking revenues were as follows:

                                FISCAL  FISCAL  FISCAL
(dollars in millions)             1999    1998    1997
-------------------------------------------------------
Advisory fees from merger,
  acquisition and restructuring
  transactions                   $1,886  $1,322  $  920
Equity underwriting revenues      1,272     815     888
Fixed income underwriting
  revenues                        1,272   1,177     852
-------------------------------------------------------
Total investment banking
  revenues                       $4,430  $3,314  $2,660
-------------------------------------------------------

Investment banking revenues increased 34% to record levels in fiscal 1999, surpassing the Company's previous record attained in fiscal 1998. Revenues in fiscal 1999 reflect higher advisory fees from merger, acquisition and restructuring transactions, as well as increased revenues from underwriting both equity and fixed income securities. In fiscal 1998, higher revenues from merger, acquisition and restructuring transactions and fixed income underwritings were partially offset by lower equity underwriting revenues.
    The worldwide merger and acquisition markets remained robust for the fifth consecutive year with more than $3.4 trillion of transactions (per Thomson Financial Securities Data) announced during calendar year 1999, including record volume in the U.S., Europe and the Far East. During calendar year 1999, the Company's dollar volume of announced merger and acquisition transactions surpassed $1.1 trillion, an increase of more than 77% over the comparable period of 1998. The high level of transaction activity reflected the continuing trends of consolidation and globalization across many industry sectors, as companies attempted to expand into new markets and businesses through strategic combinations. In fiscal 1999, merger and acquisition transaction volume was particularly strong in the telecommunications and technology sectors and also reflected a significant increase in the level of European merger and acquisition activity. The sustained growth of the merger and acquisition markets, coupled with the Company's global presence and strong market share, had a positive impact on advisory fees, which increased 43% in fiscal 1999. Higher advisory fees from real estate transactions also contributed to the increase. The 44% increase in advisory fees in fiscal 1998 was primarily due to high transaction volumes resulting from the strong global market for merger, acquisition and restructuring activities, as well as increased revenues from real estate advisory transactions.
    Equity underwriting revenues increased 56% in fiscal 1999 and continued to reflect a high volume of equity offerings and the Company's strong global market share. In fiscal 1999, the Company's equity underwriting revenues benefited from favorable global economic conditions, which led major equity market indices higher and new issue activity to record levels. The primary market for equity issuances was particularly strong in the U.S. and in Europe and reflected the Company's participation in some of the year's largest transactions and its leadership in the underwriting of technology-related issuances. Equity underwriting revenues decreased 8% in fiscal 1998, reflecting reduced activity in the primary market in the second half of the fiscal year due to the significant uncertainty and volatility in global financial markets that existed during that period.
    Revenues from fixed income underwriting increased 8% in fiscal 1999. The volume of fixed income underwriting transactions was generally strong during much of fiscal 1999, reflecting favorable global market conditions. In addition, the relatively low levels of interest rates in the U.S. during much of the year allowed issuers to take advantage of lower borrowing costs. EMU, which has permitted many corporate issuers to access the euro-denominated credit market, and the need for strategic financing in light of the robust global market for mergers and acquisitions also had a favorable impact on the volume of fixed income underwriting transactions. Higher revenues from underwriting derivative fixed income products also contributed to the increase. Fixed income underwriting revenues increased 38% in fiscal 1998, primarily driven by higher revenues from issuances of global high-yield and investment grade fixed income securities. The primary market for these securities benefited from relatively low nominal interest rates which

99 AR  page 28

existed throughout the year and attracted many issuers to the market, as well as from periods of strong investor demand. During the latter part of fiscal 1998, the primary market was less active, as increased volatility in global financial markets caused an unprecedented widening of credit spreads and a shift of investor preferences toward financial instruments with higher credit ratings.

Principal Transactions
Principal transactions include revenues from customers' purchases and sales of securities in which the Company acts as principal and gains and losses on securities held for resale. Decisions relating to principal transactions in securities are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes an assessment of the potential gain or loss associated with a trade and the interest income or expense associated with financing or hedging the Company's positions.

Principal transaction trading revenues were as follows:

                              FISCAL  FISCAL  FISCAL
(dollars in millions)           1999    1998    1997
----------------------------------------------------
Equities                      $3,065  $2,048  $1,310
Fixed income                   2,090     455   1,187
Foreign exchange                 397     587     500
Commodities                      431     193     194
----------------------------------------------------
Total principal transaction
  trading revenues            $5,983  $3,283  $3,191
----------------------------------------------------

Principal transaction trading revenues increased 82% in fiscal 1999, primarily reflecting higher fixed income, equity and commodity trading revenues, partially offset by a decline in foreign exchange trading revenues. Principal transaction trading revenues increased 3% in fiscal 1998, as higher equity and foreign exchange trading revenues were partially offset by a decline in fixed income trading revenues.
    Equity trading revenues increased 50% in fiscal 1999, primarily reflecting higher revenues from equity cash products. The increase was primarily driven by higher levels of customer trading volumes in both listed and over-the-counter securities, particularly in the U.S. and Europe, as generally favorable global market and economic conditions increased investor demand for equity securities. Higher revenues from trading equity derivative products, which benefited from strong trading volumes and periods of market volatility, and certain proprietary trading activities also contributed significantly to the increase. Equity trading revenues increased 56% in fiscal 1998, primarily reflecting higher revenues from equity cash and derivative products. The increase in revenues from equity cash products was primarily attributable to higher trading volumes in European markets, which benefited from the Company's increased sales and research coverage of the region that began in mid-1997. European equity trading revenues also benefited from generally favorable market conditions and positive investor sentiment regarding EMU. Revenues from trading equity derivative products also increased in fiscal 1998, primarily due to increased transaction volume and the high levels of market volatility that existed throughout the year, particularly in technology-related securities.
    Fixed income trading revenues increased 359% in fiscal 1999, primarily reflecting higher revenues from investment grade, high-yield and securitized fixed income securities, as well as swap transactions. Fiscal 1999's revenues benefited from significantly improved conditions in the global fixed income markets as compared with the periods of extreme volatility and illiquidity that existed at the end of fiscal 1998. During the first half of fiscal 1999, the continuing recovery of global economic and market conditions led to strong investor demand for fixed income products and contributed to high transaction volume. In addition, fears of accelerating inflation in the U.S. and the interest rate actions taken by the Fed and the ECB resulted in periods of volatility in the global fixed income markets, which resulted in increased trading opportunities. Market conditions and trading volumes were more moderate during the latter half of fiscal 1999, primarily reflecting a rising interest rate environment in the U.S. and Europe. Fixed income trading revenues decreased 62% in fiscal 1998, reflecting significantly lower revenues from investment grade, high-yield and securitized fixed income securities. Revenues from investment grade fixed income securities were adversely affected by the severe economic and financial turmoil in the Far East, Russia and emerging markets that occurred during the year. These difficult conditions caused investor preferences to shift toward higher quality financial instruments, principally to U.S. treasury securities. This negatively affected the trading of credit-sensitive fixed income securities by widening credit spreads, reducing market liquidity and de-coupling the historical price relationships between credit-sensitive securities and government securities. Revenues from high-yield fixed income securities also were impacted by the turbulent conditions in the global financial markets due to investors' concerns about the impact of a prolonged economic downturn on high-yield issuers. Revenues from securitized fixed income securities also declined, as the relatively low interest rate environment in the U.S. increased prepayment concerns and resulted in increased spreads.
    Foreign exchange revenues declined 32% in fiscal 1999 from the record level of revenues achieved in fiscal 1998. The decrease primarily reflects reduced customer trading volumes and lower levels of volatility in the global foreign exchange markets as compared with the prior year. During much of fiscal 1999, the U.S. dollar strengthened against the euro, reflecting the strong economic performance of the U.S., coupled with a slower growth rate across much of Europe. The U.S. dollar also appreciated against the Japanese yen in the beginning of fiscal 1999, although the yen strengthened later in the year due to the prospects of improved economic growth in the Far East and increased investor demand for yen-denominated assets. Revenues from foreign exchange trading increased 17% to record levels in fiscal 1998. The increase was primarily attributable to high levels of customer trading volume and volatility in the foreign exchange markets. During fiscal 1998, the U.S. dollar fluctuated against major currencies due to concerns about the U.S. economy's exposure to the financial crises in the Far East and emerging markets, as well as from the Fed's decision to lower the overnight lending rate on three occasions during the fourth quarter. Certain European currencies also experienced periods of volatility, resulting from expectations of interest rate fluctuations in anticipation of EMU and the collapse of the Russian ruble. Difficult political and economic conditions in certain Asian nations, coupled with the continued recession in Japan, also contributed to periods of high volatility in the currency markets.
    Commodities trading revenues rose 123% to record levels in fiscal 1999, primarily driven by higher revenues from energy-related products, including crude oil, refined energy products and natural gas. Revenues from trading energy-related products benefited from the sharp rise in energy prices that occurred during the latter half of fiscal 1999. The upward trend of energy prices was primarily attributable to strong demand for energy products, relatively low inventory levels and reduced production volumes. Revenues from natural gas trading benefited from periods of price volatility during the year, which was primarily attributable to changing weather conditions and varying levels of demand. Higher revenues from electricity and metals trading also contributed to the increase. In fiscal 1998, commodities trading revenues were comparable to those recorded in fiscal 1997, as higher revenues from energy-related products and electricity were partially offset by lower revenues from natural gas trading. Revenues from trading energy-related products were impacted by energy prices that fell during much of fiscal 1998. Diminished demand for these products, partially due to the economic crisis in the Far East, coupled with high inventory levels, contributed to the decline in prices. Electricity trading revenues benefited from higher electricity prices, primarily during the summer months when the demand for electric power increased. Revenues from natural gas trading decreased as unseasonably warm weather in certain regions of the U.S. during the winter months reduced the demand for home heating oil, leading to a decline in prices. In both fiscal 1999 and fiscal 1998, commodities trading revenues benefited from the expansion of the customer base for commodity-related products, including derivatives, and the use of such products for risk management purposes.
    Principal transaction investment revenues aggregating $712 million were recognized in fiscal 1999 as compared with $390 million in fiscal 1998. Fiscal 1999's revenues reflected the highest level of revenues recorded by the Company's private equity business and included realized and unrealized gains from the Company's positions in Equant N.V., a Netherlands-based data communications company, and Knight/Trimark Group Inc., a U.S.-based broker-dealer. Net gains from increases in the value of certain other private equity and venture capital investments also contributed to fiscal 1999's results. Fiscal 1998's principal transaction investment revenues primarily resulted from gains on certain positions that were sold during the year and increases in the value of certain of the Company's private equity investments. Such increases included gains from the initial public offering of Equant N.V. and from the sale of positions in Fort James Corporation and Jefferson Smurfit Corporation.

Commissions
Commission revenues primarily arise from agency transactions in listed and over-the-counter equity securities and sales of mutual funds, futures, insurance products and options. Commissions also include revenues from customer securities transactions associated with MSDW Online. Commission revenues increased 27% in fiscal 1999, primarily reflecting higher revenues from equity cash products in markets located in the U.S., Europe and the Far East.

99 AR  page 30

In the U.S., favorable market conditions and strong investor demand for equity products contributed to a high volume of customer securities transactions, including listed and over-the-counter equity securities. Revenues from markets in Europe also benefited from strong customer transaction volume, as improved economic and market conditions in the region increased investor demand for European equity securities. Commission revenues from markets in Japan and elsewhere in the Far East increased, as improved economic prospects within the region increased investor interest and led to higher transaction volumes. Commission revenues increased 13% in fiscal 1998, reflecting higher revenues from equity cash products, primarily from markets in the U.S. and Europe, as well as higher revenues from derivative products. Revenues from U.S. markets benefited from high levels of market volatility, which contributed to increased customer trading volumes. Revenues from European markets benefited from strong customer trading volumes, which were positively impacted by the generally favorable performances of certain European equity markets and from the Company's increased sales and research activities in the region. Commissions on derivative products increased as the high levels of market volatility contributed to increased customer hedging activities and trading volumes. In both fiscal 1999 and fiscal 1998, commission revenues also benefited from higher sales of mutual funds and the continued growth in the number of the Company's financial advisors.
    In October 1999, the Company launched ichoice/SM/, a new service and technology platform available to individual investors. ichoice provides each of the Company's individual investor clients with the choice of self-directed investing online; a traditional full-service brokerage relationship through a financial advisor; or some combination of both. ichoice provides a range of pricing options, including fee-based pricing. In future periods, the amount of revenues recorded within the "Commissions" and "Asset Management, distribution and administration fees" income statement categories will be affected by the number of the Company's clients electing a fee-based pricing arrangement.

Net Interest
Interest and dividend revenues and interest expense are a function of the level and mix of total assets and liabilities, including financial instruments owned, reverse repurchase and repurchase agreements, trading strategies associated with the Company's institutional securities activities, customer margin loans and the prevailing level, term structure and volatility of interest rates. Interest and dividend revenues and interest expense are integral components of trading activities. In assessing the profitability of trading activities, the Company views net interest and principal trading revenues in the aggregate. In addition, decisions relating to principal transactions in securities are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes an assessment of the potential gain or loss associated with a trade and the interest income or expense associated with financing or hedging the Company's positions. Net interest revenues decreased 14% in fiscal 1999, reflecting the level and mix of interest bearing assets and liabilities during the period, including liabilities associated with the Company's aircraft financing activities, as well as certain trading strategies utilized in the Company's institutional securities business. Net interest revenues increased 44% in fiscal 1998, primarily attributable to higher levels of revenues from net interest earning assets, including financial instruments owned and customer margin loans. In both periods, higher levels of securities lending transactions also had a positive impact on net interest revenues.

Asset Management, Distribution and Administration Fees
Asset management, distribution and administration fees include revenues from asset management services, including fees for promoting and distributing mutual funds ("12b-1 fees") and fees from investment management services provided to segregated customer accounts pursuant to various contractual arrangements in connection with the Company's Investment Consulting Services ("ICS") business. The Company receives 12b-1 fees for services it provides in promoting and distributing certain open-ended mutual funds. These fees are based on either the average daily fund net asset balances or average daily aggregate net fund sales and are affected by changes in the overall level and mix of assets under management or supervision.
    Asset management, distribution and administration fees increased 24% in fiscal 1999 and 27% in fiscal 1998. The increase in both periods was primarily attributable to higher 12b-1 fees from promoting and distributing mutual funds to individual investors through the Company's financial advisors. Higher revenues from investment management services and the continued growth in the level of client asset balances, which rose to $583 billion at November 30, 1999 from $438 billion at November 30, 1998, also contributed to the increase.

Non-Interest Expenses

                                FISCAL  FISCAL  FISCAL
(dollars in millions)             1999    1998    1997
------------------------------------------------------
Compensation and benefits      $ 7,225  $5,428  $4,825
Occupancy and equipment            493     419     388
Brokerage, clearing and
 exchange fees                     378     354     318
Information processing and
 communications                    756     591     514
Marketing and business
 development                       511     414     280
Professional services              578     445     290
Other                              570     447     383
------------------------------------------------------
Total non-interest expenses    $10,511  $8,098  $6,998
------------------------------------------------------

Fiscal 1999's total non-interest expenses increased 30% to $10,511 million. Within the non-interest expense category, employee compensation and benefits expense increased 33%, reflecting increased levels of incentive compensation based on record fiscal 1999 revenues and earnings, as well as an increase in the number of employees. Excluding compensation and benefits expense, non-interest expenses increased $616 million. Occupancy and equipment expense increased 18%, principally reflecting additional office space in New York and certain other locations, as well as incremental rent attributable to the opening of 37 securities branch locations. Brokerage, clearing and exchange fees increased 7%, primarily attributable to higher brokerage expenses due to higher levels of trading volume in the global securities markets. Information processing and communications costs increased 28%, primarily due to increased costs associated with the Company's information technology infrastructure, including server and data center costs. A higher number of employees utilizing communications systems and certain data services also contributed to the increase. Marketing and business development expense increased 23%, reflecting higher advertising expenses associated with the Company's individual securities business, including MSDW Online. Increased travel and entertainment costs associated with the high levels of activity in the global financial markets also contributed to the increase. Professional services expense increased 30%, primarily reflecting higher consulting costs as a result of certain information technology initiatives, including the Company's preparations for the Year 2000 (see also "Year 2000" herein). Higher legal costs associated with increased levels of business activity and higher temporary staffing fees also contributed to the increase. Other expenses increased 28%, primarily reflecting the impact of a higher level of business activity on various operating expenses. An increase in charitable donations and the amortization of goodwill associated with the Company's acquisition of AB Asesores in March 1999 also contributed to the increase.
    Fiscal 1998's total non-interest expenses increased 16% to $8,098 million. Within the non-interest expense category, employee compensation and benefits expense increased 12%, reflecting increased levels of incentive compensation based on higher fiscal 1998 revenues and earnings, as well as an increase in the number of employees. Excluding compensation and benefits expense, non-interest expenses increased $497 million. Occupancy and equipment expense increased 8%, principally reflecting additional office space and higher occupancy costs in New York and Hong Kong, as well as incremental rent attributable to the opening of 27 securities branch locations. Brokerage, clearing and exchange fees increased 11%, primarily reflecting increased expenses related to higher levels of trading volume in the global securities markets. Information processing and communications costs increased 15% due to higher data services and communications costs related to an increased number of employees and continued enhancements and maintenance associated with the Company's information technology infrastructure. Marketing and business development expense increased 48%, reflecting higher advertising expenses associated with the Company's individual securities business, primarily MSDW Online, as well as higher travel and entertainment costs relating to increased levels of business activity. Professional services expense increased 53%, primarily reflecting higher consulting costs as a result of certain information technology initiatives, including the Company's preparations for EMU and Year 2000. Higher levels of temporary staff and employment fees due to the increased level of overall business activity also contributed to the increase. Other expenses increased 17%, reflecting the impact of a higher level of business activity on various operating expenses.

99 AR  page 32

ASSET MANAGEMENT

STATEMENTS OF INCOME

                                 FISCAL  FISCAL   FISCAL
(dollars in millions)              1999    1998     1997
---------------------------------------------------------
Revenues:
 Investment banking               $   93  $   26   $   34
 Principal transactions:
  Investments                         13    (301)     (10)
 Commissions                          17      33       42
 Asset management, distribution
  and administration fees          1,930   1,891    1,742
Interest and dividends                61     252      227
Other                                  7      27        9
---------------------------------------------------------
  Total revenues                   2,121   1,928    2,044
Interest expense                       9     165      163
---------------------------------------------------------
  Net revenues                     2,112   1,763    1,881
---------------------------------------------------------
Compensation and benefits            648     659      659
Occupancy and equipment               96      97       77
Brokerage, clearing and
 exchange fees                       107     198      142
Information processing and
 communications                       92      87       95
Marketing and business
 development                         127     125      119
Professional services                137     135       88
Other                                138      91      136
---------------------------------------------------------
Total non-interest expenses        1,345   1,392    1,316
---------------------------------------------------------
Gain on sale of businesses            --     323       --
---------------------------------------------------------
Income before income taxes
 and cumulative effect of
 accounting change                   767     694      565
Provision for income taxes           319     264      230
---------------------------------------------------------
Income before cumulative
 effect of accounting change         448     430      335
---------------------------------------------------------
Cumulative effect of
 accounting change                    --    (117)      --
---------------------------------------------------------
Net income                        $  448  $  313   $  335
---------------------------------------------------------

Asset Management ranks among the top five global active asset managers and provides a wide range of investment advisory products through both proprietary and non-proprietary distribution channels. Morgan Stanley Dean Witter Advisors and Van Kampen Investments ("VK") offer individual investors a broad array of mutual fund and wealth management tools that cover the full spectrum of investment categories, including growth, income, sector and global. Morgan Stanley Dean Witter Investment Management and Miller Anderson & Sherrerd serve the specialized needs of global institutional and high net worth investors. Asset Management's product breadth includes mutual funds, closed-end funds, managed accounts, managed futures funds, pooled vehicles, variable annuities and unit investment trusts. In fiscal 1999, Asset Management's assets under management or supervision increased $49 billion to $425 billion at November 30, 1999.

    Asset Management achieved net revenues and net income of $2,112 million and $448 million in fiscal 1999, increases of 20% and 43%, respectively, from fiscal 1998. Fiscal 1998's net income included a net gain of $182 million from the sale of the Company's Global Custody business (see "Results of Operations -- Business Acquisition and Dispositions" herein). Fiscal 1998 net income also included a $117 million charge resulting from the cumulative effect of an accounting change. This charge represents the effect of an accounting change adopted in the fourth quarter of fiscal 1998 (effective December 1, 1997) with respect to the accounting for offering costs paid by investment advisors of closed-end funds, where such costs are not specifically reimbursed through separate advisory contracts (see Note 2 to the consolidated financial statements). Excluding the net gain from the sale of the Global Custody business and the charge resulting from the cumulative effect of an accounting change, fiscal 1999's net income increased 81%. In fiscal 1998, Asset Management net revenues and net income decreased 6% and 7%, respectively, from fiscal 1997. Excluding the net gain from the sale of the Global Custody business and the charge resulting from the cumulative effect of an accounting change, fiscal 1998's net income decreased 26%.

    The fiscal 1999 and fiscal 1998 levels of net revenues and net income in the Company's Asset Management business primarily reflected strong growth in customer assets under management or supervision. In fiscal 1998, net revenues and net income were adversely affected by losses from an institutional leveraged emerging market debt portfolio.

Investment Banking
Asset Management primarily generates investment banking revenues from the underwriting of Unit Investment Trust products. Investment banking revenues increased 258% in fiscal 1999 and decreased 24% in fiscal 1998. In both periods, the fluctuations were primarily associated with changes in the level of Unit Investment Trust sales volumes.

Principal Transactions
Asset Management primarily generates principal transaction revenues from gains and losses resulting from the Company's capital investments in certain of its funds and other investments.
    Principal transaction investment revenues aggregating $13 million were recognized in fiscal 1999 as compared with losses of $(301) million in fiscal 1998. Fiscal 1999's revenues primarily consist of net gains from the Company's capital investments in certain of its funds, reflecting generally favorable market condi-tions. Fiscal 1998's results primarily reflect losses from an institutional leveraged emerging market debt portfolio that occurred during the third quarter of fiscal 1998.

Commissions
Asset Management primarily generates commission revenues from dealer and distribution concessions on sales of certain funds, as well as certain allocated commission revenues.
    Commission revenues decreased 48% in fiscal 1999 and 21% in fiscal 1998. In both periods, the fluctuations primarily reflected lower levels of transaction volume and allocated commission revenues.

Net Interest
Asset Management generates net interest revenues from certain investment positions, as well as from certain allocated interest revenues and expenses. Net interest revenues in fiscal 1998 and fiscal 1997 also include revenues from global custody and correspondent clearing services.
    Net interest revenues decreased 40% in fiscal 1999, primarily reflecting the Company's sale of its Global Custody and Correspondent Clearing businesses in fiscal 1998. Net interest revenues increased 36% in fiscal 1998, primarily reflecting higher net revenues from certain investment positions.

Asset Management, Distribution and Administration Fees
Asset management, distribution and administration fees primarily include revenues from the management and administration of assets. These fees arise from investment management services the Company provides to investment vehicles (the "Funds") pursuant to various contractual arrangements. Generally, the Company receives fees based upon the Fund's average net assets. Revenues in fiscal 1998 and fiscal 1997 also include other administrative fees and non-interest revenues earned from global custody and correspondent clearing services. Asset management, distribution and administration fees were as follows:

                                                                FISCAL  FISCAL  FISCAL
(dollars in millions)                                             1999    1998    1997
---------------------------------------------------------------------------------------
Asset management, distribution
 and administration fees                                         $1,930  $1,891  $1,742
---------------------------------------------------------------------------------------
The Company's customer assets under management or supervision were as follows:

                                                                 FISCAL  FISCAL  FISCAL
(dollars in billions)                                              1999    1998    1997
---------------------------------------------------------------------------------------
Products offered primarily to
 individuals                                                     $  258  $  219  $  193
Products offered primarily to
 institutional clients                                              167     157     145
---------------------------------------------------------------------------------------
Total assets under management
 or supervision at fiscal
 year-end/(1)/                                                   $  425  $  376  $  338
---------------------------------------------------------------------------------------

(1) These amounts include assets associated with the Company's ICS business. Revenues generated by ICS are included in the Company's Securities segment. ICS assets were $23 billion, $19 billion and $14 billion at November 30 1999, 1998 and 1997, respectively.

In fiscal 1999, asset management, distribution and administration fees increased 2%. The increase in revenues primarily reflects higher fund management fees as well as other revenues resulting from a higher level of assets under management or supervision. These increases were partially offset by the absence of revenues from global custody and correspondent clearing activities, attributable to the Company's sale of its Global Custody business in the fourth quarter of fiscal 1998 and its Correspondent Clearing business in the third quarter of fiscal 1998. In fiscal 1998, asset management, distribution and administration fees increased 9%. The increase in revenues primarily reflects higher fund management fees as well as other revenues resulting from a higher level of assets under management or supervision, including revenues from developed country global equity and fixed income products. Such increases were partially offset by the impact of market depreciation in certain of the Company's products resulting from the downturn in certain global financial markets which occurred during the latter half of the year. Fiscal 1998's revenues also were negatively impacted by the Company's sale of its Global Custody and Correspondent Clearing businesses.
    As of November 30, 1999, assets under management or supervision increased $49 billion from fiscal year-end 1998. In fiscal 1999, approximately 25% of the increase in assets under management or supervision was attributable to net inflows of new customer assets, while the remaining 75% reflected market appreciation. In fiscal 1998, approximately 50% of the increase in assets under management or supervision was attributable to net inflows of new customer assets, while the remaining 50% reflected market appreciation.

99 AR  page 34

Non-Interest Expenses

                               FISCAL  FISCAL  FISCAL
(dollars in millions)            1999    1998    1997
-----------------------------------------------------
Compensation and benefits      $  648  $  659  $  659
Occupancy and equipment            96      97      77
Brokerage, clearing and
 exchange fees                    107     198     142
Information processing and
 communications                    92      87      95
Marketing and business
 development                      127     125     119
Professional services             137     135      88
Other                             138      91     136
-----------------------------------------------------
Total non-interest expenses    $1,345  $1,392  $1,316
-----------------------------------------------------

Fiscal 1999's total non-interest expenses decreased 3% to $1,345 million. Within the non-interest expense category, employee compensation and benefits expense decreased 2%, reflecting lower costs due to the sale of the Company's Global Custody business in fiscal 1998, partially offset by higher incentive compensation costs based on higher fiscal 1999 revenues and earnings. Excluding compensation and benefits expense, non-interest expenses decreased $36 million. Occupancy and equipment expense was comparable to the prior year, as higher occupancy costs at certain office locations were offset by lower costs due to the Company's sale of its Global Custody business. Brokerage, clearing and exchange fees decreased 46%, primarily attributable to commissions paid in fiscal 1998 in connection with the Company's launch of the Van Kampen Senior Income Trust mutual fund and lower sales of closed-end funds through the non-proprietary distribution channel. In addition, lower agent bank costs were incurred in fiscal 1999 due to the Company's sale of its Global Custody business. These decreases were partially offset by a higher level of deferred commission amortization. Information processing and communications costs increased 6%, primarily due to increased costs associated with the Company's information technology infrastructure, as well as higher market data costs. These increases were partially offset by lower costs due to the Company's sale of its Global Custody business. Marketing and business development expenses increased 2%, as higher costs due to business growth, including new product launches, were partially offset by lower costs due to the Company's sale of its Global Custody business. Professional services expense increased 1%, as higher consulting fees were partially offset by lower legal expenses and lower costs due to the Company's sale of its Global Custody business. Other expenses increased 52%, reflecting the impact of a higher level of business activity on various operating expenses, as well as costs associated with the consolidation of certain office locations.
    Fiscal 1998's total non-interest expenses increased 6% to $1,392 million. Within the non-interest expense category, employee compensation and benefits expense was comparable to the prior year. Occupancy and equipment expense increased 26%, principally reflecting the reclassification of certain expenses associated with VK, as well as additional office space and higher occupancy costs at certain locations. Brokerage, clearing and exchange fees increased 39%, primarily reflecting commissions paid in connection with the Company's launch of the Van Kampen Senior Income Trust mutual fund, higher closed-end fund sales through the non-proprietary distribution channel, and a higher level of deferred commission amortization. Information processing and communications costs decreased 8% due to the reclassification of certain expenses associated with VK, as well as lower allocated communications costs. Marketing and business development expense increased 5%, primarily reflecting higher costs due to business growth, including new product launches. Professional services expense increased 53%, primarily reflecting higher consulting and subadvisory costs. Other expenses decreased 33%, which primarily reflects a lower level of allocated expenses.

CREDIT SERVICES

STATEMENTS OF INCOME

                               FISCAL  FISCAL   FISCAL
(dollars in millions)           1999    1998    1997
-----------------------------------------------------
Fees:
 Merchant and cardmember       $1,492  $1,647  $1,704
 Servicing                      1,194     928     762
Other                              --       5       5
-----------------------------------------------------
 Total non-interest revenues    2,686   2,580   2,471
-----------------------------------------------------
Interest revenue                2,246   2,729   3,123
Interest expense                  881     994   1,173
-----------------------------------------------------
Net interest income             1,365   1,735   1,950
Provision for consumer
 loan losses                      529   1,173   1,493
-----------------------------------------------------
Net credit income                 836     562     457
-----------------------------------------------------
 Net revenues                   3,522   3,142   2,928
-----------------------------------------------------
Compensation and benefits         525     549     535
Occupancy and equipment            54      67      61
Information processing and
 communications                   477     462     471
Marketing and business
 development                    1,041     872     780
Professional services             121      97      73
Other                             207     207     251
-----------------------------------------------------
Total non-interest expenses     2,425   2,254   2,171
-----------------------------------------------------
Gain on sale of businesses         --     362      --
-----------------------------------------------------
Income before income taxes      1,097   1,250     757
Provision for income taxes        435     529     284
-----------------------------------------------------
Net income                     $  662  $  721  $  473
-----------------------------------------------------

The Company's Credit Services business is operated by its Discover Financial Services business unit, which also operates the Discover/ NOVUS Network, a proprietary network of merchant and cash access locations. The credit cards offered by the Company include the Discover Card, the Discover Platinum Card, the Morgan Stanley Dean Witter Card and other proprietary general purpose credit cards.
    Fiscal 1999 does not include the results from Prime Option, the operations of SPS and certain receivables associated with the discontinued BRAVO Card, all of which were sold during fiscal 1998. Prime Option, a business the Company had operated with NationsBank of Delaware, N.A., was sold during the second quarter of fiscal 1998. The Company sold its interest in the operations of SPS, which was a 73%-owned, publicly held subsidiary of the Company, in the fourth quarter of fiscal 1998. The Company discontinued its BRAVO Card in fiscal 1998 and sold certain credit card receivables associated with the BRAVO Card in the fourth quarter of fiscal 1998. Fiscal 1998's net after-tax gain on the sale of these businesses was $163 million.
    The sale of Prime Option, the operations of SPS and certain BRAVO receivables reflect the Company's strategic decision to focus on the growth of its existing Discover Card and Morgan Stanley Dean Witter brand names. Reflecting this focus, the Company introduced the Discover Platinum Card and the Morgan Stanley Dean Witter Card in fiscal 1999.
    In fiscal 1999, Credit Services net income decreased 8% to $662 million, primarily due to fiscal 1998's inclusion of the $163 million net gain on the sale of the above-mentioned businesses. Excluding this gain, net income increased 19% in fiscal 1999. The increase was primarily attributable to a lower provision for loan losses and increased servicing fees, partially offset by lower net interest income and merchant and cardmember fees and higher marketing and business development expenses. In fiscal 1998, net income increased 52% to $721 million from $473 million in fiscal 1997. Excluding the net gain on the sale of the businesses mentioned above, net income increased 18% in fiscal 1998. The increase was primarily attributable to a reduction in the provision for loan losses primarily resulting from the sale of Prime Option and the operations of SPS as well as higher servicing fees. The increase in net income was partially offset by lower net interest income and increases in marketing and business development expenses and incremental taxes associated with the sale of the operations of SPS.
    As a result of enhancements made to certain of the Company's operating systems in the fourth quarter of fiscal 1997, the Company began recording charged-off cardmember fees and interest revenue directly against the income statement line items to which they were originally recorded. Prior to the enhancements, charged-off cardmember fees and interest revenue both were recorded as a reduction of interest revenue. While this change had no impact on net revenues, the Company believes the revised presentation better reflects the manner in which charge-offs affect the Credit Services statements of income. However, since prior periods have not been restated to reflect this change, the comparability of merchant and cardmember fees and interest revenue between fiscal 1998 and fiscal 1997 has been affected. Accordingly, the following sections also will discuss the changes in these income statement categories excluding the impact of this reclassification.

99 AR  page 36

Credit Services statistical data were as follows:

                                     FISCAL  FISCAL FISCAL
(dollars in billions)                  1999    1998   1997
-----------------------------------------------------------
Consumer loans at fiscal year-end:
 Owned                                 $21.0   $16.0  $20.9
 Managed                               $38.0   $32.5  $36.0
General purpose credit card
 transaction volume                    $70.6   $58.0  $55.8
-----------------------------------------------------------

The higher level of consumer loans at November 30, 1999 was primarily attributable to growth in the Company's Discover Platinum Card. The lower level of consumer loans at November 30, 1998 reflects the Company's sale of Prime Option, the operations of SPS and certain BRAVO receivables during fiscal 1998.

Merchant and Cardmember Fees
Merchant and cardmember fees include revenues from fees charged to merchants on credit card sales, late payment fees, over-limit fees, insurance fees, cash advance fees, and fees for the administration of credit card programs and transaction processing services.
    Merchant and cardmember fees decreased 9% to $1,492 million during fiscal 1999 and decreased 3% to $1,647 million during fiscal 1998. The decrease in fiscal 1999 was primarily due to the Company's sale of the operations of SPS and the sale of Prime Option. Fiscal 1999 also was impacted by higher merchant discount revenue offset by lower levels of overlimit fees and cash advance fees. The increase in merchant discount revenue was associated with record levels of sales volume. Overlimit fees decreased primarily due to a lower level of overlimit fee occurrences. Cash advance fees decreased due to lower cash advance transaction volume, primarily attributable to the Company's actions to limit cash advances in an effort to improve credit quality. The 3% decrease in merchant and cardmember fees in fiscal 1998 primarily reflects the reclassification of charged-off cardmember fees discussed above. Excluding the effect of the reclassification of charged-off cardmember fees, merchant and cardmember fees would have increased 2% in fiscal 1998. This increase was attributable to higher merchant discount revenue primarily associated with increased growth of general purpose credit card transaction volume related to the Discover Card, offset by lower revenues due to the sale of the operations of SPS in October 1998. In addition, merchant and cardmember fees benefited from higher overlimit and late fees attributable to a fee increase introduced during fiscal 1998 and an increase in occurrences of overlimit accounts and delinquent payments. Partially offsetting these increases was a decrease in cash advance fees as a result of lower cash advance transaction volume, primarily attributable to limits on cash advances imposed by the Company in an effort to improve credit quality.

Servicing Fees
Servicing fees are revenues derived from consumer loans which have been sold to investors through asset securitizations. Cash flows from the interest yield and cardmember fees generated by securitized loans are used to pay investors in these loans a predetermined fixed or floating rate of return on their investment, to reimburse the investors for losses of principal resulting from charged-off loans and to pay the Company a fee for servicing the loans. Any excess cash flows remaining are paid to the Company. The servicing fees and excess net cash flows paid to the Company are reported as servicing fees in the consolidated statements of income. The sale of consumer loans through asset securitizations therefore has the effect of converting portions of net credit income and fee income to servicing fees. The Company completed asset securitizations of $3.0 billion in fiscal 1999 and $4.5 billion in fiscal 1998. The asset securitizations in fiscal 1999 and 1998 have expected maturities ranging from three to 10 years from the date of issuance.

The table below presents the components of servicing fees:

                                 FISCAL    FISCAL   FISCAL
(dollars in millions)             1999      1998     1997
----------------------------------------------------------
Merchant and cardmember fees    $   552   $   505   $  436
Interest revenue                  2,694     2,598    2,116
Interest expense                   (996)   (1,010)    (829)
Provision for consumer
 loan losses                     (1,056)   (1,165)    (961)
----------------------------------------------------------
Servicing fees                  $ 1,194   $   928   $  762
----------------------------------------------------------

Servicing fees are affected by the level of securitized loans, the spread between the interest yield on the securitized loans and the yield paid to the investors, the rate of credit losses on securitized loans and the level of cardmember fees earned from securitized loans. Servicing fees also include the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. Servicing fees increased 29% in fiscal 1999 and 22% in fiscal 1998. The increase in fiscal 1999 was due to higher levels of net interest income primarily resulting from higher levels of average securitized loans. The increase also reflects a decline in credit losses from securitized consumer loans resulting from a lower level of charge-offs related to the Discover Card portfolio and the positive impact of the sale of the operations of SPS, partially offset by an increase in the level of average securitized loans. The increase in servicing fees in fiscal 1998 was due to higher levels of net interest cash flows and increased fee revenue, partially offset by increased credit losses from securitized consumer loans, which were primarily a result of higher levels of average securitized loans.

Net Interest Income
Net interest income is equal to the difference between interest revenue derived from consumer loans and short-term investment assets and interest expense incurred to finance those assets. Credit Services assets, consisting primarily of consumer loans, currently earn interest revenue at fixed rates and, to a lesser extent, market-indexed variable rates. The Company incurs interest expense at fixed and floating rates. Interest expense also includes the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. This program is designed to reduce the volatility of earnings resulting from changes in interest rates and is accomplished primarily through matched financing, which entails matching the repricing schedules of consumer loans and the related financing.
    The following tables present analyses of Credit Services average balance sheets and interest rates in fiscal 1999, fiscal 1998 and fiscal 1997 and changes in net interest income during those fiscal years:

AVERAGE BALANCE SHEET ANALYSIS


                                     FISCAL 1999                         FISCAL 1998/(3)/                  FISCAL 1997/(3)/
                               AVERAGE                           AVERAGE                             AVERAGE
(dollars in millions)          BALANCE     RATE    INTEREST      BALANCE       RATE    INTEREST      BALANCE      RATE    INTEREST
------------------------------------------------------------   ---------------------------------  --------------------------------
ASSETS

Interest earning assets:
General purpose credit
 card loans                     $16,173    13.10%    $2,118        $17,184     13.87%    $2,383        $19,512    14.03%    $2,738
Other consumer loans                  4     8.98         --          1,374     16.70        229          1,773    15.73        279
Investment securities               672     5.16         35            496      6.25         31            176     5.45         10
Other                             1,656     5.61         93          1,465      5.88         86          1,680     5.75         96
------------------------------------------------------------   ---------------------------------  --------------------------------
 Total interest earning assets   18,505    12.14      2,246         20,519     13.30      2,729         23,141    13.49      3,123
Allowance for loan losses         (774)                               (847)                               (828)
Non-interest earning assets       1,544                              1,517                               1,529
------------------------------------------------------------   ---------------------------------  --------------------------------
 Total assets                   $19,275                            $21,189                             $23,842
------------------------------------------------------------   ---------------------------------  --------------------------------
LIABILITIES AND SHAREHOLDER'S EQUITY

Interest bearing liabilities:
Interest bearing deposits
 Savings                        $ 1,492     4.51%    $   67        $ 1,073      4.79%    $   51        $   963     4.27%    $   41
 Brokered                         5,609     6.37        357          5,656      6.62        375          4,589     6.66        306
 Other time                       1,927     5.61        108          2,189      6.16        135          2,212     6.12        135
------------------------------------------------------------   ---------------------------------  --------------------------------
  Total interest bearing
   deposits                       9,028     5.90        532          8,918      6.29        561          7,764     6.21        482
Other borrowings                  6,046     5.76        349          7,162      6.05        433         11,371     6.07        691
------------------------------------------------------------   ---------------------------------  --------------------------------
  Total interest bearing
   liabilities                   15,074     5.84        881         16,080      6.18        994         19,135     6.13      1,173
Shareholder's equity/other
 liabilities                      4,201                              5,109                               4,707
------------------------------------------------------------   ---------------------------------  --------------------------------
Total liabilities and
 shareholder's equity           $19,275                            $21,189                             $23,842
------------------------------------------------------------   ---------------------------------  --------------------------------
Net interest income                                 $ 1,365                               $1,735                            $1,950
------------------------------------------------------------   ---------------------------------  --------------------------------
Net interest margin/(1)/                               7.38%                                8.46%                             8.43%
Interest rate spread/(2)/                   6.30%                               7.12%                              7.36%
------------------------------------------------------------   ---------------------------------  --------------------------------

(1) Net interest margin represents net interest income as a percentage of total interest earning assets.
(2) Interest rate spread represents the difference between the rate on total interest earning assets and the rate on total interest bearing liabilities.
(3) Certain prior-year information has been reclassified to conform to the current year's presentation.

99 AR  page 38

RATE/VOLUME ANALYSIS

INCREASE/(DECREASE) DUE TO CHANGES IN:     FISCAL 1999 VS. FISCAL 1998                   FISCAL 1998 VS. FISCAL 1997
(dollars in millions)                VOLUME         RATE          TOTAL           VOLUME           RATE           TOTAL
--------------------------------------------------------------------------  ---------------------------------------------
INTEREST REVENUE
General purpose credit card loans     $(140)       $(125)         $(265)          $(327)           $(28)          $(355)
Other consumer loans                   (229)          --           (229)            (63)             13             (50)
Investment securities                    11           (7)             4              17               4              21
Other                                    11           (4)             7             (12)              2             (10)
                                                                  --------                                     ----------
Total interest revenue                 (268)        (215)          (483)           (355)            (39)           (394)
--------------------------------------------------------------------------  ---------------------------------------------
INTEREST EXPENSE

Interest bearing deposits:
 Savings                                 20           (4)            16               5               5              10
 Brokered                                (3)         (15)           (18)             71              (2)             69
 Other time                             (16)         (11)           (27)             (1)              1              ----
                                                                  --------                                     ----------
Total interest bearing deposits           7          (36)           (29)             72               7              79
Other borrowings                        (67)         (17)           (84)           (256)             (2)           (258)
                                                                  --------                                     ----------
Total interest expense                  (62)         (51)          (113)           (187)              8            (179)
                                                                  --------                                     ----------
Net interest income                   $(206)       $(164)         $(370)          $(168)           $(47)          $(215)
--------------------------------------------------------------------------  ---------------------------------------------

Net interest income decreased 21% in fiscal 1999 and 11% in fiscal 1998. The decrease in fiscal 1999 was primarily due to lower average levels of owned consumer loans and a lower yield on these loans. The decrease in average owned consumer loans was due to the sale of the operations of SPS, the sale of Prime Option and the discontinuance of the BRAVO Card in fiscal 1998, as well as a higher level of securitized Discover Card loans. The lower yield in fiscal 1999 was due to a lower yield on Discover Card loans, coupled with the exclusion of SPS loans from the Company's portfolio. The lower yield on Discover Card loans was primarily due to the more competitive interest rates offered to both existing and new cardmembers. The lower yield reflected an increase in consumer loans from balance transfers, which often are offered at below-market interest rates for an introductory period. In fiscal 1998, excluding the effect of the reclassification of charged-off cardmember fees discussed previously, net interest income would have decreased 15%. The decrease in fiscal 1998 was due to lower average levels of owned consumer loans and a lower yield on general purpose credit card loans. The decrease in average owned consumer loans was primarily due to an increase in securitized loans and the sale of the Prime Option and SPS portfolios. The lower yield on general purpose credit card loans in fiscal 1998 was due to a larger number of cardmembers taking advantage of promotional rates. In both years, the Company believes that the effect of changes in market interest rates on net interest income was mitigated as a result of its liquidity and interest rate risk management policies.

The supplemental table below provides average managed loan balance and rate information which takes into account both owned and securitized loans:

SUPPLEMENTAL AVERAGE MANAGED LOAN INFORMATION

                                                FISCAL 1999             FISCAL 1998             FISCAL 1997
                                          AVERAGE               AVERAGE                  AVERAGE
(dollars in millions)                     BALANCE      RATE     BALANCE        RATE      BALANCE     RATE
------------------------------------------------------------  -----------------------  -------------------
Consumer loans                            $33,534     14.23%    $34,619       14.86%    $34,619     14.83%
General purpose credit card loans          33,530     14.23      32,684       14.72      32,176     14.72
Total interest earning assets              35,862     13.66      36,580       14.38      36,475     14.37
Total interest bearing liabilities         32,431      5.74      32,141        6.15      32,469      6.17
Consumer loan interest rate spread                     8.49                    8.71                  8.66
Interest rate spread                                   7.92                    8.23                  8.20
Net interest margin                                    8.47                    8.98                  8.88
------------------------------------------------------------  -----------------------  -------------------

Provision for Consumer Loan Losses
The provision for consumer loan losses is the amount necessary to establish the allowance for loan losses at a level that the Company believes is adequate to absorb estimated losses in its consumer loan portfolio at the balance sheet date. The Company's allowance for loan losses is regularly evaluated by management for adequacy and was $769 million at November 30, 1999 and $787 million at November 30, 1998.

    The provision for consumer loan losses, which is affected by net charge-offs, loan volume and changes in the amount of consumer loans estimated to be uncollectable, decreased 55% in fiscal 1999 and 21% in fiscal 1998. The decrease in fiscal 1999 was primarily due to a lower level of charge-offs related to the Discover Card portfolio and the positive impact of the sale of the operations of SPS, the sale of Prime Option and the discontinuance of the BRAVO Card. This decrease was reflective of the Company's continuing efforts to improve the credit quality of its portfolio. The provision for consumer loan losses also was positively impacted by a decline in the loan loss allowance in connection with securitization transactions entered into prior to the third quarter of 1996. This loan loss allowance was fully amortized by the end of fiscal 1999. The decrease in fiscal 1998 was due to a decrease in net charge-offs resulting from lower average levels of owned consumer loans, primarily attributable to an increased level of securitized loans and reduced levels of charge-offs associated with the sale of Prime Option and SPS receivables, partially offset by a small increase in the net charge-off rate of the Discover Card portfolio. The provision for consumer loan losses also was positively impacted by a decline in the loan loss allowance in connection with securitization transactions entered into prior to the third quarter of 1996 as discussed above.
    The Company's future charge-off rates and credit quality are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that influence the provision for consumer loan losses include the level and direction of consumer loan delinquencies and charge-offs, changes in consumer spending and payment behaviors, bankruptcy trends, the seasoning of the Company's loan portfolio, interest rate movements and their impact on consumer behavior, and the rate and magnitude of changes in the Company's consumer loan portfolio, including the overall mix of accounts, products and loan balances within the portfolio.
    Consumer loans are considered delinquent when interest or principal payments become 30 days past due. Consumer loans are charged-off when they become 180 days past due, except in the case of bankruptcies and fraudulent transactions, where loans are charged-off earlier. Loan delinquencies and charge-offs are primarily affected by changes in economic conditions and may vary throughout the year due to seasonal consumer spending and payment behaviors. The net charge-off rate decreased in fiscal 1999 as compared with fiscal 1998, reflecting the Company's increased focus on credit quality and account collections, as well as the sale of Prime Option, the operations of SPS and the discontinuance of the BRAVO Card.

99 AR  page 40

The following table presents delinquency and net charge-off rates with supplemental managed loan information:

ASSET QUALITY

                                               FISCAL 1999                 FISCAL 1998             FISCAL 1997
(dollars in millions)                       OWNED       MANAGED         OWNED     MANAGED       OWNED     MANAGED
-----------------------------------------------------------------  ------------------------  --------------------
Consumer loans at period-end              $20,998       $37,975       $15,996     $32,502     $20,917     $35,950
Consumer loans contractually
 past due as a percentage of
 period-end consumer loans:
   30 to 89 days                             3.35%         3.79%         3.54%       3.69%       3.96%       3.91%
   90 to 179 days                            2.20%         2.53%         2.67%       2.84%       3.11%       3.07%
Net charge-offs as a percentage of
 average consumer loans                      4.78%         5.42%         6.75%       6.90%       6.78%       6.95%
-----------------------------------------------------------------  ------------------------  --------------------

Non-Interest Expenses

                                           FISCAL              FISCAL                  FISCAL
(dollars in millions)                        1999                1998                    1997
---------------------------------------------------------------------------------------------
Compensation and benefits                 $   525             $   549                 $   535
Occupancy and equipment                        54                  67                      61
Information processing and
 communications                               477                 462                     471
Marketing and business
 development                                1,041                 872                     780
Professional services                         121                  97                      73
Other                                         207                 207                     251
---------------------------------------------------------------------------------------------
Total non-interest expenses               $ 2,425             $ 2,254                 $ 2,171
---------------------------------------------------------------------------------------------

Total non-interest expenses increased 8% to $2,425 million in fiscal
1999 and increased 4% to $2,254 million in fiscal 1998.
    Employee compensation and benefits expense decreased 4% in fiscal 1999 and increased 3% in fiscal 1998. The decrease in fiscal 1999 was primarily due to lower compensation costs resulting from the sale of Prime Option and the operations of SPS. These decreases were partially offset by higher employment costs at Discover Financial Services associated with increased employment levels due to increased levels of transaction volume. The increase in fiscal 1998 was due to an increased number of employees and higher executive compensation costs associated with Discover Financial Services, offset by lower compensation costs associated with the sale of Prime Option and the operations of SPS.
    Occupancy and equipment expense decreased 19% in fiscal 1999 and increased 10% in fiscal 1998. The decrease in fiscal 1999 was primarily due to the exclusion of the results of Prime Option and SPS, partially offset by higher occupancy costs associated with Discover Financial Services. The increase in fiscal 1998 was primarily due to higher rent and other occupancy costs at certain of the Company's facilities, including payment processing centers.
    Information processing and communications expense increased 3% in fiscal 1999 and decreased 2% in fiscal 1998. The increase in fiscal 1999 was due to higher external data processing costs at Discover Financial Services, including cardmember data analysis associated with increased portfolio activity, partially offset by the exclusion of the results of Prime Option and SPS in fiscal 1999. In fiscal 1998, lower transaction processing costs resulting from the sale of the operations of SPS were partially offset by higher external data processing costs related to the Year 2000 project and increased cardmember data analysis associated with credit risk management activity.
    Marketing and business development expense increased 19% in fiscal 1999 and 12% in fiscal 1998. In fiscal 1999, the Company continued to invest in the growth of its credit card business, including the introduction of the Discover Platinum Card during the first quarter of 1999 and the launch of the Morgan Stanley Dean Witter Card in the United Kingdom during the latter half of fiscal 1999. Marketing and business development expense increased in fiscal 1999 due to direct mailing and other promotional activities related to the launch and continued promotion of the Discover Platinum and Morgan Stanley Dean Witter Cards, higher cardmember rewards expense and a new advertising campaign for the Discover Card. Higher cardmember rewards expense was due to increased sales volume. Cardmember rewards expense includes the Cashback Bonus/(R) /award program, pursuant to which the Company annually pays Discover Cardmembers, and Private Issue/(R) /Cardmembers electing this feature, a percentage of their purchase amounts ranging up to 1% based upon a cardmember's level of annual purchases. The increase in fiscal 1998 was attributable to higher advertising and promotional expenses associated with increased direct mail and other promotional activities related to the Discover Card, Private Issue Card and partnership programs, as well as higher cardmember rewards expense. The Company increased marketing and promotional spending significantly in the third and fourth quarters of fiscal 1998 in an effort to renew and increase growth in the Discover Card brand.
    Professional services expense increased 25% in fiscal 1999 and 33% in fiscal 1998. The increase in fiscal 1999 was due to higher costs associated with account collections and consumer credit counseling, partially offset by a decrease in expenses associated with the sale of the operations of SPS. The increase in fiscal 1998 was due to services related to increased partnership program activity, higher expenditures for consumer credit counseling, collections services and consulting fees.
    Other expenses primarily include fraud losses, credit inquiry fees and other administrative costs. Other expenses remained unchanged in fiscal 1999 as compared with fiscal 1998. In fiscal 1999, increased operational costs associated with higher application and transaction volumes and costs associated with the launch of the Morgan Stanley Dean Witter Card in the United Kingdom were offset by a decrease in expenses associated with the sale of the operations of SPS. In fiscal 1998, other expenses decreased 18%, reflecting a decline in the level of fraud losses as well as a lower level of expenses resulting from the sale of Prime Option and the operations of SPS.

Seasonal Factors
The credit card lending activities of Credit Services are affected by seasonal patterns of retail purchasing. Historically, a substantial percentage of credit card loan growth occurs in the fourth calendar quarter, followed by a flattening or decline of consumer loans in the following calendar quarter. Merchant fees, therefore, have historically tended to increase in the first fiscal quarter, reflecting higher sales activity in the month of December. Additionally, higher card-member rewards expense is accrued in the first fiscal quarter, reflecting seasonal growth in retail sales volume.

LIQUIDITY AND CAPITAL RESOURCES
The Balance Sheet
The Company's total assets increased to $367.0 billion at November 30, 1999 from $317.6 billion at November 30, 1998, primarily reflecting higher financial instruments owned, securities borrowed, consumer loans and customer receivables, partially offset by lower levels of securities purchased under agreements to resell. A substantial portion of the Company's total assets consists of highly liquid marketable securities and short-term receivables arising principally from securities transactions. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business.

Funding and Capital Policies
The Company's senior management establishes the overall funding and capital policies of the Company, reviews the Company's performance relative to these policies, monitors the availability of sources of financing, reviews the foreign exchange risk of the Company and oversees the liquidity and interest rate sensitivity of the Company's asset and liability position. The primary goal of the Company's funding and liquidity activities is to ensure adequate financing over a wide range of potential credit ratings and market environments.
    Many of the Company's businesses are capital-intensive. Capital is required to finance, among other things, the Company's securities inventories, underwritings, principal investments, private equity activities, consumer loans and investments in fixed assets. As a policy, the Company attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis at all times, including periods of financial stress. Currently, the Company believes it has sufficient capital to meet its needs. In addition, the Company attempts to maintain total equity, on a consolidated basis, at least equal to the sum of all of its subsidiaries' equity. Subsidiary equity capital requirements are determined by regulatory requirements (if applicable), asset mix, leverage considerations and earnings volatility.
    The Company views return on equity to be an important measure of its performance, in the context of both the particular business environment in which the Company is operating and its peer group's results. In this regard, the Company actively manages its consolidated capital position based upon, among other things, business opportunities, capital availability and rates of return together with internal capital policies, regulatory requirements and

99 AR  page 42

rating agency guidelines and therefore may, in the future, expand or contract its capital base to address the changing needs of its businesses. The Company returns internally generated equity capital which is in excess of the needs of its businesses to its shareholders through common stock repurchases and dividends.
    The Company's liquidity policies emphasize diversification of funding sources. The Company also follows a funding strategy which is designed to ensure that the tenor of the Company's liabilities equals or exceeds the expected holding period of the assets being financed. Short-term funding generally is obtained at rates related to U.S., Euro or Asian money market rates for the currency borrowed. Repurchase transactions are effected at negotiated rates. Other borrowing costs are negotiated depending upon prevailing market conditions (see Notes 5 and 6 to the consolidated financial statements). Maturities of both short-term and long-term financings are designed to minimize exposure to refinancing risk in any one period.
    The volume of the Company's borrowings generally fluctuates in response to changes in the amount of repurchase transactions outstanding, the level of the Company's securities inventories and consumer loans receivable, and overall market conditions. Availability and cost of financing to the Company can vary depending upon market conditions, the volume of certain trading activities, the Company's credit ratings and the overall availability of credit. The Company, therefore, maintains a surplus of unused short-term funding sources at all times to withstand any unforeseen contraction in credit capacity. In addition, the Company attempts to maintain cash and unhypothecated marketable securities equal to at least 110% of its outstanding short-term unsecured borrowings. The Company has in place a contingency funding strategy, which provides a comprehensive one-year action plan in the event of a severe funding disruption.
    The Company views long-term debt as a stable source of funding for core inventories, consumer loans and illiquid assets and, therefore, maintains a long-term debt-to-capitalization ratio at a level appropriate for the current composition of its balance sheet. In general, fixed assets are financed with fixed rate long-term debt, and securities inventories and the majority of current assets are financed with a combination of short-term funding, floating rate long-term debt or fixed rate long-term debt swapped to a floating basis. Both fixed rate and floating rate long-term debt (in addition to sources of funds accessed directly by the Company's Credit Services business) are used to finance the Company's consumer loan portfolio. Consumer loan financing is targeted to match the repricing and duration characteristics of the loans financed. The Company uses derivative products (primarily interest rate, currency and equity swaps) to assist in asset and liability management, reduce borrowing costs and hedge interest rate risk (see Note 6 to the consolidated financial statements).
    The Company's reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost and availability of unsecured financing generally are dependent on the Company's short-term and long-term debt ratings. In addition, the Company's debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counter-party performance is critical, such as over-the-counter derivative transactions.
    As of January 31, 2000, the Company's credit ratings were as follows:

                                         COMMERCIAL PAPER    SENIOR DEBT
-------------------------------------------------------------------------------
Dominion Bond Rating Service Limited            R-1 (middle)     AA (low)
Duff & Phelps Credit Rating Co.                 D-1+             AA
Fitch IBCA, Inc.                                F1+              AA
Japan Rating & Investment Information, Inc.     a-1+             AA
Moody's Investors Service                       P-1              Aa3
Standard & Poor's                               A-1              A+
Thomson Financial BankWatch                     TBW-1            AA+
-------------------------------------------------------------------------------
During fiscal 1999, Duff & Phelps Credit Rating Co. upgraded the Company's senior debt rating from AA- to AA, Japan Rating & Investment Information, Inc. upgraded the Company's senior debt rating from AA- to AA, Standard & Poor's placed the Company's senior debt ratings on Positive Outlook, Thomson Financial BankWatch upgraded the Company's senior debt rating from AA to AA+ and Fitch IBCA, Inc. upgraded the Company's senior debt rating from AA- to AA. On January 27, 2000, Dominion Bond Rating Service Limited established a senior debt rating of AA (low) for the Company.
    As the Company continues its global expansion and derives revenues increasingly from various currencies, foreign currency management is a key element of the Company's financial policies. The Company benefits from operating in several different currencies because weakness in any particular currency often is offset by strength in another currency. The Company closely monitors its exposure to fluctuations in currencies and, where cost-justified, adopts strategies to reduce the impact of these fluctuations on the Company's financial performance. These strategies include engaging in various hedging activities to manage income and cash flows denominated in foreign currencies and using foreign currency borrowings, when appropriate, to finance investments outside the U.S.

Principal Sources of Funding
The Company funds its balance sheet on a global basis. The Company's funding for its Securities and Asset Management businesses is raised through diverse sources. These sources include the Company's capital, including equity and long-term debt; repurchase agreements; U.S., Canadian, Euro and Japanese commercial paper; letters of credit; unsecured bond borrows; securities lending; buy/sell agreements; municipal reinvestments; master notes; and committed and uncommitted lines of credit. Repurchase agreement transactions, securities lending and a portion of the Company's bank borrowings are made on a collateralized basis and, therefore, provide a more stable source of funding than short-term unsecured borrowings.
    The funding sources utilized for the Company's Credit Services business include the Company's capital, including equity and long-term debt; asset securitizations; commercial paper; deposits; asset-backed commercial paper; Federal Funds; and short-term bank notes. The Company sells consumer loans through asset securitizations using several transaction structures. Riverwoods Funding Corporation ("RFC"), an entity included in the Company's consolidated financial statements, issues asset-backed commercial paper.
    The Company's bank subsidiaries solicit deposits from consumers, purchase Federal Funds and issue short-term bank notes. Interest bearing deposits are classified by type as savings, brokered and other time deposits. Savings deposits consist primarily of money market deposits and certificates of deposit accounts sold directly to cardmembers and savings deposits from individual securities clients. Brokered deposits consist primarily of certificates of deposits issued by the Company's bank subsidiaries. Other time deposits include institutional certificates of deposits. The Company, through Greenwood Trust Company, an indirect subsidiary of the Company, sells notes under a short-term bank note program.
    The Company maintains borrowing relationships with a broad range of banks, financial institutions, counterparties and others from which it draws funds in a variety of currencies. The volume of the Company's borrowings generally fluctuates in response to changes in the amount of repurchase transactions outstanding, the level of the Company's securities inventories and consumer loans receivable, and overall market conditions. Availability and cost of financing to the Company can vary depending upon market conditions, the volume of certain trading activities, the Company's credit ratings and the overall availability of credit.
    The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "MSDW Facility"). Under the terms of the MSDW Facility, the banks are committed to provide up to $5.5 billion. The MSDW Facility contains restrictive covenants which require, among other things, that the Company maintain shareholders' equity of at least $9.1 billion at all times. The Company believes that the covenant restrictions will not impair the Company's ability to pay its current level of dividends. At November 30, 1999, no borrowings were outstanding under the MSDW Facility.
    The Company maintains a master collateral facility that enables Morgan Stanley & Co. Incorporated ("MS&Co."), one of the Company's U.S. broker-dealer subsidiaries, to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations (the "MS&Co. Facility"). As part of the MS&Co. Facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.875 billion. The credit agreement contains restrictive covenants which require, among other things, that MS&Co. maintain specified levels of consolidated shareholder's equity and Net Capital, as defined. At November 30, 1999, no borrowings were outstanding under the MS&Co. Facility.
    The Company also maintains a revolving committed financing facility that enables Morgan Stanley & Co. International Limited ("MSIL"), the Company's London-based broker-dealer subsidiary, to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements (the "MSIL Facility"). Such banks are committed to provide up to an aggregate of $1.91 billion, available in six major currencies. The facility agreement contains restrictive covenants which require, among other things, that MSIL maintain specified levels of Shareholder's Equity and Financial Resources, each as defined. At

99 AR  page 44

November 30, 1999, no borrowings were outstanding under the MSIL Facility.
    On June 7, 1999, Morgan Stanley Dean Witter Japan Limited ("MSDWJL"), the Company's Tokyo-based broker-dealer subsidiary, entered into a committed revolving credit facility, guaranteed by the Company, that provides funding to support general liquidity needs, including support of MSDWJL's unsecured borrowings (the "MSDWJL Facility"). Under the terms of the MSDWJL Facility, a syndicate of banks is committed to provide up to 60 billion Japanese yen. At November 30, 1999, no borrowings were outstanding under the MSDWJL Facility.
    RFC maintains a senior bank credit facility to support the issuance of asset-backed commercial paper in the amount of $2.6 billion. Under the terms of the asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of $2.6 billion at November 30, 1999. RFC has never borrowed from its senior bank credit facility.
    The Company anticipates that it will utilize the MSDW Facility, the MS&Co. Facility, the MSIL Facility or the MSDWJL Facility for short-term funding from time to time (see Note 5 to the consolidated financial statements).

Fiscal 1999 and Subsequent Activity
During fiscal 1999, the Company issued senior notes aggregating $7,626 million, including non-U.S. dollar currency notes aggregating $2,490 million, primarily pursuant to its public debt shelf registration statements. These notes have maturities from 2000 to 2029 and a weighted average coupon interest rate of 4.8% at November 30, 1999; the Company has entered into certain transactions to obtain floating interest rates based primarily on short-term LIBOR trading levels. At November 30, 1999, the aggregate outstanding principal amount of the Company's Senior Indebtedness (as defined in the Company's public debt shelf registration statements) was approximately $49.9 billion. Between November 30, 1999 and January 31, 2000, the Company issued additional debt obligations aggregating approximately $5,093 million. These notes have maturities from 2000 to 2014.
    Effective December 1999, the Company's Board of Directors authorized the Company to purchase, subject to market conditions and certain other factors, an additional $1 billion of the Company's common stock for capital management purposes. The Company also has a separate ongoing repurchase authorization in connection with awards granted under its equity-based compensation plans. During fiscal 1999, the Company purchased $2,374 million of its common stock. Subsequent to November 30, 1999 and through January 31, 2000, the Company purchased an additional $406 million of its common stock; the unused portion of the capital management common stock repurchase authorization at January 31, 2000 was approximately $1,098 million (without giving effect to any outstanding put options).
    In an effort to enhance its ongoing stock repurchase program, the Company may sell put options on shares of its common stock to third parties. These put options entitle the holder to sell shares of the Company's common stock to the Company on certain dates at specified prices. As of November 30, 1999, put options were outstanding on an aggregate of 1,000,000 shares of the Company's common stock. These put options expire in February 2000. The Company may elect cash settlement of the put options instead of taking delivery of the stock.
    Effective March 1, 1999, the Company redeemed all of the outstanding 7.82% Capital Units and 7.80% Capital Units. The aggregate principal amount of the Capital Units redeemed was $352 million. During fiscal 1999, the Company repurchased in a series of transactions in the open market $64 million of the $134 million outstanding 8.03% Capital Units. The Company has retired these repurchased Capital Units.
    In January 2000, the Company and Morgan Stanley Finance, plc, a U.K. subsidiary, called for redemption all of the outstanding 9.00% Capital Units on February 28, 2000. The aggregate principal amount of the Capital Units to be redeemed is $144 million.
    On May 5, 1999, the Company's shelf registration statement for the issuance of an additional $12 billion of debt securities, units, warrants or purchase contracts, or any combination thereof in the form of units or preferred stock, became effective.
    At November 30, 1999, certain assets of the Company, such as real property, equipment and leasehold improvements of $2.2 billion and goodwill and other intangible assets of $1.3 billion, were illiquid. In addition, included in other assets are approximately $1.9 billion of aircraft that the Company has acquired in connection with its aircraft financing activities. Certain equity investments made in connection with the Company's private equity and other principal investment activities, high-yield debt securities, emerging market debt, certain collateralized mortgage obligations and mortgage-related loan products, bridge financings, and certain senior secured loans and positions are not highly liquid. The Company also has commitments to fund certain fixed assets and other less liquid investments, including at November 30, 1999 approximately $417 million in connection with its private equity and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients.
    At November 30, 1999, the aggregate value of high-yield debt securities and emerging market loans and securitized instruments held in inventory was $2,128 million (a substantial portion of which was subordinated debt). These securities, loans and instruments were not attributable to more than 3% to any one issuer, 16% to any one industry or 22% to any one geographic region. Non-investment grade securities generally involve greater risk than investment grade securities due to the lower credit ratings of the issuers, which typically have relatively high levels of indebtedness and, therefore, are more sensitive to adverse economic conditions. In addition, the market for non-investment grade securities and emerging market loans and securitized instruments has been, and may in the future be, characterized by periods of volatility and illiquidity. The Company has in place credit and other risk policies and procedures to control total inventory positions and risk concentrations for non-investment grade securities and emerging market loans and securitized instruments that are administered in a manner consistent with the Company's overall risk management policies and procedures (see "Risk Management" following "Management's Discussion and Analysis of Financial Condition and Results of Operations").
    The Company has contracted to develop a one million-square-foot office tower in New York City. Pursuant to this agreement, the Company will own the building and has entered into a 99-year lease for the land at the development site. Construction began in 1999 and the Company intends to occupy the building upon project completion, which is anticipated in 2002. The total investment in this project (which will be incurred over the next several years) is estimated to be approximately $650 million.
    In connection with certain of its business activities, the Company provides financing or financing commitments (on a secured and unsecured basis) to companies in the form of senior and subordinated debt, including bridge financing on a selective basis. The borrowers may be rated investment grade or non-investment grade, and the loans may have varying maturities. As part of these activities, the Company may syndicate and trade certain positions of these loans. At November 30, 1999, the aggregate value of loans and positions was $1.3 billion. The Company also has provided additional commitments associated with these activities aggregating $7.3 billion at November 30, 1999. These commitments are generally agreements to lend to counterparties, have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. At January 31, 2000, the Company had loans and positions outstanding of $2.4 billion and aggregate commitments of $8.2 billion. The higher level of the Company's commitments as compared with prior periods is primarily attributable to increased merger and acquisition activities, particularly in Europe. However, there can be no assurance that the level of such activities will continue in future periods.
    In September 1998, the Company made an investment of $300 million in the Long-Term Capital Portfolio, L.P. ("LTCP"). The Company is a member of a consortium of 14 financial institutions participating in an equity recapitalization of LTCP. The objectives of this investment were to continue active management of its positions and, over time, reduce excessive risk exposures and leverage, return capital to the participants and ultimately realize the potential value of the LTCP portfolio. During fiscal 1999, a substantial portion of this investment was returned to the Company.
    The gross notional and fair value amounts of derivatives used by the Company for asset and liability management and as part of its trading activities are summarized in Notes 6 and 9, respectively, to the consolidated financial statements (see also "Derivative Financial Instruments" herein).

REGULATORY CAPITAL REQUIREMENTS
Dean Witter Reynolds Inc. ("DWR") and MS&Co. are registered broker-dealers and registered futures commission merchants and, accordingly, are subject to the minimum net capital requirements of the Securities and Exchange Commission ("SEC"), the New York Stock Exchange and the Commodity Futures Trading Commission. MSIL, a London-based broker-dealer subsidiary, is regulated by the Securities and Futures Authority ("SFA") in the United Kingdom and, accordingly, is subject to the Financial Resources Requirements of the SFA. MSDWJL, a Tokyo-based broker-dealer, is regulated by the Japanese Ministry of Finance with respect to regulatory capital requirements. DWR, MS&Co., MSIL and MSDWJL

99 AR  page 46

have consistently operated in excess of their respective regulatory requirements (see Note 11 to the consolidated financial statements).
    Certain of the Company's subsidiaries are Federal Deposit Insurance Corporation ("FDIC") insured financial institutions. Such subsidiaries, therefore, are subject to the regulatory capital requirements adopted by the FDIC. These subsidiaries have consistently operated in excess of these and other regulatory requirements.
    Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their applicable local capital adequacy requirements. In addition, Morgan Stanley Derivative Products Inc., a triple-A rated subsidiary through which the Company conducts some of its derivative activities, has established certain operating restrictions which have been reviewed by various rating agencies.

EFFECTS OF INFLATION AND CHANGES
IN FOREIGN EXCHANGE RATES
Because the Company's assets to a large extent are liquid in nature, they are not significantly affected by inflation. However, inflation may result in increases in the Company's expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, upon the value of financial instruments and upon the markets for consumer credit services, it may adversely affect the Company's financial position and profitability.
    A portion of the Company's business is conducted in currencies other than the U.S. dollar. Non-U.S. dollar assets typically are financed by direct borrowing or swap-based funding in the same currency. Changes in foreign exchange rates affect non-U.S. dollar revenues as well as non-U.S. dollar expenses. Those foreign exchange exposures that arise and are not hedged by an offsetting foreign currency exposure are actively managed by the Company to minimize risk of loss due to currency fluctuations.

DERIVATIVE FINANCIAL INSTRUMENTS
The Company actively offers to clients and trades for its own account a variety of financial instruments described as "derivative products" or "derivatives." These products generally take the form of futures, forwards, options, swaps, caps, collars, floors, swap options and similar instruments which derive their value from underlying interest rates, foreign exchange rates, or commodity or equity instruments and indices. All of the Company's trading-related divisions use derivative products as an integral part of their respective trading strategies, and such products are used extensively to manage the market exposure that results from a variety of proprietary trading activities (see Note 9 to the consolidated financial statements). In addition, as a dealer in certain derivative products, most notably interest rate and currency swaps, the Company enters into derivative contracts to meet a variety of risk management and other financial needs of its clients. Given the highly integrated nature of derivative products and related cash instruments in the determination of overall trading division profitability and the context in which the Company manages its trading areas, it is not meaningful to allocate trading revenues between the derivative and underlying cash instrument components. Moreover, the risks associated with the Company's derivative activities, including market and credit risks, are managed on an integrated basis with associated cash instruments in a manner consistent with the Company's overall risk management policies and procedures (see "Risk Management" following "Management's Discussion and Analysis of Financial Condition and Results of Operations"). It should be noted that while particular risks may be associated with the use of derivatives, in many cases derivatives serve to reduce, rather than increase, the Company's exposure to market, credit and other risks.
    The total notional value of derivative trading contracts outstanding at November 30, 1999 was $3,404 billion (as compared with $2,860 billion at November 30, 1998). While these amounts are an indication of the degree of the Company's use of derivatives for trading purposes, they do not represent the Company's market or credit exposure and may be more indicative of customer utilization of derivatives. The Company's exposure to market risk relates to changes in interest rates, foreign currency exchange rates, or the fair value of the underlying financial instruments or commodities. The Company's exposure to credit risk at any point in time is represented by the fair value of such contracts reported as assets. Such total fair value outstanding as of November 30, 1999 was $22.8 billion. Approximately $18.4 billion of that credit risk exposure was with counterparties rated single-A or better (see Note 9 to the consolidated financial statements).
    The Company also uses derivative products (primarily interest rate, currency and equity swaps) to assist in asset and lia-bility management, reduce borrowing costs and hedge interest rate risk (see Note 6 to the consolidated financial statements).
    The Company believes that derivatives are valuable tools that can provide cost-effective solutions to complex financial problems and remains committed to providing its clients with innovative financial products. The Company established Morgan Stanley Derivative Products Inc. to offer derivative products to clients who will enter into derivative transactions only with triple-A rated counterparties. In addition, the Company, through its continuing involvement with regulatory, self-regulatory and industry activities, provides leadership in the development of policies and practices in order to maintain confidence in the markets for derivative products, which is critical to the Company's ability to assist clients in meeting their overall financial needs.

YEAR 2000
The Year 2000 issue arose since many of the world's computer systems (including those in non-information technology systems) traditionally recorded years in a two-digit format. If not addressed, such computer systems may have been unable to properly interpret dates beyond the year 1999, which may have led to business disruptions in the U.S. and internationally. Accordingly, the Company established a firmwide initiative to address issues associated with the Year 2000. As part of this initiative, the Company reviewed its global software and hardware infrastructure for mainframe, server and desktop computing environments and engaged in extensive remediation and testing. The Year 2000 initiative also encompassed the review of agencies, vendors and facilities for Year 2000 compliance.

    Since 1995, the Company prepared actively for the Year 2000 issue to ensure that it would have the ability to respond to any critical business process failure, to prevent the loss of work-space and technology, and to mitigate any potential financial loss or damage to its global franchise. Where necessary, contingency plans were expanded or developed to address specific Year 2000 risk scenarios, supplementing existing business policies and practices.
    During fiscal 1999, in its preparation for the millennial changeover, the Company established a global Command, Control and Communication Network (the "C3 Network"). The purpose of the C3 Network was to enable the Company's management, on both a global and regional basis, to monitor and manage any Year 2000-related issues and their potential impact on the Company's business activities. Using a variety of tools developed for this purpose, the C3 Network monitored business verification points as well as internal issues and external events. The Company also maintained communications with clients and regulators and coordinated global communications between senior management and all of the Company's business areas.
    The Company considers the transition into the Year 2000 successful from the perspective of both its internal systems and global external interactions. Over the millennial changeover period, no material issues were encountered, and the Company conducted business as usual.
    Based upon current information, the Company estimates that the total cost associated with implementing its Year 2000 initiative, including the review, remediation and testing of all internal systems, review of vendors, and event management will be approximately $240 million. Substantially all of such costs were incurred by the end of fiscal 1999, although approximately $15 million in costs are expected to be incurred during fiscal 2000. These costs are funded through operating cash flow and expensed in the period in which they are incurred.


                                                                         page 47