Form 10-K405, Exhibit 13
period 1999-11-30
MORGAN STANLEY DEAN WITTER & CO
filed 2000-02-25
CIK 895421

                                                                    Exhibit 13.4

RISK MANAGEMENT

RISK MANAGEMENT POLICY AND CONTROL STRUCTURE
Risk is an inherent part of the Company's business and activities. The extent to which the Company properly and effectively identifies, assesses, monitors and manages each of the various types of risk involved in its activities is critical to its soundness and profitability. The Company's broad-based portfolio of business activities helps reduce the impact that volatility in any particular area or related areas may have on its net revenues as a whole. The Company seeks to identify, assess, monitor and manage, in accordance with defined policies and procedures, the following principal risks involved in the Company's business activities: market risk, credit risk, operational risk, legal risk and funding risk. Funding risk is discussed in the "Liquidity and Capital Resources" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 22.
         Risk management at the Company is a multi-faceted process with independent oversight that requires constant communication, judgment and knowledge of specialized products and markets. The Company's senior management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. In recognition of the increasingly varied and complex nature of the global financial services business, the Company's risk management policies, procedures and methodologies are evolutionary in nature and are subject to ongoing review and modification.
         The Management Committee, composed of the Company's most senior officers, establishes the overall risk management policies for the Company and reviews the Company's performance relative to these policies. The Management Committee has created several Risk Committees to assist it in monitoring and reviewing the Company's risk management practices. These Risk Committees, as well as other committees established to manage and monitor specific risks, review the risk monitoring and risk management policies and procedures relating to the Company's market and credit risk profile, sales practices, pricing of consumer loans and reserve adequacy, legal enforceability, and operational and systems risks.
         The Firm Risk Management, Controllers, Treasury and Law, Compliance and Governmental Affairs Departments, which are all independent of the Company's business units, also assist senior management and the Risk Committees in monitoring and controlling the Company's risk profile. The Firm Risk
Management Department is responsible for risk policy development, risk analysis and risk reporting to senior management and the Risk Committees and has operational responsibility for measuring and monitoring aggregate market and credit risk with respect to institutional trading activities. In addition, the Internal Audit Department, which also reports to senior management, periodically examines and evaluates the Company's operations and control environment. The Company continues to be committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Company's risk management and monitoring systems and processes.
         The following is a discussion of the Company's risk management policies and procedures for its principal risks (other than funding risk). The discussion focuses on the Company's securities trading (primarily its institutional trading activities) and consumer lending and related activities. The Company believes that these activities generate a substantial portion of its principal risks. This discussion and the estimated amounts of the Company's market risk exposure generated by the Company's statistical analyses are forward-looking statements. However, the analyses used to assess such risks are not predictions of future events, and actual results may vary significantly from such analyses due to events in the markets in which the Company operates and certain other factors described below.


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


TRADING AND RELATED ACTIVITIES
Primary Market Risk Exposures and Market Risk Management
During fiscal 1999, the Company had exposures to a wide range of interest rates, equity prices, foreign exchange rates and commodity prices -- and associated volatilities and spreads -- related to a broad spectrum of global markets in which it conducts its trading activities. The Company is exposed to interest rate risk as a result of maintaining market-making activities and proprietary trading in interest rate sensitive financial instruments (e.g., risk arising from changes in the level or volatility of interest rates, the timing of mortgage prepayments, the shape of the yield curve and credit spreads for corporate bonds and emerging market debt). The Company is exposed to equity price risk as a result of making markets in equity securities and equity derivatives and maintaining proprietary positions. The Company is exposed to foreign exchange rate risk in connection with making markets in foreign currencies and foreign currency options and with maintaining foreign exchange positions. The Company's currency trading covers many foreign currencies, including the yen, euro and pound sterling. The Company is exposed to commodity price risk as a result of trading in commodity-related derivatives and physical commodities.
         The Company manages its trading positions by employing a variety of strategies, which include diversification of risk exposures and the purchase or sale of positions in related securities and financial instruments, including a variety of derivative products (e.g., swaps, options, futures and forwards). The Company manages the market risk associated with its trading activities on a Company-wide basis, on a trading division level worldwide and on an individual product basis. The Company manages and monitors its market risk exposures in such a way as to maintain a portfolio that the Company believes is well-diversified with respect to market risk factors.
         Market risk limits have been approved for the Company and each major trading division of the Company worldwide (equity, fixed income, foreign exchange and commodities). Discrete market risk limits are assigned to trading desks and, as appropriate, products and regions. Trading division risk managers, desk risk managers and the Firm Risk Management Department monitor market risk measures against limits and report major market and position events to senior management.
         The Firm Risk Management Department independently reviews the Company's trading portfolios on a regular basis from a market risk perspective utilizing Value-at-Risk and other quantitative and qualitative risk measurements and analyses. The Company may use measures, such as rate sensitivity, convexity, volatility and time decay measurements, to estimate market risk and to assess the sensitivity of positions to changes in market conditions. Stress testing, which measures the impact on the value of existing portfolios of specified changes in market factors, for certain products is performed periodically and reviewed by trading division risk managers, desk risk managers and the Firm Risk Management Department.

Value-at-Risk
The statistical technique known as Value-at-Risk ("VaR") is one of the tools used by management to measure, monitor and review the market risk exposures of the Company's trading portfolios. The Firm Risk Management Department calculates and distributes daily VaR-based risk measures to various levels of management.

VaR Methodology, Assumptions and Limitations
The Company estimates VaR using a model based on historical simulation for major market risk factors and Monte Carlo simulation for name-specific risk in certain equity and fixed income exposures. Historical simulation involves constructing a distribution of hypothetical daily changes in trading portfolio value based on historical observation of daily changes in key market indices or other market factors ("market risk factors") and on information on the sensitivity of the portfolio values to these market risk factor changes. In the case of the Company's VaR, approximately four years of historical data are used to characterize potential changes in market risk factors. The Company's one-day 99% VaR corresponds to the negative change in portfolio value that, based on observed market risk factor movements, would have been exceeded with a frequency of 1%, or once in 100 trading days.
         The VaR model generally takes into account linear and non-linear exposures to price and interest rate risk and linear exposure to implied volatility risks. Market risks that are incorporated in the VaR model include equity and commodity prices, interest rates, foreign exchange rates and associated volatilities. As of November 30, 1999, a total of approximately 500 market risk factor benchmark data series was incorporated in the Company's VaR model covering interest rates, equity prices, foreign exchange rates, commodity prices and associated volatilities. As a supplement to the use of historical simulation for major market risk factors, the Company's VaR model uses Monte Carlo simulation to capture name-specific risk in global equities and in U.S. corporate and high-yield bonds. The model includes measures of name-specific risk for approximately 8,000 equity names and 55 classes of corporate and high-yield bonds.
         VaR models such as the Company's should be expected to evolve over time in response to changes in the composition of trading portfolios and to improvements in modeling techniques and systems capabilities. During fiscal 1999, as part of the Company's ongoing program of VaR model enhancement, position and risk coverage were broadened, and risk measurement methodologies were refined. Equity enhancements included improved capture of name-specific implied volatility risk for equity options of different maturities, which tended to decrease measured VaR, and name-specific equity price risk with respect to certain private equity positions, which tended to increase VaR. Fixed income enhancements included: improved modeling of implied volatility risk, improved capture of interest rate related risks in mortgage-backed and emerging market financial instruments, and a change, related to EMU, from multiple to a single set of yield curve risk factors for euro currencies, all of which tended to decrease measured VaR.
         Among  their   benefits,   VaR  models   permit   estimation   of  a
portfolio's aggregate market risk exposure, incorporating a range of varied market risks; reflect risk reduction due to portfolio diversifi-cation; and can cover a wide range of portfolio assets yet are relatively easy to interpret. However, VaR risk measures should be interpreted in light of the methodology's limitations, which include the following: past changes in market risk factors will not always yield accurate predictions of the distributions and correlations of future market movements; changes in portfolio value in response to market movements may differ from the responses calculated by a VaR model; published VaR results reflect past trading positions while future risk depends on future positions; VaR using a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or hedged within one day; and the historical market risk factor data used for VaR estimation may provide only limited insight into losses that could be incurred under market conditions that are unusual relative to the historical period used in estimating the VaR. The Company is aware of these and other limitations and therefore uses VaR as only one component in its risk management review process. This process also incorporates stress testing and extensive risk monitoring and control at the trading desk, division and Company levels.

VaR for Fiscal 1999
The table below presents the results of the Company's VaR for each of the Company's primary market risk exposures and on an aggregate basis at November 30, 1999 and November 30, 1998, incorporating substantially all financial instruments generating market risk (including funding liabilities related to trading positions, retail trading activities and private equity positions). However, a small proportion of trading positions generating market risk was not covered, and the modeling of the risk characteristics of some positions involved approximations which could be significant under certain circumstances. Market risks that are in the VaR values shown in the following table, but that the Company has found particularly difficult to model, include certain fixed income instruments (such as aspects of prepayment behavior of mortgage-backed securities and credit derivatives price risk), name-specific equity price risk in private or newly public companies, certain commodity price risks (such as electricity price risk) and certain liquidity risks.

         Since VaR is based on historical data and changes in market risk factor returns, VaR should not be viewed as predictive of the Company's future financial performance or its ability to monitor and manage risk, and there can be no assurance that the Company's actual losses on a particular day will not exceed the VaR amounts indicated below or that such losses will not occur more than once in 100 trading days.



                                                  99%/ONE-DAY VaR
PRIMARY MARKET RISK CATEGORY                      AT NOVEMBER 30,
(dollars in millions, pre-tax)                  1999         1998(1)
--------------------------------------------------------------------
 Interest rate                                  $33           $28
 Equity price                                    32            17
 Foreign exchange rate                            3             5
 Commodity price                                 16             6
--------------------------------------------------------------------
 Subtotal                                        84            56
 Less diversification benefit(2)                 33            18
--------------------------------------------------------------------
 Aggregate Value-at-Risk                        $51           $38
--------------------------------------------------------------------

(1) The Interest rate Value-at-Risk for fiscal 1998 has been restated to reflect the estimated impact of enhancements to the Company's VaR model made during fiscal 1999 described above.
(2) Equals the difference between Aggregate VaR and the sum of the VaRs for the four risk categories. This benefit arises because the simulated 99%/one-day losses for each of the four primary market risk categories occur on different days; similar diversification benefits also are taken into account within each such category.


The change in Interest rate VaR from November 30, 1998 to November 30, 1999 reflected, in part, an increase in certain high-yield and emerging market interest rate risk positions. The change in Equity price VaR from November 30, 1998 to November 30, 1999 reflected, in part, an increase in the market value of certain private equity positions, a substantial portion of which was sold by the Company shortly after the end of the fiscal year. The change in Commodity price VaR reflected, in part, higher market values of commodities positions arising from increases in energy prices throughout the year.

         In order to facilitate comparisons with other global financial services firms, the Company notes that its Aggregate VaR at November 30, 1999 for other confidence levels and time horizons was as follows: $32 million for 95%/one-day VaR and $151 million for 99%/two-week VaR.

         The table below presents the high, low and average 99%/one-day VaR over the course of fiscal 1999 for substantially all of the Company's institutional trading activities. This measure of VaR incorporates most of the Company's trading-related market risks. Certain market risks included in the year-end VaR discussed above are excluded from this measure (i.e., equity price risk in private equity positions and funding liabilities related to trading positions).

                                        DAILY 99%/ONE-DAY VaR
 PRIMARY MARKET RISK CATEGORY             FOR FISCAL 1999
(dollars in millions, pre-tax)    HIGH         LOW       AVERAGE
--------------------------------------------------------------------
 Interest rate                    $62          $17         $29
 Equity price                      38           14          21
 Foreign exchange rate             13            2           5
 Commodity price                   19            6          11
 Aggregate Value-at-Risk          $60          $27         $36
--------------------------------------------------------------------

The histogram below presents the Company's daily 99%/one-day VaR for its institutional trading activities during fiscal 1999:

Description of Histogram: The horizontal axis of the chart categorizes the 99%/ one-day Value-At-Risk into numerical ranges. The vertical axis of the chart indicates the number of trading days that VaR fell into a given numerical range. The histogram shows that distribution of daily 99%/one-day Value-at-Risk during fiscal year 1999 was:


                Value -at - Risk                Number of Days
------------------------------------------------------------------------------
        less than 28                                    9
------------------------------------------------------------------------------
             28 - 30                                   28
------------------------------------------------------------------------------
             30 - 32                                   47
------------------------------------------------------------------------------
             32 - 34                                   29
------------------------------------------------------------------------------
             34 - 36                                   21
------------------------------------------------------------------------------
             36 - 38                                   38
------------------------------------------------------------------------------
             38 - 40                                   30
------------------------------------------------------------------------------
             40 - 42                                   20
------------------------------------------------------------------------------
             42 - 44                                   11
------------------------------------------------------------------------------
             44 - 46                                    7
------------------------------------------------------------------------------
             46 - 48                                    3
------------------------------------------------------------------------------
             48 - 50                                    3
------------------------------------------------------------------------------
             50 - 52                                    3
------------------------------------------------------------------------------
             52 - 54                                    1
------------------------------------------------------------------------------
             54 - 56                                    2
------------------------------------------------------------------------------
             56 - 58                                    5
------------------------------------------------------------------------------
     greater than 58                                    3
------------------------------------------------------------------------------


         The histogram below shows the distribution of daily revenues during fiscal 1999 for the Company's institutional trading businesses (net of interest expense and including commissions and primary revenue credited to the trading businesses):


Description of Histogram: The horizontal axis of the chart categorizes daily net revenue of the Institutional Securities Business into numerical ranges. The vertical axis of the chart indicates the number of trading days that revenue fell into a given numerical range. The histogram shows that distribution of daily institutional trading revenue during the fiscal year 1999 was:


Daily Institutional Trading                      Number of Days
       Revenue
--------------------------------------------------------------------------------
less than 5                                           4
--------------------------------------------------------------------------------
less than 5 - less than 2.5                           4
--------------------------------------------------------------------------------
less than 2.5 - 0                                     2
--------------------------------------------------------------------------------
     0 - 2.5                                          3
--------------------------------------------------------------------------------
   2.5 -   5                                          7
--------------------------------------------------------------------------------
     5 - 7.5                                          9
--------------------------------------------------------------------------------
   7.5 -  10                                          6
--------------------------------------------------------------------------------
   10  - 12.5                                         6
--------------------------------------------------------------------------------
  12.5 -  15                                         13
--------------------------------------------------------------------------------
   15  - 17.5                                        11
--------------------------------------------------------------------------------
  17.5 -  20                                         13
--------------------------------------------------------------------------------
   20  - 22.5                                        13
--------------------------------------------------------------------------------
  22.5 -  25                                         17
--------------------------------------------------------------------------------
   25  - 27.5                                        23
--------------------------------------------------------------------------------
  27.5 -  30                                         15
--------------------------------------------------------------------------------
   30  - 32.5                                        13
--------------------------------------------------------------------------------
  32.5 -  35                                         20
--------------------------------------------------------------------------------
   35  - 37.5                                         9
--------------------------------------------------------------------------------
  37.5 -  40                                         11
--------------------------------------------------------------------------------
   40  - 42.5                                        10
--------------------------------------------------------------------------------
  42.5 -  45                                          4
--------------------------------------------------------------------------------
   45  - 47.5                                         5
--------------------------------------------------------------------------------
  47.5 -  50                                          7
--------------------------------------------------------------------------------
   50  - 52.5                                         7
--------------------------------------------------------------------------------
  52.5 -  55                                          5
--------------------------------------------------------------------------------
   55  - 57.5                                         4
--------------------------------------------------------------------------------
  57.5 - 60                                           2
--------------------------------------------------------------------------------
  greater than 60                                    14
--------------------------------------------------------------------------------


         The Company evaluates the reasonableness of its VaR model by comparing the potential declines in portfolio values generated by the model with actual trading results. There were no days during fiscal 1999 in which the Company incurred daily mark-to-market losses (trading revenue net of interest income and expense and excluding commissions and primary revenue credited to the trading businesses) in its institutional trading business in excess of the 99%/one-day VaR which incorporates the enhancements to the Company's VaR model made during fiscal 1999.


CONSUMER LENDING AND RELATED ACTIVITIES

Interest Rate Risk and Management

         In its consumer lending activities, the Company is exposed to market risk primarily from changes in interest rates. Such changes in interest rates impact interest earning assets, principally credit card and other consumer loans and net servicing fees received in connection with consumer loans sold through asset securitizations, as well as the interest-sensitive liabilities which finance these assets, including asset securitizations, commercial paper, medium-term notes, long-term borrowings, deposits, asset-backed commercial paper, Federal Funds and short-term bank notes.
         The Company's interest rate risk management policies are designed to reduce the potential volatility of earnings which may arise from changes in interest rates. This is accomplished primarily by matching the repricing of credit card and consumer loans and the related financing. To the extent that asset and related financing repricing characteristics of a particular portfolio are not matched effectively, the Company utilizes interest rate derivative contracts, such as swap, cap and collar agreements, to achieve its matched financing objectives. Interest rate swap agreements effectively convert the underlying asset or financing from fixed to variable repricing, from variable to fixed repricing or, in more limited circumstances, from variable to variable repricing. Interest rate cap agreements effectively establish a maximum interest rate on certain variable rate financings. Interest rate collar agreements effectively establish a range of interest rates on certain variable rate financings.

Sensitivity Analysis Methodology, Assumptions and Limitations
For its consumer lending activities, the Company uses a variety of techniques to assess its interest rate risk exposure, one of which is interest rate sensitivity simulation. For purposes of presenting the possible earnings effect of a hypothetical, adverse change in interest rates over the 12-month period from its fiscal year-end, the Company assumes that all interest rate sensitive assets and liabilities will be impacted by a hypothetical, immediate 100-basis-point increase in interest rates as of the beginning of the period.
         Interest rate sensitive assets are assumed to be those for which the stated interest rate is not contractually fixed for the next 12-month period. In fiscal 1999, a substantial portion of the Company's credit card receivables was repriced to a fixed interest rate, although the Company has the right, with notice to cardmembers, to reprice the receivables to a new fixed interest rate. The Company considers such receivables to be interest rate sensitive, consistent with its policy of matching the repricing of its credit card receivables and the related financing. The Company measured the earnings sensitivity for these assets from the expected repricing date, which takes into consideration the required notice period and billing cycles. In addition, assets which have a market-based index, such as the prime rate, which will reset before the end of the 12-month period, or assets with rates that are fixed at fiscal year-end but which will mature, or otherwise contractually reset to a market-based indexed or other fixed rate prior to the end of the 12-month period, are rate-sensitive. The latter category includes certain credit card loans which may be offered at below-market rates for an introductory period, such as for balance transfers and special promotional programs, after which the loans will contractually reprice in accordance with the Company's normal market-based pricing structure. For purposes of measuring rate-sensitivity for such loans, only the effect of the hypothetical 100-basis-point change in the underlying market-based indexed or other fixed rate has been considered rather than the full change in the rate to which the loan would contractually reprice. For assets which have a fixed rate at fiscal year-end but which contractually will, or are assumed to, reset to a market-based indexed or other fixed rate during the next 12 months, earnings sensitivity is measured from the expected repricing date. In addition, for all interest rate sensitive assets, earnings sensitivity is calculated net of expected loan losses.
         Interest rate sensitive liabilities are assumed to be those for which the stated interest rate is not contractually fixed for the next 12-month period. Thus, liabilities which have a market-based index, such as the prime, commercial paper, or LIBOR rates, which will reset before the end of the 12-month period, or liabilities whose rates are fixed at fiscal year-end but which will mature and be replaced with a market-based indexed rate prior to the end of the 12-month period, are rate-sensitive. For liabilities which have a fixed rate at fiscal year-end, but which are assumed to reset to a market-based index during the next 12 months, earnings sensitivity is measured from the expected repricing date.
         Assuming a hypothetical, immediate 100-basis-point increase in the interest rates affecting all interest rate sensitive assets and liabilities as of November 30, 1999, it is estimated that the pre-tax income of consumer lending and related activities over the following 12-month period would be reduced by approximately $10 million. The comparable reduction of pre-tax income for the 12-month period following November 30, 1998 was estimated to be approximately $65 million. The decrease at November 30, 1999 as compared with the prior year was primarily the result of the Company's consumer loan repricing actions made during fiscal 1999 and the related impact of the funding supporting the Company's consumer loans.
         The hypothetical model assumes that the balances of interest rate sensitive assets and liabilities at fiscal year-end will remain constant over the next 12-month period. It does not assume any growth, strategic change in business focus, change in asset pricing philosophy or change in asset/liability funding mix. Thus, this model represents a static analysis which cannot adequately portray how the Company would respond to significant changes in market conditions. Furthermore, the analysis does not necessarily reflect the Company's expectations regarding the movement of interest rates in the near term, including the likelihood of an immediate 100-basis-point change in market interest rates nor necessarily the actual effect on earnings if such rate changes were to occur.


CREDIT RISK
The Company's exposure to credit risk arises from the possibility that a customer or counterparty to a transaction might fail to perform under its contractual commitment, which could result in the Company incurring losses. With respect to its institutional securities activities, the Company has credit guidelines which limit the Company's current and potential credit exposure to any one counterparty and to each type of counterparty (by rating category). The Credit Department that is responsible for the Company's institutional securities activities administers and monitors these credit limits on a worldwide basis. In addition to monitoring credit limits, the Company manages the credit exposure relating to its trading activities by reviewing periodically counterparty financial soundness, by entering into master netting agreements and collateral arrangements with counterparties in appropriate circumstances, and by limiting the duration of exposure. In certain cases, the Company also may close out transactions, assign them to other counterparties or purchase credit protection to mitigate credit risk. With respect to the leveraged lending business, the Leveraged Financing Commitment Committee, which is composed of senior managers from various departments within the Company, including the Credit Department, reviews each leveraged loan request.
         With respect to its consumer lending activities, potential credit card holders undergo credit reviews by the Credit Department of Discover Financial Services to establish that they meet standards of ability and willingness to pay. Credit card applications are evaluated using scoring models (statistical evaluation models) based on information obtained from credit bureaus. The Company's credit scoring systems include both industry and customized models using the Company's criteria and historical data. Each cardmember's credit line is reviewed at least annually, and actions resulting from such review may include raising or lowering a cardmember's credit line or closing the account. In addition, the Company, on a portfolio basis, performs monthly monitoring and review of consumer behavior and risk profiles. The Company also reviews the creditworthiness of prospective Discover/NOVUS Network merchants and conducts annual reviews of merchants, with the greatest scrutiny given to merchants with substantial sales volume.
         The Company is subject to concentration risk by holding large positions in certain types of securities or commitments to purchase securities of a single issuer, including sovereign governments and other entities, issuers located in a particular country or geographic area, public and private issuers involving developing countries or issuers engaged in a particular industry (see Note 9 to the consolidated financial statements).


OPERATIONAL RISK
Operational risk refers generally to the risk of loss resulting from the Company's operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in the Company's operating systems, and inadequacies or breaches in the Company's control processes. The Company operates different businesses in diverse markets and is reliant on the ability of its employees and systems to process high numbers of transactions. These transactions may cross multiple markets and involve different currencies. In the event of a breakdown or improper operation of systems or improper action by employees, the Company could suffer financial loss, regulatory sanctions and damage to its reputation.
         In order to mitigate and control operational risk, the Company has developed and continues to enhance specific policies and procedures that are designed to identify and manage operational risk at appropriate levels. For example, the Company's securities business has procedures that require that all transactions are accurately recorded and properly reflected in the Company's books and records and are confirmed on a timely basis; that position valuations are subject to periodic independent review procedures; and that collateral and adequate documentation (e.g., master agreements) are obtained from counterparties in appropriate circumstances. With respect to its consumer lending activities, the Company manages operational risk through its system of internal controls which provides checks and balances to ensure that transactions and other account-related activity (e.g., new account solicitation, transaction authorization and processing, billing and collection of delinquent accounts) are properly approved, processed, recorded and reconciled. Disaster recovery plans are in place for critical systems on a Company-wide basis, and redundancies are built into the systems as deemed appropriate. The Company also uses periodic self-assessments and Internal Audit reviews as a further check on operational risk.

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

                                                                         Page 53