Form 10-K405, Exhibit 13
period 1999-11-30
MORGAN STANLEY DEAN WITTER & CO
filed 2000-02-25
CIK 895421

                                                                    Exhibit 13.5

report of independent auditors

99 AR: page 54

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF MORGAN STANLEY DEAN
WITTER & CO.


We have audited the accompanying consolidated statements of financial condition of Morgan Stanley Dean Witter & Co. and subsidiaries as of fiscal years ended November 30, 1999 and 1998, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders' equity for each of the three fiscal years in the period ended November 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Morgan Stanley Dean Witter & Co. and subsidiaries at fiscal years ended November 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended November 30, 1999, in conformity with generally accepted accounting principles.
         As discussed in Note 2 to the consolidated financial statements, in fiscal 1998, Morgan Stanley Dean Witter & Co. changed its method of accounting for certain offering costs of closed-end funds.


                                             /s/ Deloitte & Touche LLP



                                             New York, New York
                                             January 21, 2000
consolidated statements of financial condition





(dollars in millions, except share data)                                               NOVEMBER 30, 1999       NOVEMBER 30, 1998
--------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                                                                     $ 12,325                 $ 16,878
Cash and securities deposited with clearing organizations or segregated under federal and other regulations (including
   securities at fair value of $6,925 at November 30, 1999
   and $7,518 at November 30, 1998)                                                              9,713                   10,531
Financial instruments owned:
   U.S. government and agency securities                                                        25,646                   12,350
   Other sovereign government obligations                                                       17,522                   15,050
   Corporate and other debt                                                                     30,443                   22,388
   Corporate equities                                                                           14,843                   14,289
   Derivative contracts                                                                         22,769                   21,442
   Physical commodities                                                                            819                      416
Securities purchased under agreements to resell                                                 70,366                   79,570
Receivable for securities provided as collateral                                                 9,007                    4,388
Securities borrowed                                                                             85,064                   69,338
Receivables:
   Consumer loans (net of allowances of $769 at November 30, 1999
      and $787 at November 30, 1998)                                                            20,229                   15,209
   Customers, net                                                                               29,299                   18,785
   Brokers, dealers and clearing organizations                                                   2,252                    4,432
   Fees, interest and other                                                                      5,371                    3,359
Office facilities, at cost (less accumulated depreciation and amortization of
   $1,667 at November 30, 1999 and $1,375 at
   November 30, 1998)                                                                            2,204                    1,834
Other assets                                                                                     9,095                    7,331
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                  $366,967                 $317,590
--------------------------------------------------------------------------------------------------------------------------------

99 AR: page 56



(dollars in millions, except share data)                                                   NOVEMBER 30, 1999     NOVEMBER 30, 1998
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper and other short-term borrowings                                                  $  38,242              $  28,137
Deposits                                                                                             10,397                  8,197
Financial instruments sold, not yet purchased:
   U.S. government and agency securities                                                             12,285                 11,305
   Other sovereign government obligations                                                             7,812                 13,899
   Corporate and other debt                                                                           2,322                  3,093
   Corporate equities                                                                                15,402                 11,501
   Derivative contracts                                                                              23,228                 21,198
   Physical commodities                                                                                 919                    348
Securities sold under agreements to repurchase                                                      104,450                 92,327
Obligation to return securities received as collateral                                               14,729                  6,636
Securities loaned                                                                                    30,080                 23,152
Payables:
   Customers                                                                                         45,775                 40,606
   Brokers, dealers and clearing organizations                                                        1,335                  5,244
   Interest and dividends                                                                             2,951                    371
Other liabilities and accrued expenses                                                               10,439                  8,623
Long-term borrowings                                                                                 28,604                 27,435
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    348,970                302,072
-----------------------------------------------------------------------------------------------------------------------------------
Capital Units                                                                                           583                    999
-----------------------------------------------------------------------------------------------------------------------------------
Preferred Securities Issued by Subsidiaries                                                             400                    400
-----------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Shareholders' equity:
   Preferred stock                                                                                      670                    674
   Common stock(1)($0.01 par value, 1,750,000,000 shares
       authorized, 1,211,685,904 and 1,211,685,904 shares issued,
       1,104,630,098 and 1,131,341,616 shares outstanding at
       November 30, 1999 and November 30, 1998)                                                          12                     12
   Paid-in capital(1)                                                                                 3,836                  3,740
   Retained earnings                                                                                 16,285                 12,080
   Employee stock trust                                                                               2,426                  1,913
   Cumulative translation adjustments                                                                   (27)                   (12)
-----------------------------------------------------------------------------------------------------------------------------------
       Subtotal                                                                                      23,202                 18,407
   Note receivable related to sale of preferred stock to ESOP                                           (55)                   (60)
   Common stock held in treasury, at cost(1)($0.01 par value, 107,055,806 and
       80,344,288 shares at November 30, 1999
       and November 30, 1998)                                                                        (4,355)                (2,702)
   Common stock issued to employee trust                                                             (1,778)                (1,526)
-----------------------------------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                                                    17,014                 14,119
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                                        $ 366,967              $ 317,590
-----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 2000.
See Notes to Consolidated Financial Statements.

consolidated statements of income





fiscal year (dollars in millions, except share and per share data)                  1999                1998               1997
-----------------------------------------------------------------------------------------------------------------------------------

Revenues:
   Investment banking                                                           $   4,523          $   3,340           $   2,694
   Principal transactions:
      Trading                                                                       5,983              3,283               3,191
      Investments                                                                     725                 89                 463
   Commissions                                                                      2,921              2,321               2,066
   Fees:
      Asset management, distribution and administration                             3,170              2,889               2,525
      Merchant and cardmember                                                       1,492              1,647               1,704
      Servicing                                                                     1,194                928                 762
   Interest and dividends                                                          13,755             16,436              13,583
   Other                                                                              165                198                 144
-----------------------------------------------------------------------------------------------------------------------------------
      Total revenues                                                               33,928             31,131              27,132
   Interest expense                                                                11,390             13,514              10,806
   Provision for consumer loan losses                                                 529              1,173               1,493
-----------------------------------------------------------------------------------------------------------------------------------
      Net revenues                                                                 22,009             16,444              14,833
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses:
   Compensation and benefits                                                        8,398              6,636               6,019
   Occupancy and equipment                                                            643                583                 526
   Brokerage, clearing and exchange fees                                              485                552                 460
   Information processing and communications                                        1,325              1,140               1,080
   Marketing and business development                                               1,679              1,411               1,179
   Professional services                                                              836                677                 451
   Other                                                                              915                745                 770
   Merger-related expenses                                                             --                 --                  74
-----------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expenses                                                  14,281             11,744              10,559
-----------------------------------------------------------------------------------------------------------------------------------
Gain on sale of businesses                                                             --                685                  --
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of accounting change               7,728              5,385               4,274
Provision for income taxes                                                          2,937              1,992               1,688
-----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                                4,791              3,393               2,586
Cumulative effect of accounting change                                                 --               (117)                 --
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                      $   4,791          $   3,276           $   2,586
-----------------------------------------------------------------------------------------------------------------------------------
Preferred stock dividend requirements                                           $      44          $      55           $      66
-----------------------------------------------------------------------------------------------------------------------------------
Earnings applicable to common shares(1)                                         $   4,747          $   3,221           $   2,520
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share(2):
   Basic before cumulative effect of accounting change                          $    4.33          $    2.90           $    2.19
   Cumulative effect of accounting change                                              --              (0.10)                 --
-----------------------------------------------------------------------------------------------------------------------------------
   Basic                                                                        $    4.33          $    2.80           $    2.19
-----------------------------------------------------------------------------------------------------------------------------------
   Diluted before cumulative effect of accounting change                        $    4.10          $    2.76           $    2.08
   Cumulative effect of accounting change                                              --              (0.09)                 --
-----------------------------------------------------------------------------------------------------------------------------------
   Diluted                                                                      $    4.10          $    2.67           $    2.08
-----------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding(2):
   Basic                                                                    1,096,789,720      1,151,645,450       1,149,636,466
   Diluted                                                                  1,159,500,670      1,212,588,130       1,212,612,950
-----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts shown are used to calculate basic earnings per common share.
(2) Amounts have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 2000.
See Notes to Consolidated Financial Statements.

consolidated statements of comprehensive income

99 AR: page 58




fiscal year (dollars in millions)                                    1999                1998                1997
--------------------------------------------------------------------------------------------------------------------
 Net income                                                       $ 4,791             $ 3,276             $ 2,586
 Other comprehensive income, net of tax:
    Foreign currency translation adjustment                           (15)                 (3)                  2
--------------------------------------------------------------------------------------------------------------------
 Comprehensive income                                             $ 4,776             $ 3,273             $ 2,588
--------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

consolidated statements of cash flows





fiscal year (dollars in millions)                                                     1999           1998           1997
--------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                        $  4,791       $  3,276       $  2,586
   Adjustments to reconcile net income to net cash (used for) provided by operating activities:
     Non-cash charges included in net income:
         Cumulative effect of accounting change                                         --            117             --
         Gain on sale of businesses                                                     --           (685)            --
         Deferred income taxes                                                        (160)           (55)           (77)
         Compensation payable in common or preferred stock                             675            334            374
         Depreciation and amortization                                                 541            575            338
         Provision for consumer loan losses                                            529          1,173          1,493
     Changes in assets and liabilities:
         Cash and securities deposited with clearing organizations or
          segregated under federal and other regulations                               839         (3,641)        (1,691)
         Financial instruments owned, net of financial instruments sold,
          not yet purchased                                                        (22,081)        11,127          1,730
         Securities borrowed, net of securities loaned                              (8,798)        (5,061)       (10,561)
         Receivables and other assets                                              (11,276)         2,114        (13,808)
         Payables and other liabilities                                              5,669          6,095         19,058
--------------------------------------------------------------------------------------------------------------------------
Net cash (used for) provided by operating activities                               (29,271)        15,369           (558)
--------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net (payments for) proceeds from:
   Office facilities                                                                  (656)          (358)          (301)
   Sale of businesses, net of disposal costs                                            --          1,399             --
   Purchase of AB Asesores, net of cash acquired                                      (223)            --             --
   Net principal disbursed on consumer loans                                        (8,769)        (2,314)        (4,994)
   Purchases of consumer loans                                                          --             --            (11)
   Sales of consumer loans                                                           2,997          4,466          2,783
   Other investing activities                                                           --             --             (5)
--------------------------------------------------------------------------------------------------------------------------
Net cash (used for) provided by investing activities                                (6,651)         3,193         (2,528)
--------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments for) short-term borrowings                               9,994          5,620         (1,336)
Securities sold under agreements to repurchase, net of securities
   purchased under agreements to resell                                             21,327        (14,407)         3,080
Net proceeds from (payments for):
   Deposits                                                                          2,200           (796)         2,113
   Issuance of common stock                                                            270            186            194
   Issuance of put options                                                               9             --             --
   Issuance of long-term borrowings                                                  7,552          9,771          6,619
   Issuance of Preferred Securities Issued by Subsidiaries                              --            400             --
   Issuance of Capital Units                                                            --             --            134
Payments for:
   Repayments of long-term borrowings                                               (6,618)        (7,069)        (3,964)
   Redemption of cumulative preferred stock                                             --           (200)          (345)
   Redemption of Capital Units                                                        (416)            --             --
   Repurchases of common stock                                                      (2,374)        (2,925)          (124)
   Cash dividends                                                                     (575)          (519)          (416)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) financing activities                                31,369         (9,939)         5,955
--------------------------------------------------------------------------------------------------------------------------
Dean Witter, Discover & Co.'s net cash activity for the month of
   December 1996                                                                        --             --         (1,158)
--------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                (4,553)         8,623          1,711
Cash and cash equivalents, at beginning of period                                   16,878          8,255          6,544
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, at end of period                                       $ 12,325       $ 16,878       $  8,255
--------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

consolidated statements of
changes in shareholders' equity

99 AR: page 60


                                                                               EMPLOYEE
                               PREFERRED       COMMON     PAID-IN   RETAINED      STOCK
(dollars in millions)              STOCK     STOCK(1)  CAPITAL(1)   EARNINGS      TRUST
------------------------------------------------------------------------------------------

BALANCE AT FISCAL
YEAR-END 1996                     $1,223         $12     $3,583      $7,477      $1,495
Net income                            --          --         --       2,586          --
Dividends                             --          --         --        (387)         --
Redemption of 8.88%
   Cumulative Preferred
   Stock                            (195)         --         --          --          --
Redemption of 8-3/4%
   Cumulative Preferred
   Stock                            (150)         --         --          --          --
Conversion of ESOP
   Preferred Stock                    (2)         --         (1)         --          --
Issuance of common stock              --          --        (22)         --          --
Repurchases of common
   stock                              --          --         --          --          --
Compensation payable in
   common stock                       --          --        243          --         186
ESOP shares allocated,
   at cost                            --          --         --          --          --
Retirement of treasury stock          --          --         (6)       (265)         --
Translation adjustments               --          --         --          --          --
Issuance of common stock
   in connection with
   Discover Brokerage Direct
   acquisition                        --          --         14          --          --
Adjustment for change in
   Dean Witter Discover's
   year-end                           --          --        (90)        (81)         --
------------------------------------------------------------------------------------------

BALANCE AT
NOVEMBER 30, 1997                   $876         $12     $3,721      $9,330      $1,681
Net income                            --          --         --       3,276          --
Dividends                             --          --         --        (526)         --
Redemption of 7-3/8%
   Cumulative Preferred Stock       (200)         --         --          --          --
Conversion of ESOP
   Preferred Stock                    (2)         --        (12)         --          --
Issuance of common stock              --          --       (210)         --          --
Repurchases of common
   stock                              --          --         --          --          --
Compensation payable in
   common stock                       --          --        241          --         232
ESOP shares allocated,
   at cost                            --          --         --          --          --
Translation adjustments               --          --         --          --          --
------------------------------------------------------------------------------------------



                                                  NOTE
                                            RECEIVABLE    COMMON      COMMON
                                            RELATED TO     STOCK       STOCK
                                               SALE OF      HELD      ISSUED
                                 CUMULATIVE  PREFERRED        IN          TO
                                TRANSLATION   STOCK TO  TREASURY,   EMPLOYEE
(dollars in millions)           ADJUSTMENTS       ESOP   AT COST       TRUST       TOTAL
------------------------------------------------------------------------------------------

BALANCE AT FISCAL
YEAR-END 1996                       $(11)       $(78)    $(1,005)      $(994)    $11,702
Net income                            --          --          --          --       2,586
Dividends                             --          --          --          --        (387)
Redemption of 8.88%
   Cumulative Preferred
   Stock                              --          --          --          --        (195)
Redemption of 8-3/4%
   Cumulative Preferred
   Stock                              --          --          --          --        (150)
Conversion of ESOP
   Preferred Stock                    --          --           3          --          --
Issuance of common stock              --          --         246          --         224
Repurchases of common
   stock                              --          --        (124)         --        (124)
Compensation payable in
   common stock                       --          --         278        (343)        364
ESOP shares allocated,
   at cost                            --          10          --          --          10
Retirement of treasury stock          --          --         271          --          --
Translation adjustments                2          --          --          --           2
Issuance of common stock
   in connection with
   Discover Brokerage Direct
   acquisition                        --          --          49          --          63
Adjustment for change in
   Dean Witter Discover's
   year-end                           --          --          32          --        (139)
------------------------------------------------------------------------------------------

BALANCE AT
NOVEMBER 30, 1997                    $(9)       $(68)      $(250)    $(1,337)    $13,956
Net income                            --          --          --          --       3,276
Dividends                             --          --          --          --        (526)
Redemption of 7-3/8%
   Cumulative Preferred Stock         --          --          --          --        (200)
Conversion of ESOP
   Preferred Stock                    --          --          14          --          --
Issuance of common stock              --          --         417          --         207
Repurchases of common
   stock                              --          --      (2,925)         --      (2,925)
Compensation payable in
   common stock                       --          --          42        (189)        326
ESOP shares allocated,
   at cost                            --           8          --          --           8
Translation adjustments               (3)         --          --          --          (3)
------------------------------------------------------------------------------------------



                                                                             EMPLOYEE
                             PREFERRED       COMMON     PAID-IN   RETAINED      STOCK
(dollars in millions)            STOCK      STOCK(1)  CAPITAL(1)  EARNINGS      TRUST
------------------------------------------------------------------------------------------


BALANCE AT
NOVEMBER 30, 1998                $674         $12     $3,740     $12,080      $1,913
Net income                         --          --         --       4,791          --
Dividends                          --          --         --        (586)         --
Conversion of ESOP
   Preferred Stock                 (4)         --        (18)         --          --
Issuance of common stock           --          --       (134)         --          --
Repurchases of common
   stock                           --          --         --          --          --
Compensation payable in
   common stock                    --          --        223          --         513
ESOP shares allocated,
   at cost                         --          --         --          --          --
Issuance of common stock
   in connection with
   AB Asesores acquisition         --          --         16          --          --
Issuance of put options            --          --          9          --          --
Translation adjustments            --          --         --          --          --
------------------------------------------------------------------------------------------

BALANCE AT
NOVEMBER 30, 1999                $670         $12     $3,836     $16,285      $2,426
------------------------------------------------------------------------------------------



                                                NOTE
                                          RECEIVABLE    COMMON      COMMON
                                          RELATED TO     STOCK       STOCK
                                             SALE OF      HELD      ISSUED
                               CUMULATIVE  PREFERRED        IN          TO
                              TRANSLATION   STOCK TO  TREASURY,   EMPLOYEE
(dollars in millions)         ADJUSTMENTS       ESOP   AT COST       TRUST  TOTAL
-----------------------------------------------------------------------------------


BALANCE AT
NOVEMBER 30, 1998                $(12)       $(60)    $(2,702)   $(1,526) $14,119
Net income                         --          --          --         --    4,791
Dividends                          --          --          --         --     (586)
Conversion of ESOP
   Preferred Stock                 --          --          22         --       --
Issuance of common stock           --          --         465         --      331
Repurchases of common
   stock                           --          --      (2,374)        --   (2,374)
Compensation payable in
   common stock                    --          --         186       (252)     670
ESOP shares allocated,
   at cost                         --           5          --         --        5
Issuance of common stock
   in connection with
   AB Asesores acquisition         --          --          48         --       64
Issuance of put options            --          --          --         --        9
Translation adjustments           (15)         --          --         --      (15)
------------------------------------------------------------------------------------------

BALANCE AT
NOVEMBER 30, 1999                $(27)       $(55)    $(4,355)   $(1,778) $17,014
------------------------------------------------------------------------------------------


(1) Amounts have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 2000.
See Notes to Consolidated Financial Statements.

notes to consolidated financial statements

99 AR: page 62

 1  INTRODUCTION AND BASIS OF PRESENTATION

THE COMPANY
Morgan Stanley Dean Witter & Co. (the "Company") is a pre-eminent global financial services firm that maintains leading market positions in each of its three business segments -- Securities, Asset Management and Credit Services. Its Securities business includes securities underwriting, distribution and trading; merger, acquisition, restructuring, real estate, project finance and other corporate finance advisory activities; full-service and online brokerage services; research services; the trading of foreign exchange and commodities, as well as derivatives on a broad range of asset categories, rates and indices; securities lending; and private equity activities. The Company's Asset Management business provides global asset management advice and services to investors through a variety of product lines and brand names, including Morgan Stanley Dean Witter Advisors, Van Kampen Investments, Morgan Stanley Dean Witter Investment Management and Miller Anderson & Sherrerd. The Company's Credit Services business includes the issuance of the Discover(R) Card and the Morgan Stanley Dean Witter (SM) Card; and the operation of the Discover/NOVUS(R) Network, a proprietary network of merchant and cash access locations.
         The consolidated financial statements include the accounts of the Company and its U.S. and international subsidiaries, including Morgan Stanley & Co. Incorporated ("MS&Co."), Morgan Stanley & Co. International Limited ("MSIL"), Morgan Stanley Dean Witter Japan Limited ("MSDWJL"), Dean Witter Reynolds Inc. ("DWR"), Morgan Stanley Dean Witter Advisors Inc. and NOVUS Credit Services Inc.


BASIS OF FINANCIAL INFORMATION
The consolidated financial statements give retroactive effect to the May 1997 merger of Morgan Stanley Group Inc. ("Morgan Stanley") with and into Dean Witter, Discover & Co. ("Dean Witter Discover"), which was accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Dean Witter Discover and Morgan Stanley had always been combined. The consolidated statement of changes in shareholders' equity reflects the accounts of the Company as if the preferred and additional common stock issued in connection with the merger had been issued during all of the periods presented.
         Prior to the consummation of the merger, Dean Witter Discover's year ended on December 31 and Morgan Stanley's fiscal year ended on November 30. Subsequent to the merger, the Company adopted a fiscal year-end of November 30. The Company's results for the 12 months ended November 30, 1999 ("fiscal 1999"), November 30, 1998 ("fiscal 1998") and November 30, 1997 ("fiscal 1997") reflect the change in fiscal year-end. Fiscal 1997 includes the results of Dean Witter Discover that were restated to conform with the new fiscal year-end date.
         The consolidated financial statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions regarding certain trading inventory valuations, consumer loan loss levels, the potential outcome of litigation and other matters that affect the consolidated financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results could differ materially from these estimates.
         Certain reclassifications have been made to prior-year amounts to conform to the current presentation. All material inter-company balances and transactions have been eliminated.


STOCK SPLIT
On December 20, 1999, the Company declared a two-for-one common stock split, effected in the form of a 100% stock dividend, payable to shareholders of record on January 12, 2000 and distributable on January 26, 2000. All share, per share and shareholders' equity data have been retroactively restated to reflect this split.


2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For purposes of these statements, cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less.
         In connection with the fiscal 1999 purchase of AB Asesores, the Company issued 1.4 million shares of common stock having a fair value on the date of acquisition of $64 million. In connection with the fiscal 1997 purchase of Morgan Stanley Dean Witter Online (formerly Discover Brokerage Direct, Inc.), the Company issued 3.8 million shares of common stock having a fair value on the date of acquisition of approximately $63 million.

CONSUMER LOANS
Consumer loans, which consist primarily of credit card and consumer installment loans, are reported at their principal amounts outstanding, less applicable allowances. Interest on consumer loans is credited to income as earned.
         Interest is accrued on credit card loans until the date of charge-off, which generally occurs at the end of the month during which an account becomes 180 days past due, except in the case of bankruptcies and fraudulent transactions, which are charged off earlier. The interest portion of charged-off credit card loans is written off against interest revenue. Origination costs related to the issuance of credit cards are charged to earnings over periods not exceeding 12 months.


ALLOWANCE FOR CONSUMER LOAN LOSSES
The allowance for consumer loan losses is a significant estimate that is regularly evaluated by management for adequacy and is established through a charge to the provision for loan losses. The evaluations take into consideration factors such as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.
         The Company uses the results of these evaluations to provide an allowance for loan losses. The exposure for credit losses for owned loans is influenced by the performance of the portfolio and other factors discussed above, with the Company absorbing all related losses.


SECURITIZATION OF CONSUMER LOANS
The Company periodically sells consumer loans through asset securitizations and continues to service these loans. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), the present value of the future net servicing revenues which the Company estimates that it will receive over the term of the securitized loans is recognized in income as the loans are securitized. A corresponding asset also is recorded and then amortized as a charge to income over the term of the securitized loans, with actual net servicing revenues continuing to be recognized in income as they are earned. The impact of recognizing the present value of estimated future net servicing revenues as loans are securitized has not been material to the Company's consolidated statements of income. The exposure for credit losses for securitized loans is limited to the Company's retained contingent risk, which represents the Company's retained interest in securitized loans and any credit enhancement provided.


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

99 AR: page 64

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


SECURITIES TRANSACTIONS
Clients' securities transactions are recorded on a settlement date basis with related commission revenues and expenses recorded on the trade date. Securities purchased under agreements to resell ("reverse repurchase agreements") and securities sold under agreements to repurchase ("repurchase agreements"), principally government and agency securities, are treated as financing transactions and are carried at the amounts at which the securities subsequently will be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase and repurchase agreements are presented on a net-by-counterparty basis, when appropriate. It is the Company's policy to take possession of securities purchased under agreements to resell. The Company monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral. Where deemed appropriate, the Company's agreements with third parties specify its rights to request additional collateral.
         Securities borrowed and securities loaned are carried at the amounts of cash collateral advanced and received in connection with the transactions. The Company measures the fair value of the securities borrowed and loaned against the collateral on a daily basis. Additional collateral is obtained as necessary to ensure such transactions are adequately collateralized.
         Collateral received under securities financing transactions, such as reverse repurchase agreements, is recognized, together with a corresponding obligation to return the collateral, if the collateral provider does not have the contractual right to substitute collateral or redeem collateral on short notice. Collateral transferred under securities financing transactions, such as repurchase agreements, is reclassified from financial instruments owned to receivable for securities provided as collateral if the Company does not have the contractual right to substitute collateral or redeem collateral on short notice. At November 30, 1999 and 1998, the Company recorded obligations to return securities received as collateral of $14,729 million and $6,636 million, respectively. The related assets received as collateral were recorded among several captions included in the Company's consolidated statements of financial condition. At November 30, 1999 and 1998, after giving effect to reclassifications, the net increase in total assets and total liabilities was $10,256 million and $2,089 million, respectively.


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


EARNINGS PER SHARE
The calculations of earnings per common share are based on the weighted average number of common shares and share equivalents outstanding and give effect to preferred stock dividend requirements.
         As of December 1, 1997, the Company adopted SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 replaced the previous earnings per share ("EPS") categories of primary and fully diluted with "basic EPS," which reflects no dilution from common stock equivalents, and "diluted EPS," which reflects dilution from common stock equivalents and other dilutive securities based on the average price per share of the Company's common stock during the period. The EPS amounts of prior periods have been restated in accordance with SFAS No. 128. The adoption of SFAS No. 128 has not had a material effect on the Company's EPS calculations.


CARDMEMBER REWARDS
Cardmember rewards, primarily the Cashback Bonus(R) award, pursuant to which the Company annually pays Discover Cardmembers, and Private Issue(R) Cardmembers electing this feature, a percentage of their purchase amounts ranging up to 1%, are based upon a cardmember's level of annual purchases. The liability for cardmember rewards expense, included in other liabilities and accrued expenses, is accrued at the time that qualified cardmember transactions occur and is calculated on an individual cardmember basis.


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

99 AR: page 66

GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and other intangible assets are amortized on a straight-line basis over periods from five to 40 years, generally not exceeding 25 years, and are periodically evaluated for impairment. At November 30, 1999 and 1998, goodwill and other intangible assets of approximately $1.3 billion and $1.2 billion, respectively, were included in the Company's consolidated statements of financial condition as a component of other assets.


ACCOUNTING CHANGE
In the fourth quarter of fiscal 1998, the Company adopted American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), with respect to the accounting for offering costs paid by investment advisors of closed-end funds where such costs are not specifically reimbursed through separate advisory contracts. In accordance with SOP 98-5 and per an announcement by the Financial Accounting Standards Board ("FASB") staff in September 1998, such costs are to be considered start-up costs and expensed as incurred. Prior to the adoption of SOP 98-5, the Company deferred such costs and amortized them over the life of the fund. The Company recorded a charge to earnings for the cumulative effect of the accounting change as of December 1, 1997, of $117 million, net of taxes of $79 million. The effect of adopting these provisions on the Company's income before the cumulative effect of the accounting change for fiscal year 1998 was a decrease of $24 million, net of taxes. The effect on basic and diluted earnings per share was $0.02. The pro forma effect on net income for fiscal 1997 would not have been material.


NEW ACCOUNTING PRONOUNCEMENTS
In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years beginning after December 15, 1997, establish standards for the reporting and presentation of comprehensive income and the disclosure requirements related to segments. The Company adopted SFAS No. 130 and SFAS No. 131 in fiscal 1999.
         In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises and standardizes pension and other postretirement benefit plan disclosures that are to be included in the employers' financial statements. SFAS No. 132 does not change the measurement or recognition rules for pensions and other postretirement benefits. The Company adopted SFAS No. 132 in fiscal 1999.
         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As issued, SFAS No. 133 was effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement
No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. The Company is in the process of evaluating the impact of adopting SFAS No. 133.
         In July 1998, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested" ("EITF 97-14"). Under EITF 97-14, assets of the rabbi trust are to be consolidated with those of the employer, and the value of the employer's stock held in the rabbi trust should be classified in shareholders' equity and generally accounted for in a manner similar to treasury stock. The Company therefore has included its obligations under certain deferred compensation plans in employee stock trust. Shares that the Company has issued to the rabbi trusts are recorded in common stock issued to employee trust. Both employee stock trust and common stock issued to employee trust are components of shareholders' equity. The adoption of EITF 97-14 did not result in any change to the Company's consolidated statements of income, total assets, total liabilities or total shareholders' equity.
         In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP is effective for financial statements for fiscal years beginning after December 15, 1998 and provides specif-ic guidance as to when certain costs incurred in connection with an internal-use software project should be capitalized and when they should be expensed. The Company has adopted SOP 98-1 effective December 1, 1999. The adoption of SOP 98-1 is not expected to have a material impact on the Company's consolidated financial statements.




3  CONSUMER LOANS

Consumer loans were as follows:

(dollars in millions)                   NOV. 30, 1999   NOV. 30, 1998
---------------------------------------------------------------------

 Credit card and consumer installment      $20,998        $15,996
 Less:
    Allowance for loan losses                  769            787
---------------------------------------------------------------------
 Consumer loans, net                       $20,229        $15,209
---------------------------------------------------------------------

Activity in the allowance for consumer loan losses was as follows:

                                  FISCAL       FISCAL       FISCAL
(dollars in millions)               1999        1998         1997
---------------------------------------------------------------------

 Balance beginning of period     $ 787       $  884       $  781
 Additions:
    Provision for loan losses      529        1,173        1,493
    Purchase of loan portfolios     --            1           --
---------------------------------------------------------------------
 Total additions                   529        1,174        1,493
---------------------------------------------------------------------
 Deductions:
    Charge-offs                    893        1,423        1,639
    Recoveries                    (120)        (170)        (196)
---------------------------------------------------------------------
 Net charge-offs                   773        1,253        1,443
---------------------------------------------------------------------
 Other(1)                          226          (18)          53
---------------------------------------------------------------------
 Balance end of period           $ 769       $  787       $  884
---------------------------------------------------------------------

(1) These amounts primarily reflect transfers related to asset securitizations and the fiscal 1998 sale of consumer loans associated with SPS, Prime Option and BRAVO (see Note 16).



Interest accrued on loans subsequently charged off, recorded as a reduction of interest revenue, was $116 million, $199 million and $301 million in fiscal 1999, 1998 and 1997, respectively. The amounts charged off in fiscal 1999 and 1998 include only interest, whereas fiscal 1997 also includes cardmember fees.
         At November 30, 1999 and 1998, $5,248 million and $3,999 million of the Company's consumer loans had minimum contractual maturities of less than one year. Because of the uncertainty regarding consumer loan repayment patterns, which historically have been higher than contractually required minimum payments, this amount may not necessarily be indicative of the Company's actual consumer loan repayments.
         At November 30, 1999, the Company had commitments to extend credit in the amount of $204 billion. Commitments to extend credit arise from agreements to extend to customers unused lines of credit on certain credit cards, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.
         The Company received net proceeds from asset securitizations of $2,997 million, $4,466 million and $2,783 million in fiscal 1999, 1998 and 1997, respectively. The uncollected balances of consumer loans sold through asset securitizations were $16,977 million and $16,506 million at November 30, 1999 and 1998, respectively.
         The Company uses interest rate exchange agreements to hedge the risk from changes in interest rates on servicing fee revenues (which are derived from loans sold through asset securitizations). Gains and losses from these agreements are recognized as adjustments to servicing fees.
         The estimated fair value of the Company's consumer loans approximated carrying value at November 30, 1999 and 1998. The Company's consumer loan portfolio, including securitized loans, is geographically diverse, with a distribution approximating that of the population of the U.S.

99 AR: page 68

4   DEPOSITS

Deposits were as follows:

(dollars in millions)                    NOV. 30, 1999  NOV. 30, 1998
---------------------------------------------------------------------
 Demand, passbook and money
   market accounts                          $ 1,458        $1,355
 Consumer certificate accounts                1,698         1,635
 $100,000 minimum certificate
   accounts                                   7,241         5,207
---------------------------------------------------------------------
 Total                                      $10,397        $8,197
---------------------------------------------------------------------

The weighted average interest rates of interest bearing deposits outstanding during fiscal 1999 and 1998 were 5.9% and 6.2%, respectively.
         At November 30, 1999 and 1998, the notional amounts of interest rate exchange agreements that hedged deposits outstanding were $473 million and $650 million and had fair values of $6 million and $15 million, respectively. Under these interest rate exchange agreements, the Company primarily pays floating rates and receives fixed rates. At November 30, 1999, the weighted average interest rate of the Company's deposits, including the effect of interest rate exchange agreements, was 5.9%.
         At November 30, 1999, certificate accounts maturing over the next five years were as follows:

(dollars in millions)
---------------------------------------------------------------------

 2000                                                      $2,473
 2001                                                       2,706
 2002                                                       1,407
 2003                                                       1,042
 2004                                                         940
---------------------------------------------------------------------

The estimated fair value of the Company's deposits, using current rates for deposits with similar maturities, approximated carrying value at November 30, 1999 and 1998.




5   SHORT-TERM BORROWINGS

At November 30, 1999 and 1998, commercial paper in the amount of $27,072 million and $19,643 million, with weighted average interest rates of 5.3% for both years, was outstanding.
         At November 30, 1999 and 1998, the notional amounts of interest rate and currency swaps that hedged commercial paper outstanding were $2,865 million and $208 million and had fair values of $(3) million and $(6) million. These contracts had no material effect on the weighted average interest rates of commercial paper.
         At November 30, 1999 and 1998, other short-term borrowings of $11,170 million and $8,494 million were outstanding. These borrowings included bank loans, Federal Funds and bank notes.
         The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "MSDW Facility"). Under the terms of the MSDW Facility, the banks are committed to provide up to $5.5 billion. The MSDW Facility contains restrictive covenants which require, among other things, that the Company maintain shareholders' equity of at least $9.1 billion at all times. The Company believes that the covenant restrictions will not impair the Company's ability to pay its current level of dividends. At November 30, 1999, no borrowings were outstanding under the MSDW Facility.
         The Company maintains a master collateral facility that enables MS&Co. to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations (the "MS&Co. Facility"). As part of the MS&Co. Facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.875 billion. The credit agreement contains restrictive covenants which require, among other things, that MS&Co. maintain specified levels of consolidated shareholder's equity and Net
Capital, as defined. At November 30, 1999, no borrowings were outstanding under the MS&Co. Facility.
         The Company also maintains a revolving committed financing facility that enables MSIL to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements (the "MSIL Facility"). Such banks are committed to provide up to an aggregate of $1.91 billion, available in six major currencies. The facility agreement contains restrictive covenants which require, among other things, that MSIL maintain specified levels of Shareholder's Equity and Financial Resources, each as defined. At November 30, 1999, no borrowings were outstanding under the MSIL Facility.
         On June 7, 1999, MSDWJL, the Company's Tokyo-based broker-dealer subsidiary, entered into a committed revolving credit facility, guaranteed by the Company, that provides funding to support general liquidity needs, including support of MSDWJL's unsecured borrowings (the "MSDWJL Facility"). Under the terms of the MSDWJL Facility, a syndicate of banks is committed to provide up to 60 billion Japanese yen. At November 30, 1999, no borrowings were outstanding under the MSDWJL Facility.
         Riverwoods Funding Corporation ("RFC"), an entity included in the consolidated financial statements of the Company, maintains a senior bank credit facility to support the issuance of asset-backed commercial paper in the amount of $2.6 billion. Under the terms of the asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of $2.6 billion at November 30, 1999. RFC has never borrowed from its senior bank credit facility.
         The Company  anticipates  that it will  utilize  the MSDW  Facility,
the  MS&Co.   Facility,   the  MSIL  Facility  or  the  MSDWJL  Facility  for
short-term funding from time to time.


6  LONG-TERM BORROWINGS

MATURITIES AND TERMS
Long-term borrowings at fiscal year-end consist of the following:


                                              U.S. DOLLAR            NON-U.S. DOLLAR(1)     AT NOVEMBER 30
                                    ------------------------------  --------------------  -------------------
                                                           INDEX/
                                      FIXED   FLOATING     EQUITY     FIXED   FLOATING       1999       1998
(dollars in millions)                  RATE     RATE(2)    LINKED      RATE     RATE(2)     TOTAL      TOTAL
------------------------------------------------------------------  --------------------  -------------------
Due in fiscal 1999                  $    --        $--    $    --   $    --    $    --    $    --    $ 5,031
Due in fiscal 2000                    1,619      3,081        928        62      1,212      6,902      6,863
Due in fiscal 2001                    1,947      2,217        536       139        782      5,621      3,899
Due in fiscal 2002                    1,440      1,260        156       115      1,070      4,041      2,501
Due in fiscal 2003                    1,093      1,034        137       347        207      2,818      2,895
Due in fiscal 2004                    2,306        465        293       113         28      3,205        580
Thereafter                            4,113        741        238       643        282      6,017      5,666
------------------------------------------------------------------  --------------------  -------------------
Total                               $12,518    $ 8,798    $ 2,288   $ 1,419    $ 3,581    $28,604    $27,435
------------------------------------------------------------------  --------------------  -------------------

Weighted average coupon at fiscal
   year-end                             6.5%       6.0%       n/a       5.4%       3.2%       5.9%       6.1%
------------------------------------------------------------------  --------------------  -------------------

(1) Weighted average coupon was calculated utilizing non-U.S. dollar interest rates.
(2) U.S. dollar contractual floating rate borrowings bear interest based on a variety of money market indices, including London Interbank Offered Rates
   ("LIBOR") and Federal Funds rates. Non-U.S. dollar contractual floating rate borrowings bear interest based on euro floating rates.


MEDIUM-TERM NOTES
Included in the table above are medium-term notes of $15,724 million and $17,011 million at November 30, 1999 and 1998. The effective weighted average interest rate on all medium-term notes was 5.3% in fiscal 1999 and 5.7% in fiscal 1998. Maturities of these notes range from fiscal 2000 through fiscal 2028.

STRUCTURED BORROWINGS
U.S. dollar index/equity linked borrowings include various structured instruments whose payments and redemption values are linked to the performance of a specific index (e.g., Standard & Poor's 500), a basket of stocks or a specific equity security. To minimize the exposure resulting from movements in the underlying equity position or index, the Company has entered into various

99 AR: page 70

equity swap contracts and purchased options which effectively convert the borrowing costs into floating rates based upon LIBOR. These instruments are included in the preceding table at their redemption values based on the performance of the underlying indices, baskets of stocks or specific equity securities at November 30, 1999 and 1998.


OTHER BORROWINGS
Included in the Company's long-term borrowings are subordinated notes of $1,356 million and $1,309 million at November 30, 1999 and 1998, respectively. The effective weighted average interest rate on these subordinated notes was 7.0% in fiscal 1999 and 7.1% in fiscal 1998. Maturities of the subordinated notes range from fiscal 2001 to fiscal 2016.
         Certain of the Company's long-term borrowings are redeemable prior to maturity at the option of the holder. These notes contain certain provisions which effectively enable noteholders to put the notes back to the Company and therefore are scheduled in the foregoing table to mature in fiscal 2000 through fiscal 2001. The stated maturities of these notes, which aggregate $2,081 million, are from fiscal 2001 to fiscal 2014.
         MS&Co., a U.S. broker-dealer subsidiary of the Company, has outstanding $357 million of 8.22% fixed rate subordinated Series A notes, $243 million of 8.51% fixed rate subordinated Series B Notes, $313 million of 6.81% fixed rate subordinated Series C notes, $96 million of 7.03% fixed rate subordinated Series D notes, $82 million of 7.28% fixed rate subordinated Series E notes and $25 million of 7.82% fixed rate subordinated Series F notes. These notes have maturities from fiscal 2001 to fiscal 2016. The terms of such notes contain restrictive covenants which require, among other things, that MS&Co. maintain specified levels of Consolidated Tangible Net Worth and Net Capital, each as defined.

ASSET AND LIABILITY MANAGEMENT
A portion of the Company's fixed rate long-term borrowings is used to fund highly liquid marketable securities and short-term receivables arising from securities transactions. The Company uses interest rate swaps to more closely match the duration of these borrowings to the duration of the assets being funded and to manage interest rate risk. These swaps effectively convert certain of the Company's fixed rate borrowings into floating rate obligations. In addition, for non-U.S. dollar currency borrowings that are not used to fund assets in the same currency, the Company has entered into currency swaps which effectively convert the borrowings into U.S. dollar obligations. The Company's use of swaps for asset and liability management reduced its interest expense and effective average borrowing rate as follows:

                                  FISCAL       FISCAL       FISCAL
(dollars in millions)               1999        1998         1997
---------------------------------------------------------------------

 Net reduction in interest
    expense from swaps for
    the fiscal year                 $22         $48          $21
---------------------------------------------------------------------
 Weighted average coupon
    of long-term borrowings
    at fiscal year-end(1)           5.9%        6.1%         6.1%
---------------------------------------------------------------------
 Effective average borrowing
    rate for long-term borrowings
    after swaps at fiscal
    year-end(1)                     5.8%        5.9%         6.0%
---------------------------------------------------------------------

(1) Included in the weighted average and effective average calculations are non-U.S. dollar interest rates.

The effective weighted average interest rate on the Company's index/equity linked notes, which is not included in the table above, was 5.8% and 5.2% in fiscal 1999 and fiscal 1998, respectively, after giving effect to the related hedges.

The table below summarizes the notional or contract amounts of the swaps utilized by the Company for asset and liability management by maturity and weighted average interest rates to be received and paid at November 30, 1999. Swaps utilized to hedge the Company's structured borrowings are presented at their redemption values:


                                                     U.S. DOLLAR                     NON-U.S. DOLLAR(1)
                                        -----------------------------------------  --------------------
                                         RECEIVE     RECEIVE    RECEIVE             RECEIVE    RECEIVE
                                           FIXED    FLOATING    FLOATING    INDEX/    FIXED   FLOATING     NOV. 30,  NOV. 30,
                                             PAY         PAY        PAY    EQUITY       PAY        PAY       1999      1998
(dollars in millions)                    FLOATING      FIXED   FLOATING    LINKED  FLOATING FLOATING(2)     TOTAL     TOTAL
---------------------------------------------------------------------------------  --------------------   --------------------
Maturing in fiscal 1999                  $    --    $    --    $    --    $    --   $    --    $    --    $    --   $ 2,181
Maturing in fiscal 2000                    1,180        300        420        928        62        226      3,116     2,241
Maturing in fiscal 2001                    1,834         --         85        536       134        360      2,949     2,181
Maturing in fiscal 2002                    1,075        200         --        156       111          3      1,545       979
Maturing in fiscal 2003                      500         --         --        137       347        199      1,183     1,252
Maturing in fiscal 2004                    2,131        200         --        293       113         28      2,765       537
Thereafter                                 3,165        200         --        238       638        282      4,523     3,730
---------------------------------------------------------------------------------  --------------------   --------------------
Total                                    $ 9,885    $   900    $   505    $ 2,288   $ 1,405    $ 1,098    $16,081   $13,101
---------------------------------------------------------------------------------  --------------------   --------------------

Weighted average at fiscal year-end(3)
Receive rate                                 6.4%       5.4%      5.8%       n/a        5.5%      4.0%
Pay rate                                     6.1%       6.2%      5.9%       n/a        4.8%      5.3%
---------------------------------------------------------------------------------  --------------------    --------------------

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


The above table does not include interest rate floor agreements that are utilized by the Company to manage interest rate risk. At November 30, 1999, interest rate floor agreements with an aggregate notional value of $610 million were outstanding. These agreements have expiration dates from fiscal 2000 to fiscal 2014 and an aggregate fair value of $0.2 million at November 30, 1999. There were no interest rate floor agreements outstanding at November 30, 1998.
         As noted above, the Company uses interest rate and currency swaps to modify the terms of its existing borrowings. Activity during the periods in the notional value of the swap contracts used by the Company for asset and liability management (and the unrecognized (loss) gain at fiscal year-end) is summarized in the table below:

                                                   FISCAL        FISCAL
(dollars in millions)                                1999          1998
-------------------------------------------------------------------------

Notional value at beginning of period            $ 13,101      $ 11,707
Additions                                           5,372         4,520
Matured                                            (1,804)       (2,305)
Terminated                                           (848)         (868)
Effect of foreign currency translation on
  non-U.S. dollar notional values and
  changes in redemption values on
  structured borrowings                               260            47
-------------------------------------------------------------------------
Notional value at fiscal year-end                $ 16,081      $ 13,101
-------------------------------------------------------------------------
Unrecognized (loss) gain at fiscal year-end      $   (243)     $    279
-------------------------------------------------------------------------

The Company also uses interest rate swaps and swap options to modify certain of its repurchase financing agreements. The Company had interest rate swaps and swap options with notional values of approximately $6.0 billion and $5.1 billion at November 30, 1999 and 1998 and unrecognized losses of approximately $(38) million and $(10) million at November 30, 1999 and 1998, for such purpose. The unrecognized losses on these swaps and swap options were offset by unrecognized gains on certain of the Company's repurchase financing agreements.
         The estimated fair value of the Company's long-term borrowings approximated carrying value based on rates available to the Company at year-end for borrowings with similar terms and maturities.
         Cash paid for interest for the Company's borrowings and deposits approximated interest expense in fiscal 1999, 1998 and 1997.

99 AR: page 72

7    COMMITMENTS AND CONTINGENCIES

The Company has non-cancelable operating leases covering office space and equipment. At November 30, 1999, future minimum rental commitments under such leases (net of subleases, principally on office rentals) were as follows:

(dollars in millions)
-----------------------------------------------------------------
 2000                                                       $392
 2001                                                        346
 2002                                                        275
 2003                                                        225
 2004                                                        200
 Thereafter                                                1,027
-----------------------------------------------------------------

Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense, net of sublease rental income, was $296 million, $274 million and $262 million in fiscal 1999, 1998 and 1997, respectively.
         The Company has an agreement with IBM Corporation, under which the Company receives information processing, data networking and related services. Under the terms of the agreement, the Company has an aggregate minimum annual commitment of $120 million subject to annual cost-of-living adjustments.
         The Company has contracted to develop a one million square-foot office tower in New York City. Pursuant to this agreement, the Company will own the building and has entered into a 99-year lease for the land at the development site. Construction began in 1999 and the Company intends to occupy the building upon project completion, which is anticipated in 2002. The total investment in this project (which will be incurred over the next several years) is estimated to be approximately $650 million.
         In the normal course of business, the Company has been named as a defendant in various lawsuits and has been involved in certain investigations and proceedings. Some of these matters involve claims for substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such matters will not have a material adverse effect on the consolidated financial condition of the Company but may be material to the Company's operating results for any particular period, depending upon the level of the Company's income for such period.
         At November 30, 1999 and 1998, the Company had approximately $6.3 billion and $5.7 billion, respectively, of letters of credit outstanding to satisfy various collateral requirements.
         Financial instruments sold, not yet purchased represent obligations of the Company to deliver specified financial instruments at contracted prices, thereby creating commitments to purchase the financial instruments in the market at prevailing prices. Consequently, the Company's ultimate obligation to satisfy the sale of financial instruments sold, not yet purchased may exceed the amounts recognized in the consolidated statements of financial condition.
         The Company also has commitments to fund certain fixed assets and other less liquid investments, including at November 30, 1999 approximately $417 million in connection with its private equity and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients (including subordinated loans on an interim basis to leveraged companies associated with its investment banking and its private equity and other principal investment activities), that may subject the Company to increased credit and liquidity risks.

8  EARNINGS PER SHARE

Earnings per share was calculated as follows (in millions, except for per share data):

                                             FISCAL        FISCAL        FISCAL
BASIC EPS:                                     1999          1998          1997
--------------------------------------------------------------------------------

Income before cumulative
  effect of accounting change               $ 4,791       $ 3,393       $ 2,586
Cumulative effect of
  accounting change                              --          (117)           --
Preferred stock dividend
  requirements                                  (44)          (55)          (66)
--------------------------------------------------------------------------------
Net income available to
  common shareholders                       $ 4,747       $ 3,221       $ 2,520
--------------------------------------------------------------------------------
Weighted average common
  shares outstanding                          1,097         1,152         1,150
Basic EPS before cumulative
  effect of accounting change               $  4.33       $  2.90       $  2.19
Cumulative effect of
  accounting change                              --         (0.10)           --
--------------------------------------------------------------------------------
Basic EPS                                   $  4.33       $  2.80       $  2.19
--------------------------------------------------------------------------------

                                             FISCAL        FISCAL        FISCAL
DILUTED EPS:                                   1999          1998          1997
--------------------------------------------------------------------------------

Income before cumulative
  effect of accounting change               $ 4,791       $ 3,393       $ 2,586
Cumulative effect of
  accounting change                              --          (117)           --
Preferred stock dividend
  requirements                                  (36)          (47)          (61)
--------------------------------------------------------------------------------
Net income available to
  common shareholders                       $ 4,755       $ 3,229       $ 2,525
--------------------------------------------------------------------------------
Weighted average common
  shares outstanding                          1,097         1,152         1,150
Effect of dilutive securities:
  Stock options                                  39            37            39
  ESOP convertible
  preferred stock                                24            24            24
--------------------------------------------------------------------------------
Weighted average common
  shares outstanding and
  common stock equivalents                    1,160         1,213         1,213
--------------------------------------------------------------------------------
Diluted EPS before cumulative
  effect of accounting change               $  4.10       $  2.76       $  2.08
Cumulative effect of
  accounting change                              --         (0.09)           --
--------------------------------------------------------------------------------
Diluted EPS                                 $  4.10       $  2.67       $  2.08
--------------------------------------------------------------------------------

9  TRADING ACTIVITIES

TRADING REVENUES
The Company's trading activities include providing securities brokerage, derivatives dealing and underwriting services to clients. While trading activities are generated by client order flow, the Company also takes proprietary positions based on expectations of future market movements and conditions. The Company's trading strategies rely on the integrated management of its client-driven and proprietary transactions, along with the hedging and financing of these positions.
         The Company manages its trading businesses by product groupings and therefore has established distinct, worldwide trading divisions having responsibility for equity, fixed income, foreign exchange and commodities products. Because of the integrated nature of the markets for such products, each product area trades cash instruments as well as related derivative products (e.g., options, swaps, futures, forwards and other contracts with respect to such underlying instruments or commodities). Revenues related to principal trading are summarized below by trading division:

                                 FISCAL       FISCAL       FISCAL
(dollars in millions)              1999         1998         1997
------------------------------------------------------------------
 Equities                        $3,065       $2,048       $1,310
 Fixed income                     2,090          455        1,187
 Foreign exchange                   397          587          500
 Commodities                        431          193          194
------------------------------------------------------------------
 Total principal transaction
    trading revenues             $5,983       $3,283       $3,191
------------------------------------------------------------------

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

99 AR: page 74

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


FIXED INCOME
The Company is a market-maker for U.S. and non-U.S. government securities, corporate bonds, money market instruments, medium-term notes and Eurobonds, high-yield securities, emerging market securities, mortgage- and other asset-backed securities, preferred stock and tax-exempt securities. In addition, the Company is a dealer in interest rate and currency swaps and
other  related  derivative  products,   OTC  options  on  U.S.  and  non-U.S.
government bonds and mortgage-backed forward agreements ("TBA"), options and swaps. In this capacity, the Company facilitates asset and liability management for its customers in interest rate and currency swaps and related products and OTC government bond options.
         Swaps used in fixed income trading are, for the most part, contractual agreements to exchange interest payment streams (i.e., an interest rate swap may involve exchanging fixed for floating interest payments) or currencies (i.e., a currency swap may involve exchanging yen for U.S. dollars in one year at an agreed-upon exchange rate). The Company profits by earning a spread between the premium paid or received for these contracts and the cost of hedging such contracts. The Company seeks to manage the market risk of its swap portfolio, which stems from interest rate and currency movements and volatility, by using modeling that quantifies the sensitivity of its portfolio to movements in interest rates and currencies and by adding positions to or selling positions from its portfolio as needed to minimize such sensitivity. Typically, the Company adjusts its positions by entering into additional swaps or interest rate and foreign currency futures or foreign currency forwards and by purchasing or selling additional underlying government bonds. The Company manages the risk related to its option portfolio by using a variety of hedging strategies such as delta hedging, which includes the use of futures and forward contracts to hedge market risk. The Company also is involved in using debt securities to structure products with multiple risk/return factors designed to suit investor objectives.
         The Company is an underwriter of and a market-maker in commercial and residential mortgage-backed securities and asset-backed securities as well as commercial, residential and real estate loan products. The Company provides financing to customers for commercial, residential and real estate loan products. The Company also uses TBA contracts in its role as a dealer in mortgage-backed securities and facilitates customer trades by taking positions in the TBA market. Typically, these positions are hedged by offsetting TBA contracts or underlying cash positions. The Company profits by earning the bid-offer spread on such transactions. As is the case with all mortgage-backed products, market risk associated with these instruments results from interest rate fluctuations and changes in mortgage prepayment speeds. The Company also acts as principal and agent in aircraft finance transactions. Acting as principal, the Company acquires aircraft outright or under leases and finances these assets by issuance of non-recourse debt in the securitization market and other similar financing arrangements.
         The counterparties to the Company's fixed income transactions include investment advisors, commercial banks, insurance companies, investment funds and industrial companies.


FOREIGN EXCHANGE
The Company is a market-maker in a number of foreign currencies. In this business, it actively trades currencies in the spot and forward markets earning a dealer spread. The Company seeks to manage its market risk by entering into offsetting positions. The Company conducts an arbitrage business in which it seeks to profit from inefficiencies between the futures, spot and forward markets. The Company also makes a market in foreign currency options. This business largely is client-driven and involves the purchasing and writing of European and American style options and certain sophisticated products to meet specific client needs. The Company profits in this business by earning spreads between the options' premiums and the cost of hedging such positions. The Company limits its market risk by using a variety of hedging strategies, including the buying and selling of the currencies underlying the options based upon the options' delta equivalent. Foreign exchange option contracts give the purchaser of the contract the right to buy (call) or sell (put) the currency underlying the contract at an agreed-upon strike price at or over a specified period of time. Forward contracts and futures represent commitments to purchase or sell the underlying currencies at a specified future date at a specified price. The Company also takes proprietary positions in currencies to profit from market price and volatility movements in the currencies positioned.
         The majority of the Company's foreign exchange business relates to major foreign currencies such as yen, euro, pound sterling, Swiss francs and Canadian dollars. The balance of the business covers a broad range of other currencies.
         The counterparties to the Company's foreign exchange transactions include commercial banks, investment banks, broker-dealers, investment funds and industrial companies.

COMMODITIES
The Company, as a major participant in the world commodities markets, trades in physical precious, base and platinum group metals, electricity, energy products (principally oil, refined oil products and natural gas) as well as a variety of derivatives related to these commodities such as futures, forwards and exchange traded and OTC options and swaps. Through these activities, the Company provides clients with a ready market to satisfy end users' current raw material needs and facilitates their ability to hedge price fluctuations related to future inventory needs. The former activity at times requires the positioning of physical commodities. Derivatives on those commodities, such as futures, forwards and options, often are used to hedge price movements in the underlying physical inventory. The Company profits as a market-maker in physical commodities by earning the bid-offer spread inherent in the physical markets.
         To facilitate hedging for its clients, the Company often is required to take positions in the commodity markets in the form of forward, option and swap contracts involving oil, natural gas, precious and base metals, and electricity. The Company generally hedges these positions by using a variety of hedging techniques such as delta hedging, whereby the Company takes positions in the physical markets and/or positions in other commodity derivatives such as futures and forwards to offset the market risk in the underlying derivative.
The Company profits from this business by earning a spread between the premiums paid or received for these derivatives and the cost of hedging such derivatives.
         The Company also maintains proprietary trading positions in commodity derivatives, including futures, forwards and options in addition to physical commodities, to profit from price and volatility movements in the underlying commodities markets.
         Forward, option and swap contracts on commodities are structured similarly to like-kind derivative contracts for cash financial instruments.
The counterparties to OTC commodity contracts include precious metals producers, refiners and consumers as well as shippers, central banks, and oil, gas and electricity producers.
         The following discussions of risk management, market risk, credit risk, concentration risk and customer activities relate to the Company's trading activities.

99 AR: page 76

RISK MANAGEMENT
Risk management at the Company is a multi-faceted process with independent oversight that requires constant communication, judgment and knowledge of specialized products and markets. The Company's senior management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. In recognition of the increasingly varied and complex nature of the global financial services business, the Company's risk management policies, procedures and methodologies are evolutionary in nature and are subject to ongoing review and modification. Many of the Company's risk management and control practices are subject to periodic review by the Company's internal auditors as well as to interactions with various regulatory authorities.
         The Management Committee, composed of the Company's most senior officers, establishes the overall risk management policies for the Company and reviews the Company's performance relative to these policies. The Management Committee has created several Risk Committees to assist it in monitoring and reviewing the Company's risk management practices. These Risk Committees, as well as other committees established to manage and monitor specific risks, review the risk monitoring and risk management policies and procedures relating to the Company's market and credit risk profile, sales practices, legal enforceability, and operational and systems risks. The Controllers, Treasury, Law, Compliance and Governmental Affairs and Firm Risk Management Departments, which are all independent of the Company's business units, assist senior management and the Risk Committees in monitoring and controlling the Company's risk profile. In addition, the Internal Audit Department, which also reports to senior management, periodically examines and evaluates the Company's operations and control environment. The Company continues to be committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Company's risk management and monitoring systems and processes.

MARKET RISK
Market risk refers to the risk that a change in the level of one or more market prices, rates, indices, volatilities, correlations or other market factors, such as liquidity, will result in losses for a specified position or portfolio.
         The Company manages the market risk associated with its trading activities on a Company-wide basis, on a trading division level worldwide and on an individual product basis. Market risk limits have been approved for the Company and each major trading division of the Company worldwide. Discrete market risk limits are assigned to trading desks and, as appropriate, products and regions. Trading division risk managers, desk risk managers and the Firm Risk Management Department all monitor market risk measures against limits and report major market and position events to senior management.
         The Firm Risk Management Department independently reviews the Company's trading portfolios on a regular basis from a market risk perspective utilizing Value-at-Risk and other quantitative and qualitative risk measurements and analyses. The Company may use measures, such as rate sensitivity, convexity, volatility and time decay measurements, to estimate market risk and to assess the sensitivity of positions to changes in market conditions. Stress testing, which measures the impact on the value of existing portfolios of specified changes in market factors, for certain products is performed periodically and is reviewed by trading division risk managers, desk risk managers and the Firm Risk Management Department.


CREDIT RISK
The Company's exposure to credit risk arises from the possibility that a counterparty to a transaction might fail to perform under its contractual commitment, which could result in the Company incurring losses. The Company has credit guidelines which limit the Company's current and potential credit exposure to any one counterparty. Specific credit risk limits based on these credit guidelines also are in place for each type of counterparty (by rating category).

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


CONCENTRATION RISK
The Company is subject to concentration risk by holding large positions in certain types of securities or commitments to purchase securities of a single issuer, including sovereign governments and other entities, issuers located in a particular country or geographic area, public and private issuers involving developing countries or issuers engaged in a particular industry. Financial instruments owned by the Company include U.S. government and agency securities and securities issued by other sovereign governments (principally Japan, Italy, Canada and Germany), which, in the aggregate, represented approximately 12% of the Company's total assets at November 30, 1999. In addition, substantially all of the collateral held by the Company for resale agreements or bonds borrowed, which together represented approximately 29% of the Company's total assets at November 30, 1999, consists of securities issued by the U.S. government, federal agencies or other sovereign government obligations. Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its private equity and principal investment activities, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.

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


NOTIONAL/CONTRACT AMOUNTS AND
FAIR MARKET VALUES OF  DERIVATIVES
The gross notional or contract amounts of derivative instruments and fair value (carrying amount) of the related assets and liabilities at November 30, 1999 and 1998, as well as the average fair value of those assets and liabilities for fiscal 1999 and 1998, are presented in the table which follows. Fair value represents the cost of replacing these instruments and is further described in
Note 2. Future changes in interest rates, foreign currency exchange rates or the fair values of the financial instruments, commodities or indices underlying these contracts ultimately may result in cash settlements exceeding fair value amounts recognized in the consolidated statements of financial condition. Assets represent unrealized gains on purchased exchange traded and OTC options and other contracts (including interest rate, foreign exchange, and other forward contracts and swaps), net of any unrealized losses owed to the

99 AR: page 78

counterparties on offsetting positions in situations where netting is appropriate. Similarly, liabilities represent net amounts owed to counterparties. These amounts will vary based on changes in the fair values of underlying financial instruments and/or the volatility of such underlying instruments:


FISCAL YEAR-END
GROSS NOTIONAL/CONTRACT AMOUNT(1) (2)                             FISCAL YEAR-END FAIR VALUES(3)        AVERAGE FAIR VALUES(3) (4)
----------------------------------------------------------------------------------------------------------------------------------

(dollars in billions at fiscal year-end)                                 ASSETS       LIABILITIES        ASSETS      LIABILITIES
                                                                         ------       -----------        ------      -----------
  1999      1998                                                     1999    1998    1999    1998     1999    1998   1999    1998
                 Interest rate and currency swaps and options
                  (including caps, floors and swap options) and
$2,689   $1,719   other fixed income securities contracts         $   9.5 $  10.1 $   9.4 $  10.4 $   9.0 $   9.5 $   6.2 $   8.6
                 Foreign exchange forward and futures contracts
   405      903   and options                                         3.7     3.7     3.6     4.1     3.3     4.6     3.5     4.4
                 Equity security contracts (including equity
                  swaps, futures contracts, and warrants and
   110      107   options)                                            7.1     5.2     7.3     4.8     5.9     4.8     5.4     4.6
   170       91   Commodity forwards, futures, options and swaps      2.4     2.2     2.9     1.9     2.3     2.0     2.6     1.7
                 Mortgage-backed securities forward contracts,
    30       40   swaps and options                                   0.1     0.2      --      --     0.1     0.2     0.1      --

$3,404   $2,860   Total                                           $  22.8 $  21.4 $  23.2 $  21.2 $  20.6 $  21.1 $  17.8 $  19.3

(1) The notional amounts of derivatives have been adjusted to reflect the effects of leverage, where applicable.
(2) Notional amounts include purchased and written options of $399 billion and $401 billion, respectively, at November 30, 1999, and $485 billion and $442 billion, respectively, at November 30, 1998.
(3) These amounts represent carrying value (exclusive of collateral) at November 30, 1999 and 1998, respectively, and do not include receivables or payables related to exchange traded futures contracts.
(4)  Amounts are calculated using a monthly average.


The gross notional or contract amounts of these instruments are indicative of the Company's degree of use of derivatives for trading purposes but do not represent the Company's exposure to market or credit risk. Credit risk arises from the failure of a counterparty to perform according to the terms of the contract. The Company's exposure to credit risk at any point in time is represented by the fair value of the contracts reported as assets. These amounts are presented on a net-by-counterparty basis when appropriate but are not reported net of collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses. The Company monitors the creditworthiness of counterparties to these transactions on an ongoing basis and requests additional collateral when deemed necessary. The Company believes the ultimate settlement of the transactions outstanding at November 30, 1999 will not have a material effect on the Company's financial condition.

The remaining maturities of the Company's swaps and other derivative products at November 30, 1999 and 1998 are summarized in the following table, showing notional values by year of expected maturity:



                                                              LESS THAN       1 TO 3        3 TO 5     MORE THAN
(dollars in billions)                                            1 YEAR        YEARS         YEARS       5 YEARS        TOTAL
------------------------------------------------------------------------------------------------------------------------------

AT NOVEMBER 30, 1999
Interest rate and currency swaps and options
   (including caps, floors and swap options) and
   other fixed income securities contracts                      $  664        $  662        $  531        $  832        $2,689
Foreign exchange forward and futures contracts
   and options                                                     397             8            --            --           405
Equity securities contracts (including equity
   swaps, futures contracts, and warrants and
   options)                                                         77            22             8             3           110
Commodity forwards, futures, options and swaps                      97            47            19             7           170
Mortgage-backed securities forward contracts,
   swaps and options                                                21             1             3             5            30
------------------------------------------------------------------------------------------------------------------------------
Total                                                           $1,256        $  740        $  561        $  847        $3,404
------------------------------------------------------------------------------------------------------------------------------
Percent of total                                                    37%           22%           16%           25%          100%
------------------------------------------------------------------------------------------------------------------------------

AT NOVEMBER 30, 1998

Interest rate and currency swaps and options
   (including caps, floors and swap options) and
   other fixed income securities contracts                      $  457        $  479        $  371        $  412        $1,719
Foreign exchange forward and futures contracts
   and options                                                     892            11            --            --           903
Equity securities contracts (including equity
   swaps, futures contracts, and warrants and
   options)                                                         82            17             7             1           107
Commodity forwards, futures, options and swaps                      53            22             8             8            91
Mortgage-backed securities forward contracts,
   swaps and options                                                25             1             2            12            40
------------------------------------------------------------------------------------------------------------------------------
Total                                                           $1,509        $  530        $  388        $  433        $2,860
------------------------------------------------------------------------------------------------------------------------------
Percent of total                                                    53%           19%           13%           15%          100%
------------------------------------------------------------------------------------------------------------------------------

99 AR: page 80

The credit quality of the Company's trading-related derivatives at November 30, 1999 and 1998 is summarized in the table below, showing the fair value of the related assets by counterparty credit rating. The actual credit ratings are determined by external rating agencies or by equivalent ratings used by the Company's Credit Department:


                                                                                          COLLATERALIZED       OTHER
                                                                                                     NON-        NON-
                                                                                               INVESTMENT  INVESTMENT
(dollars in millions)                                    AAA         AA          A        BBB       GRADE       GRADE     TOTAL
--------------------------------------------------------------------------------------------------------------------------------

AT NOVEMBER 30, 1999
Interest rate and currency swaps and options
 (including caps, floors and swap options) and
 other fixed income securities contracts              $ 1,569    $ 3,842    $ 2,896    $   884    $   117    $   174    $ 9,482
Foreign exchange forward contracts and options            556      1,551      1,285        170         --        140      3,702
Equity securities contracts (including equity
 swaps, warrants and options)                           1,742      2,310      1,109        260      1,308        320      7,049
Commodity forwards, options and swaps                     164        571        660        469         52        508      2,424
Mortgage-backed securities forward contracts,
 swaps and options                                         41         33         35          1          1          1        112
--------------------------------------------------------------------------------------------------------------------------------
Total                                                 $ 4,072    $ 8,307    $ 5,985    $ 1,784    $ 1,478    $ 1,143    $22,769
--------------------------------------------------------------------------------------------------------------------------------
Percent of total                                           18%        37%        26%         8%         6%         5%       100%
--------------------------------------------------------------------------------------------------------------------------------

AT NOVEMBER 30, 1998

Interest rate and currency swaps and options
 (including caps, floors and swap options) and
 other fixed income securities contracts              $   894    $ 3,727    $ 3,694    $ 1,181    $    98    $   510    $10,104
Foreign exchange forward contracts and options            306      1,413      1,435        337         --        263      3,754
Equity securities contracts (including equity
 swaps, warrants and options)                           1,995      1,105        478         61      1,364        165      5,168
Commodity forwards, options and swaps                      71        448        401        708         46        534      2,208
Mortgage-backed securities forward contracts,
 swaps and options                                        130         51         21          3         --          3        208
--------------------------------------------------------------------------------------------------------------------------------
Total                                                 $ 3,396    $ 6,744    $ 6,029    $ 2,290    $ 1,508    $ 1,475    $21,442
--------------------------------------------------------------------------------------------------------------------------------
Percent of total                                           16%        31%        28%        11%         7%         7%       100%
--------------------------------------------------------------------------------------------------------------------------------


The Company also has obtained assets posted as collateral by investment grade counterparties amounting to $2.7 billion and $2.5 billion at November 30, 1999 and November 30, 1998, respectively.

10 PREFERRED STOCK, CAPITAL UNITS AND
   PREFERRED SECURITIES ISSUED BY SUBSIDIARIES

Preferred stock of the Company is composed of the following issues:

                                                                                    SHARES OUTSTANDING AT           BALANCE AT
                                                                                          NOVEMBER 30               NOVEMBER 30
(dollars in millions)                                                              1999                1998     1999         1998
----------------------------------------------------------------------------------------------------------------------------------
ESOP Convertible Preferred Stock, liquidation preference $35.88               3,493,477           3,581,964     $125         $129
Series A Fixed/Adjustable Rate Cumulative Preferred Stock, stated value $200  1,725,000           1,725,000      345          345
7-3/4% Cumulative Preferred Stock, stated value $200                          1,000,000           1,000,000      200          200
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                           $670         $674
----------------------------------------------------------------------------------------------------------------------------------

Each issue of outstanding preferred stock ranks in parity with all other outstanding preferred stock of the Company.
         In fiscal 1998, MSDW Capital Trust I, a Delaware statutory business trust (the "Capital Trust"), all of the common securities of which are owned by the Company, issued $400 million of 7.10% Capital Securities (the "Capital Securities") that are guaranteed by the Company. The Capital Trust issued the Capital Securities and invested the proceeds in 7.10% Junior Subordinated Deferrable Interest Debentures issued by the Company, which are due February 28, 2038.
         The Company has Capital Units outstanding which were issued by the Company and Morgan Stanley Finance plc ("MS plc"), a U.K. subsidiary. A Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company and having maturities from 2015 to 2017 and (b) a related Purchase Contract issued by the Company, which may be accelerated by the Company beginning approximately one year after the issuance of each Capital Unit, requiring the holder to purchase one Depositary Share representing shares (or fractional shares) of the Company's Cumulative Preferred Stock. The aggregate amount of Capital Units outstanding was $583 million and $999 million at November 30, 1999 and 1998, respectively.
         Effective March 1, 1999, the Company redeemed all of the outstanding 7.82% Capital Units and 7.80% Capital Units. The aggregate principal amount of the Capital Units redeemed was $352 million. During fiscal 1999, the Company repurchased in a series of transactions in the open market $64 million of the $134 million outstanding 8.03% Capital Units. During fiscal 1999, the Company retired these repurchased Capital Units.
         The estimated fair value of the Capital Units approximated carrying value at November 30, 1999 and November 30, 1998.
         In January 2000, the Company and MS plc called for redemption all of the outstanding 9.00% Capital Units on February 28, 2000. The aggregate principal amount of the Capital Units to be redeemed is $144 million.
         In January 2000, all shares of the ESOP Convertible Preferred Stock were converted into common shares of the Company (see Note 12).

11    SHAREHOLDERS' EQUITY

MS&Co. and DWR are registered broker-dealers and registered futures commission merchants and, accordingly, are subject to the minimum net capital requirements of the Securities and Exchange Commission, the New York Stock Exchange and the Commodity Futures Trading Commission. MS&Co. and DWR have consistently operated in excess of these requirements. MS&Co.'s net capital totaled $3,515 million at November 30, 1999, which exceeded the amount required by $2,906 million. DWR's net capital totaled $765 million at November 30, 1999, which exceeded the amount required by $631 million. MSIL, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Securities and Futures Authority, and MSDWJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance. MSIL and MSDWJL have consistently operated in excess of their respective regulatory capital requirements.
         Under regulatory capital requirements adopted by the Federal Deposit Insurance Corporation ("FDIC") and other bank regulatory agencies, FDIC-insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to average assets ("leverage ratio") (b) 4% of Tier 1 capital, as defined, to risk-weighted assets ("Tier 1 risk-weighted capital ratio") and (c) 8% of total capital, as defined, to risk-weighted assets ("total risk-weighted capital ratio"). At November 30, 1999, the leverage ratio, Tier 1 risk-weighted capital ratio and total risk-weighted capital ratio of each of the Company's FDIC-insured financial institutions exceeded these regulatory minimums.
         Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements. Morgan Stanley Derivative Products Inc., the Company's triple-A rated derivative products subsidiary, also has established certain operating restrictions which have been reviewed by various rating agencies.
         The regulatory capital requirements referred to above, and certain covenants contained in various agreements governing

99 AR: page 82

indebtedness of the Company, may restrict the Company's ability to withdraw capital from its subsidiaries. At November 30, 1999, approximately $5.6 billion of net assets of consolidated subsidiaries may be restricted as to the payment of cash dividends and advances to the Company.
         The Company repurchased approximately 50 million and 86 million shares of its common stock in fiscal 1999 and fiscal 1998, respectively. In an effort to enhance its ongoing stock repurchase program, the Company may sell put options on shares of its common stock to third parties. These put options entitle the holder to sell shares of the Company's common stock to the Company on certain dates at specified prices. As of November 30, 1999, put options were outstanding on an aggregate of 1.0 million shares of the Company's common stock. These put options expire in February 2000. The Company may elect cash settlement of the put options instead of taking delivery of the stock.
         Cumulative translation adjustments include gains or losses resulting from translating foreign currency financial statements from their respective functional currencies to U.S. dollars, net of hedge gains or losses and related tax effects. The Company uses foreign currency contracts and designates certain non-U.S. dollar currency debt as hedges to manage the currency exposure relating to its net monetary investments in non-U.S. dollar functional currency subsidiaries. Increases or decreases in the value of the Company's net foreign investments generally are tax-deferred for U.S. purposes, but the related hedge gains and losses are taxable currently. Therefore, the gross notional amounts of the contracts and debt designated as hedges exceed the Company's net foreign investments to result in effective hedging on an after-tax basis. The Company attempts to protect its net book value from the effects of fluctuations in currency exchange rates on its net monetary investments in non-U.S. dollar subsidiaries by selling the appropriate non-U.S. dollar currency in the forward market. However, under some circumstances, the Company may elect not to hedge its net monetary investments in certain foreign operations due to market conditions, including the availability of various currency contracts at acceptable costs. Information relating to the hedging of the Company's net monetary investments in non-U.S. dollar functional currency subsidiaries and their effects on cumulative translation adjustments is summarized below:

                                                           AT NOVEMBER 30
(dollars in millions)                                    1999          1998
-----------------------------------------------------------------------------

Net monetary investments in non-U.S.
   dollar functional currency subsidiaries            $ 1,972       $ 1,364
-----------------------------------------------------------------------------
Gross notional amounts of foreign exchange
   transactions and non-U.S. dollar debt
   designated as hedges(1)                            $ 3,309       $ 2,239
-----------------------------------------------------------------------------
Cumulative translation adjustments
   resulting from net investments in
   subsidiaries with a non-U.S. dollar
   functional currency                                $    57       $    29
Cumulative translation adjustments
   resulting from realized or unrealized
   gains or losses on hedges, net of tax                  (84)          (41)
-----------------------------------------------------------------------------
Total cumulative translation adjustments              $   (27)      $   (12)
-----------------------------------------------------------------------------

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


EQUITY-BASED COMPENSATION PLANS
The Company is authorized to issue up to approximately 590 million shares of its common stock in connection with awards under its equity-based compensation plans. At November 30, 1999, approximately 320 million shares were available for future grant under these plans.


STOCK OPTION AWARDS
Stock option awards have been granted pursuant to several equity-based compensation plans. Historically, these plans have generally provided for the granting of stock options having an exercise price not less than the fair value of the Company's common stock (as defined in the plans) on the date of grant. Such options generally become exercisable over a one-to-five-year period and expire seven to 10 years from the date of grant.

The following table sets forth activity relating to the Company's stock option awards (share data in millions):

                                                       FISCAL 1999                 FISCAL 1998                   FISCAL 1997
                                                     -----------------          -----------------             ----------------

                                                                    WEIGHTED                  WEIGHTED                     WEIGHTED
                                                                    AVERAGE                   AVERAGE                      AVERAGE
                                                  NUMBER            EXERCISE     NUMBER       EXERCISE      NUMBER         EXERCISE
                                                 OF SHARES           PRICE      OF SHARES       PRICE       OF SHARES      PRICE
----------------------------------------------------------------------------   ------------------------   --------------------------
Options outstanding at beginning of period      126.6             $20.04      128.2         $13.93       120.6          $ 8.52
Granted                                          23.2              56.65       31.2          34.39        40.4           24.08
Exercised                                       (15.5)             17.12      (30.6)          9.12       (29.8)           5.84
Forfeited                                        (3.0)             23.88       (2.2)         19.70        (3.0)          13.33
----------------------------------------------------------------------------   ------------------------   --------------------------
Options outstanding at end of period            131.3             $26.76      126.6         $20.04       128.2          $13.93
----------------------------------------------------------------------------   ------------------------   --------------------------
Options exercisable at end of period             93.6             $25.21       81.2         $19.69        88.6          $13.34
----------------------------------------------------------------------------   ------------------------   --------------------------

The following table presents information relating to the Company's stock options outstanding at November 30, 1999 (share data in millions):

                                                              OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                                       ----------------------------------  --------------------------
                                                              WEIGHTED      AVERAGE                     WEIGHTED
                                                              AVERAGE       REMAINING                   AVERAGE
                                           NUMBER             EXERCISE      LIFE         NUMBER         EXERCISE
RANGE OF EXERCISE PRICES                   OUTSTANDING        PRICE         (YEARS)      EXERCISABLE    PRICE
--------------------------------------------------------------------------------------   ----------------------------
$4.00-$9.99                                40.1              $ 8.75         5.1          33.5          $ 8.69
$10.00-$19.99                              13.8               15.21         3.9           5.8           14.54
$20.00-$29.99                              33.5               26.43         7.2          25.8           26.36
$30.00-$39.99                              19.2               35.54         8.8          13.5           35.52
$40.00-$49.99                               5.0               44.19         6.9           4.4           44.12
$50.00-$63.00                              19.7               59.01         9.8          10.6           59.45
--------------------------------------------------------------------------------------   ----------------------------
Total                                     131.3                             6.8          93.6
--------------------------------------------------------------------------------------   ----------------------------


Deferred Compensation Awards
The Company has made deferred compensation awards pursuant to several equity-based compensation plans. These plans provide for the deferral of a portion of certain key employees' compensation with payments made in the form of the Company's common stock or in the right to receive unrestricted shares (collectively, "Restricted Stock"). Compensation expense for all such awards (including those subject to forfeiture) amounted to $699 million, $415 million and $347 million in fiscal 1999, fiscal 1998 and fiscal 1997, respectively. Compensation expense for Restricted Stock awards was determined based on the fair value of the Company's common stock (as defined in the plans). The number of Restricted Stock shares outstanding was 115 million at November 30, 1999, 118 million at November 30, 1998 and 124 million at November 30, 1997.
         Restricted Stock awarded under these plans are subject to restrictions on sale, transfer or assignment until the end of a specified restriction period, generally five to 10 years from the date of grant. Holders of Restricted Stock generally may forfeit ownership of a portion of their award if employment is terminated before the end of the relevant restriction period. Holders of vested Restricted Stock generally will forfeit ownership in certain limited situations, including termination for cause during the restriction period.


Employee Stock Purchase Plan
Under the Employee Stock Purchase Plan, eligible employees may purchase shares of the Company's common stock at not less than 85% of the fair value on the date of purchase. Employees of the Company purchased 1.4 million shares of common stock in fiscal 1999, 1.2 million shares in fiscal 1998 and 1.0 million shares in fiscal 1997.
         The discount to fair value was $9 million for fiscal 1999, $6 million for fiscal 1998 and $3 million for fiscal 1997. The plan is "non-compensatory" under APB No. 25, and, accordingly, no charge to earnings has been recorded for the amount of the discount to fair value.

99 AR: page 84

Non-Employee Director Awards
The Company sponsors an equity-based plan for non-employee directors under which shares of the Company's common stock have been authorized for issuance in the form of option grants, stock awards or deferred compensation. The effect of these grants on results of operations was not material.


OTHER COMPENSATION PLANS
Carried Interest Plans
Under various Carried Interest Plans, certain key employees effectively participate in a portion of the Company's realized gains from certain of its investments in private equity transactions. Compensation expense for fiscal 1999, 1998 and 1997 related to these plans aggregated $5 million, $33 million and $38 million, respectively.


Real Estate Fund Plans
Under various plans, select employees and consultants to certain partnerships may participate in certain gains realized by the Company's real estate funds. Compensation expense relating to these plans aggregated $10 million, $3 million and $8 million for fiscal 1999, fiscal 1998 and fiscal 1997, respectively.


Profit Sharing Plans
The Company sponsors qualified profit sharing plans covering substantially all U.S. employees and also provides cash payment of profit sharing to employees of its international subsidiaries. Contributions are made to eligible employees at the discretion of the Board of Directors based upon the financial performance of the Company. Profit sharing expense for fiscal 1999, fiscal 1998 and fiscal 1997 was $153 million, $115 million and $113 million, respectively.


Employee Stock Ownership Plan
The Company has a $140 million leveraged employee stock ownership plan, funded through an independently managed trust. The Employee Stock Ownership Plan ("ESOP") was established to broaden internal ownership of the Company and to provide benefits to its employees in a cost-effective manner. Each of the 3,493,477 ESOP preferred shares outstanding at November 30, 1999 is held by the ESOP trust, is convertible into 6.6 shares of the Company's common stock and is entitled to annual dividends of $2.78 per preferred share. The ESOP trust funded its stock purchase through a loan of $140 million from the Company. The ESOP trust note, due September 19, 2005 (extendible at the option of the ESOP trust to September 19, 2010), bears a 10-3/8% interest rate per annum with principal payable without penalty on or before the due date. The ESOP trust expects to make principal and interest payments on the note from funds provided by dividends on the shares of convertible preferred stock and contributions from the Company, if required. The note receivable from the ESOP trust is reflected as a reduction in the Company's shareholders' equity. Shares allocated to employees generally may not be withdrawn until the employee's death, disability, retirement or termination.
         Contributions to the ESOP by the Company and allocation of ESOP shares to employees are made annually at the discretion of the Board of Directors based on the financial performance of the Company. The cost of shares allocated to participants' accounts amounted to $5 million in fiscal 1999, $8 million in fiscal 1998 and $10 million in fiscal 1997. The ESOP debt service costs for fiscal 1999, fiscal 1998 and fiscal 1997 were paid from dividends received on preferred stock held by the plan and from Company contributions.
         In January 2000, all shares of the ESOP Convertible Preferred Stock were converted into common shares of the Company.


PRO FORMA EFFECT OF SFAS NO. 123
Had the Company elected to recognize compensation cost pursuant to SFAS No. 123 for its stock option plans and the Employee Stock Purchase Plan, net income would have been reduced by $415 million, $214 million and $196 million for fiscal 1999, 1998 and 1997, respectively. Basic and diluted earnings per common share would have been reduced by $0.38, $0.19 and $0.17 for fiscal 1999, 1998 and 1997, respectively.

         The weighted average fair value at date of grant for stock options granted during fiscal 1999, 1998 and 1997 was $29.76, $11.19 and $8.38 per option, respectively. The fair value of stock options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following weighted average assumptions:

                                  FISCAL       FISCAL       FISCAL
                                    1999         1998         1997
-------------------------------------------------------------------
 Risk-free interest rate            5.9%        4.9%         6.0%
 Expected option life in years      5.6         4.8          6.0
 Expected stock price volatility   38.6%       33.2%        28.0%
 Expected dividend yield            1.1%        1.3%         1.3%
-------------------------------------------------------------------



13   EMPLOYEE BENEFIT PLANS

The Company sponsors various pension plans for the majority of its worldwide employees. The Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The Company also provides certain benefits to former or inactive employees prior to retirement. The following summarizes these plans:


PENSION PLANS
Substantially all of the U.S. employees of the Company and its U.S. affiliates are covered by non-contributory pension plans that are qualified under Section 401(a) of the Internal Revenue Code (the "Qualified Plans"). Unfunded supplementary plans (the "Supplemental Plans") cover certain executives. In addition to the Qualified Plans and the Supplemental Plans (collectively, the "U.S. Plans"), 10 of the Company's international subsidiaries also have pension plans covering substantially all of their employees. These pension plans generally provide pension benefits that are based on each employee's years of credited service and on compensation levels specified in the plans. For the Qualified Plans and the other international plans, the Company's policy is to fund at least the amounts sufficient to meet minimum funding requirements under applicable employee benefit and tax regulations. Liabilities for benefits payable under the Supplemental Plans are accrued by the Company and are funded when paid to the beneficiaries.

         The following tables present information for the Company's pension plans on an aggregate basis.

Pension expense includes the following components:

                                  FISCAL       FISCAL       FISCAL
(dollars in millions)               1999         1998         1997
-------------------------------------------------------------------
U.S. Plans:
Service cost, benefits earned
   during the period               $  98       $  72       $  54
Interest cost on projected
   benefit obligation                 80          78          67
Expected return on plan assets       (86)        (87)        (66)
Net amortization                       8           1           1
-------------------------------------------------------------------
Total U.S. plans                     100          64          56
Total international plans             18          12           9
-------------------------------------------------------------------
Net pension expense                $ 118       $  76       $  65
-------------------------------------------------------------------

The following table provides the assumptions used in determining the Company's benefit obligation for the U.S. Plans:

                                             FISCAL         FISCAL
                                               1999           1998
-------------------------------------------------------------------
 Weighted average discount rate              7.50%          6.75%
 Rate of increase in future
    compensation levels                      5.00%          5.00%
 Expected long-term rate of
    return on plan assets                    9.00%          9.00%
-------------------------------------------------------------------

99 AR: page 86

The following table provides a reconciliation of the changes in the U.S. Plans' benefit obligation and fair value of plan assets for fiscal 1999 and fiscal 1998, as well as a summary of the U.S. Plans' funded status at November 30, 1999 and 1998:


                                                      FISCAL       FISCAL
(dollars in millions)                                 1999         1998
---------------------------------------------------------------------------
Reconciliation of benefit obligation:
 Benefit obligation at beginning of year              $ 1,213      $ 1,089
 Service cost                                              98           72
 Interest cost                                             80           78
 Plan amendments                                           --            4
 Actuarial (gain) or loss                                 (77)          38
 Benefits paid                                           (100)         (59)
 Curtailment                                               --           (9)
---------------------------------------------------------------------------
Benefit obligation at end of year                     $ 1,214      $ 1,213
---------------------------------------------------------------------------
Reconciliation of fair value of plan assets:
 Fair value of plan assets at beginning of year       $   981      $   994
 Actual return on plan assets                             185            7
 Employer contributions                                    88           39
 Benefits paid                                           (100)         (59)
---------------------------------------------------------------------------
Fair value of plan assets at end of year              $ 1,154      $   981
---------------------------------------------------------------------------
Funded status:
 Funded status                                        $   (60)     $  (232)
 Unrecognized transition obligation                         5            8
 Unrecognized prior-service cost                           27           28
 Unrecognized (gain) or loss                              (44)         136
---------------------------------------------------------------------------
Net amount recognized                                 $   (72)     $   (60)
---------------------------------------------------------------------------
Amounts recognized in the consolidated
statements of financial condition consist of:
 Prepaid benefit cost                                 $    44      $    17
 Accrued benefit liability                               (117)        (107)
 Intangible asset                                           1           30
---------------------------------------------------------------------------
Net amount recognized                                 $   (72)     $   (60)
---------------------------------------------------------------------------

For the Supplemental Plans, the aggregate accumulated benefit obligation was $90 million and $82 million at November 30, 1999 and 1998, respectively.
         The Company also maintains a separate defined contribution pension plan which covers substantially all employees of the Company's U.K. subsidiaries (the "U.K. Plan"). Under the U.K. Plan, benefits are determined by the purchasing power of the accumulated value of contributions paid. In fiscal 1999, 1998 and 1997, the Company's expense related to the U.K. Plan was $25 million, $17 million and $15 million, respectively.




POSTRETIREMENT BENEFITS
The Company has unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. At November 30, 1999 and 1998, the Company's accrued postretirement benefit costs were $99 million and $95 million, respectively.


POSTEMPLOYMENT BENEFITS
Postemployment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former or inactive employees after employment but before retirement. These benefits were not material to the consolidated financial statements in fiscal 1999, 1998 and 1997.




14   INCOME TAXES

The provision for income taxes consists of:

                                FISCAL       FISCAL       FISCAL
(dollars in millions)             1999        1998         1997
----------------------------------------------------------------

 Current:
   U.S. federal                 $1,868       $1,199       $1,079
   U.S. state and local            491          372          348
   Non-U.S.                        738          476          338
----------------------------------------------------------------
                                 3,097        2,047        1,765
----------------------------------------------------------------
 Deferred:
   U.S. federal                     37          (26)         (45)
   U.S. state and local            (11)           1          (17)
   Non-U.S.                       (186)         (30)         (15)
----------------------------------------------------------------
                                  (160)         (55)         (77)
----------------------------------------------------------------
 Provision for income taxes     $2,937       $1,992       $1,688
----------------------------------------------------------------

The following table reconciles the provision to the U.S. federal statu-tory income tax rate:

                                  FISCAL       FISCAL       FISCAL
                                    1999        1998         1997
--------------------------------------------------------------------
 U.S. federal statutory
   income tax rate                35.0%        35.0%        35.0%
 U.S. state and local income
   taxes, net of U.S. federal
   income tax benefits             3.6          4.6          5.1
 Lower tax rates applicable to
   non-U.S. earnings              (2.3)        (2.4)        (1.1)
 Other                             1.7         (0.2)         0.5
--------------------------------------------------------------------
 Effective income tax rate        38.0%        37.0%        39.5%
--------------------------------------------------------------------

As of November 30, 1999, the Company had approximately $3.1 billion of earnings attributable to foreign subsidiaries for which no provisions have been recorded for income tax that could occur upon repatriation. Except to the extent such earnings can be repatriated tax efficiently, they are permanently invested abroad. It is not practicable to determine the amount of income taxes payable in the event all such foreign earnings are repatriated, since such liability, if any, is dependent on circumstances existing if and when remittance occurs.
         Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company's deferred tax assets and liabilities at November 30, 1999 and 1998 are as follows:

                                             NOV. 30,     NOV. 30,
(dollars in millions)                           1999         1998
--------------------------------------------------------------------
 Deferred tax assets:
   Employee compensation and benefit plans   $1,486        $1,289
   Loan loss allowance                          282           371
   Other valuation and liability allowances     593           604
   Deferred expenses                            163            --
   Other                                        303           167
--------------------------------------------------------------------
 Total deferred tax assets                    2,827         2,431
--------------------------------------------------------------------
 Deferred tax liabilities:
   Prepaid commissions                          217           239
   Valuation of inventory, investments
      and receivables                           188           127
   Other                                        194           237
--------------------------------------------------------------------
 Total deferred tax liabilities                 599           603
--------------------------------------------------------------------
 Net deferred tax assets                     $2,228        $1,828
--------------------------------------------------------------------

Cash paid for income taxes was $1,736 million, $1,591 million and $1,251 million in fiscal 1999, 1998 and 1997, respectively.

15    SEGMENT AND GEOGRAPHIC INFORMATION

In fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The adoption of this statement did not have an effect on the Company's financial position, results of operations, earnings per share or cash flows. This statement establishes new standards for disclosures that relate to business operating segments ("segments"). The segment data for prior periods has been restated to reflect the adoption of SFAS No.
131. In addition, the operating results of Morgan Stanley Dean Witter Online ("MSDW Online"), the Company's provider of electronic brokerage services, is included within the Securities segment. Previously, the Company had included MSDW Online's results within its Credit Services segment.
         The Company structures its segments primarily based upon the nature of the financial products and services provided to customers and the Company's management organization. The Company operates in three business segments:
Securities, Asset Management and Credit Services through which it provides a wide range of financial products and services to its customers.
         The Company's Securities business includes securities underwriting, distribution and trading; merger, acquisition, restructuring, real estate, project finance and other corporate finance advisory activities; full-service and online brokerage services; research services; the trading of foreign exchange and commodities, as well as derivatives on a broad range of asset categories, rates and indices; securities lending; and private equity activities. The Company's Asset Management business provides global asset management advice and services to investors through a variety of product lines and brand names, including Morgan Stanley Dean Witter Advisors, Van Kampen Investments, Morgan Stanley Dean Witter Investment Management and Miller Anderson & Sherrerd. The Company's Credit Services business includes the issuance of the Discover Card, the Discover Platinum Card, the Morgan Stanley Dean Witter Card, the Private Issue Card and co-branded and affinity cards; and the operation of the Discover/NOVUS Network, a proprietary network of merchant and cash access locations.

99 AR: page 88

Revenues and expenses directly associated with each respective segment are included in determining their operating results. Other revenues and expenses that are not directly attributable to a particular segment are allocated based upon the Company's allocation methodologies, generally based on each segment's respective revenues or other relevant measures. Selected financial information for the Company's segments is presented in the table below.


FISCAL 1999
(dollars in millions)                             SECURITIES        ASSET MANAGEMENT   CREDIT SERVICES       TOTAL
---------------------------------------------------------------------------------------------------------------------
All other revenues                                  $15,427            $2,060             $2,157           $19,644
Net interest                                            948                52              1,365             2,365
---------------------------------------------------------------------------------------------------------------------
Net revenues                                         16,375             2,112              3,522            22,009
---------------------------------------------------------------------------------------------------------------------
Income before taxes                                   5,864               767              1,097             7,728
Provision for income taxes                            2,183               319                435             2,937
---------------------------------------------------------------------------------------------------------------------
Net income                                            3,681               448                662             4,791
---------------------------------------------------------------------------------------------------------------------
Total assets(1)                                    $336,890            $4,927            $25,150          $366,967
---------------------------------------------------------------------------------------------------------------------

FISCAL 1998
(dollars in millions)                             SECURITIES        ASSET MANAGEMENT   CREDIT SERVICES       TOTAL
---------------------------------------------------------------------------------------------------------------------
All other revenues                                  $10,439            $1,676             $1,407           $13,522
Net interest                                          1,100                87              1,735             2,922
---------------------------------------------------------------------------------------------------------------------
Net revenues                                         11,539             1,763              3,142            16,444
---------------------------------------------------------------------------------------------------------------------
Gain on sale of businesses                               --               323                362               685
---------------------------------------------------------------------------------------------------------------------
Income before taxes and cumulative effect
of accounting change                                  3,441               694              1,250             5,385
Provision for income taxes                            1,199               264                529             1,992
Cumulative effect of accounting change                   --              (117)                --              (117)
---------------------------------------------------------------------------------------------------------------------
Net income                                            2,242               313                721             3,276
---------------------------------------------------------------------------------------------------------------------
Total assets(1)                                    $292,867            $4,537            $20,186          $317,590
---------------------------------------------------------------------------------------------------------------------

FISCAL 1997
(dollars in millions)                             SECURITIES        ASSET MANAGEMENT   CREDIT SERVICES       TOTAL
---------------------------------------------------------------------------------------------------------------------
All other revenues                                   $9,261            $1,817               $978           $12,056
Net interest                                            763                64              1,950             2,777
---------------------------------------------------------------------------------------------------------------------
Net revenues                                         10,024             1,881              2,928            14,833
---------------------------------------------------------------------------------------------------------------------
Income before taxes(2)                                3,026               565                757             4,274
Provision for income taxes(2)                         1,185               230                284             1,688
---------------------------------------------------------------------------------------------------------------------
Net income(2)                                         1,841               335                473             2,586
---------------------------------------------------------------------------------------------------------------------
Total assets(1)                                    $272,761            $5,117            $24,409          $302,287
---------------------------------------------------------------------------------------------------------------------

(1) Corporate assets have been fully allocated to the Company's business segments.
(2) Fiscal 1997 total income before taxes, provision for income taxes and net income includes merger-related expenses of $74 million ($63 million net of taxes), which were not allocated to the respective segments.

The Company operates in both U.S. and non-U.S. markets. The Company's non-U.S. business activities are principally conducted through European and Asian locations. The following table presents selected income statement information and the total assets of the Company's operations by geographic area. The principal methodologies used in preparing the geographic area data are as follows: commission revenues are recorded based on the location of the sales force; trading revenues are principally recorded based on location of the trader; investment banking revenues are based on location of the client; and asset management and portfolio service fees are recorded based on the location of the portfolio manager.


FISCAL 1999
(dollars in millions)                         U.S.        EUROPE          ASIA         OTHER      ELIMINATIONS       TOTAL
----------------------------------------------------------------------------------------------------------------------------
Net revenues                             $  17,430     $   3,741     $   1,203     $     (42)     $    (323)     $  22,009
Income before taxes                          6,297         1,275           250           (94)            --          7,728
Total assets                               364,852       164,410        37,626        17,698       (217,619)       366,967
----------------------------------------------------------------------------------------------------------------------------

FISCAL 1998
(dollars in millions)                         U.S.        EUROPE          ASIA         OTHER      ELIMINATIONS       TOTAL
----------------------------------------------------------------------------------------------------------------------------
Net revenues                             $  12,837     $   2,787     $   1,023     $      95      $    (298)     $  16,444
Income before taxes and cumulative
effect of accounting change                  3,955         1,089           287            54             --          5,385
Total assets                               328,450       139,923        25,712         9,138       (185,633)       317,590
----------------------------------------------------------------------------------------------------------------------------
FISCAL 1997
(dollars in millions)                         U.S.        EUROPE          ASIA         OTHER      ELIMINATIONS       TOTAL
----------------------------------------------------------------------------------------------------------------------------
Net revenues                             $  12,464     $   1,757     $     866     $      55      $    (309)     $  14,833
Income before taxes                          3,617           399           240            18             --          4,274
Total assets                               298,923       126,138        30,656         8,805       (162,235)       302,287
----------------------------------------------------------------------------------------------------------------------------

16   BUSINESS ACQUISITION AND DISPOSITIONS

During the second quarter of fiscal 1999, the Company completed its acquisition of AB Asesores, the largest independent financial services firm in Spain. AB Asesores has leading positions in personal investment, asset management, institutional research and brokerage, and investment banking. Through its approximately 300 financial advisors, it offers its individual investors proprietary mutual funds and other financial products. This acquisition reflects the Company's strategic initiative to build international Securities and Asset Management businesses to serve the needs of individual investors. The Company's fiscal 1999 results include the operations of AB Asesores since March 25, 1999, the date of acquisition.
         In fiscal 1998, the Company entered into several transactions reflecting its strategic decision to focus on growing its core Asset Management and Credit Services businesses.
         In the fourth quarter of fiscal 1998, the Company completed the sale of its Global Custody business. The Company also sold its interest in the operations of SPS Transaction Services, Inc., a 73%-owned, publicly held subsidiary of the Company. In addition, the Company sold certain credit card receivables relating to its discontinued BRAVO/(R)/ Card. The Company's aggregate net pre-tax gain resulting from these transactions was $685 million.
         In addition, during fiscal 1998 the Company sold its Prime Option/SM/ MasterCard/(R)/ portfolio, a business it had operated with NationsBank of Delaware, N.A., and its Correspondent Clearing business. The gains resulting from the sale of these businesses were not material to the Company's results of operations or financial condition.

99 AR: page 90

17 QUARTERLY RESULTS (UNAUDITED)


                                                  1999 FISCAL QUARTER(2)                        1998 FISCAL QUARTER
                                      ------------------------------------------   --------------------------------------------
(dollars in millions, except share
and per share data)                      FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD      FOURTH
--------------------------------------------------------------------------------   --------------------------------------------
Total revenues                         $ 8,405    $ 8,529    $ 8,370    $ 8,624    $ 7,585     $ 8,428    $ 7,498    $ 7,620
Interest expense                         2,877      2,753      2,914      2,846      3,145       3,554      3,377      3,438
Provision for consumer
  loan losses                              177        119        113        120        405         275        280        213
--------------------------------------------------------------------------------   --------------------------------------------
Net revenues                             5,351      5,657      5,343      5,658      4,035       4,599      3,841      3,969
--------------------------------------------------------------------------------   --------------------------------------------
Total non-interest
  expenses                               3,679      3,799      3,780      3,023      2,903       3,202      2,931      2,708
Gain on sale of
  businesses                                --         --         --         --         --          --         --        685
--------------------------------------------------------------------------------   --------------------------------------------
Income before
  income taxes and
  cumulative effect of
  accounting change                      1,672      1,858      1,563      2,635      1,132       1,397        910      1,946
Provision for income taxes                 635        707        593      1,002        441         545        284        722
--------------------------------------------------------------------------------   --------------------------------------------
Income before
  cumulative effect of
  accounting change                      1,037      1,151        970      1,633        691         852        626      1,224
Cumulative effect of
  accounting change                         --         --         --         --       (117)         --         --         --
--------------------------------------------------------------------------------   --------------------------------------------
Net income                             $ 1,037    $ 1,151    $   970    $ 1,633    $   574     $   852    $   626    $ 1,224
--------------------------------------------------------------------------------   --------------------------------------------
Basic earnings
  per share(1) (3):
  Income before
    cumulative effect
    of accounting change               $  0.93    $  1.03    $  0.87    $  1.50    $  0.58     $  0.72      $0.54    $  1.08
  Cumulative effect of
    accounting change                       --         --         --         --      (0.10)         --         --         --
--------------------------------------------------------------------------------   --------------------------------------------
  Net income                           $  0.93    $  1.03    $  0.87    $  1.50    $  0.48     $  0.72    $  0.54    $  1.08
Diluted earnings
  per share(1) (3):
  Income before
    cumulative effect
    of accounting change               $  0.88    $  0.98    $  0.83    $  1.42    $  0.55     $  0.69      $0.51    $  1.04
  Cumulative effect of
    accounting change                       --         --         --         --      (0.09)         --         --         --
  Net income                           $  0.88    $  0.98    $  0.83    $  1.42    $  0.46     $  0.69    $  0.51    $  1.04
--------------------------------------------------------------------------------   --------------------------------------------
Dividends to common
  shareholders(1)                      $  0.12    $  0.12    $  0.12    $  0.12    $  0.10     $  0.10    $  0.10    $  0.10
Book value(1)                          $ 12.47    $ 13.00    $ 13.27    $ 14.85    $ 11.24     $ 10.98    $ 11.07    $ 11.94

 Stock price range(1) (4)   $31.16-48.50 $44.53-57.10$41.07-51.78 $43.19-63.63 $26.13-35.25 $34.88-42.22$29.03-48.44 $19.22-37.38
--------------------------------------------------------------------------------   --------------------------------------------


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